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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on June 28, 2019

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2
to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Coronado Global Resources Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	83-1780608 (I.R.S. Employer Identification No.)

100 Bill Baker Way
Beckley, West Virginia 25801
(Address of principal executive offices) (Zip Code)

(681) 207-7263
(Registrant's telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:
 None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.01 per share
(Title of class)

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☐

        If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 13(a) of the Exchange Act ☐

i

EXPLANATORY NOTE

        Pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, we are filing this General Form for Registration of Securities on Form 10, or this registration statement, to register our common stock, par value $0.01 per share, or common stock. The common stock is publicly traded on the Australian Securities Exchange, or the ASX, under the ticker "CRN" in the form of CHESS Depositary Interests, or CDIs. CDIs are units of beneficial ownership in shares of our common stock held by CHESS Depositary Nominees Pty Limited, or CDN, a subsidiary of ASX Limited, the company that operates the ASX. The CDIs entitle holders to dividends, if any, and other rights economically equivalent to shares of our common stock on a 10-for-1 basis, including the right to attend stockholders' meetings. The CDIs are also convertible at the option of the holders into shares of our common stock on a 10-for-1 basis, such that for every ten CDIs converted, a holder will receive one share of common stock. CDN, as the stockholder of record, will vote the underlying shares in accordance with the directions of the CDI holders.

        This registration statement will become effective automatically by lapse of time 60 days from the date of the original filing pursuant to Section 12(g)(1) of the Exchange Act or within such shorter period as the Securities and Exchange Commission, or the SEC, may direct. As of the effective date, we will be subject to the requirements of Regulation 13(a) under the Exchange Act and will be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

        Unless otherwise noted, references in this registration statement to "we," "us," "our," "Company," or "Coronado" refer to the Coronado Group (as described below) prior to the Reorganization Transaction (as described below) and Coronado Global Resources Inc., a Delaware corporation, and its consolidated subsidiaries after the Reorganization Transaction.

        All production and reserves amounts contained in this registration statement are expressed in metric tons, or Mt, millions of metric tons, or MMt, or millions of metric tons per annum, or MMtpa, except where otherwise stated. One Mt (1,000 kilograms) is equal to 2,204.62 pounds and is equivalent to 1.10231 short tons. In addition, all dollar amounts contained herein are expressed in United States dollars, or US$, except where otherwise stated. References to "A$" are references to Australian dollars, the lawful currency of the Commonwealth of Australia. Some numerical figures included in this registration statement have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in certain tables may not equal the sum of the figures that precede them.

MARKET AND INDUSTRY DATA

        This registration statement contains statistics, data and other information (including forecasts and projections) relating to the industries, segments and end markets in which we operate. Such information includes, but is not limited to, statements, statistics and data relating to product segment and market share, estimated historical and forecast market growth, market sizes and trends, and our estimated market share and our industry position. We have obtained significant portions of such information from databases and research prepared by third parties. Investors should note that market data and statistics are inherently predictive and subject to uncertainty and not necessarily reflective of actual market conditions. Although we are responsible for all of the disclosure contained in this registration statement, and we believe the industry and market data to be reliable as of the date of this registration statement, this information could prove to be inaccurate.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

        This registration statement contains "forward-looking statements" concerning our business, operations, financial performance and condition, the coal, steel and other industries, as well as our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may," "could," "believes," "estimates," "expects," "intends," "considers" and other similar words.

        Any forward-looking statements involve known and unknown risks, uncertainties, assumptions and other important factors that could cause actual results, performance, events or outcomes to differ materially from the results, performance, events or outcomes expressed or anticipated in these statements, many of which are beyond our control. Such forward-looking statements are based on an assessment of present economic and operating conditions on a number of best estimate assumptions regarding future events and actions. These factors are difficult to accurately predict and may be beyond our control. Factors that could affect our results or an investment in our securities include, but are not limited to:

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  the prices we receive for our coal;

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  the demand for steel products, which impacts the demand for our metallurgical coals;

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  risks inherent to mining;

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  the loss of, or significant reduction in, purchases by our largest customers;

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  our ability to collect payments from our customers depending on their creditworthiness, contractual performance or otherwise;

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  our ability to continue acquiring and developing coal reserves that are economically recoverable;

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  uncertainties in estimating our economically recoverable coal reserves;

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  transportation for our coal becoming unavailable or uneconomic for our customers;

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  the risk that we may be required to pay for unused capacity pursuant to the terms of our take-or-pay arrangements with rail and port operators;

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  our ability to retain key personnel and attract qualified personnel;

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  any failure to maintain satisfactory labor relations;

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  our ability to obtain, renew or maintain permits and consents necessary for our operations;

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  potential costs or liability under applicable environmental laws and regulations, including with respect to any exposure to hazardous substances caused by our operations, as well as any environmental contamination our properties may have or our operations may cause;

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  extensive regulation of our mining operations and future regulations and developments;

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  our ability to provide appropriate financial assurances for our obligations under applicable laws and regulations;

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  assumptions underlying our asset retirement obligations for reclamation and mine closures;

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  concerns about the environmental impacts of coal combustion, including perceived impacts on global climate issues, which could result in increased regulation of coal combustion in many jurisdictions and divestment efforts affecting the investment community;

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  the extensive forms of taxation that our mining operations are subject to, and future tax regulations and developments;

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  risks unique to international mining and trading operations;

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  any cyber-attacks or other security breaches that disrupt our operations or result in the dissemination of proprietary or confidential information about us, our customers or other third parties;

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  a decrease in the availability or increase in costs of key supplies, capital equipment or commodities, such as diesel fuel, steel, explosives and tires;

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  unfavorable economic and financial market conditions;

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  the risk that we may not recover our investments in our mining, exploration and other assets, which may require us to recognize impairment charges related to those assets;

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  risks related to divestitures and acquisitions;

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  our indebtedness and ability to comply with the covenants under the agreements governing such indebtedness;

  •
  our ability to generate sufficient cash to service all of our indebtedness or other obligations;

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  the risk that diversity in interpretation and application of accounting principles in the mining industry may impact our reported financial results; and

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  other risks and uncertainties described in Item 1A. "Risk Factors."

        We make many of our forward-looking statements based on our operating budgets and forecasts, which are based upon detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.

        See Item 1A. "Risk Factors" and elsewhere in this registration statement for a more complete discussion of the risks and uncertainties mentioned above and for discussion of other risks and uncertainties we face that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements, as well as others made in this registration statement and hereafter in our other filings with the SEC and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties.

        We caution you that the risks and uncertainties identified by us may not be all of the factors that are important to you. Furthermore, the forward-looking statements included in this registration statement are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by applicable law.

ITEM 1.    BUSINESS.

Overview

        We are a global producer, marketer and exporter of a full range of metallurgical coals. We own a portfolio of operating mines and development projects in Queensland in Australia and Virginia, West Virginia and Pennsylvania in the United States.

        Our operations in Australia, or our Australian Operations, consist of the 100%-owned Curragh producing mining property located in the Bowen Basin of Australia. Our operations in the United States, or our U.S. Operations, comprise three producing mining properties (Buchanan, Logan and Greenbrier), two development mining properties (Pangburn-Shaner-Fallowfield and Russell County) and one idle mining property (Amonate), primarily located in the Central Appalachian region of the United States, or CAPP, all of which are 100%-owned. Our U.S. Operations and Australian Operations include eleven actively producing mines that are strategically located for access to transportation infrastructure. In addition to metallurgical coal, our Australian Operations sell thermal coal, which is used to generate electricity, to Stanwell Corporation Limited, or Stanwell, a Queensland government-owned entity and the operator of the Stanwell Power Station located near Rockhampton, Queensland. Our U.S. Operations also produce and sell some thermal coal that is extracted in the process of mining metallurgical coal.

        Our business profile primarily focuses on the production of metallurgical coal for the North American and seaborne export markets. Metallurgical coal and thermal coal sales represented approximately 79% and 21%, respectively, of our total volume of coal sold for the year ended December 31, 2018. In 2018, we were the fifth largest metallurgical coal producer globally by export volume and the largest metallurgical coal producer in the United States by production volume. In addition, export sales as a percentage of our total sales for the year ended December 31, 2018 were approximately 69%.

        To support our operations, we have proven and probable coal reserves totaling 710.5 MMt as of December 31, 2018. For more information regarding our coal reserves, see Item 3. "Properties."

History and Australian IPO

        We were founded in 2011 by Garold Spindler, James Campbell and a fund affiliated with The Energy & Minerals Group, or EMG, with the intention of evaluating, acquiring and developing metallurgical coal properties. EMG was founded in 2006 by John T. Raymond (co-founding partner and chief executive officer) and John Calvert (co-founding partner and president). EMG focuses on investing across various facets of the global natural resource industry.

        Since 2011, Coronado Coal LLC, a Delaware limited liability company, and other affiliated entities, including Coronado Group LLC, a Delaware limited liability company, which we refer to, collectively, as Coronado Group, have grown the scale and platform of our current operations principally from four acquisitions:

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  in 2013, Coronado Group acquired Greenbrier from Lehman Brothers;

  •
  in 2014, Coronado Group acquired Logan from Cliffs Natural Resources Inc. (now known as Cleveland-Cliffs Inc.);

  •
  in 2016, Coronado Group acquired Buchanan from CONSOL Energy Inc., or CONSOL Energy; and

  •
  in 2018, Coronado Group acquired Wesfarmers Curragh Pty Ltd (now known as Coronado Curragh Pty Ltd), including the Curragh producing mining property, from Wesfarmers Ltd, or Wesfarmers.

        Prior to a corporate reorganization in August 2018, or the Reorganization Transaction, Coronado Group HoldCo LLC, a Delaware limited liability company and the holding company of our Australian Operations, was a wholly-owned subsidiary of Coronado Group LLC. In connection with the Reorganization Transaction, (i) Coronado Group HoldCo LLC was converted into Coronado Global Resources Inc., a Delaware corporation, in August 2018 and (ii) Coronado Group LLC contributed all of the equity ownership in the U.S. Operations to Coronado Coal Corporation, a wholly-owned subsidiary of Coronado Global Resources Inc. Immediately following the Reorganization Transaction, Coronado Global Resources Inc. remained a wholly-owned subsidiary of Coronado Group LLC, which is currently owned by funds managed by EMG, which we refer to, collectively, as the EMG Group, and certain members of our management.

        On October 23, 2018, we completed an initial public offering on the ASX, which we refer to as the Australian IPO, pursuant to which the Company issued and sold the equivalent of 16,651,692 shares of common stock in the form of CDIs and the EMG Group, through Coronado Group LLC, sold the equivalent of 2,691,896.4 shares of common stock in the form of CDIs.

        Following the Australian IPO, the EMG Group and management beneficially own approximately 80% of the issued and outstanding shares of our common stock through their ownership of Coronado Group LLC, our controlling shareholder. The remaining 20% is owned by public investors in the form of CDIs traded on the ASX. In addition, Coronado Group LLC holds one share of preferred stock Series A, par value $0.01 per share, of the Company, or the Series A Share, which is the only share of preferred stock issued and outstanding. The holder of the Series A Share is permitted to nominate and elect members of our Board of Directors in relation to the level of the holder's aggregate beneficial ownership of shares of our common stock. In connection with the Australian IPO, Coronado Group LLC entered into a voluntary escrow agreement under which it agreed, among other things, to certain restrictions and prohibitions from engaging in transactions involving the shares of our common stock that it holds for a restricted period ending on the first business day after the release of our results for the year ending December 31, 2019, subject to certain exceptions.

Organizational Structure

        The following chart shows our current organizational structure:

Overview of Operations

Metallurgical coal

        Sales of metallurgical coal represented approximately 91% of our revenues in 2018. Most of the metallurgical coal that we produce is sold, directly or indirectly, to steel producers. The steel industry's demand for metallurgical coal is affected by several factors, including the cyclical nature of that industry's business, general economic conditions and demand for steel, tariffs on steel and steel products, technological developments in the steelmaking process and the availability and cost of substitutes for steel, such as aluminum, composites and plastics. We compete based on coal quality and characteristics, price, customer service and support and reliability of supply. Seaborne metallurgical coal import demand can be significantly impacted by the availability of indigenous coal production, particularly in the leading metallurgical coal import countries of China, India and Brazil, among others, and the competitiveness of seaborne metallurgical coal supply, including from the leading metallurgical coal exporting countries of Australia, the United States, Russia, Canada and Mongolia, among others.

Thermal Coal

        Sales of thermal coal represented approximately 6% of our revenues in 2018. The thermal coal that we produce is sold, directly or indirectly, to power stations, including Stanwell, as an energy source in the generation of electricity. Demand for our thermal coal products is impacted by economic conditions, environmental regulation, demand for electricity, including the impact of energy efficient products, and the cost of electricity generation from alternative fuels. Our thermal coal products primarily compete with producers of other forms of electric generation, including natural gas, oil, nuclear, hydro, wind, solar and biomass, that provide an alternative to coal use.

Segments

        In accordance with Accounting Standards Codification, or ASC, Topic 280, Segment Reporting, we have adopted the following reporting segments:

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  Curragh;

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  Buchanan;

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  Logan; and

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  Greenbrier.

        In addition, "Corporate and other" is not a reporting segment but is disclosed for the purposes of reconciliation to our consolidated financials.

        These segments are grouped based on geography and reflect how we currently monitor and report the results of the business to the Chief Executive Officer who is our chief operating decision maker, or CODM, the Chief Operating Officer and the Chief Financial Officer. Factors affecting and differentiating the financial performance of each of these four reportable segments generally include coal quality, geology, coal marketing opportunities, mining and transportation methods and regulatory issues. We believe this method of segment reporting reflects the way our business segments are currently managed and the way the performance of each segment is evaluated. The four segments consist of similar operating activities as each segment produces similar products.

Overview of Australian Operations—Curragh

        Curragh is located in Queensland's Bowen Basin, one of the world's premier metallurgical coal regions. Curragh has been operating since 1983, and in 2018 was the sixth largest metallurgical coal mining property in Australia by production. Curragh produces a variety of high-quality, low-ash metallurgical coal products. Metallurgical coals are primarily used in the manufacture of coke, which is used in the steel-making process, as well as direct injection into a blast furnace as a replacement for coke. These metallurgical coal products are exported globally to a diverse customer base located primarily in Asia. Curragh also produces thermal coal. Thermal coal is used primarily as an energy source in the generation of electricity. The thermal coal produced at Curragh is primarily sold domestically under a long-term contract to Stanwell, with a limited amount being exported. For the year ended December 31, 2018, 74.3% of the total volume of coal sold by our Australian Operations was metallurgical coal and 25.7% of the total volume of coal sold by our Australian Operations was thermal coal. See Item 3. "Properties" for more information regarding Curragh.

Overview of U.S. Operations—Buchanan, Logan and Greenbrier

        Our producing mining properties in the United States are located in the CAPP in Virginia and West Virginia, which is a highly-developed, active, coal-producing region. Our three producing mining properties in the United States are Buchanan, Logan and Greenbrier. Coal produced by our U.S. Operations is consumed regionally by North American steel producers or exported by seaborne transportation to steel producers (primarily in Europe, South America and Asia). For the year ended December 31, 2018, 90.0% of the total coal produced by our U.S. Operations was metallurgical coal and 10.0% was thermal coal. See Item 3. "Properties" for more information regarding Buchanan, Logan, Greenbrier and the other material mining properties that compose our U.S. Operations.

Customers

        We sell most of our coal to steel producers, either directly or through intermediaries, such as brokers. We also sell thermal coal to electricity generators. Major consumers of our seaborne metallurgical coal in 2018 were located in India, Japan, South Korea, Taiwan, Brazil, China and the European Union. These consumers are all major global steel producers. The majority of our sales are made on a spot basis or under contracts with terms of typically one year. For the year ended December 31, 2018, our top ten customers comprised 70% of our total revenue and our top five customers comprised 51% of our total revenue. For the year ended December 31, 2018, sales to Xcoal Energy & Resources, LLC, or Xcoal, and Tata Steel Limited, or Tata Steel, represented approximately 23% and 12%, respectively, of our total revenue.

Australia Sales and Marketing

        Revenues from our Australian Operations represented approximately 59% of our total revenue for the year ended December 31, 2018. Revenues from metallurgical and thermal coal sales represented approximately 91% and 6%, respectively, of total revenues from our Australian Operations for the year ended December 31, 2018.

        Curragh metallurgical coal sales are typically made directly to international steel producers. Our Australian Operations sold 6.8 MMt of export metallurgical coal (being 74% of our Australian Operations' total produced coal) into the seaborne coal markets in the period from our acquisition of Curragh on March 29, 2018 to December 31, 2018. The majority of customers purchase multiple grades or products and have purchased Curragh coal continuously through all stages of the coal/commodity pricing cycle. Curragh metallurgical coal sales have typically been entered into on annual contracts negotiated by our Australian Operations' sales managers, with pricing negotiated on a quarterly basis with reference to benchmark indices or bilaterally negotiated term prices and spot indices. Our Australian Operations have maintained a high level of contract coverage against planned production. In 2018, approximately 89% of Curragh's metallurgical coal export sales were made under term contracts (with the balance sold on framework contracts that do not involve a binding commitment to supply, or in the spot market).

Tata Steel

        We are a party to a Long Term Coal Sale and Purchase Agreement with Tata Steel, or the Tata Steel Long Term Agreement, with a term ending in March 2022.

        The Tata Steel Long Term Agreement provides for the sale of a minimum of 2.0 MMt of coal per contract year, consisting of certain specific quantities of Curragh Hard Coking Coal, Bedford Coking Coal, Bluff Coking Coal and Curragh PCI Coal. Pricing is re-negotiated each quarter, with coal sales priced in reference to benchmark indices. If we fail to agree on a quarterly price, the Tata Steel Long Term Agreement provides for alternative pricing based on historical market prices and the continuance of deliveries until an agreement on pricing can be reached. Coal sold pursuant to the Tata Steel Long Term Agreement is sold Free on Board (Incoterms 2010), or F.O.B., and the agreement contains industry-standard terms and conditions with respect to delivery, transportation, inspection, assignment, taxes and performance failure.

Stanwell

        We are party to contractual arrangements with Stanwell, including a coal supply agreement, or the CSA, and the Curragh Mine New Coal Supply Deed, dated August 14, 2018, or the Supply Deed.

        Under the CSA, we deliver thermal coal from Curragh to Stanwell at an agreed price and quantity. Stanwell may vary its intake of thermal coal each year, and the total quantity to be delivered to

Stanwell cannot be precisely forecast. The coal that we supply to Stanwell constitutes the majority of the thermal coal production from Curragh. Our cost of supplying coal to Stanwell was greater than the price paid by Stanwell for the period following our acquisition of Curragh through December 31, 2018. See Item 1A. "Risk Factors—Take-or-pay arrangements within the coal industry could unfavorably affect our profitability."

        Under the CSA, we also share part of the revenue earned from export metallurgical coal sales (from particular Tenements (as defined below)) with Stanwell through various rebates. The most material rebate is the export price rebate, which is linked to the realized export coal price for a defined metallurgical coal product, as follows:

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  For the first 7.0 MMtpa of export coal sales: when the 12-month trailing, weighted-average realized export coal price exceeds A$68 per Mt (as of June 2018; escalated quarterly at 1% per annum), or the Tier 1 Rebate Coal Floor Price, we will pay a rebate of 25% of the difference between the realized export coal price and the Tier 1 Rebate Coal Floor Price.

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  For export coal sales above 7.0 MMtpa: when the 12-month trailing, weighted-average realized export coal price exceeds A$115 per Mt (as of June 2018; escalated quarterly at the applicable consumer price index rate), or the Tier 2 Rebate Coal Floor Price, we will pay a rebate of 10% of the difference between the realized export coal price and the Tier 2 Rebate Coal Floor Price.

        The CSA also provides for:

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  a tonnage rebate to Stanwell of A$0.70 per Mt (as of June 2018; escalated quarterly at 1% per annum) on the first 7.0 MMtpa of export coal sales and A$0.70 per Mt (as of June 2018; escalated quarterly at the applicable consumer price index rate) on export coal sales above 7.0 MMtpa; and

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  a rebate of A$2.00 (as of June 2018; escalated quarterly at the applicable consumer price index rate) on run-of-mine, or ROM, coal mined in the Curragh "Pit U East Area."

        The total Stanwell rebate for the year ended December 31, 2018 was $127.7 million and has been included in the consolidated statements of operations included elsewhere in this registration statement.

        The Supply Deed grants us the right to mine the coal reserves in the Stanwell Reserved Area, or the SRA. In exchange, we agreed to certain amendments to the CSA and to enter into a new coal supply agreement, or the NCSA, upon the expiration of the CSA (which is expected to occur in 2027). The consideration for the access to the SRA will be deferred and payable as a discount to the market value of thermal coal over the term of the NCSA. The net present value of the deferred consideration was approximately $160.9 million as of March 31, 2019. Further, export rebates on sales of metallurgical coal will no longer be payable on commencement of the NCSA. The other specific terms and conditions are currently being negotiated with Stanwell. These negotiations notwithstanding, we have full access to the SRA.

        If the parties do not agree to the full terms of the NCSA documentation by June 30, 2019, the terms will be determined by an expert, based on the terms of a binding terms sheet contained in the Supply Deed, or the Binding Terms Sheet, and the CSA, which is currently in place. See Item 1A. "Risk Factors—Risks related to the Supply Deed with Stanwell may adversely affect our financial condition and results of operations."

U.S. Sales and Marketing

        Revenues from our U.S. Operations, in the aggregate, represented approximately 41% of our total revenue for the year ended December 31, 2018. Revenues from metallurgical and thermal coal sales represented approximately 93% and 6%, respectively, of total revenues from our U.S. Operations for the year ended December 31, 2018.

        We sell metallurgical coal products from our U.S. Operations primarily to export markets, as well as to North American steel producers and coke producers. We sold approximately 59%, 58% and 58% of total produced coal from our U.S. Operations into the seaborne metallurgical coal markets for the years ended December 31, 2018, 2017 and 2016, respectively. Logan and Greenbrier also produce thermal coal, which is sold predominantly to global export markets, as well as within North America.

        Sales from our U.S. Operations to export markets are typically priced with reference to a benchmark index. Our U.S. Operations predominantly access the export metallurgical coal market through Xcoal as the intermediary. In 2018, sales to Xcoal represented approximately 52% of revenue from our U.S. Operations. Purchase orders with Xcoal are entered into primarily on an ad hoc (shipment-by-shipment) basis. Xcoal, as well as other customers, typically take ownership of coal upon loading into the rail car and are responsible for handling transportation logistics to the port and beyond.

        Sales made by our U.S. Operations' sales team to North American steel producers are primarily pursuant to annual contracts. These annual contracts reflect fixed prices set for the entire year with reference to several factors, including benchmark export prices and forward curves. The fixed-price nature of these annual contracts provides us with visibility on our future revenues, as compared to spot sales or sales priced with reference to a benchmark index. For 2019, we have entered into annual contracts to sell approximately 2.0 MMt metallurgical coal with North American steel producers. Several legacy contracts were assumed in connection with the Buchanan acquisition, of which two remain and expire in 2019 and 2020, respectively. During periods of stable and rising prices, we strive to take advantage of the spot market. Spot export contracts are negotiated throughout the year. Market sales are pursued depending on available supply and market demand.

        The chart below shows the five-year historical benchmark coal pricing for metallurgical coal used by our U.S. Operations.

        For our U.S. Operations, the benchmark pricing included in the chart above is not necessarily indicative of the price we realize for the various qualities of metallurgical coal products that we produce and sell due to various factors, including negotiated shipping costs and discounts based on coal quality. We generally sell our seaborne coal through intermediaries Free on Rail (Incoterms 2010), or F.O.R., and, therefore, our realized price does not include transportation to the seaborne port or costs to transload into a vessel. In addition, we sell a portion of our coal in the U.S. domestic market on annual contracts at fixed prices that do not fluctuate with the benchmarks included in the chart above. Price realization on spot coal sales could also be impacted by other coal producers with available supply of similar qualities of metallurgical coal. See Item 1A. "Risk Factors—Our profitability depends upon the prices we receive for our coal. Prices for coal are volatile and can fluctuate widely based upon a number of factors beyond our control."

Transportation

        Coal produced at our mining properties is transported to customers by a combination of road, rail, barge and ship. See Item 3. "Properties" for descriptions of the transportation infrastructure available to each of our mining properties. Rail and port services are typically contracted on a long-term, take-or-pay basis in Australia, while these contracts are typically negotiated on a quarterly basis in the United States. See Item 2. "Financial Information—Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" for additional information on our take-or-pay obligations.

Australian Operations

        For sales of thermal coal to Stanwell, Stanwell is responsible for the transport of coal to the Stanwell Power Station. Export thermal coal represents less than 7% of total thermal coal sold by our Australian Operations. Our Australian Operations typically sell export metallurgical coal F.O.B., with the customer paying for transportation from the outbound shipping port.

        The majority of Curragh's export metallurgical coal is railed approximately 300 kilometers to the Port of Gladstone for export via two main port terminals, RG Tanna Coal Terminal, or RGTCT, and Wiggins Island Coal Export Terminal, or WICET. Curragh also has 0.7 MMt of capacity available in the stockpile area at the Port of Gladstone.

Rail Services

        Curragh is linked to the Blackwater rail link of the Central Queensland Coal Network, or CQCN, an integrated coal haulage rail system owned and operated by Aurizon Network Pty Ltd., or Aurizon Network. Curragh has secured annual rail haulage capacity of up to 10.0 MMtpa (plus surge capacity) under two long-term rail haulage agreements with Aurizon Operations Limited, or Aurizon Operations.

        The RGTCT Coal Transport Services Agreement with Aurizon Operations is for 8.5 MMtpa of haulage capacity to RGTCT. Curragh pays a minimum monthly charge (components of which are payable on a take-or-pay basis), which is calculated with reference to the below-rail access charges, haulage/freight charges, a minimum annual tonnage charge and other charges. The RGTCT Coal Transport Services Agreement terminates on June 30, 2025, unless extended at our option.

        The Wiggins Island Rail Project, or WIRP, Transport Services Agreement with Aurizon Operations is for 1.5 MMtpa of capacity to WICET. This contract is effectively 100% take-or-pay (for both rail haulage and capacity access charges). This agreement expires on June 30, 2025.

        The CQCN has recently experienced some disruption and capacity restraints as a result of conduct related to maintenance practices by the network operator, Aurizon Network. See Item 8. "Legal Proceedings."

Port Services

        Curragh exports coal through two terminals at the Port of Gladstone, RGTCT and WICET. At RGTCT, we and Gladstone Port Corporation Limited, or GPC, are parties to a coal handling agreement that expires on June 30, 2030. The agreement may be renewed at our request and, subject to certain conditions, GPC is required to agree to the extension if there is capacity at RGTCT to allow the extension. We currently have the right to export between 7.67 MMtpa and 8.67 MMtpa at our nomination on a take-or-pay basis.

        We have a minority interest in WICET Holdings Pty Ltd, whose wholly-owned subsidiary, Wiggins Island Coal Export Terminal Pty Ltd, or WICET Pty Ltd, owns WICET. Other coal producers who export coal through WICET also hold shares in WICET Holdings Pty Ltd. In addition, we and the other coal producers (or shippers) have take-or-pay agreements with WICET Pty Ltd and pay a terminal handling charge to export coal through WICET, which is calculated by reference to WICET's annual operating costs, as well as finance costs associated with WICET Pty Ltd's external debt facilities. Our take-or-pay agreement with WICET Pty Ltd, or the WICET Take-or-Pay Agreement, provides Curragh with export capacity of 1.5 MMtpa. The WICET Take-or-Pay Agreement is an "evergreen" agreement, with rolling ten-year terms. If we inform WICET Pty Ltd that we do not wish to continue to roll the term of the WICET Take-or-Pay Agreement, the term would be set at nine years and the terminal handling charge payable by us would be increased so that our proportion of WICET Pty Ltd's debt is amortized to nil by the end of that nine-year term.

        Under the WICET Take-or-Pay Agreement, we are obligated to pay for that capacity via terminal handling charges, whether utilized or not. The terminal handling charge payable by us can be adjusted by WICET Pty Ltd if our share of WICET Pty Ltd's operational and finance costs increases, including because of increased operational costs or because another shipper defaults and has its capacity reduced to nil. The terminal handling charge is subject to a financing cap set out in the terminal handling charge methodology and has already been reached and is in force. If another shipper defaults under its take-or-pay agreement, each remaining shipper is effectively proportionately liable to pay that defaulting shipper's share of WICET Pty Ltd's costs going forward, in the form of increased terminal handling charges.

        If we default under the WICET Take-or-Pay Agreement we would be obligated to pay a termination payment to WICET Pty Ltd. The termination payment effectively represents our proportion of WICET Pty Ltd's total debt outstanding, based on the proportion of our contracted tonnage to the total contracted tonnage of shippers at WICET at the time the payment is triggered. Shippers can also become liable to pay the termination payment where there is a permanent cessation of operations at WICET. Since WICET began shipping export tonnages in April 2015, three WICET Holdings Pty Ltd shareholders have entered into administration, resulting in the aggregate contracted tonnage of shippers decreasing from 27 MMtpa to 16 MMtpa.

        Under the WICET Take-or-Pay Agreement, we are required to provide security (which is provided in the form of a bank guarantee). The amount of the security must cover our estimated liabilities as a shipper under the WICET Take-or-Pay Agreement for the following 12-month period. If we are in default under the WICET Take-or-Pay Agreement and are subject to a termination payment, WICET Pty Ltd can draw on the security and apply it to amounts owing by us. See Item 1A. "Risk Factors—Risks related to our investment in WICET may adversely affect our financial condition and results of operations" and Item 2. "Financial Information—Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" for additional information on our take-or-pay obligations.

U.S. Operations

        Our U.S. Operations' domestic contracts are generally priced F.O.R. at the mine with customers bearing the transportation costs from the mine to the applicable end user. For direct sales to export customers, we hold the transportation contract and are responsible for the cost to the export facility, and the export customer is responsible for the transportation/freight cost from the export facility to the destination. A large portion of our U.S. export sales are made through Xcoal and other intermediaries. For these sales, Xcoal or the intermediary typically take ownership of the coal as it is loaded into the railcar. The intermediary is responsible for the rail transportation and port costs.

Rail Services

        Rail shipments were involved in approximately 99% of total shipments from our U.S. mining properties in 2018.

        Transportation of coal from Buchanan is primarily via Norfolk Southern railway to Lamberts Point Coal Terminal Pier 6 and to CNX Marine Terminal for export customers. In the case of domestic customers, coal is primarily shipped via Norfolk Southern railway either directly to the customers or to barge loading docks.

        Coal from Logan and Greenbrier is transported via CSX Transportation Railroad, or CSX, using barge and truck. CSX provides transportation to domestic steel customers and to the CNX Marine Terminal, Kinder Morgan Pier IX Terminal or Dominion Terminal Associates, or DTA, Terminal.

Port Services

        Norfolk Southern's Pier 6 is the main terminal at the Lamberts Point Terminal located in Norfolk, Virginia. Pier IX is a coal terminal operated by Kinder Morgan Energy Partners in Newport News, Virginia.

        Our U.S. Operations have dedicated inventory capacity at the Kinder Morgan Pier IX Terminal and through-put capacity at Lambert's Point Coal Terminal Pier 6. Our U.S. Operations also have alternate port access through CNX Marine Terminal which is a transshipping terminal at the Port of Baltimore owned by CONSOL Energy.

        DTA Terminal is a coal export terminal in the Port of Hampton Roads in Newport News, Virginia. DTA Terminal is 65% owned by Contura Energy and 35% by Arch Coal, and has annual export capacity of 22 MMt.

        Kanawha River Terminal is a Norfolk Southern/CSX-served coal terminal located on the Ohio River at mile marker 314.5, Ceredo, West Virginia.

Suppliers

        The principal goods we purchase in support of our mining activities are mining equipment and replacement parts, diesel fuel, natural gas, ammonium-nitrate and emulsion-based explosives, off-road tires, steel-related products (including roof control materials), lubricants and electricity. As a general matter, we have many well-established, strategic relationships with our key suppliers of goods and do not believe that we are particularly dependent on any of our individual suppliers.

        We also depend on several major pieces of mining equipment and facilities to produce and transport coal, including, but not limited to, longwall mining systems, continuous miners, draglines, dozers, excavators, shovels, haul trucks, conveyors, coal preparation plants, or CPPs, and rail loading and blending facilities. Obtaining and repairing these major pieces of equipment and facilities often involves long lead times. We strive to extend the lives of existing equipment and facilities through maintenance practices and equipment rebuilds in order to defer the requirement for larger capital purchases. We continue to use our global leverage with major suppliers to ensure security of supply to meet the requirements of our active mines. See Item 3. "Properties" for more information about operations at our mining properties.

        We use contractors and other third parties for exploration, mining and other services, generally, and are reliant on a number of third parties for the success of our current operations and the advancement of our development projects.

Thiess Mining Services Contract

        We currently use Thiess Pty Ltd, or Thiess, as our primary mining contractor for our Australian Operations. We are party to a long-term mining contract, dated February 15, 2010, with Thiess under which Thiess is engaged to provide services for the Australian Operations relating to: overburden removal, general fleet and maintenance services until June 30, 2019, or Part A Services; and fleet relocation, fleet and tire maintenance services and the provision of ultra-class truck services until March 31, 2021, or Part B Services.

        Although the parties have agreed to extend the provision of the Part A Services until December 31, 2019, certain terms and conditions remain under discussion between the parties. The Part B Services can be terminated for convenience, which would trigger the requirement for us to pay a lump-sum termination payment.

        At the end of the term of the Part B Services, we must purchase the ultra-class trucks from Thiess at a price determined in accordance with the contract.

        We are currently in the process of evaluating bids for a new mining contract to replace our mining contract with Thiess. See Item 1A. "Risk Factors—Our profitability could be affected adversely by the failure of suppliers and/or outside contractors to perform."

Competition

        We generate revenue from the sale of coal. In developing our business plan and operating budget, we make certain assumptions regarding future coal prices, coal demand and coal supply. The prices we receive for our coal depend on numerous market factors beyond our control. Accordingly, some underlying coal price assumptions relied on by us may materially change and actual coal prices and demand may differ materially from those expected. Our business, operating and financial performance, including cash flows and asset values, may be materially and adversely affected by short- or long-term volatility in the prevailing prices of our products. Demand for coal and the prices that we will be able to obtain for our coal are highly competitive and are determined predominantly by world markets, which are affected by numerous factors, including: general global, regional and local economic activity; changes in demand for steel and energy; industrial production levels; short-term constraints, including weather incidents; changes in the supply of seaborne coal; technological changes; changes in international freight or other transportation infrastructure rates and costs; the costs of other commodities and substitutes for coal; market changes in coal quality requirements; government regulations which restrict, or increase the cost of, using coal; tariffs imposed by countries, including the United States, on the import of certain steel products and any retaliatory tariffs by other countries; and tax impositions on the resources industry, all of which are outside of our control. In addition, coal prices are highly dependent on the outlook for coal consumption in large Asian economies, such as China, Japan, South Korea and India, as well as any changes in government policy regarding coal or energy in those countries.

        Competition in the coal industry is based on many factors, including, among others, world supply price, production capacity, coal quality and characteristics, transportation capability and costs, blending capability, brand name and diversified operations. We are subject to competition from producers in

Australia, the United States, Canada, Russia, Mongolia and other coal producing countries. See Item 1A. "Risk Factors—We face significant competition, which could adversely affect profitability."

Working Capital

        We generally fund our working capital requirements through a combination of existing cash and cash equivalents and proceeds from the sale of our coal production to customers. Our secured multi-currency revolving syndicated facility agreement, dated September 15, 2018, or the Syndicated Facility Agreement, is also available to fund our working capital requirements to the extent we have remaining availability. As of March 31, 2019, we had $12.0 million of cash available and $84.0 million of borrowings outstanding under our Syndicated Facility Agreement. To date, we have used cash flow from operations and borrowings under our Syndicated Facility Agreement to fund our activities and to pay dividends. We expect to fund future dividend payments from available cash on hand or borrowings. See Item 2. "Financial Information—Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" for additional information regarding working capital.

Employees

        We had approximately 1,700 employees as of March 31, 2019. In addition, as of March 31, 2019, there were approximately 1,200 contractors supplementing the permanent workforce, primarily at Curragh.

        As of March 31, 2019, approximately 12% of our total employees, all at our Australian Operations, were covered by a single, federally-certified collective enterprise agreement, or the EA, for mining and maintenance employees. The EA links us; the Automotive, Food, Metals, Engineering, Printing and Kindred Industries Union; the Construction, Forestry, Maritime, Mining and Energy Union; the Communications, Electrical, Electronic, Energy, Information, Postal, Plumbing and Allied Services Union of Australia; and our employees performing mining and operational functions. In May 2019, the Australian Fair Work Commission approved the Curragh Mine Enterprise Agreement 2019. This EA has a nominal expiration date of May 26, 2022 and will remain in place until replaced or terminated by the Fair Work Commission. Our U.S. Operations employ a 100% non-union labor force.

Regulatory Matters—Australia

        Our Australian Operations are regulated by the laws and regulations of the Commonwealth of Australia, or Cth, the State of Queensland, or Qld, and local jurisdictions. Most environmental laws are promulgated at the state level, but the Australian federal government has a role in approval of actions which have national environmental significance. In Queensland, the environmental laws relevant to coal mining include development legislation, pollution, waste, ecosystem protection, land contamination and rehabilitation legislation. In addition, the Australian federal government regulates foreign investment and export approvals.

Tenements

        We control the coal mining rights at Curragh under 14 coal and infrastructure mining leases, or MLs, and three mineral development licenses, or MDLs, granted pursuant to the Mineral Resources Act 1989 (Qld). We refer to the MLs and MDLs at Curragh, collectively, as the Tenements. Renewal of certain Tenements will be required during the mine life of Curragh and the Queensland government can vary the terms and conditions on renewal. There are a number of existing mining and petroleum tenements which overlap with the Tenements. The priority, consent and coordination requirements under the Mineral Resources Act 1989 (Qld), the Petroleum and Gas (Production and Safety) Act 2004 (Qld) and Mineral and Energy Resources (Common Provisions) Act 2014 (Qld) (as relevant) may apply with respect to those overlaps. Extensive statutory protocols govern the relationships between co-existing mining and exploration rights and these protocols are largely focused on encouraging the overlapping tenement holders to negotiate and formulate arrangements that enable the co-existence of their respective interests. See Item 3. "Properties" for more information regarding the Tenements.

Mineral Resources Act 1989 (Qld)

        The Mineral Resources Act 1989 (Qld) and the Mineral and Energy Resources (Common Provisions) Act 2014 (Qld), together, provide for the assessment, development and utilization of mineral resources in Queensland to the maximum extent practicable, consistent with sound economic and land use management. The Mineral Resources Act 1989 (Qld) vests ownership of minerals, with limited exceptions, in the Crown (i.e., the state government). A royalty is payable to the Crown for the right to extract minerals. The Mineral Resources Act 1989 (Qld) creates different tenures for different mining activities, such as prospecting, exploring and mining. A ML is the most important tenure, as it permits the extraction of minerals in conjunction with other required authorities. The Mineral Resources Act 1989 (Qld) imposes general conditions on a ML.

        A person who is the holder of a ML must keep the records necessary to enable the royalty payable by the person to be ascertained. The royalty payable on the value of coal sold, disposed of or used (post October 1, 2012) is as set out below:

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  if the average price per Mt is A$100 or less: 7%;

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  if the average price per Mt is more than A$100 but less than or equal to A$150: 7% on the first A$100 and 12.5% on the balance of the average price per Mt; and

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  if the average price per Mt is A$150 or more: 7% on the first A$100, 12.5% on the next A$50 and 15% on the balance of the price per Mt.

        The royalty payable for coal sold, disposed of or used in a return period is then calculated by multiplying the royalty rate by the value of the coal. Queensland Office of State Revenue Royalty Ruling MRA001.1 contains details on the costs that can (and cannot) be deducted when calculating the applicable royalty and the method for determining the value of the coal. Where there is a change in legislation or case law that affects the content of a royalty ruling, the change in the law overrides the royalty ruling—i.e., the Commissioner will determine the royalty liability in accordance with the changed law. See Item 3. "Properties" for a discussion of the royalties currently applicable to Curragh.

Environmental Protection Act 1994 (Qld)

        The primary legislation regulating environmental management of mining activities in Queensland is the Environmental Protection Act 1994 (Qld). Its object is to protect Queensland's environment while allowing for development that improves the total quality of life, both now and in the future, in a way that maintains ecologically sustainable development. Under the Environmental Protection Act 1994 (Qld), it is an offense to carry out a mining activity unless the person holds or is acting under an environmental authority for the activity. The environmental authority imposes conditions on a project. It is an offense to contravene a condition of an environmental authority. In addition to the requirements found in the conditions of an environmental authority, the holder must also meet its general environmental duty and duty to notify of environmental harm and otherwise comply with the provisions of the Environmental Protection Act 1994 (Qld) and the regulations promulgated thereunder. For example, the following are offenses under the Environmental Protection Act 1994 (Qld):

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  causing serious or material environmental harm;

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  causing environmental nuisance;

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  depositing proscribed water contaminants in waters and related matters; and

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  placing contaminants where environmental harm or nuisance may be caused.

        The environmental authority holder must also be a registered suitable operator under the Environmental Protection Act 1994 (Qld). We are a registered suitable operator.

        We hold environmental authority EPML00643713, which authorizes the mining of black coal, mineral processing, chemical storage, waste disposal and sewage treatment over the 14 MLs at Curragh on certain conditions. Those conditions include requirements in relation to air and water quality, regulated structures (e.g., dams), noise and vibration, waste, land use, rehabilitation and watercourse diversion.

        We also hold a range of subsidiary environmental approvals for our Australian Operations.

        Queensland environmental legislation is currently subject to legislative reform and change—in particular, with respect to security for environmental performance, rehabilitation and closure. The Environmental Protection (Chain of Responsibility) Amendment Act 2016 (Qld), which became effective on April 27, 2016, gives the Queensland Department of Environment and Science, or the DES, the power to compel related bodies corporate, executive officers, financiers and shareholders and a select category of "related persons," to satisfy the environmental obligations of holders of an environmental authority in Queensland. Additionally, the Mineral and Energy Resources (Financial Provisioning) Act 2018 (Qld), or the Financial Provisioning Act, which was enacted on November 15, 2018, became effective on April 1, 2019. The purpose of the Financial Provisioning Act is to amend the existing financial assurance provisions of the Environmental Protection Act 1994 (Qld) by creating a financial provisioning fund, or the Scheme Fund, from which the DES will source funds to rehabilitate and remediate land subject to mining.

        Under the Financial Provisioning Act, all mine operators will be required to make a submission to the DES in respect of an estimated rehabilitation cost, or ERC, for the mine site. The ERC must be determined using the DES-approved ERC calculator. ERCs could be about 10% higher than current financial assurances, as the DES's new calculator could incorporate a 10% project management cost. Using this information, the DES will set the ERC for the mine. The DES will provide the ERC to the manager of the new financial provisioning scheme, or the Scheme Manager. The Scheme Manager will undertake a risk assessment of the mine, which will be based upon independent advice from a scheme risk advisor. It will include detail on the mine operator's financial soundness and credit rating, characteristics of the mining operation (e.g., life of mine, or LOM, and off-take agreements), rehabilitation history, environmental compliance history and the submission made by the company. Risk categories will include high, moderate, low and very low. If the ERC and risk categories are set at moderate, low or very low for a mine, then there will be a need to pay an annual contribution based on a small percentage of the ERC to the Scheme Fund. If the category is high, then the operation will provide a surety for the whole ERC and possibly a contribution to the Scheme Fund. The risk assessment of the mine and, therefore, the amount of the contribution to the fund will be assessed and paid annually in perpetuity, or until a clearance certificate is obtained. The transitional arrangements provide that a mine's existing financial assurance will be deemed to be the ERC. Within three years from the commencement of the scheme, the Scheme Manager will be required to make an initial risk category allocation decision to determine whether the mine will continue to give surety or pay a contribution to the Scheme Fund.

        The Financial Provisioning Act also introduces a new requirement for a Progressive Rehabilitation and Closure Plan, or a PRC plan, with respect to mined land. This requirement will be integrated into the existing environmental authority processes for new mines, minimizing the regulatory burden on government and industry. All mining projects carried out under a ML that make a site-specific environmental authority application will be required to provide a PRC plan. If approved by the administering authority, a stand-alone PRC plan schedule will be given to the applicant together with the environmental authority. The PRC plan schedule will contain milestones with completion dates for achieving progressive rehabilitation of the mine site. The Financial Provisioning Act provides transitional arrangements for the application of the PRC plan requirement to existing mines. The effective date of the PRC plan requirement has not yet been prescribed by regulation, but it is likely to be in the latter half of 2019.

Aboriginal Cultural Heritage Act 2003 (Qld)

        The Aboriginal Cultural Heritage Act 2003 (Qld) imposes a duty of care on all persons to take all reasonable and practicable measures to ensure that any activity conducted does not harm Aboriginal cultural heritage. Its object is to provide effective recognition, protection and conservation of Aboriginal cultural heritage.

        We have obligations relating to Aboriginal cultural heritage with respect to a number of cultural heritage objects and areas located within the area of the Tenements. We work closely with the Aboriginal people to manage the cultural heritage objects, areas or evidence of archaeological significance, within our mining operations. We are party to a Cultural Heritage Management Plan (and associated Cultural Services Agreement) with the Gaangalu Nation People that applies to all of the Tenements. The plan establishes a coordinating committee and sets out the steps to be followed to manage activities that may impact Aboriginal cultural heritage.

Native Title Act 1993 (Cth)

        The Native Title Act 1993 (Cth), or NTA, sets out procedures under which native title claims may be lodged and determined and compensation claimed for the extinguishment or impairment of the native title rights or interests of Aboriginal peoples. Its object is to provide for the recognition and protection of native title, to establish ways in which future dealings affecting native title may proceed and to set standards for those dealings, to establish a mechanism for determining claims to native title and to provide for, or permit, the validation of past acts, and intermediate period acts, invalidated because of the existence of native title.

        With respect to MLs and MDLs granted under the Mineral Resources Act 1989 (Qld) on state land where native title has not been extinguished, a principle known as the non-extinguishment principle governs. Broadly, under this principle, native title rights are suspended while the mining tenure, as renewed from time to time, is in force. The grant (or renewal) of a mining tenure in respect of land where native title may exist must comply with the NTA to ensure the validity of the tenure. Registered native title claimants have certain notification, consultation and negotiation rights relating to mining tenures. Where native title is extinguished (i.e., freehold land), the NTA does not apply.

Regional Planning Interests

        In June 2014, the Strategic Cropping Land Act 2011 (Qld) was repealed by the Regional Planning Interests Act 2014 (Qld), or the RPI Act. The RPI Act manages the impact of resource activities and other regulated activities in areas of the state that contribute, or are likely to contribute, to Queensland's economic, social and environmental prosperity (e.g., competing land use activities on prime farming land). The RPI Act identifies areas of Queensland that are of regional interest, including strategic cropping areas and strategic environmental areas. Under the RPI Act, conducting a resource activity in an area of regional interest requires a regional interest development approval, unless operating under an exemption. Importantly, pre-existing mining activities being undertaken at the date of the introduction of the legislation are exempt.

        We applied for and were granted a regional interest development approval for the "Curragh Extension Project" (for MDL 162), which is subject to regional interest conditions, such as mitigation. Certain protection conditions were also imposed on us with respect to our application for ML 80171 (which has since been granted). These include an obligation to provide mitigation in the event that strategic cropping land is impacted by future operations.

Environmental Protection and Biodiversity Conservation Act 1999 (Cth)

        The Environment Protection and Biodiversity Conservation Act 1999 (Cth), or the EPBC Act, provides a federal framework to protect and manage matters of national environmental significance, such as listed threatened species and ecological communities and water resources. In addition, the EPBC Act confers jurisdiction over actions that have a significant impact on the environment where the actions affect, or are taken on, Commonwealth land, or are carried out by a Commonwealth agency.

        Under the EPBC Act, "controlled actions" that have or are likely to have a significant impact on a matter of national environmental significance are subject to a rigorous assessment and approval process. A person must not take a "controlled action" unless approval is granted under the EPBC Act. Any person proposing to carry out an "action" that may be a "controlled action" must refer the matter to the Commonwealth Minister for a determination as to whether the proposed action is a controlled action.

        On November 2, 2016, the Commonwealth Minister for the Department of the Environment and Energy administering the EPBC Act approved the extension of the existing Curragh mining area to include mining four additional Tenements—ML 700006, ML 700007, ML 700008 and ML 700009 (EPBC Act referral 2015/7508)—as a "controlled action," on certain conditions. The conditions include requirements in relation to air quality, noise and vibration, land use, watercourse diversions, offsets and water quality.

Mine Health and Safety

        The primary health and safety legislation that applies to Curragh are the Coal Mining Safety and Health Act 1999 (Qld) and the Coal Mining Safety and Health Regulation 2001 (Qld), which we refer to, together, as the Coal Mining Safety Legislation.

        Additional legislative requirements apply to operations that are carried on off-site or which are not principally related to coal mining (e.g., transport, rail operations, etc.). The Coal Mining Safety Legislation imposes safety and health obligations on persons who operate coal mines or who may affect the safety or health of others at coal mines. Under the Coal Mining Safety Legislation, the operator of a coal mine must, among other things:

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  ensure that the risk to coal mine workers while at the operator's mine is at an acceptable level;

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  audit and review the effectiveness and implementation of the safety and health management system to ensure the risk to persons is at an acceptable level;

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  provide adequate resources to ensure the effectiveness and implementation of the safety and health management system;

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  ensure the operator's own safety and health and the safety and health of others is not affected by the way the operator conducts coal mining operations;

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  not carry out an activity at the coal mine that creates a risk to a person on an adjacent or overlapping petroleum authority if the risk is higher than an acceptable level of risk;

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  appoint a site senior executive for the mine;

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  ensure the site senior executive develops and implements a safety and health management system for all people at the mine;

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  ensure the site senior executive develops, implements and maintains a management structure for the mine that helps ensure the safety and health of persons at the mine; and

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  not operate the coal mine without a safety and health management system for the mine.

        We recognize that health and safety are imperative to the ongoing success of our Australian Operations. As the operator at Curragh, we have in place a comprehensive safety and health management system, which includes an emergency response team, to address these legislative requirements. Following recent amendments to the Coal Mining Safety Legislation to address new cases of or coal workers' pneumoconiosis, or black lung disease, in Queensland, we have also established an occupational hygiene baseline for dust exposure at Curragh.

Water Act 2000 (Qld)

        In Queensland, all entitlements to the use, control and flow of water are vested in the state and regulated by the Water Act 2000 (Qld). Allocations under the Water Act 2000 (Qld) can be managed by a water supply scheme operator, such as SunWater Ltd., which is a Government-owned corporation regulated by the Queensland Competition Authority. We have purchased the required water allocations for Curragh and entered into a suite of related channel and pipeline infrastructure agreements and river supply agreements with SunWater Ltd. to regulate the supply of water pursuant to these allocations. See Item 1A. "Risk Factors—In times of drought and/or shortage of available water, our operations and production, particularly at Curragh, could be negatively impacted if the regulators impose restrictions on our water offtake licenses that are required for water used in the CPPs."

National Greenhouse and Energy Reporting Act 2007 (Cth).

        The National Greenhouse and Energy Reporting Act 2007 (Cth) imposes requirements for both foreign and local corporations whose carbon dioxide production, greenhouse gas, or GHG, emissions and/or energy consumption meets a certain threshold to register and report GHG emissions and abatement actions, as well as energy production and consumption as part of a single, national reporting system. The Clean Energy Regulator administers the National Greenhouse and Energy Reporting Act 2007 (Cth), and the Department of Environment and Energy is responsible for related policy developments and review.

        On July 1, 2016, amendments to the National Greenhouse and Energy Reporting Act 2007 (Cth) implemented the Emissions Reduction Fund Safeguard Mechanism. From that date, large designated facilities such as coal mines are assigned a baseline for their covered emissions and must take steps to keep their emissions at or below the baseline or face penalties.

Mining Rehabilitation (Reclamation)

        Mine closure and rehabilitation risks and costs are regulated by Queensland state legislation. One of the conditions of the Curragh environmental authority is the provision by us of financial assurance in the form of bank guarantees of A$279.7 million as of December 31, 2018 and was revised to A$202.6 million as of March 1, 2019 for the period through December 31, 2020. The purpose of this assurance is to provide security for compliance with the environmental authority generally and for the costs and expenses associated with preventing or minimizing environmental harm from rehabilitating or restoring the environment after mining operations are completed. Self-bonding is not permitted. The financial assurance is calculated in accordance with current regulatory requirements.

        The method of calculating the security for operational compliance and closure and rehabilitation costs for resource projects in Queensland is changing. See "—Environmental Protection Act 1994 (Qld)" above.

        The new financial assurance will be able to be funded using a combination of cash deposits, bank guarantees and insurance bonds. As the financial assurance amount is varied (for example by progressive rehabilitation of disturbed land) we will be entitled to request that existing financial assurances be released and replaced with different forms.

        The proposed financial assurance framework has been coupled with the release of a 'mined land rehabilitation policy' which was developed in response to community concerns about the quantity and quality of mine site rehabilitation undertaken to date. This policy formalizes the Queensland government's commitment to ensuring land disturbed by mining activities is rehabilitated to a safe and stable landform that does not cause environmental harm and is able to sustain an approved post-mining land use.

        Under the Financial Provisioning Act we will need to prepare a PRC plan for Curragh that will include binding, time-based milestones for actions that achieve progressive rehabilitation and will ultimately support the transition to the mine site's future use.

        The specifics of the reforms and the transitional provisions for existing operators have yet to be finalized. Once finalized however they will be delivered through legislative amendments to the Environmental Protection Act 1994 (Qld).

Labor Relations

        Minimum employment entitlements, embodied in the National Employment Standards, apply to all private-sector employees and employers in Australia under the federal Fair Work Act 2009 (Cth). These standards regulate employment conditions and paid leave.

        Unfair dismissal, enterprise bargaining, bullying claims, industrial actions and resolution of workplace disputes are also regulated under state and federal legislation. Some of the workers at Curragh are covered by the EA, which was approved by the Fair Work Commission, Australia's national workplace relations tribunal. See "—Employees" above.

Regulatory Matters—United States

        Federal, state and local authorities regulate the U.S. coal mining industry with respect to matters such as employee health and safety, protection of the environment, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, the reclamation and restoration of mining properties after mining has been completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects of mining on groundwater quality and availability. In addition, the industry is affected by significant requirements mandating certain benefits for current and retired coal miners. Numerous federal, state and local governmental permits and approvals are required for mining operations. Because of extensive and comprehensive regulatory requirements, violations during mining operations occur from time to time in the industry. The summary below is a non-exhaustive summary of material legislation that applies to our U.S. Operations. Although this summary focuses on federal laws, most states (including Virginia, West Virginia and Pennsylvania) have their own regulatory schemes that either mirror federal laws or create additional layers of regulation.

Clean Air Act of 1970

        The U.S. Clean Air Act of 1970, or the CAA, regulates airborne pollution that may be potentially detrimental to human health, the environment or natural resources. The CAA and comparable state laws that govern air emissions affect U.S. coal mining operations both directly and indirectly.

        Direct impacts on coal mining and processing operations may occur through the CAA permitting requirements and/or emission control requirements relating to particulate matter, or PM, nitrogen dioxide, ozone and sulfur dioxide, or SO2. In recent years, the United States Environmental Protection Agency, or the EPA, has adopted more stringent national ambient air quality standards, or NAAQS, for PM, nitrogen oxide, ozone and SO2. It is possible that these modifications as well as future modifications to NAAQS could directly or indirectly impact our mining operations in a manner that includes, but is not limited to, designating new nonattainment areas or expanding existing nonattainment areas or prompting additional local control measures pursuant to state implementation plans required to address revised NAAQS. The CAA also indirectly, but significantly, affects the U.S. coal industry by extensively regulating the SO2, nitrogen oxides, mercury, PM and other substances emitted by steel manufacturers, coke ovens and coal-fired utilities.

        In particular, in 2009, the EPA adopted revised rules to add more stringent PM emissions limits for coal preparation and processing plants constructed or modified after April 28, 2008. The PM NAAQS was thereafter revised and made more stringent in 2012. The EPA issued final designations for most areas of the country in 2012 and made some revisions in 2015. Individual states must now identify the sources of emissions and develop emission reduction plans. These plans may be state-specific or regional in scope. Under the Clean Air Act, individual states have up to 12 years from the date of designation to secure emissions reductions from sources contributing to the problem.

        In 2015, the EPA issued a final rule setting the ozone NAAQS at 70 parts per billion. On November 17, 2016, the EPA issued a proposed implementation rule on non-attainment area classification and state implementation plans, or SIPs. The EPA published a final rule in November 2017 that issued area designations with respect to ground-level ozone for approximately 35% of the U.S. counties, designating them as either "attainment/unclassifiable" or "unclassifiable." In April 2018 and July 2018, the EPA issued ozone designations for all areas not addressed in the November 2017 rule. States with moderate or high nonattainment areas must submit SIPs by October 2021.

        This final rule was challenged in the United States Court of Appeals for the D.C. Circuit; however, the case was held in abeyance pending the EPA's review of the final rule. On March 1, 2018, the EPA issued a final rule establishing the air quality thresholds that define classifications for areas designated nonattainment for the 2015 NAAQS for ozone and establishing the attainment deadline associated with each classification. In August 2018, EPA announced that it would not revise the 2015 Ozone NAAQS. As a result, the lawsuit was revived and arguments occurred in December 2018. On December 6, 2018, EPA issued a rule finalizing nonattainment area and ozone transport region implementation requirements for the 2015 Ozone NAAQS. More stringent ozone standards require new state implementation plans to be developed and filed with the EPA and may trigger additional control technology for mining equipment or result in additional challenges to permitting and expansion efforts. This could also be the case with respect to the implementation for other NAAQS for nitrogen oxide and SO2.

Clean Water Act of 1972

        The U.S. Clean Water Act of 1972, or the CWA, and corresponding state law governs the discharge of toxic and non-toxic pollutants into the waters of the United States. CWA requirements may directly or indirectly affect U.S. coal mining operations.

        Water Discharge.    The CWA and corresponding state laws affect coal mining operations by imposing restrictions on discharges of wastewater into waters of the United States through the National Pollutant Discharge Elimination System, or NPDES. These restrictions often require us to pre-treat the wastewater prior to discharging it. NPDES permits require regular monitoring, reporting and compliance with effluent limitations. New requirements under the CWA and corresponding state laws may cause us to incur significant additional costs that could adversely affect our operating results.

        Dredge and Fill Permits.    Many mining activities, such as the development of refuse impoundments, fresh water impoundments, refuse fills, and other similar structures, may result in impacts to waters of the United States, including wetlands, streams and, in certain instances, man-made conveyances that have a hydrologic connection to such streams or wetlands. Under the CWA, coal companies are also required to obtain a Section 404 permit from the U.S. Army Corps of Engineers, or USACE, prior to conducting mining activities, such as the development of refuse and slurry impoundments, fresh water impoundments, refuse fills and other similar structures that may affect waters of the United States, including wetlands, streams and, in certain instances, man-made conveyances that have a hydrologic connection to streams or wetlands. The USACE is authorized to issue general "nationwide" permits for specific categories of activities that are similar in nature and that are determined to have minimal adverse effects on the environment. Permits issued pursuant to Nationwide Permit 21 generally authorize the disposal of dredged and fill material from surface coal mining activities into waters of the United States, subject to certain restrictions. The USACE may also issue individual permits for mining activities that do not qualify for Nationwide Permit 21.

        Clean Water Rule.    Recent regulatory actions and court decisions have created some uncertainty over the scope of CWA jurisdiction. On June 29, 2015, the EPA and the USACE jointly promulgated final rules, collectively known as the Clean Water Rule, or the CWR, redefining the scope of waters protected under the CWA, revising regulations that had been in place for more than 25 years. These rules expanded the scope of CWA jurisdiction, making discharges into more bodies of water subject to the CWA's permitting and other requirements. Following the CWR's promulgation, numerous industry groups, states, and environmental groups challenged the CWR. On October 9, 2015, the U.S. Court of Appeals for the Sixth Circuit stayed the CWR's implementation nationwide, pending further action in court. Further, on February 28, 2017, President Trump signed an executive order directing the relevant executive agencies to review the CWR, and on July 27, 2017, the EPA and the USACE published a proposed rule to rescind the CWR. On January 22, 2018, the Supreme Court reversed the Sixth Circuit's decision, ruling that jurisdiction over challenges to the CWR rests with the federal district courts and not with the appellate courts, which was followed by the dissolution of the stay by the Sixth Circuit, and on February 6, 2018, in response to the January 2018 Supreme Court decision, the agencies published a final rule to postpone the adoption of CWR and maintain the status quo (the pre-2015 rule) through February 6, 2020 pending the agencies' review of the CWR. Multiple states and environmental groups have filed challenges to this delay. However, on August 16, 2018, the federal court in South Carolina enjoined the February 6, 2018 rule, effectively reinstating the CWR in Virginia and Pennsylvania (where we have operations) and in 24 other states. The injunction is being challenged on appeal. However, our West Virginia operations remain unaffected by the CWR, due to separate injunctions issued by federal courts in Georgia and North Dakota applicable to West Virginia and 23 other states. Most recently, on December 28, 2018, the EPA and the USACE published a proposed rule, or the 2018 Proposed Rule, to revise the definition of waters of the United States, which would replace the CWR and shrink the agencies' jurisdiction, particularly as it relates to tributaries and adjacent waters. It is anticipated that the 2018 Proposed Rule, if finalized, will face state and environmental group challenges. It remains unclear when, whether and how the CWR and/or 2018 Proposed Rule will be implemented, and what litigation may result or what impact they may have on our operations.

Surface Mining Control and Reclamation Act of 1977

        The Surface Mining Control and Reclamation Act of 1977, or the SMCRA, establishes operational, reclamation and closure standards for all aspects of surface mining and many aspects of underground mining in the United States. Unlike the CAA and the CWA, the SMCRA is primarily concerned with the holistic regulation of coal mining as an industry. Its general environmental standards require surface operations to mine in such a way as to "maximize the utilization and conservation" of coal while using the best technology currently available to minimize land disturbance and adverse impacts on wildlife, fish, and environmental values. The SMCRA requires operators to accomplish these goals by restoring the land to its approximate pre-mining condition and contour.

        The SMCRA implements its environmental standards through "cooperative federalism." Under the SMCRA, a state may submit a qualifying surface mining regulatory scheme to the U.S. Office of Surface Mining, or the OSM, and request to exert exclusive jurisdiction over surface mining activities within its territory. If a state does not have a surface mining regulatory scheme that meets or exceeds the surface mining standards under the SMCRA and OSM regulations, or if mining on federal lands is involved, the OSM will impose federal regulations on surface mining in that state. Each of Virginia, West Virginia and Pennsylvania, where our Buchanan, Logan, Greenbrier and Pangburg-Shaner-Fallow Field operations are based, has adopted qualifying surface mining regulatory schemes and has primary jurisdiction over surface mining activities within their respective territories. However, even if a state gains approval for its surface mining regulatory program, the OSM retains significant federal oversight, including the ability to perform inspections of all surface mining sites to ensure state program and mine operator compliance with federal minimum standards. The OSM and its state counterparts also oversee and evaluate standards of:

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  performance (both during operations and during reclamation);

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  permitting (applications must describe the pre-mining environmental conditions and land use, the intended mining and reclamation standards, and the post-mining use);

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  financial assurance (the SMCRA requires that mining companies post a bond sufficient to cover the cost of reclaiming the site, and the bond is not released until mining is complete, the land has been reclaimed and the OSM has approved the release);

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  inspection and enforcement (including the issuance of notices of violation and the placement of a mining operation, its owners and controllers on a federal database known as the Applicant Violator System, meaning that such person or entity is blocked from obtaining future mining permits); and

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  land restrictions (the SMCRA prohibits surface mining on certain lands and also allows citizens to challenge surface mining operations on the grounds that they will cause a negative environmental impact).

        Regulations under the SMCRA and its state analogues provide that a mining permit or modification can, under certain circumstances, be delayed, refused or revoked if we or any entity that owns or controls us or is under common ownership or control with us have unabated permit violations or have been the subject of permit or reclamation bond revocation or suspension.

        Under SMCRA and its state law counterparts, all coal mining applications must include mandatory "ownership and control" information, which generally includes listing the names of the operator's officers and directors, and its principal stockholders owning 10% or more of its voting shares, among others. Ownership and control reporting requirements are designed to allow regulatory review of any entities or persons deemed to have ownership or control of a coal mine, and bar the granting of a coal mining permit to any such entity or person (including any "owner and controller") who has had a mining permit revoked or suspended, or a bond or similar security forfeited within the five-year period preceding a permit application or application for a permit revision. Similarly, regulatory agencies also block the issuance of permits to applicants, their owners or their controlling persons, who have outstanding permit violations that have not been timely abated.

        These regulations define certain relationships, such as owning over 50% of stock in an entity or having the authority to determine the manner in which the entity conducts mining operations, as constituting ownership and control. Certain other relationships are presumed to constitute ownership or control, including among others, the following:

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  being an officer or director of an entity;

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  being the operator of the coal mining operation;

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  having the ability to commit the financial or real property assets or working resources of the permittee or operator; and

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  owning of record 10% or more of the mining operator.

        This presumption, in some cases, can be rebutted where the person or entity can demonstrate that it in fact does not or did not have authority directly or indirectly to determine the manner in which the relevant coal mining operation is conducted.

        We must file an ownership and control notice each time an entity obtains a 10% or greater interest in us. If we or entities or persons deemed to have ownership of control of us have unabated violations of SMCRA or its state law counterparts, have a coal mining permit suspended or revoked, or forfeit a reclamation bond, we and our owners and controllers may be prohibited from obtaining new coal mining permits, or amendments to existing permits, until such violations or other matters are corrected. This is known as being "permit-blocked." Additionally, if an owner or controller of us is deemed an owner or controller of other mining companies, we could be permit-blocked based upon the violations of, or permit-blocked status of, an owner or controller of such other mining companies. If our owner or controller were to become permit blocked, this could adversely affect production from our properties.

        In recent years, the permitting required for coal mining has been the subject of increasingly stringent regulatory and administrative requirements and extensive activism and litigation by environmental groups.

        For our U.S. Operations, we meet our reclamation bonding requirements by posting surety bonds and participation in the state of Virginia bond pool. Our total amount of reclamation surety bonds outstanding was approximately $28.6 million as of March 31, 2019. The bond requirements for a mine represent the calculated cost to reclaim the current operations if it ceased to operate in the current period. The cost calculation for each bond must be completed according to the regulatory authority of each state.

        The SMCRA Abandoned Mine Land Fund requires a fee on all coal produced in the United States. The proceeds are used to rehabilitate lands mined and left unreclaimed prior to August 3, 1977 and to pay health care benefit costs of orphan beneficiaries of the Combined Fund created by the Coal Industry Retiree Health Benefit Act of 1992. The fee amount can change periodically based on changes in federal legislation. Pursuant to the Tax Relief and Health Care Act of 2006, from October 1, 2012 through September 30, 2021, the fee is $0.28 and $0.12 per Mt of surface-mined and underground-mined coal, respectively. See Item 3. "Properties" for information regarding reclamation and other taxes applicable to our U.S. mining properties.

        While SMCRA is a comprehensive statute, SMCRA does not supersede the need for compliance with other major environmental statutes, including the Endangered Species Act of 1973, or the ESA, CAA, CWA, the Resource Conservation and Recovery Act of 1976, or the RCRA, and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, or CERCLA.

National Environmental Policy Act of 1969

        The National Environmental Policy Act of 1969, or NEPA, applies to mining operations or permitting requirements that require federal approvals and requires a lengthy environmental impact statement. NEPA also defines the processes for evaluating and communicating environmental consequences of federal decisions and actions, such as the permitting of new mine development on federal lands. U.S. coal mining companies must provide information to agencies with respect to proposed actions that will be under the authority of the federal government. The NEPA process involves public participation and can involve lengthy timeframes. The White House Council on Environmental Quality issued an Advance Notice of Proposed Rulemaking in June 2018 seeking comment on a number of ways to streamline and improve the NEPA process. The comment period closed in August 2018. It is unclear how far reaching the changes will be and if they will be able to withstand expected court challenges.

Resource Conservation and Recovery Act of 1976

        The RCRA regulates the treatment, storage and disposal of solid and hazardous wastes. While many mining wastes such as overburden and coal cleaning wastes are exempt from RCRA hazardous waste regulations, certain wastes may be subject to RCRA's requirements. RCRA also governs underground storage tanks containing hazardous substances and petroleum products, which are used in some coal mining operations, although we do not have underground storage tanks associated with our U.S. Operations.

Comprehensive Environmental Response, Compensation, and Liability Act of 1980

        CERCLA authorizes the federal government and private parties to recover costs to address threatened or actual releases of hazardous substances (broadly defined) that may endanger public health or the environment. Strict joint and several and retroactive liability may be imposed on waste generators and facility owners and operators, regardless of fault or the legality of the original disposal activity. We could face liability under CERCLA and similar state laws for properties that (1) we currently own, lease or operate, (2) we, our predecessors, or former subsidiaries have previously owned, leased or operated, (3) sites to which we, our predecessors or former subsidiaries, sent waste materials, and (4) sites at which hazardous substances from our facilities' operations have otherwise come to be located.

Federal Mine Safety and Health Act of 1977

        The Federal Mine Safety and Health Act of 1977, or the Mine Act, which was amended by the Mine Improvement and New Emergency Response Act of 2006, or the MINER Act, governs federal oversight of mine safety and authorizes the U.S. Department of Labor's Mine Safety and Health Administration, or MSHA, to regulate and enforce the same. The comprehensive scope of the Mine Act mandates four annual inspections of underground coal mines, two annual inspections of all surface coal mines, miner training, mine rescue teams for all underground mines, and involvement of miners and their representatives in health and safety activities. The MINER Act requires mine-specific emergency response plans in underground coal mines, implemented new regulations regarding mine rescue teams and sealing of abandoned areas, requires prompt notification of mine accidents, and enhanced civil penalties for violations. Since passage of the MINER Act enforcement scrutiny has increased, including more inspection hours at mine sites, increased numbers of inspections and increased issuance of the number and severity of enforcement actions and related penalties. Various states also have enacted their own new laws and regulations addressing many of these same subjects. MSHA continues to interpret and implement various provisions of the MINER Act, along with introducing new proposed regulations and standards. For example, the second phase of MSHA's respirable coal mine dust rule went into effect in February 2016 and requires increased sampling frequency and the use of continuous personal dust monitors. In August 2016, the third and final phase of the rule became effective, reducing the overall respirable dust standard in coal mines from 2.0 to 1.5 milligrams per cubic meter of air.

Black Lung (Coal Worker's Pneumoconiosis)

        The Mine Act amended the Federal Coal Mine Health and Safety Act of 1969, which is the legislation that mandates compensation for miners who were totally and permanently disabled by the progressive respiratory disease caused by coal workers' pneumoconiosis, or black lung. Under current federal law, a U.S. coal mine operator must pay federal black lung benefits and medical expenses to claimants who are current employees, and to claimants who are former employees who last worked for the operator after July 1, 1973, and whose claims for benefits are allowed. Coal mine operators must also make payments to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry prior to July 1, 1973. The trust fund is funded by an excise tax on sales of U.S. production, excluding export sales, of up to $1.10 per Mt for deep-mined coal and up to $0.55 per Mt for surface-mined coal, each limited to 4.4% of the gross sales price. Starting in 2019, under current law, these tax rates are scheduled to be $0.55 per Mt of underground-mined coal or $0.28 per Mt of surface-mined coal, limited to 2% of the sales price. Our total contributions to this trust fund in 2018 were $2.8 million. Historically, very few of the miners who sought federal black lung benefits were awarded these benefits; however, the approval rate has increased following implementation of black lung provisions contained in the Patient Protection and Affordable Care Act of 2010, or the Affordable Care Act. The Affordable Care Act introduced significant changes to the federal black lung program, including an automatic survivor benefit paid upon the death of a miner with an awarded black lung claim, and established a rebuttable presumption with regard to pneumoconiosis among miners with 15 or more years of coal mine employment that are totally disabled by a respiratory condition. These changes could have a material impact on our costs expended in association with the federal black lung program. In addition to possibly incurring liability under federal statutes, we may also be liable under state laws for black lung claims. See Note 18 to the accompanying audited consolidated financial statements for further information of applicable insurance coverage.

National Labor Relations Act of 1935

        The National Labor Relations Act of 1935, or the NLRA, governs collective bargaining and private sector labor and management practices. While we do not have a unionized workforce in the United States, to the extent that miners want to seek representation or engage in other protected concerted activities, both us and our employees must follow the rules set out in the NLRA and the rules promulgated by the National Labor Relations Board.

Patient Protection and Affordable Care Act of 2010

        In March 2010, the Affordable Care Act was enacted, impacting the coal mining industry's costs of providing healthcare benefits to its eligible active employees, with both short-term and long-term implications. In the short term, healthcare costs could increase due to, among other things, an increase in the maximum age for covered dependents to receive benefits, changes to benefits for occupational disease-related illnesses, the elimination of lifetime dollar limits per covered individual and restrictions on annual dollar limits per covered individual. In the long term, the industry's healthcare costs could increase for these same reasons, as well as due to an excise tax on "high-cost" plans, among other things. However, implementation of this excise tax, which would impose a 40% excise tax on employers to the extent that the value of their healthcare plan coverage exceeds certain dollar thresholds, has been delayed until 2022. It is anticipated that certain governmental agencies will provide additional regulations or interpretations concerning the application of this excise tax.

Safe Drinking Water Act of 1974

        The Safe Drinking Water Act of 1974, or SDWA, is the federal law that protects public drinking water supplies throughout the United States. Under the SDWA, the EPA sets standards for drinking water quality and implements technical and financial programs to ensure drinking water safety. The SDWA can impact coal mining operations in the United States to the extent that the operations could impact drinking water supplies.

Solid Waste Disposal Act of 1965

        The Solid Waste Disposal Act of 1965, or SWDA, was the first federal act to target waste disposal technology. The SWDA governs disposal of both municipal and industrial waste, promotes advancement of waste management technology and sets waste management standards.

National Historic Preservation Act of 1966

        The National Historic Preservation Act of 1966, or NHPA, governs the preservation of historical properties throughout the United States. The NHPA could create an additional level of scrutiny on a coal mining operation, particularly during the permitting process, to the extent that a mining operation could come within the scope of a historical site. The SMCRA also provides protection for historic resources that would be adversely affected by mining operations by requiring the OSM to comply with the NHPA.

Endangered Species Act of 1973

        The ESA governs the protection of endangered species in the United States and requires the U.S. Fish and Wildlife Service to formally review any federally authorized, funded or administered action that could negatively affect endangered or threatened species. The Fish and Wildlife Service studies projects for possible effects to endangered species and then can recommend alternatives or mitigation measures. The OSM and state regulators require mining companies to hire a government-approved contractor to conduct surveys for potential endangered species, and the surveys require approval from state and federal biologists who provide guidance on how to minimize mines' potential effects on endangered species. Certain endangered species are more typically at issue under the ESA with respect to mining, including the long-eared bat and Guyandotte crayfish, which are found in the CAPP region, including parts of Virginia and West Virginia. Mitigation methods can cause increased costs to coal mining operators. Changes in listings or requirements under these regulations could have a material adverse effect on our costs or our ability to mine some of our properties in accordance with our current mining plans. The U.S. Department of the Interior issued three proposed rules in July 2018 aiming to streamline and update the ESA.

Migratory Bird Treaty Act of 1918

        The Migratory Bird Treaty Act of 1918 makes it unlawful without a waiver to pursue, hunt, take, capture, kill or sell migratory birds. Since coal mining is seen as an industry that can threaten bird populations, coal operators are required to ensure that their operations do not negatively impact migratory birds, or to take mitigation measures.

Regulation of Explosives

        Our surface mining operations are subject to numerous regulations relating to blasting activities. Pursuant to these regulations, we incur costs to design and implement blast schedules and to conduct pre-blast surveys and blast monitoring. Specifically, The Bureau of Alcohol, Tobacco and Firearms and Explosives, or ATF, regulates the sale, possession, storage and transportation of explosives in interstate commerce. In addition to ATF regulation, the U.S. Department of Homeland Security is evaluating a proposed ammonium nitrate security program rule. The OSM has also proposed a rulemaking addressing nitrogen oxide clouds from blasting.

Global Climate

        The physical and non-physical impacts of climate change may affect our assets, productivity or the markets in which coal is sold. Global climate issues continue to attract considerable public and scientific attention. There is widespread concern about the human contribution to such climate changes, including through the emission of GHGs. Emissions from coal consumption (both the use of thermal coal in power generation and through the end use of coal by customers in coke plants and in the steelmaking process), emissions from coal production and transportation (predominantly from the combustion of fuel) and emissions from coal mining itself (which can release methane directly into the atmosphere) are subject to pending and proposed regulation as part of initiatives to address global climate change. A number of national governments have already introduced, or are contemplating the introduction of, regulatory responses to GHG emissions, including from the extraction and combustion of fossil fuels, to address the impacts of climate change. This includes Australia and the United States, as well as customer markets such as China, India and Europe.

        The Kyoto Protocol, adopted in December 1997 by the signatories to the 1992 United Nations Framework Convention on Climate Change, or UNFCCC, established a binding set of GHG emission targets for developed nations. The United States signed, but did not ratify, the Kyoto Protocol. Australia ratified the Kyoto Protocol in December 2007 and became a full member in March 2008. There were discussions to develop a treaty to replace the Kyoto Protocol after the expiration of its commitment period in 2012, including at the UNFCCC conferences in Cancun (2010), Durban (2011), Doha (2012) and Paris (2015). At the Durban conference, an ad hoc working group was established to develop a protocol, another legal instrument or an agreed outcome with legal force under the UNFCCC, applicable to all parties. At the Doha meeting, an amendment to the Kyoto Protocol was adopted, which included new commitments for certain parties in a second commitment period, from 2013 to 2020. In December 2012, Australia signed on to the second commitment period. During the UNFCCC conference in Paris, France, in late 2015, an agreement, or the Paris Agreement, was adopted calling for voluntary emissions reductions contributions after the second commitment period ends in 2020. The Paris Agreement was entered into force on November 4, 2016 after ratification and execution by more than 55 countries, including Australia, that account for at least 55% of global GHG emissions. On June 1, 2017, the Trump Administration announced that the United States will withdraw from the Paris Agreement. Nevertheless, numerous U.S. governors, mayors and businesses have pledged their commitments to the goals of the Paris Agreement. These commitments could further reduce demand and prices for our coal.

        In the United States, Congress has considered legislation addressing global climate issues and GHG emissions, but to date nothing has been enacted. While it is possible that the United States Congress will adopt legislation in the future, the timing and specific requirements of any such legislation are uncertain. In the absence of new U.S. federal legislation, the EPA has undertaken steps to regulate GHG emissions pursuant to the CAA. In response to the 2007 U.S. Supreme Court ruling in Massachusetts v. EPA, the EPA commenced several rulemaking projects. In particular, in August 2015, the EPA issued final rules regulating carbon dioxide emissions from new fossil fuel-fired electricity utility generating units (also known as the Power Plant NSPS) and from existing fossil fuel-fired electricity generating units (also known as the Clean Power Plan). The Clean Power Plan set emission performance rates for existing plants to be phased in over the period from 2022 through 2030, and the Power Plant NSPS set standards applying to new, modified and reconstructed sources beginning in 2015. However, in response to legal challenges, on February 9, 2016, the U.S. Supreme Court granted a stay of the implementation of the Clean Power Plan pending the resolution of various legal challenges. The Supreme Court's stay applies only to the Clean Power Plan and does not affect the Power Plant NSPS.

        Subsequently, President Trump issued a March 2017 Executive Order that directed the EPA to review the Power Plant NSPS and the Clean Power Plan and, if appropriate, take steps to suspend, revise or rescind the rules through. On April 4, 2017, the EPA announced in the Federal Register that it is initiating its review of the Power Plant NSPS and Clean Power Plan. On April 28, 2017, the United States Court of Appeals for the D.C. Circuit paused legal challenges to both the Clean Power Plan and the Power Plant NSPS for 60 days to allow parties in each of those cases to brief the court on whether the case should be remanded to the agency or kept on hold, and in a series of orders since, has continued to hold the cases in abeyance while EPA rulemaking regarding the Clean Power Plan continues. On August 31, 2018, the EPA published the Affordable Clean Energy Rule, a proposed replacement of the Clean Power Plan. In contrast to the Clean Power Plan, which called for the shifting of electricity generation away from coal-fired sources towards natural gas and renewables, the Affordable Clean Energy Rule would focus on reducing GHG emissions from existing coal-fired plants by requiring states to mandate the implementation of a range of technologies at power plants designed to improve their heat rate (i.e., decrease the amount of fuel necessary to generate the same amount of electricity). On December 6, 2018, the EPA proposed to revise the Power Plant NSPS to replace carbon capture, utilization and storage, or CCUS, with the most efficient demonstrated steam cycle in combination with best operating practices as the best system of emissions reduction for newly-constructed coal-fired units. The outcome of these rulemakings is uncertain and likely to be subject to extensive notice and comment and litigation. More stringent standards for carbon dioxide emissions as a result of these rulemakings could further reduce demand for coal, and our business would be adversely affected.

        In the United States, many states and several regions have enacted legislation establishing GHG emissions reduction goals or requirements. In addition, many states have enacted legislation or have in effect regulations requiring electricity suppliers to use renewable energy sources to generate a certain percentage of power or that provide financial incentives to electricity suppliers for using renewable energy sources. Some states have initiated public utility proceedings that may establish values for carbon emissions.

        Enactment of laws or passage of regulations regarding emissions from the use of coal by the United States, some of its states and regions or Australia or other countries, or other actions to limit such emissions, could result in electricity generators switching from thermal coal to other fuel sources or reducing demand from customers for metallurgical coal for use in coke plants and in the steelmaking process. Further, policies limiting available financing for the development of new coal-fueled power stations or promoting alternative energy options could adversely impact the global demand for thermal coal in the future. The potential financial impact on us of future laws, technology, regulations or other policies will depend upon the degree to which any such laws or regulations force electricity generators, coke plants and steel production to diminish their reliance on coal. That, in turn, will depend on a number of factors, including the specific requirements imposed by any such laws, regulations or other policies, the time periods over which those laws, regulations or other policies would be phased in, the state of development and deployment of CCUS technologies as well as acceptance of CCUS technologies to meet regulations and the alternative uses for coal. Similarly, higher-efficiency coal-fired power plants may also be an option for meeting laws or regulations related to emissions from coal use. Several countries, including some major thermal coal users such as China, India and Japan, included using higher-efficiency coal-fueled power plants in their plans under the Paris Agreement. From time to time, we attempt to analyze the potential impact on the Company of as-yet-unadopted, potential laws, regulations and policies. Such analyses require that we make significant assumptions as to the specific provisions of such potential laws, regulations and policies. These analyses sometimes show that certain potential laws, regulations and policies, if implemented in the manner assumed by the analyses, could result in material adverse impacts on our operations, financial condition or cash flow, in view of the significant uncertainty surrounding each of these potential laws, regulations and policies.

Corporate Information

        Our principal executive offices are located at 100 Bill Baker Way, Beckley, West Virginia 25801. Our telephone number is +1 (681) 207-7263. Our website address is www.coronadoglobal.com.au. We have included our website address in this registration statement as an inactive textual reference only. The information on, or that can be accessed through, our website is not part of this registration statement and should not be considered a part of this registration statement.

ITEM 1A.    RISK FACTORS.

        An investment in our securities is speculative and involves a number of risks. We believe the risks described below are the material risks that we face. However, the risks described below may not be the only risks that we face. Additional unknown risks or risks that we currently consider immaterial, may also impair our business operations. You should carefully consider the specific risk factors discussed below, together with the information contained in this registration statement, including Item 2. "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes. If any of the events or circumstances described below actually occurs, our business, financial condition or results of operations could suffer, and the trading price of our securities could decline significantly.

Risks Associated with Our Operations

Our profitability depends upon the prices we receive for our coal. Prices for coal are volatile and can fluctuate widely based upon a number of factors beyond our control.

        We generate revenue from the sale of coal and our financial results are significantly affected by the prices we receive for our coal. Prices and quantities under metallurgical coal sales contracts in North America are generally based on expectations of the next year's coal prices at the time the contract is entered into, renewed, extended or re-opened. Pricing in the global seaborne market is typically negotiated quarterly; however, increasingly the market is moving towards shorter-term pricing models.

        Sales by our U.S. Operations to export markets are typically priced with reference to a benchmark index. Sales by our Australian Operations have typically been contracted on an annual basis and are priced quarterly with reference to benchmark indices or bilaterally negotiated term prices and spot indices. As a result, a significant portion of our revenue is exposed to movements in coal prices and any weakening in metallurgical or thermal coal prices would have an adverse impact on our financial condition and results of operations.

        The expectation of future prices for coal depends upon many factors beyond our control, including the following:

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  the market price for coal;

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  overall domestic and global economic conditions, including the supply of and demand for domestic and foreign coal, coke and steel;

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  the consumption pattern of industrial consumers, electricity generators and residential users;

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  weather conditions in our markets that affect the ability to produce metallurgical coal or affect the demand for thermal coal;

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  competition from other coal suppliers;

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  technological advances affecting the steel production process and/or energy consumption;

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  the costs, availability and capacity of transportation infrastructure; and

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  the impact of domestic and foreign governmental laws and regulations, including environmental and climate change regulations and regulations affecting the coal mining industry.

        Metallurgical coal has been a volatile commodity over the past ten years. The metallurgical coal industry also faces concerns with oversupply from time to time. There are no assurances that supplies will remain low, that demand will not decrease or that overcapacity will not resume, which could cause declines in the prices of and demand for coal, which could have a material adverse effect on our financial condition and results of operations.

        In addition, coal prices are highly dependent on the outlook for coal consumption in large Asian economies, such as China, India, South Korea and Japan, as well as any changes in government policy regarding coal or energy in those countries. Seaborne metallurgical coal import demand can also be significantly impacted by the availability of indigenous coal production, particularly in the leading metallurgical coal import countries of China, India and Brazil, among others, and the competitiveness of seaborne metallurgical coal supply, including from the leading metallurgical coal exporting countries of Australia, the United States, Russia, Canada and Mongolia, among others.

We face significant competition, which could adversely affect profitability.

        Competition in the coal industry is based on many factors, including, among others, world supply, price, production capacity, coal quality and characteristics, transportation capability and costs, blending capability, brand name and diversified operations. We are subject to competition from metallurgical coal producers from Australia, the United States, Canada, Russia, Mongolia and other metallurgical coal producing countries. Should those competitors obtain a competitive advantage in comparison to us (whether by way of an increase in production capacity, higher realized prices, lower operating costs, or otherwise), such competitive advantage may have an adverse impact on our ability to sell, or the prices at which we are able to sell coal products. In addition, some of our competitors may have more production capacity as well as greater financial, marketing, distribution and other resources than we do.

        The consolidation of the global metallurgical coal industry over the last several years has contributed to increased competition, and our competitive position may be adversely impacted by further consolidation among market participants or by further competitors entering into and exiting bankruptcy proceedings under a lower cost structure. Similarly, potential changes to international trade agreements, trade concessions or other political and economic arrangements may benefit coal producers operating in countries other than the United States and Australia. Other coal producers may also develop or acquire new projects to increase their coal production, which may adversely impact our competitiveness. Some of our global competitors have significantly greater financial resources, such that increases in their coal production may affect domestic and foreign metallurgical coal supply into the seaborne market and associated prices and impact our ability to retain or attract metallurgical coal customers. In addition, our ability to ship our metallurgical coal to non-U.S. and non-Australian customers depends on port and transportation capacity. Increased competition within the metallurgical coal industry for international sales could result in us not being able to obtain throughput capacity at port facilities, as well as transport capacity, could cause the rates for such services to increase to a point where it is not economically feasible to export our metallurgical coal.

        Increased competition or a failure to compete effectively in the markets in which we participate may result in losses of market share and could adversely affect our financial condition and results of operations.

Risks inherent to mining could impact the amount of coal produced, cause delay or suspend coal deliveries, or increase the cost of operating our business.

        Our mining operations, including exploration, development, preparation, product handling and accessing transport infrastructure, may be affected by various operational difficulties that could impact the amount of coal produced at our coal mines, cause delay or suspend coal deliveries, or increase the cost of mining for a varying length of time. Our financial performance is dependent on our ability to sustain or increase coal production and maintain or increase operating margins. Our coal production and production costs are, in many respects, subject to conditions and events beyond our control, which could disrupt our operations and have a significant impact on our financial results. Adverse operating conditions and events that we may have experienced in the past or may experience in the future include:

  •
  a failure to achieve the metallurgical qualities predicted from exploration;

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  variations in mining and geological conditions from those predicted, such as variations in coal seam thickness and quality, and geotechnical conclusions;

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  operational and technical difficulties encountered in mining, including equipment failure, delays in moving longwall equipment, drag-lines and other equipment and maintenance or technical issues;

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  adverse weather conditions or natural or man-made disasters, including hurricanes, cyclones, tornadoes, floods, droughts, seismic activities, ground failures, rock bursts, structural cave-ins or slides;

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  insufficient or unreliable infrastructure, such as power, water and transport;

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  industrial and environmental accidents, such as releases of mine-affected water and diesel spills (both of which have affected our Australian Operations in the past);

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  industrial disputes and labor shortages;

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  mine safety accidents, including fires and explosions from methane and other sources;

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  competition and conflicts with other natural resource extraction and production activities within overlapping operating areas, such as natural gas extraction or oil and gas development (including potential conflicts with gas extraction undertaken by a third party at Buchanan);

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  unexpected shortages, or increases in the costs, of consumables, spare parts, plant and equipment;

  •
  cyber-attacks that disrupt our operations or result in the dissemination of proprietary or confidential information about us to our customers or other third parties; and

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  security breaches or terrorist acts.

        In addition, if any of the foregoing conditions or events occurs and is not mitigated or excusable as a force majeure event under our coal sales contracts, any resulting failure on our part to deliver coal to the purchaser under such contracts could result in economic penalties, demurrage costs, suspension or cancellation of shipments or ultimately termination of such contracts, which could have a material adverse effect on our financial condition and results of operations.

        Furthermore, our mining operations are concentrated in a small number of mines in the CAPP. As a result, the effects of any of these conditions or events may be exacerbated and may have a disproportionate impact on our results of operations and assets. Any such operational conditions or events could also result in disruption to key infrastructure (including infrastructure located at or serving our mining activities, as well as the infrastructure that supports freight and logistics). These conditions and events could also result in the partial or complete closure of particular railways, ports or significant inland waterways or sea passages, potentially resulting in higher costs, congestion, delays or cancellations on some transport routes. Any of these conditions or events could adversely impact our business and results of operations.

The loss of, or significant reduction in, purchases by our largest customers could adversely affect our revenues.

        For the year ended December 31, 2018, our top ten customers comprised 70% of our total revenue and our top five customers comprised 51% of our total revenue. For the year ended December 31, 2018, sales to Xcoal and Tata Steel represented approximately 23% and 12%, respectively, of our total revenue. The majority of our sales are made on a spot basis or under contracts with terms of typically one year. The failure to obtain additional customers or the loss of all or a portion of the revenues attributable to any customer as a result of competition, creditworthiness, inability to negotiate extensions or replacement of contracts or otherwise, may adversely affect our financial condition and results of operations.

        For the year ended December 31, 2018, sales to Xcoal represented approximately 52% of revenue from our U.S. Operations and represented our U.S. Operations' predominant means of access to the export metallurgical coal market. Purchase orders with Xcoal are entered into primarily on an ad hoc (shipment-by-shipment) basis and there is a risk that, in the future, the number of sales to Xcoal could decrease, which would require us to procure alternative brokers or market the coal directly to the export market. In addition, if our arrangements with Xcoal were to cease or materially decrease, we might also be required to procure additional infrastructure capacity to support some of our operations, as Xcoal typically takes ownership of coal upon landing into the rail car and handles transportation logistics to the port and beyond. As a result, the loss of, or deterioration of, the relationship with Xcoal could materially and adversely affect our financial condition and results of operations or cause a material disruption to our U.S. Operations.

Demand for our metallurgical coal is significantly dependent on the steel industry.

        The majority of the coal that we produce is metallurgical coal that is sold, directly or indirectly, to steel producers and commands a significant price premium over the majority of other forms of coal because of its use in blast furnaces for steel production. Metallurgical coal, specifically our high-quality hard coking coal, or HCC, has specific physical and chemical properties, which are necessary for efficient blast furnace operation. Therefore, demand for our metallurgical coal is correlated to demands of the steel industry. The steel industry's demand for metallurgical coal is affected by a number of factors, including: the cyclical nature of that industry's business; general economic conditions and demand for steel; and the availability and cost of substitutes for steel, such as aluminum, composites and plastics, all of which may impact the demand for steel products. Similarly, if new steelmaking technologies or practices are developed that allow less expensive ingredients (lower quality coal or other sources of carbon) to be substituted for metallurgical coal in the integrated steel mill process, the demand for metallurgical coal would materially decrease.

        Although conventional blast furnace technology has been the most economic large-scale steel production technology for a number of years, there can be no assurance that over the longer term, competitive technologies not reliant on metallurgical coal would not emerge, which could reduce the demand and price premiums for metallurgical coal. A significant reduction in the demand for steel products would reduce the demand for metallurgical coal, which could have a material adverse effect on our financial condition and results of operations.

        Additionally, newly imposed tariffs by the United States on the import of certain steel products may impact foreign steel producers to the extent their production is imported into the United States. On March 8, 2018, the President of the United States, Donald Trump, signed an executive order establishing a 25% tariff on imports of steel into the United States, which could reduce imports of steel and increase U.S. metallurgical coal demand. This additional U.S. metallurgical coal demand could be met by reducing exports of metallurgical coal and redirecting that volume to domestic consumption.

        Although the tariffs could be supportive of a stronger domestic metallurgical coal price environment, these tariffs have prompted retaliatory tariffs from key trading partners, notably Europe and China. Any retaliatory tariffs by these or other countries to these tariffs may limit international trade and adversely impact global economic conditions. We cannot ascertain the impact, if any, these tariffs may have on demand for our metallurgical coal.

Decreases in demand for coal-fired electricity and changes in coal consumption patterns of the United States and Australian electric power generators could adversely affect our business.

        While demand for metallurgical coal is not closely linked to demand for electricity, incidental production of thermal coal by our U.S. Operations represented approximately 13% of tons sold by our U.S. Operations and 6% of our revenues during 2018.

        In such case, any changes in coal consumption by electric power generators in the United States would likely impact our business over the long term. According to the United States Department of Energy's Energy Information Administration, or EIA, the domestic electric power sector is the largest consumer of coal and accounted for 82% of total U.S. coal consumption in 2017, down from 90% in 2015.

        While power generation from thermal coal remains a cost-effective form of energy, the increasing focus on renewable energy generation, competition from alternative fuel sources, such as natural gas, environmental regulations and the consequential decline in electricity generation from fossil fuels, is expected to result in the further decline of coal-fired electricity generation due to retirement of coal-fired capacity in favor of alternative energy. The low price of natural gas in recent years has resulted in some U.S. electric generators increasing natural gas consumption while decreasing coal consumption. Electricity generation from coal is now second to natural gas, which surpassed coal as the leading source of U.S. electricity generation in 2016. In 2018, natural gas provided 35% of total electricity generation while coal provided 27% of total electricity generated in the United States, a decline of 12% from 2013, when coal-fired electricity generation represented 39% of total electricity generation.

        Sales of thermal coal represented approximately 27% of tons sold by our Australian Operations and approximately 6% of our revenues in 2018 since the date of our acquisition of Curragh. The majority of the thermal coal produced by our Australian Operations is sold on a long-term supply arrangement to Stanwell. Sales of thermal coal by our Australian Operations to domestic and export buyers are exposed to fluctuations in the global demand for thermal coal or electricity. However, coal sold to Stanwell is not directly exposed to fluctuations in the global demand for electricity or thermal coal. Under the Stanwell supply contract, Stanwell can set volumes and pricing has historically been set at significantly below-market rates. See "—Risks related to the Supply Deed with Stanwell may adversely affect our financial condition and results of operations."

        Further reductions in the demand for coal-fired electricity generation and the growth of alternative energy options, such as renewables, and alternate power generation technologies could materially reduce the demand for thermal coal, which may have a material adverse effect on our financial condition and results of operations.

If a substantial number of our customers fail to perform under our contracts with them, our revenues and operating profits could suffer.

        A significant portion of the sales of our metallurgical coal is to customers with whom we have had long-term relationships. The success of our business depends on our ability to retain our current customers, renew our existing customer contracts and solicit new customers. Our ability to do so generally depends on a variety of factors, including the quality and price of our products, our ability to market these products effectively, our ability to deliver on a timely basis and the level of competition that we face.

        In addition, our sales contracts generally contain provisions that allow customers to suspend or terminate if we commit a material breach of the terms of the contract, a change in law restricts or prohibits a party from carrying out its material obligations under the contract or a material adverse change occurs in our financial standing or creditworthiness. If customers suspend or terminate existing contracts, or otherwise refuse to accept shipments of our metallurgical coal for which they have an existing contractual obligation, our revenues will decrease, and we may have to reduce production at our mines until our customers' contractual obligations are honored.

        If our customers do not honor contract commitments, or if they terminate agreements or exercise force majeure provisions allowing for the temporary suspension of performance during specified events beyond the parties' control and we are unable to replace the contract, our financial condition and results of operations could be materially and adversely affected.

If our ability to collect payments from customers is impaired, our revenues and operating profits could suffer.

        Our ability to receive payment for coal sold and delivered will depend on the continued contractual performance and creditworthiness of our customers and counterparties. For certain customers, we require the provision of a letter of credit as security for payment. The inability of key customers to procure letters of credit (due to general economic conditions or the specific circumstances of the customer) may restrict our ability to contract with such customers or result in fewer sales contracts being executed, which could materially adversely affect our financial condition and results of operations. For certain of our large customers in Australia who have not provided letters of credit or other form of security, we maintain an insurance policy to cover for any failure in payment.

        If non-payment occurs, we may decide to sell the customer's metallurgical coal on the spot market, which may be at prices lower than the contracted price, or we may be unable to sell the coal at all. If our customers' and counterparties' creditworthiness deteriorates, our business could be adversely affected.

Our long-term success depends upon our ability to continue discovering, or acquiring and developing assets containing, coal reserves that are economically recoverable.

        Our recoverable reserves decline as we produce coal. Our long-term outlook depends on our ability to maintain a commercially viable portfolio of coal reserves that are economically recoverable. Failure to acquire or discover new coal reserves or develop new assets could negatively affect our financial condition and results of operations. Exploration activity may occur adjacent to established assets and in new regions. These activities may increase land tenure, infrastructure and related political risks. Failure to discover or acquire new coal reserves, replace coal reserves or develop new assets or operations in sufficient quantities to maintain or grow the current level of reserves could negatively affect our financial condition and results of operations.

        Potential changes to our portfolio of assets through acquisitions and divestments may have an adverse effect on future results of operations and financial condition. From time to time, we may add assets to, or divest assets from, our portfolio. There are a number of risks associated with historical and future acquisitions or divestments, including, among others:

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  adverse market reaction to such acquisitions and divestments or the timing or terms on which acquisitions and divestments are made;

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  imposition of adverse regulatory conditions and obligations;

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  political and country risk;

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  commercial objectives not being achieved as expected;

  •
  unforeseen liabilities arising from changes to the portfolio;

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  sales revenues and operational performance not meeting expectations;

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  anticipated synergies or cost savings being delayed or not being achieved; and

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  inability to retain key staff and transaction-related costs being more than anticipated.

        These factors could materially and adversely affect our financial condition and results of operations.

We may be unsuccessful in integrating the operations of our recent acquisitions with our existing operations and in realizing all or any part of the anticipated benefits of any such acquisitions.

        From time to time, we may evaluate and acquire assets and businesses that we believe complement our existing assets and business. Acquisitions may require substantial capital or the incurrence of substantial indebtedness. Our capitalization and results of operations may change significantly as a result of future acquisitions. Acquisitions and business expansions involve numerous risks, including the following:

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  difficulties in the integration of the assets and operations of the acquired businesses;

  •
  inefficiencies and difficulties that arise because of unfamiliarity with new assets and the businesses associated with them and new geographic areas; and

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  the diversion of management's attention from other operations.

        Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition. Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar, and may lead to increased litigation and regulatory risk. Also, following an acquisition, we may discover previously unknown liabilities associated with the acquired business or assets for which we have no recourse under applicable indemnification provisions. If a new business generates insufficient revenue or if we are unable to efficiently manage our expanded operations, our results of operations may be adversely affected.

We rely on estimates of our recoverable reserves, which is complex due to geological characteristics of the properties and the number of assumptions made.

        We rely on estimates of our recoverable reserves. In this registration statement, we report our estimated proven (measured) and probable (indicated) reserves in accordance with SEC Industry Guide 7. As an ASX-listed company, however, our ASX disclosures follow the Australian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves 2012, or the JORC Code. One principal difference between the reporting regimes in the United States under SEC Industry Guide 7 and in Australia under the JORC Code is the provision in the JORC Code for the reporting of estimates other than proven (measured) or probable (indicated) reserves. Specifically, our ASX disclosures include estimates of coal resources in addition to reserves. Accordingly, our estimates of proven and probable coal reserves in this registration statement and in other reports that we are required to file with the SEC may be different than our estimates of reserves as reported in our ASX disclosures.

        Coal is economically recoverable when the price at which it can be sold exceeds the costs and expenses of mining and selling the coal. The costs and expenses of mining and selling the coal are determined on a mine-by-mine basis, and as a result, the price at which our coal is economically recoverable varies based on the mine. We base our reserve information on geologic data, coal ownership information and current and proposed mine plans. There are numerous uncertainties inherent in estimating quantities and qualities of coal and costs to mine recoverable reserves, including many factors beyond our control. There are inherent uncertainties and risks associated with such estimates, including:

  •
  geologic and mining conditions, which may not be fully identified by available exploration data and may differ from our experience and assumptions in areas we currently mine;

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  current and future market prices for coal, contractual arrangements, operating costs and capital expenditures;

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  severance and excise taxes, unexpected governmental taxes, royalties and development and reclamation costs;

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  future mining technology improvements;

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  the effects of regulation by governmental agencies;

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  the ability to obtain, maintain and renew all required permits;

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  employee health and safety; and

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  historical production from the area compared with production from other producing areas.

        In addition, coal reserve estimates are revised based on actual production experience, and/or new exploration information and therefore the coal reserve estimates are subject to change. Should we encounter geological conditions or qualities different from those predicted by past drilling, sampling and similar examinations, coal reserve estimates may have to be adjusted and mining plans, coal processing and infrastructure may have to be altered in a way that might adversely affect our operations. As a result, our estimates may not accurately reflect our actual future coal reserves.

        As a result, the quantity and quality of the coal that we recover may be less than the reserve estimates included in this registration statement. If our actual coal reserves are less than current estimates, or the rate at which they are recovered is less than estimated or results in higher than estimated cost, our financial condition and results of operations may be materially adversely affected.

If transportation for our coal becomes unavailable or uneconomic for our customers, our ability to sell coal could suffer.

        Our mining operations produce coal, which is transported to customers by a combination of road, rail, barge and ship. The delivery of coal produced by our mining operations is subject to potential disruption, which may affect our ability to deliver coal to our customers and may have an impact on productivity and profitability. For example, in the fiscal year ended December 31, 2018, sales volumes for our Australian Operations were impacted by rail network disruptions in Queensland caused by bush fires, track maintenance and industrial action. Such disruptions to transportation services may include, among others:

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  disruptions due to weather-related problems;

  •
  key equipment or infrastructure failures;

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  industrial action;

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  rail or port capacity congestion or constraints;

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  commercial disputes;

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  failure to obtain consents from third parties for access to rail or land, or access being removed or not granted by regulatory authorities;

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  changes in applicable regulations;

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  failure or delay in the construction of new rail or port capacity; and

  •
  terrorist attacks, natural disasters or other events.

        Any such disruptions, or any deterioration in the reliability of services provided by our transportation service providers, could impair our ability to supply coal to our customers, result in decreased shipments and revenue and adversely affect our results of operations.

        Typically, we sell coal at the mine gate and/or loaded into vessels at the port. While ordinarily our coal customers arrange and pay for transportation of coal from the mine or port to the point of use, we have entered into arrangements with third parties to gain access to transportation infrastructure and services where required, including road transport organizations, rail carriers and port owners. Where coal is exported or sold other than at the mine gate, the costs associated with these arrangements represent a significant portion of both the total cost of supplying coal to customers and of our production costs. As a result, the cost of transportation is not only a key factor in our cost base, but also in the purchasing decision of customers. Transportation costs may increase and we may not be able to pass on the full extent of cost increases to our customers. For example, where transportation costs are connected to market demand, costs may increase if usage by us and other market participants increases. Significant increases in transport costs due to factors such as fluctuations in the price of diesel fuel, electricity and demurrage or environmental requirements could make our coal less competitive when compared to coal produced from other regions and countries. As the transportation capacity secured by our port and rail agreements is based on assumed production volumes, we may also have excess transportation capacity (which, in the case of take-or-pay agreements, we may have to pay for even if unused) if our actual production volumes are lower than our estimated production volumes. Conversely, we may not have sufficient transportation capacity if our actual production volumes exceed our estimated production volumes, if we are unable to transport the full capacity due to contractual limitations or if any deterioration in our relationship with brokers and intermediaries (including Xcoal) results in a reduction in the proportion of coal purchased F.O.R. from our U.S. Operations (and a corresponding increase in the proportion of coal purchased F.O.B.).

Take-or-pay arrangements within the coal industry could unfavorably affect our profitability.

        Our Australian Operations generally contract port and rail capacity via long-term take-or-pay contracts for transport to and export from the Port of Gladstone via two main port terminals, RGTCT and WICET. At our U.S. Operations, we also have a take-or-pay agreement in connection with the Kinder Morgan Pier IX Terminal in Hampton Roads, Virginia. We may enter into other take-or-pay arrangements in the future.

        Where we have entered into take-or-pay contracts, we will generally be required to pay for our contracted port or rail capacity, even if it is not utilized by us or other shippers. Although the majority of our take-or-pay arrangements provide security over minimum port and rail infrastructure availability, unused port or rail capacity can arise as a result of varying unforeseen circumstances, including insufficient production from a given mine, a mismatch between the timing of required port and rail capacity for a mine, or an inability to transfer the used capacity due to contractual limitations, such as required consent of the provider of the port or rail services, or because the coal must emanate from specified source mines or be loaded onto trains at specified load points. Paying for unused transport capacity could materially and adversely affect our cost structures and financial performance. See Item 2. "Financial Information—Management's Discussion and Analysis of Financial Condition and Results of Operations" for a summary of our expected future obligations under take-or-pay arrangements as of December 31, 2018.

Our profitability could be affected adversely by the failure of suppliers and/or outside contractors to perform.

        We use contractors and other third parties for exploration, mining and other services generally, and are reliant on several third parties for the success of our current operations and the development of our growth projects. While this is normal for the mining industry, problems caused by third parties may arise, which may have an impact on our performance and operations. The majority of workers at our Australian Operations are employed by contractors, including Thiess, Golding Contractors Pty Ltd, and Wolff Mining Pty Ltd.

        Operations at our mines may be interrupted for an extended period in the event that we lose any of our key contractors (because their contract is terminated or expires) and are required to replace them. There can be no assurance that skilled third parties or contractors will continue to be available at reasonable rates. As we do not have the same control over contractors as we do over employees, we are also exposed to risks related to the quality or continuation of the services of, and the equipment and supplies used by, our contractors, as well as risks related to the compliance of our contractors with environmental and health and safety legislation and internal policies, standards and processes. Any failure by our key contractors to comply with their obligations under our operating agreements with them (whether as a result of financial or operational difficulties or otherwise), any termination or breach of our operating agreements by our contractors, any protracted dispute with a contractor, any material labor dispute between our contractors and their employees or any major labor action by those employees against our contractors, could have a material adverse effect on our financial condition and results of operations.

        Further, in periods of high commodity prices, demand for contractors may exceed supply resulting in increased costs or lack of availability of key contractors. Disruptions of operations or increased costs also can occur as a result of disputes with contractors or a shortage of contractors with particular capabilities. To the extent that any of the foregoing risks were to materialize, our operating results and cash flows could be adversely affected.

Our inability to replace or repair damaged or destroyed equipment or facilities in a timely manner, could materially and adversely affect our financial condition and results of operations.

        We depend on several major pieces of mining equipment and facilities to produce and transport coal, including, but not limited to, longwall mining systems, continuous miners, draglines, dozers, excavators, shovels, haul trucks, conveyors, CPPs and rail loading and blending facilities. Obtaining and repairing these major pieces of equipment often involves long lead times. If any of these pieces of equipment and facilities suffers major damage or is destroyed by fire, abnormal wear and tear, flooding, incorrect operation or otherwise, we may be unable to replace or repair them in a timely manner or at a reasonable cost, which would impact our ability to produce and transport coal and could materially and adversely affect our financial condition and results of operations.

        Additionally, regulatory agencies sometimes make changes with regard to requirements for pieces of equipment. For example, in 2015, the MSHA promulgated a new regulation requiring the implementation of proximity detection devices on all continuous miners. Such changes can impose costs on us and can cause delays if manufacturers and suppliers are unable to make the required changes in compliance with mandated deadlines.

A decrease in the availability or increase in costs of key supplies, capital equipment, commodities and purchased components, such as diesel fuel, steel, explosives and tires could materially and adversely affect our financial condition and results of operations.

        Our mining operations require a reliable supply of large quantities of fuel, explosives, tires, steel-related products (including roof control materials), lubricants and electricity. The prices we pay for commodities are strongly impacted by the global market. In situations where we have chosen to concentrate a large portion of purchases with one supplier, it has been to take advantage of cost savings from larger volumes of purchases and to ensure security of supply. If the cost of any of these key supplies or commodities increased significantly, or if a source for these supplies or mining equipment were unavailable to meet our replacement demands, our profitability could be reduced or we could experience a delay or halt in our production.

        Our coal production and production costs can be materially and adversely impacted by unexpected shortages or increases in the costs of consumables, spare parts, plant and equipment. For example, operation of the thermal dryer located at the CPP at Buchanan is dependent upon the delivery of natural gas and there is currently only one natural gas supplier in the area, an affiliate of CONSOL Energy. Although we have entered into a gas purchase agreement with CONSOL Energy, this agreement can be terminated by CONSOL Energy on 30 days' notice and any delay or inability to negotiate a replacement agreement would impact our costs of production as we would need to change our processing method at Buchanan.

Risks related to our investment in WICET may adversely affect our financial condition and results of operations.

        We have a minority interest in WICET Holdings Pty Ltd, whose wholly-owned subsidiary, WICET Pty Ltd, owns WICET. Other coal producers who export coal through WICET also hold shares in WICET Holdings Pty Ltd. In addition, we and the other coal producers (or shippers) have evergreen, ten-year take-or-pay agreements with WICET Pty Ltd and pay a terminal handling charge to export coal through WICET, which is calculated by reference to WICET's annual operating costs, as well as finance costs associated with WICET Pty Ltd's external debt facilities.

        Some of the other WICET shipper-shareholders have been liquidated since WICET became operational in 2015, and have defaulted under their take-or-pay agreements with WICET Pty Ltd. These defaults have resulted in increased terminal handling charges for the remaining shipper-shareholders (including us) as the charges must be redistributed to fund the minimum required charges due to WICET. If any of the five remaining shipper-shareholders becomes insolvent and/or defaults under its take-or-pay agreement, the terminal handling charges for the remaining shipper-shareholders, including us, will increase. In addition, if we default under our take-or-pay agreement with WICET Pty Ltd, we might be liable for a significant termination payment. The termination payment is approximately equal to our proportion of WICET Pty Ltd's total external debt (which is based on the proportion that our contracted tonnage bears to the total contracted tonnage at WICET when the payment obligation is triggered). We have provided security to WICET Pty Ltd in the form of a bank guarantee, the amount of which is required to cover our estimated liabilities as a shipper under the WICET Take-or-Pay Agreement for the following 12-month period. If we are in default under the WICET Take-or-Pay Agreement and are subject to a termination payment, WICET Pty Ltd can draw on the security and apply it to amounts owing by us.

        Any attempt by the senior lenders for WICET Pty Ltd's external debt, or a receiver appointed by them, to take steps to seek to recover against the shipper-shareholders (whether through increased terminal handling charges or otherwise) could materially and adversely impact our business and results of operations. If an insolvency or other event ultimately resulted in a permanent cessation of operations at WICET, we may also be required to procure additional port capacity, as well as be liable for a termination payment under our take-or-pay agreement.

Defects in title or loss of any leasehold interests in our properties could limit our ability to mine these properties or result in significant unanticipated costs.

        In the United States, title to a leased property and mineral rights is generally secured prior to permitting and developing a property. In some cases, we rely on title information or representations and warranties provided by our lessors, grantors or other third parties. Our right to mine some of our reserves may be adversely affected if defects in title or boundaries exist or if a lease expires. Any challenge to our title or leasehold interests could delay the exploration and development of the property and could ultimately result in the loss of some or all of our interest in the property and, accordingly, require us to reduce our estimated coal reserves. In addition, if we mine on property that we do not own or lease, we could incur liability for such mining.

        In the United States, we predominantly access our mining properties through leases with a range of private landholders. If a default under a lease for properties on which we have mining operations resulted in the termination of the applicable lease, we may have to suspend mining or significantly alter the sequence of such mining operations, which may adversely affect our future coal production and future revenues.

        To obtain leases or mining contracts to conduct our U.S. Operations on properties where defects exist or to negotiate extensions or amendments to existing leases, we may in the future have to incur unanticipated costs. In addition, we may not be able to successfully negotiate new leases or mining contracts for properties containing additional reserves or maintain our leasehold interests in properties where we have not commenced mining operations during the term of the lease.

        In Queensland, where all of our Australian Operations are carried out, exploring or mining for coal is unlawful without a tenement granted by the Queensland government. The grant and renewal of tenements are subject to a regulatory regime and each tenement is subject to certain conditions. There is no certainty that an application for the grant of a new tenement or renewal of one of the existing Tenements at Curragh will be granted at all or on satisfactory terms or within expected timeframes. Further, the conditions attached to the Tenements may change at the time they are renewed. There is a risk that we may lose title to any of our granted Tenements if we are unable to comply with conditions or if the land that is subject to the title is required for public purposes. The Tenements have expirations ranging from August 31, 2021 to July 31, 2044 and, where renewal is required, there is a risk that the Queensland government may change the terms and conditions of such Tenement upon renewal.

        A defect in our title or the loss of any lease or Tenement upon expiration of its term, upon a default or otherwise, could adversely affect our ability to mine the associated reserves or process the coal we mine.

Our ability to operate effectively could be impaired if we lose key personnel or fail to attract qualified personnel.

        The loss of key personnel and the failure to recruit sufficiently qualified staff could affect our future performance. We have entered into employment contracts with a number of key personnel in Australia and the United States, including our Managing Director and Chief Executive Officer, Garold Spindler, and our President and Chief Operating Officer, James Campbell. Mr. Spindler's and Mr. Campbell's expertise and experience in the mining industry are important to the continued development and operation of our mining interests. However, there is no assurance that such personnel will remain with us for the term of their employment contracts or beyond. In the United States, we have not entered into employment contracts with any of our key personnel (other than Mr. Spindler and his direct reports), meaning that we do not have the benefit of notice provisions or non-compete restraints with these employees. The loss of our senior executives could have a material adverse effect on our business. There may be a limited number of persons with the requisite experience and skills to serve in our senior management positions. We may not be able to locate or employ qualified executives on acceptable terms. In addition, as our business develops and expands, we believe that our future success will depend greatly on our continued ability to attract and retain highly skilled personnel with coal industry experience in Australia and the United States. We may not be able to continue to employ key personnel or attract and retain qualified personnel in the future. The loss of such key personnel or the failure to recruit sufficiently qualified employees may affect our business and future performance.

A shortage of skilled labor in the mining industry could pose a risk to achieving improved labor productivity.

        Efficient coal mining using modern techniques and equipment requires skilled laborers, preferably with at least a year of experience and proficiency in multiple mining tasks. Any future shortage of skilled labor in the Australian and U.S. mining industries could result in our having insufficient personnel to operate our business, our ability to expand production in the event there is an increase in the demand for our coal, which could adversely affect our financial condition and results of operations.

We could be negatively affected if we fail to maintain satisfactory labor relations.

        Relations with our employees and, where applicable, organized labor are important to our success. Enterprise bargaining and other disputes between us and our employees or disputes affecting our contractors may result in strikes or uncompetitive work practices.

        As of March 31, 2019, we had approximately 1,700 employees. In addition, as of March 31, 2019, there were approximately 1,200 contractors supplementing the permanent workforce, primarily at Curragh. As of March 31, 2019, approximately 12% of our total employees, all at our Australian Operations, were represented by organized labor unions and covered by the EA. In May 2019, the Australian Fair Work Commission approved the Curragh Mine Enterprise Agreement 2019. This EA has a nominal expiration date of May 26, 2022 and will remain in place until replaced or terminated by the Fair Work Commission. Our U.S. Operations employ a 100% non-union labor force.

        Future industrial action by our employees or mining contractors' employees or involving trade unions could disrupt operations and negatively impact mine productivity, production and profitability.

We may be unable to obtain, renew or maintain permits necessary for our operations, which would reduce coal production, cash flows and profitability.

        Our performance and operations depend on, among other things, being able to obtain on a timely basis, and maintain, all necessary regulatory approvals, including any approvals arising under applicable mining laws, environmental regulations and other laws, for our current operations, expansion and growth projects. Examples of regulatory approvals that we must obtain and maintain include mine planning approvals, environmental permits and, in Australia, land titles, land tenure and approvals relating to native title and indigenous cultural heritage. In addition, our operations depend on our ability to obtain and maintain consents from private land owners and good relations with local communities.

        The requirement to obtain and maintain approvals and address potential and actual issues for former, existing and future mining projects is common to all companies in the coal sector. However, there is no assurance or guarantee that we will obtain, secure, or be able to maintain any or all of the required consents, approvals and rights necessary to maintain our current production profile from our existing operations or to develop our growth projects in a manner which will result in profitable mining operations and/or achieve our long-term production targets. The permitting rules, and the interpretations of these rules, are complex, change frequently and are often subject to the interpretation of the regulators that enforce them, all of which may make compliance more difficult or impractical, and may possibly preclude the continuance of ongoing operations or the development of future mining operations. Certain laws, such as the SMCRA, require that certain environmental standards be met before a permit is issued. The public, including non-governmental organizations, anti-mining groups and individuals, have certain statutory rights to comment upon and submit objections to requested permits and environmental impact statements. These comments are prepared in connection with applicable regulatory processes, and the public may otherwise engage in the permitting process, including bringing lawsuits to challenge the issuance of permits, the validity or adequacy of environmental impact statements or performance of mining activities. In states where we operate, applicable laws and regulations also provide that a mining permit or modification can, under certain circumstances, be delayed, refused or revoked if we or any entity that owns or controls or is under common ownership or control with us have unabated permit violations or have been the subject of permit or reclamation bond revocation or suspension. Thus, past or ongoing violations of federal and state mining laws by us or such entity could provide a basis to revoke existing permits and to deny the issuance of additional permits or modification or amendment of existing permits. In recent years, the permitting required for coal mining has been the subject of increasingly stringent regulatory and administrative requirements and extensive activism and litigation by environmental groups. If this trend continues, it could materially and adversely affect our mining operations, development and expansion and cost structures, the transport of coal and our customers' ability to use coal produced by our mines, which, in turn, could have a material adverse effect on our financial condition and results of operation.

        In particular, certain of our activities require a dredge and fill permit from the USACE under Section 404 of the CWA. In recent years, the Section 404 permitting process has been subject to increasingly stringent regulatory and administrative requirements and a series of court challenges, which have resulted in increased costs and delays in the permitting process. In addition, in 2015, the EPA and the USACE issued the CWR, under the CWA that would further expand the circumstances when a Section 404 permit is needed. The CWR is the subject of extensive ongoing litigation and administrative proceedings, as a result of which the CWR has been enjoined in certain states (including West Virginia) and reinstated in others (including Virginia and Pennsylvania), and its current and future impact on our operations are the subject of significant uncertainty. In addition, on December 11, 2018, the EPA and the USACE issued a proposed rule replacing the CWR. In accordance with President Trump's executive order, the proposed rule would redefine "waters of the United States", which would have the effect of excluding from the definition certain wetlands and other water bodies that are covered by the definition pursuant to the CWR. The process to rescind or revise the CWR will likely be subject to extensive notice and comment and litigation. Additionally, we may rely on nationwide permits under the CWA Section 404 program for some of our operations. These nationwide permits are issued every five years, and the 2017 nationwide permit program was recently reissued in January 2017. If we are unable to use the nationwide permits and require an individual permit for certain work, that could delay operations.

        If we are unable to obtain and maintain the approvals, consents and rights required for our current and future operations, or if we obtain approvals subject to conditions or limitations, the economic viability of the relevant projects may be adversely affected, which may in turn result in the value of the relevant assets being impaired, which could have a material adverse effect on our financial condition and results of operations.

In times of drought and/or shortage of available water, our operations and production, particularly at Curragh, could be negatively impacted if the regulators impose restrictions on our water offtake licenses that are required for water used in the CPPs.

        In Queensland, all entitlements to the use, control and flow of water are vested in the state and regulated by the Water Act 2000 (Qld). Allocations under the Water Act 2000 (Qld) can be managed by a water supply scheme operator, such as SunWater Ltd. We have purchased the required water allocations for Curragh and entered into a suite of related channel and pipeline infrastructure agreements and river supply agreements with SunWater Ltd. to regulate the supply of water pursuant to these allocations.

        The amount of water that is available to be taken under a water entitlement will vary from year to year and is determined by water sharing rules of the relevant catchment area. These rules will, for example, state a procedure for water supply scheme holders to calculate the water available to an allocation holder, based on available and predicted supply. In situations of severely constrained supply (such as during a drought), supply contracts with the scheme operator generally provide for a reduced apportionment, with certain uses (e.g., domestic use) being given higher priority. It is possible that during times of drought our water offtake entitlements in Australia could be reduced. If our water offtake entitlement was reduced, the operations would have to recycle more of the water collected in on-site dams and former mining pits, from rainfall and dewatering activities, for use in the Curragh CPPs. This may impact our ability to maintain current production levels without incurring additional costs, which could adversely impact our operations and production.

Our operations may impact the environment or cause exposure to hazardous substances, which could result in material liabilities to us.

        We are subject to extensive environmental laws and regulations, and our operations may substantially impact the environment or cause exposure to hazardous materials to our contractors, our employees or local communities. We use hazardous materials and generate hazardous or other regulated waste, which we store in our storage or disposal facilities. We may become subject to statutory or common law claims (including damages claims) as a result of our use of hazardous materials and generation of hazardous waste. A number of laws, including, in the United States, the CERCLA or Superfund, and the RCRA, and in Australia, the Environmental Protection Act 1994 (Qld), impose liability relating to contamination by hazardous substances. Furthermore, the use of hazardous materials and generation of hazardous and other waste may subject us to investigation and require the clean-up of soil, surface water, groundwater and other media.

        The mining process, including blasting and processing ore bodies, can also generate environmental impacts, such as dust and noise, and requires the storage of waste materials (including in liquid form). Risk in the form of dust, noise or leakage of polluting substances from site operations or uncontrolled breaches of mine residue facilities have the potential to generate harm to our employees, our contractors and the communities and the environment. Employee or strict liability claims under common law or environmental statutes in relation to these matters may arise, for example, out of current or former activities at sites that we own, lease or operate and at properties to which hazardous substances have been sent for treatment, storage, disposal or other handling. Our liability for such claims may be strict, joint and several with other miners or parties or with our contractors, such that we may be held responsible for more than our share of the contamination or other damages, or even for the entire amount of damages assessed. Additionally, any violations of environmental laws by us could lead to, among other things, the imposition on us of substantial fines, penalties, other civil and criminal sanctions, the curtailment or cessation of operations, orders to pay compensation, orders to remedy the effects of violations and take preventative steps against possible future violations, increased compliance costs, or costs for environmental remediation, rehabilitation or rectification works.

        We maintain extensive metallurgical coal refuse areas and slurry impoundments at our mining properties. At Curragh, our slurry impoundments are below surrounding topography and the possibility of failure is negligible. At our U.S. Operations, refuse areas and impoundments are frequently inspected and subject to extensive governmental regulation. Slurry impoundments have been known to fail, releasing large volumes of coal slurry into the surrounding environment. Structural failure of an impoundment can result in extensive damage to the environment and natural resources, such as bodies of water that the coal slurry reaches, as well as create liability for related personal injuries, property damages and injuries to natural resources and plant and wildlife. Of the six refuse areas among our U.S. mining properties, only three impound slurry; the other facilities are combined refuse and do not impound slurry. Four of our impoundments in the U.S. overlie mined out areas, which can pose a heightened risk of failure and the assessment of damages arising out of such failure. If one of our impoundments were to fail, we could be subject to substantial claims for the resulting environmental contamination and associated liability, as well as for related fines and penalties.

We are subject to extensive health and safety laws and regulations that could have a material adverse effect on our reputation and financial condition and results of operations.

        We are subject to extensive laws and regulations governing health and safety at coal mines in the United States and Australia. As a result of increased stakeholder focus on health and safety issues (such as black lung disease or coal workers' pneumoconiosis), there is a risk of legislation and regulatory change that may increase our exposure to claims arising out of current or former activities or result in increased compliance costs (e.g., through requiring improved monitoring standards or contribution to an industry-pooled fund). Regulatory agencies also have the authority, following significant health and safety incidents, such as fatalities, to order a facility be temporarily or permanently closed. If this were to occur at any of our mining facilities, we may be required to incur capital expenditures to re-open the facility, which could have a material adverse effect on our reputation and financial condition and results of operations.

        For additional information about the various regulations affecting us, see Item 1. "Business—Regulatory Matters—Australia" and "Business—Regulatory Matters—United States."

We could be adversely affected if we fail to appropriately provide financial assurances for our obligations.

        U.S. federal and state laws and Australian laws require us to provide financial assurances related to requirements to reclaim lands used for mining, to pay federal and state workers' compensation, to provide financial assurances for coal lease obligations and to satisfy other miscellaneous obligations. The primary methods we use to meet those obligations in the United States are to provide a third-party surety bond or provide a letter of credit. As of March 31, 2019, we provided approximately $28.6 million of third-party surety bonds in connection with our U.S. Operations. There are no cash collateral requirements to support any of the outstanding bonds. In addition, one of the conditions of the Queensland environmental authority is for us to provide financial assurance in the form of non-cash backed bank guarantees. As of March 31, 2019, we provided A$279.7 million of financial assurance to meet this condition. The purpose of this assurance is to provide security for compliance with the environmental authority generally and for the costs and expenses associated with the reclamation/rehabilitation after mining operations are complete should we fail to do so.

        Our financial assurance obligations may increase due to a number of factors, including the size of our mining footprint and new government regulations, and we may experience difficulty procuring or renewing our surety bonds. In addition, our bond issuers may demand higher fees or additional collateral, including letters of credit or other terms less favorable to us upon those renewals. Because we are required by federal and state law to have these bonds or other acceptable security in place before mining can commence or continue, any failure to maintain surety bonds, letters of credit or other guarantees or security arrangements would adversely affect our ability to mine coal. That failure could result from a variety of factors, including lack of availability of surety bond or letters of credit, higher expense or unfavorable market terms, the exercise by third-party surety bond issuers of their right to refuse to renew the surety and the requirement to provide collateral for future third-party surety bond issuers under the terms of financing arrangements. If we fail to maintain adequate bonding, our mining permits could be invalidated, which would prevent mining operations from continuing, and future operating results could be materially adversely affected.

        In Australia, the approval and passing in 2019 of the Financial Provisioning Act which amends or replaces certain provisions of the Environmental Protection Act 1994 (Qld), will impact the way that our Australian Operations must provision for and manage associated costs of providing financial assurances related to mine rehabilitation obligations.

        The Financial Provisioning Act:

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  replaces the financial assurance arrangements for resource activities under the Environmental Protection Act 1994 (Qld) with a new financial provisioning scheme, and changes how the estimated rehabilitation cost for an environmental authority is calculated; and

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  amends the Environmental Protection Act 1994 (Qld) to introduce new requirements for the progressive rehabilitation and closure of mined land.

        Since April 1, 2019, any financial assurance currently held for environmental approvals already held in Australia are treated as surety under the new Financial Provisioning Act. There will be a transition period of three years commencing in early 2019 during which all miners in Queensland will be assessed and receive an initial risk allocation decision based on a formulaic calculation of their ERC. Our ERC is the cost estimated by the government department of rehabilitating the land on which our operation is carried out. This allocation will put our resource activity at Curragh into a risk category under the Financial Provisioning Act based on the regulator's assessment of both the amount of our ERC and our financial capacity to carry out and discharge the rehabilitation liability and obligation at the time our mining operations cease. This risk assessment will be reviewed annually, and assessment fees are payable each time there is an allocation decision for our operations in Queensland.

        The new financial provisioning scheme will be managed by the Scheme Manager and financial assurance will be provided by paying a contribution to the Scheme Fund and/or the giving of surety to the Scheme Manager. Our contribution is calculated as the prescribed percentage (dependent on risk allocation decision) of Curragh's ERC. The prescribed percentages for each category are: (1) Very low: 0.5%; (2) Low: 1.0%; and (3) Moderate: 2.75%. In the event Curragh's ERC is allocated a high risk allocation, we will be required to negotiate the percentage of surety to be provided with the Scheme Manager. The Scheme Manager is a statutory officer and will manage the Scheme Fund contributions and the sureties on behalf of the State. Commencement of the scheme is expected to be in the first half of 2019. We do not yet know the extent to which the Financial Provisioning Act will impact our financial condition and results of operations. For more information on the Financial Provisioning Act, see Item 1. "Business—Regulatory Matters—Australia—Environmental Protection Act 1994 (Qld)."

Mine closures entail substantial costs. If we prematurely close one or more of our mines, our operations and financial performance would likely be affected adversely.

        Federal and state regulatory agencies have the authority following significant health and safety incidents, such as fatalities, to order a facility to be temporarily or permanently closed. If we were to prematurely close one or more of our mines for any reason, we could be required to close or discontinue operations at particular mines before the end of their mine life due to environmental, geological, geotechnical, commercial, leasing or other issues. Such closure or discontinuance of operations could result in significant closure and rehabilitation expenses, employee redundancy costs, contractor demobilization costs and other costs or loss of revenues. If and when incurred, these closure and rehabilitation costs could exceed our current estimates. If one or more of our mines is closed earlier than anticipated, we would be required to fund the reclamation and closure costs on an expedited basis and potentially lose revenues and, for some of our operations, pay for take-or-pay arrangements that we no longer use, which would have an adverse impact on our operating and financial performance. Many of these costs could also be incurred if a mine was unexpectedly placed on care and maintenance before the end of its planned mine life.

If the assumptions underlying our provision for reclamation and mine closure obligations prove to be inaccurate, we could be required to expend greater amounts than anticipated.

        The SMCRA and the Environmental Protection Act 1994 (Qld) establish operational, reclamation and closure standards for all aspects of surface mining as well as deep mining. We accrue for the costs of current mine disturbance and final mine closure, including the cost of treating mine water discharge where necessary. Estimates of our total reclamation and mine-closing liabilities totaled $126.7 million as of March 31, 2019, based upon permit requirements and the historical experience at our operations, and depend on a number of variables involving assumptions and estimation and therefore may be subject to change, including the estimated future asset retirement costs and the timing of such costs, estimated proven reserves, assumptions involving third-party contractors, inflation rates and discount rates. If these accruals are insufficient or our liability in a future year is greater than currently anticipated, our future operating results and financial position could be adversely affected. See Item 2. "Financial Information—Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Estimates."

Concerns about the environmental impacts of coal combustion, including perceived impacts on global climate issues, are resulting in increased regulation of coal combustion and coal mining in many jurisdictions, which could significantly affect demand for our products or our securities.

        Global climate issues continue to attract considerable attention to the coal industry. Emissions from coal consumption, both directly and indirectly and emissions from coal mining itself are subject to pending and proposed regulation as part of initiatives to address global climate change. A number of countries, including Australia and the United States, have already introduced, or are contemplating the introduction of, regulatory responses to GHGs, including the extraction and combustion of fossil fuels, to address the impacts of climate change.

        There are three primary sources of GHGs associated with the coal industry. First, the end use of our coal by our customers in electricity generation, coke plants, and steelmaking is a source of GHGs. Second, combustion of fuel by equipment used in coal production and to transport our coal to our customers is a source of GHGs. Third, coal mining itself can release methane, which is considered to be a more potent GHG than carbon dioxide, directly into the atmosphere. These emissions from coal consumption, transportation and production are subject to pending and proposed regulation as part of initiatives to address global climate change.

        As a result, numerous proposals have been made and are likely to continue to be made at the international, national, regional and state levels of government to monitor and limit emissions of GHGs. In addition, the growth of alternative energy options, such as renewables and disruptive power generation technologies, and changes in community or government attitudes to climate change and efforts to promote divestment of fossil fuel equities and pressure lenders to limit funding to fossil fuel companies could result in further development of alternative energy industries and broader mainstream acceptance of alternative energy options which could result in a material reduction in the demand for coal. The absence of regulatory certainty, global policy inconsistencies and direct regulatory impacts (such as carbon taxes or other charges) each have the potential to adversely affect our operations—either directly or indirectly, through suppliers and customers. Collectively, these initiatives and developments could result in higher electric costs to us or our customers or lower the demand for coal used in electric generation, which could in turn adversely impact our business.

        At present, we are principally focused on metallurgical coal production, which is not used in connection with the production of coal-fired electricity generation. The market for our coal may be adversely impacted if comprehensive legislation or regulations focusing on GHG emission reductions are adopted, or if our customers are unable to obtain financing for their operations.

        We and our customers may also have to invest in CCUS technologies in order to burn thermal coal and comply with future GHG emission standards. The potential direct and indirect financial impact on us of future laws, regulations, policies and technology developments may depend upon the degree to which any such laws, regulations and developments force reduced reliance on coal as a fuel source. Such developments could result in material adverse impacts on our financial condition or results of operations. See Item 1. "Business—Regulatory Matters—Australia" and "Business—Regulatory Matters—United States."

Changes in and compliance with government policy, regulation or legislation may adversely affect our financial condition and results of operations.

        The coal mining industry is subject to regulation by federal, state and local authorities in each relevant jurisdiction with respect to matters such as:

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  workplace health and safety;

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  worker's compensation;

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  employee benefits;

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  taxation and royalties;

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  limitations on land use;

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  mine permitting and licensing requirements;

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  reclamation and restoration of mining properties after mining is completed;

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  the storage, treatment and disposal of wastes;

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  remediation of contaminated soil, sediment and groundwater;

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  air quality standards, including those relating to GHG standards;

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  water pollution;

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  protection of human health, plant-life and wildlife, including endangered or threatened species and habitats;

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  protection of wetlands;

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  the discharge of materials into the environment; and

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  the effects of mining on surface water and groundwater quality and availability.

        Any future legislation and regulatory change imposing more constraints or more stringent requirements may affect the coal mining industry and may adversely affect our financial condition and results of operations. Examples of such changes are, future laws or regulations that may limit the emission of GHGs or the use of thermal coal in power generation, more stringent workplace health and safety laws, more rigorous environmental laws, and changes to existing taxation and royalty legislation.

        Compliance with applicable federal, state and local laws and regulations may become more costly and time-consuming and may delay commencement or interrupt continuation of exploration or production at our operations. We have incurred, and may in the future incur, significant expenditures to comply with such regulation and legislation. These laws are constantly evolving and may become increasingly stringent. The ultimate impact of complying with existing laws and regulations is not always clearly known or determinable due in part to the fact that certain implementation of the regulations for these laws have not yet been promulgated and in certain instances are undergoing revision. These laws and regulations, particularly new legislative or administrative proposals (or judicial interpretations of existing laws and regulations), could result in substantially increased capital, operating and compliance costs and could have a material adverse effect on our operations and our customers' ability to use our products. For example, the U.S. Congress has previously enacted and may in the future address "bail-out" programs for the underfunded United Mine Workers benefits and pension plans, which could in effect tax all coal companies for unfunded or underfunded union pension plans and add costs to union-free entities like us, with respect to our U.S. Operations, and potentially impact competitive positions in the market. Due in part to the extensive and comprehensive regulatory requirements, along with changing interpretations of these requirements, violations of applicable federal, state and local laws and regulations occur from time to time in the coal industry and minor violations have occurred at our Australian Operations and our U.S. Operations in the past.

        Moreover, changes in the law may impose additional standards and a heightened degree of responsibility for us and our stockholders, directors and employees; may require unprecedented compliance efforts; could divert our management's attention; and may require significant expenditures. For example, we may also be subject to unforeseen environmental liabilities resulting from coal-related activities, which may be costly to remedy or adversely impact our operations. In particular, the acceptable level of pollution and the potential abandonment costs and obligations for which we may become liable as a result of our activities may be difficult to assess under the current legal framework. To the extent that required expenditures, as with all costs, are not ultimately reflected in the prices of coal, our operating results will be detrimentally impacted. The costs and operating restrictions necessary for compliance with safety and environmental laws and regulations, which is a major cost consideration for our Australian Operations and U.S. Operations, may have an adverse effect on our competitive position relative to foreign producers and operators in other countries which may not be required to incur equivalent costs in their operations.

        We are also affected by various other international, federal, state, local and tribal or indigenous environmental laws and regulations that impact our customers. To the extent that such environmental laws and regulations reduce customer demand for or increase the price of coal, we will be detrimentally impacted. For additional information about the various regulations affecting us, see Item 1. "Business—Regulatory Matters—Australia" and "Business—Regulatory Matters—United States."

Failure to comply with applicable anti-corruption and trade laws, regulations and policies could result in fines and criminal penalties, causing a material adverse effect on our business, operating and financial prospects or performance.

        Any fraud, bribery, misrepresentation, money laundering, violations of applicable trade sanctions, anti-competitive behavior or other misconduct by our employees, contractors, customers, service providers, business partners and other third parties could result in violations of relevant laws and regulations by us and subject us or relevant individuals to corresponding regulatory sanctions or other claims, and also result in an event of default under our Syndicated Facility Agreement. These unlawful activities and other misconduct may have occurred in the past and may occur in the future and may result in civil and criminal liability under increasingly stringent laws relating to fraud, bribery, sanctions, competition and misconduct or cause serious reputational or financial harm to us. In addition, failure to comply with environmental, health or safety laws and regulations, privacy laws and regulations, U.S.

trade sanctions, the U.S. Foreign Corrupt Practices Act and other applicable laws or regulations could result in litigation, the assessment of damages, the imposition of penalties, suspension of production or distribution, costly changes to equipment or processes due to required corrective action, or a cessation or interruption of operations.

        We have policies and procedures to identify, manage and mitigate legal risks and address regulatory requirements and other compliance obligations. However, there can be no assurance that such policies, procedures and established internal controls will adequately protect us against fraudulent or corrupt activity and such activity could have an adverse effect on our reputation, financial condition and results of operations.

Our mining operations are subject to extensive forms of taxation, which imposes significant costs on us, and future regulations and developments could increase those costs or limit our ability to produce coal competitively.

        Federal, state or local governmental authorities in nearly all countries across the global coal mining industry impose various forms of taxation on coal producers, including production taxes, sales-related taxes, royalties, environmental taxes and income taxes. If new legislation or regulations related to various forms of coal taxation or income or other taxes generally, which increase our costs or limit our ability to compete in the areas in which we sell coal, or which adversely affect our key customers, are adopted, our business, financial condition or results of operations could be adversely affected.

Recently enacted tax reform legislation or future proposed legislation could have an adverse impact on us.

        U.S. tax legislation enacted on December 22, 2017, generally known as the Tax Cuts and Jobs Act, has significantly changed the U.S. federal income taxation of U.S. corporations and their foreign subsidiaries. The Tax Cuts and Jobs Act has made substantial changes to U.S. tax law, including a reduction in the corporate income tax rate, a limitation on deductibility of interest expense, the allowance of immediate expensing of capital expenditures, and deemed repatriation of foreign earnings.

        The Tax Cuts and Jobs Act is subject to potential amendments and technical corrections, as well as interpretations and implementing regulations by the Treasury Department and Internal Revenue Service, or the IRS, any of which could lessen or increase certain adverse effects of the legislation. There may also be material adverse effects resulting from the legislation that we have not identified. In addition, there is uncertainty with respect to how these U.S. federal income tax changes will affect state and local taxation, which often uses federal taxable income as a starting point for computing state and local tax liabilities.

        Further, from time to time, legislation is proposed that could result in the reduction or elimination of certain U.S. federal tax preferences currently available to companies engaged in the exploration and development of coal. These proposals have included but are not limited to: (1) the elimination of current deductions, the 60-month amortization period and the 10-year amortization period for exploration and development costs relating to coal and other hard mineral fossil fuels; (2) the repeal of the percentage depletion allowance with respect to coal properties; and (3) the repeal of capital gains treatment of coal and lignite royalties. The passage of these or other similar proposals could increase our taxable income and negatively impact our cash flows and our results of operations.

We may not recover our investments in our mining, exploration and other assets, which may require us to recognize impairment charges related to those assets.

        Our balance sheet includes a number of assets that are subject to impairment risk, particularly long-lived assets, including property, plant and equipment, mining tenements, exploration and evaluation assets and intangible assets (including goodwill). The values of these assets are generally derived from the fundamental valuation of the underlying mining operations and, as such, are subject to many of the same risks to which our operations are exposed, including decreases in coal prices, foreign currency exchange risks, operational and geological risks, changes in coal production and changes in estimates of proven and probable coal reserves. Adverse changes in these and other risk factors could lead to a reduction in the valuation of certain of our assets and result in an impairment charge being recognized.

Any failure to maintain effective internal control over financial reporting may adversely affect our financial condition and results of operations.

        Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

        Under standards established by the Public Company Accounting Oversight Board, or PCAOB, a deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or personnel, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. The PCAOB defines a significant deficiency as a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of a registrant's financial reporting. The PCAOB defines a material weakness as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis.

        During the preparation of our financial statements for the year ended December 31, 2018, we and our auditors identified a material weakness in our internal control over financial reporting related to the recognition and presentation of the impact of the Reorganization Transaction, which occurred just prior to the Australian IPO. The presentation was corrected prior to the issuance of the financial statements and did not result in any material misstatement of our financial statements or disclosures.

        We are not yet required to comply with the SEC's rules implementing Section 404(b) of the Sarbanes Oxley Act of 2002, or the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a registrant in the United States, we will be required to comply with the SEC's rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which, among other things, will require our management to certify financial and other information in our quarterly and annual reports to be filed with the SEC and provide an annual management report on the effectiveness of our internal control over financial reporting.

        Material weaknesses or significant deficiencies may be identified in the future, which may result in errors in our financial statements leading to a restatement of those financial statements.

We may not have adequate insurance coverage for some business risks.

        We have insurance coverage for certain operating risks that provide limited coverage for some potential liabilities associated with our business. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially, and in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. As a result, we may not be able to renew our existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all. In addition, we may become subject to liability (including in relation to pollution, occupational illnesses or other hazards), or suffer loss resulting from business interruption, for which we are not insured (or are not sufficiently insured) or cannot insure, including liabilities in respect of past activities.

        Should we suffer a major uninsured loss, future financial performance could be materially adversely affected. In addition, insurance may not continue to be available at economically acceptable premiums or coverage may be reduced. As a result, the insurance coverage may not cover the full scope and extent of claims against us or losses we may incur. The occurrence of a significant adverse event not fully or partially covered by insurance could have a material adverse effect on our financial condition and results of operations.

Cybersecurity attacks, natural disasters, terrorist attacks and other similar crises or disruptions may negatively affect our business, financial condition and results of operations.

        Our business may be impacted by disruptions such as cybersecurity attacks or failures, threats to physical security, and extreme weather conditions or other natural disasters. Strategic targets, such as energy-related assets, may be at greater risk of future terrorist or cybersecurity attacks than other targets in the United States or Australia. These disruptions or any significant increases in energy prices that follow could result in government-imposed price controls. Our insurance may not protect us against such occurrences. It is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition and results of operations.

        In addition, a disruption in, or failure of, our information technology systems could adversely affect our business operations and financial performance. We rely on the accuracy, capacity and security of our information technology, or IT, systems for the operations of many of our business processes and to comply with regulatory, legal and tax requirements. While we maintain some of our critical IT systems, we are also dependent on third parties to provide important IT services relating to, among other things, human resources, electronic communications and certain finance functions. Despite the security measures that we have implemented, including those related to cybersecurity, our systems could be breached or damaged by computer viruses, natural or man-made incidents or disasters or unauthorized physical or electronic access. Though we have controls in place, we cannot provide assurance that a cyber-attack will not occur. Furthermore, we may have little or no oversight with respect to security measures employed by third-party service providers, which may ultimately prove to be ineffective at countering threats. Failures of our IT systems, whether caused maliciously or inadvertently, may result in the disruption of our business processes, the unauthorized release of sensitive, confidential or otherwise protected information or the corruption of data, which could adversely affect our business operations and financial performance. We may be required to incur significant costs to protect against and remediate the damage caused by such disruptions or system failures in the future.

Mining in the CAPP is more complex and involves more regulatory constraints than mining in other areas of the U.S., which could affect our mining operations and cost structures in these areas.

        The geological characteristics of coal reserves in the CAPP, such as depth of overburden and coal seam thickness, make them complex and costly to mine. As mines become depleted, replacement reserves may not be available or, if available, may not be able to be mined at costs comparable to those of the depleting mines. In addition, compared to mines in the other areas of the country, permitting, licensing and other environmental and regulatory requirements are more costly and time consuming to satisfy. These factors could materially adversely affect the mining operations and cost structures of, and our customers' ability to use coal produced by, our mining properties in the CAPP.

We may face restricted access to international markets in the future.

        Access to international markets may be subject to ongoing interruptions and trade barriers due to policies and tariffs of individual countries, and the actions of certain interest groups to restrict the import or export of certain commodities. Although there are currently no significant trade barriers existing or impending of which we are aware that do, or could, materially affect our access to certain markets, there can be no assurance that our access to these markets will not be restricted in the future.

An inability for metallurgical coal suppliers to access international markets would likely result in an oversupply of metallurgical coal in the domestic market, resulting in a decrease in prices.

We are subject to foreign exchange risks involving certain operations in multiple countries.

        Foreign exchange risk is the risk of sustaining loss through adverse movements in currency exchange rates. Such losses can impact our financial performance and financial position and the level of additional funding required to support our businesses. Our financial results are reported in US$ and certain parts of our liabilities, earnings and cash flows are influenced by movements in exchange rates, especially movements in A$ to US$ exchange rate. For example, costs relating to our Australian Operations are generally denominated in A$. In addition, foreign currency exposures arise in relation to coal supply contracts, procurement of plant and equipment and debt, which may be priced in A$ or other foreign currencies other than US$.

        The impact of currency exchange rate movements will vary depending on factors such as the nature, magnitude and duration of the movements, the extent to which currency risk is hedged under forward exchange contracts or other hedging instruments and the terms of these contracts. We currently do not hedge our non-US$ exposures against exchange rate fluctuations, and consequently it will be at the risk of any adverse movement in exchange rates, which may affect our operating results, cash flows and financial condition.

We may be subject to litigation, the disposition of which could negatively affect our profitability and cash flow in a particular period, or have a material adverse effect on our business, financial condition and results of operations.

        Our profitability or cash flow in a particular period could be affected by an adverse ruling in any litigation that may be filed against us in the future. In addition, such litigation could have a material adverse effect on our business, financial condition and results of operations. See Item 8. "Legal Proceedings."

Risks related to the Supply Deed with Stanwell may adversely affect our financial condition and results of operations.

        Curragh has a CSA with Stanwell to supply thermal coal to the Stanwell Power Station. The CSA also provides Curragh with certain mining rights, of which the SRA was reserved for the benefit of Stanwell and could not be mined without Stanwell's consent. Under the CSA, in addition to supplying thermal coal at a price below the cost to Curragh of mining and processing the coal, Curragh pays certain rebates to Stanwell on metallurgical coal exported from certain parts of Curragh, which represents the deferred purchase cost of the right to mine some areas at Curragh.

        On August 14, 2018, Curragh entered into the Supply Deed with Stanwell. The Supply Deed grants Curragh the right to mine the coal reserves in the SRA. In exchange for these rights Curragh has agreed to certain amendments to the CSA and to enter into the NCSA, that will commence on or around the expiration of the CSA (currently expected to expire in 2027).

        The consideration for the access to additional reserves and access to the SRA will be deferred and payable as a discount to the market value of thermal coal over the term of the NCSA. No export rebates are payable during the term of the NCSA. The net present value of the deferred consideration was approximately $160.9 million as of March 31, 2019.

        Under the Supply Deed, if the parties do not agree to terms of the NCSA documentation by June 30, 2019, the terms of documentation will be determined by an expert, based on the terms of a binding terms sheet contained in the Supply Deed, or the Binding Terms Sheet, and the CSA. While the Binding Terms Sheet is relatively comprehensive, there is a risk that we and Stanwell will not be able to agree upon the terms of the NCSA and the terms of the NCSA may be determined by the expert in a form and manner that is less advantageous to us. In addition, the negotiation of the NCSA and any resultant dispute may be time consuming for our management. If any dispute regarding the form of the NCSA is ultimately referred to an expert, we will be exposed to our share of costs associated with the referral and potential further delays and will be bound to comply with the terms of the NCSA as determined by that expert. We are in the process of negotiating the NCSA and believe that agreement will be reached by June 30, 2019. If the final terms of the NCSA are less advantageous to us than our current arrangement, our operating results, cash flows and financial condition may be affected.

We have no registered trademarks for our Company name or other marks used by us in the United States or any other countries, and failure to obtain those registrations could adversely affect our business.

        Although we have filed a trademark application for use of the stylized mark "CORONADO STEEL STARTS HERE" in the United States, our application is still pending and the corresponding mark has not been registered in the United States. We have not filed for this or other trademarks in any other country. During trademark registration proceedings, we may receive rejections. If so, we will have an opportunity to respond, but we may be unable to overcome such rejections. In addition, the United States Patent and Trademark Office and comparable agencies in many foreign jurisdictions may permit third parties to oppose pending trademark applications and to seek to cancel registered trademarks. If opposition or cancellation proceedings are filed against our trademark application, our trademark may not survive such proceedings, and/or we may be required to expend significant additional resources in an effort to defend ourselves in the proceedings or identify a suitable substitute mark for future use.

Risks Related to Our Indebtedness and Capital Structure

Our financial performance could be adversely affected by our indebtedness.

        As of March 31, 2019, we had $84.0 million of borrowings outstanding under our Syndicated Facility Agreement. The degree to which we are leveraged in the future could have consequences, including, but not limited to:

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  making it more difficult for us to pay interest and satisfy our debt obligations;

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  making any refinancing more difficult if the capital and lending markets are in recession;

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  increasing our vulnerability to general adverse economic and industry conditions;

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  requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, business development or other general corporate requirements;

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  limiting our ability to obtain additional financing to fund future working capital, capital expenditures, business development or other general corporate requirements;

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  making it more difficult to obtain surety bonds, letters of credit, bank guarantees or other financing, particularly during periods in which credit markets are weak;

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  limiting our flexibility in planning for, or reacting to, changes in our business and in the coal industry;

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  causing a decline in our credit ratings; and

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  placing us at a competitive disadvantage compared to less-leveraged competitors.

        In addition, we are subject to certain restrictive covenants pursuant to the agreement governing our Syndicated Facility Agreement. Failure by us to comply with these covenants could result in an event of default that, if not cured or waived, could have a material adverse effect on us and result in amounts outstanding thereunder to be immediately due and payable.

        Any downgrade in our credit ratings could result in, among other matters, a requirement to post collateral on derivative trading instruments that we may enter into, the loss of trading counterparties for corporate hedging and trading and brokerage activities or an increase in the cost of, or a limit on our access to, various forms of credit used in operating our business and the requirement by suppliers for us to provide financial assurance by way of letters of credit.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to sell assets, seek additional capital or raise new equity to reduce our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of sufficient operating results and resources, we could face substantial liquidity problems and might be required to sell material assets or operations in an attempt to meet our debt service and other obligations. We may not be able to complete those sales or obtain all of the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due. In addition, the terms of the agreement governing our Syndicated Facility Agreement provide that if we cannot meet our debt service obligations, the lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation.

We may not be able to generate sufficient cash to service all of our debt and may be forced to take other actions to satisfy our debt obligations, which may not be successful.

        We are subject to various financial covenants under the terms of both the agreement governing our Syndicated Facility Agreement. These covenants may, for example, require the maintenance of a maximum gearing or leverage ratio or prepayment of outstanding loan balances. Factors such as adverse movements in interest rates and coal prices, deterioration of our financial performance or changes in accounting standards could lead to a breach in financial covenants. If there is such a breach, the relevant lenders may accelerate our indebtedness to them or withdraw their commitments to make further loans to us. Some covenant breaches may not result in an immediate default but may restrict our ability to make distributions or otherwise limit expenditures. For details of the Syndicated Facility Agreement, see Item 2. "Financial Information—Management's Discussion and Analysis of Financial Condition and Results of Operations."

We adjust our capital structure from time to time and may need to increase our debt leverage, which would make us more sensitive to the effects of economic downturns.

        It is possible that we may need to raise additional debt or equity funds in the future. Our Syndicated Facility Agreement and operating cash flows may not be adequate to fund our ongoing capital requirements, for any future acquisitions or projects or to refinance our debt. There is no guarantee that we will be able to refinance our existing debt, or if we do, there is no guarantee that such new funding will be on terms acceptable to us.

        Global credit markets have been severely constrained in the past, and the ability to obtain new funding or refinance may in the future be significantly reduced. If we are unable to obtain sufficient funding, either due to banking and capital market conditions, generally, or due to factors specific to our business, we may not have sufficient cash to meet our ongoing capital requirements, which in turn could materially and adversely affect our financial condition. Failure to obtain sufficient financing could cause delays or abandonment of business development plans and have a material adverse effect on our business, operations and financial condition.

        Recently, certain financial institutions, investment managers and insurance companies globally have responded to pressure to take actions to limit or divest investments in, financing made available to, and insurance coverage provided for, the development of new coal-fired power plants and coal miners that derive revenues from thermal coal sales. For example, in 2017, some Australian and other banks publicly announced that they would stop funding new thermal coal projects or would otherwise reduce their overall lending to coal. These or similar policies may adversely impact the coal industry generally, our ability to access capital and financial markets in the future, our costs of capital and the future global demand for coal.

Our business may require substantial ongoing capital expenditures, and we may not have access to the capital required to reach full productive capacity at our mines.

        Maintaining and expanding mines and related infrastructure is capital intensive. Specifically, the exploration, permitting and development of metallurgical coal reserves, mining costs, the maintenance of machinery, facilities and equipment and compliance with applicable laws and regulations require ongoing capital expenditures. While a significant amount of the capital expenditures required at our mines has been spent, we must continue to invest capital to maintain our production. In addition, any decisions to increase production at our existing mines or to develop the high-quality metallurgical coal recoverable reserves at our development properties in the future could also affect our capital needs or cause future capital expenditures to be higher than in the past and/or higher than our estimates. We cannot assure you that we will be able to maintain our production levels or generate sufficient cash flow, or that we will have access to sufficient financing to continue our production, exploration, permitting and development activities at or above our present levels and on our current or projected timelines, and we may be required to defer all or a portion of our capital expenditures. Our results of operations, business and financial condition may be materially adversely affected if we cannot make such capital expenditures.

        To fund our capital expenditures, we will be required to use cash from our operations, incur debt or sell equity securities. Using cash from operations will reduce cash available for maintaining or increasing our operations activities. Our ability to obtain bank financing or our ability to access the capital markets for future equity or debt offerings, on the other hand, may be limited by our financial condition at the time of any such financing or offering and the covenants in our existing debt agreements, as well as by general economic conditions, contingencies and uncertainties that are beyond our control. If cash flow generated by our operations or available borrowings under our bank financing arrangements are insufficient to meet our capital requirements and we are unable to access the capital markets on acceptable terms or at all, we could be forced to curtail the expansion of our existing mines and the development of our properties, which, in turn, could lead to a decline in our production and could materially and adversely affect our business, financial condition and results of operations.

Interest rates could change substantially and have an adverse effect on our profitability.

        We are exposed to interest rate risk in relation to variable-rate bank balances and variable-rate borrowings. Our interest rate risk primarily arises from fluctuations in the London Interbank Offered Rate, or LIBOR, and the Australian Bank Bill Swap Bid Rate in relation to US$—and A$—denominated borrowings. Our lending rates may increase in the future as a result of factors beyond our control and may result in an adverse effect on our financial condition and results of operations.

Coronado Global Resources Inc. is a holding company with no operations of its own and, as such, it depends on its subsidiaries for cash to fund its operations and expenses, including future dividend payments, if any.

        As a holding company, our principal source of cash flow is distributions from our subsidiaries. Therefore, our ability to fund and conduct our business, service our debt, and pay dividends, if any, in the future will depend on the ability of our subsidiaries to generate sufficient cash flow to make upstream cash distributions to us. Our subsidiaries are separate legal entities, and although they are wholly-owned and controlled by us, they have no obligation to make any funds available to us, whether in the form of loans, dividends, or otherwise. The ability of our subsidiaries to distribute cash to us will also be subject to, among other things, restrictions that may be contained in our subsidiary agreements (as entered into from time to time), availability of sufficient funds in such subsidiaries and applicable laws and regulatory restrictions. Claims of any creditors of our subsidiaries generally will have priority as to the assets of such subsidiaries over our claims and claims of our creditors and stockholders. To the extent the ability of our subsidiaries to distribute dividends or other payments to us is limited in any way, our ability to fund and conduct our business, service our debt, and pay dividends, if any, could be harmed.

Risks Related to Ownership of Our Securities

We are subject to general market risks that are inherent to companies with publicly-traded securities and the price of our securities may be volatile.

        We are subject to the general market risk that is inherent in all securities traded on a securities exchange. This may result in fluctuations in the trading price of our securities that are not explained by our fundamental operations and activities. There is no guarantee that the price of our securities will increase in the future, even if our earnings increase.

        Our securities may trade at, above or below the price paid by an investor for those securities due to a number of factors, including, among others:

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  general market conditions, including investor sentiment;

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  movements in interest and exchange rates;

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  fluctuations in the local and global market for listed stocks;

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  actual or anticipated fluctuations in our interim and annual results and those of other public companies in our industry;

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  industry cycles and trends;

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  mergers and strategic alliances in the coal industry;

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  changes in government regulation;

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  potential or actual military conflicts or acts of terrorism;

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  changes in accounting principles;

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  announcements concerning us or our competitors;

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  changes in government policy, legislation or regulation;

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  inclusion of our securities in or removal from particular market indices (including S&P/ASX indices); and

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  the nature of the markets in which we operate.

        Other factors that may negatively affect investor sentiment and influence us, specifically, or the stock market, more generally, include acts of terrorism, an outbreak of international hostilities, fires, floods, earthquakes, labor strikes, civil wars, natural disasters, outbreaks of disease or other man-made or natural events.

        Stock markets have experienced extreme price and volume fluctuations in the past that are often disproportionate or unrelated to the operating performance of companies. There can be no guarantee that trading prices and volumes of any securities will be sustained. These factors may materially affect the market price of our securities, regardless of our operational performance. No guarantee can be given by us in respect of the payment of dividends, any returns of capital or the market value of our securities. Such issues are dependent on our performance, the control of costs and the need for working capital and other funding requirements.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

        Our amended and restated certificate of incorporation, or certificate of incorporation, authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock with respect to dividends and distributions, as our Board of Directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we have granted to the holder of the Series A Share the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Granting of similar rights, other repurchase or redemption rights or liquidation preferences to future holders of preferred stock could affect the residual value of the common stock.

Insiders have substantial control over us and are able to influence corporate matters.

        Coronado Group LLC and the EMG Group have significant influence over us, including control over decisions that require the approval of stockholders, which could limit the ability of other stockholders to influence the outcome of stockholders votes.

        As of March 31, 2019, the EMG Group indirectly held approximately 80% of our outstanding shares of common stock. Therefore, the EMG Group will have effective control over the outcome of votes on all matters requiring approval by stockholders. The interests of the EMG Group could conflict with or differ from our interests or the interests of other stockholders. For example, the concentration of ownership held by the EMG Group could delay, deter or prevent a change in control of us or impede a merger, takeover or other business combination which may otherwise be favorable for us. In addition, pursuant to the terms of the Stockholder's Agreement that we and Coronado Group LLC have entered into, so long as it beneficially owns in the aggregate at least 25% of the outstanding shares of our common stock, the EMG Group will have the ability to exercise substantial control over certain of our transactions, including change of control transactions, such as mergers and capital and debt raising transactions. See Item 11. "Description of Registrant's Securities to be Registered" for a description of the Stockholder's Agreement.

        Further, pursuant to the terms of the share of preferred stock Series A, par value $0.01 per share, of the Company that we issued to Coronado Group LLC, or the Series A Share, Coronado Group and the EMG Group or its successors or permitted assigns, as the beneficial owner of the Series A Share, at its option, will have the ability to elect a specified number of directors, or the Series A Directors, based on the EMG Group's aggregate level of beneficial ownership of shares of our common stock. For more details on the ability of Coronado Group and the EMG Group to elect Series A Directors, as well as the rights of stockholders to participate in the removal of any such Series A Directors, see Item 11. "Description of Registrant's Securities to be Registered."

        Moreover, the EMG Group's beneficial ownership of shares of our common stock may also adversely affect the price of our common stock to the extent investors perceive disadvantages in owning common stock of a company with a controlling stockholder. In addition, the EMG Group is in the business of making investments in companies and may, from time to time, acquire interests in businesses that directly or indirectly compete with us, as well as businesses of our existing or potential significant customers. The EMG Group may acquire or seek to acquire assets that we seek to acquire and, as a result, those acquisition opportunities may not be available to us or may be more expensive for us to pursue, and as a result, the interests of the EMG Group may not align with the interests of our other stockholders.

Our non-employee directors and their respective affiliates, including the EMG Group, may be able to take advantage of a corporate opportunity that would otherwise be available to us.

        The corporate opportunity and related party transactions provisions in our certificate of incorporation could enable any of our non-employee directors or their respective affiliates, including the EMG Group, to benefit from corporate opportunities that might otherwise be available to us. Subject to the limitations of applicable law, our certificate of incorporation, among other things, will:

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  permits us to enter into transactions with entities in which one or more non-employee directors are financially or otherwise interested;

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  permits any non-employee director or his or her affiliates to conduct a business that competes with us and to make investments in any kind of property in which we may make investments; and

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  provide that if any non-employee director becomes aware of a potential business opportunity, transaction or other matter (other than one expressly offered to that non-employee director solely in his or her capacity as our director), that non-employee director will have no duty to communicate or offer that opportunity to us, and will be permitted to communicate or offer that opportunity to his or her affiliates and pursue or acquire such opportunity for himself or herself, and that non-executive director will not be deemed to have acted in a manner inconsistent with his or her fiduciary or other duties to us or our stockholders regarding the opportunity or acted in bad faith or in a manner inconsistent with our and our stockholders' best interests.

        These provisions enable a corporate opportunity that would otherwise be available to us to be taken by or used for the benefit of the non-employee directors or their respective affiliates, which include the EMG Group as a result of the rights granted to it under the Stockholder's Agreement.

The EMG Group has the right, subject to certain conditions, to require us to register the sale of its shares of our common stock (including in the form of CDIs) under the Securities Act of 1933, or to otherwise cause us to cooperate in a sell-down.

        Pursuant to the Registration Rights and Sell-Down Agreement, dated as of September 24, 2018, between us and Coronado Group LLC, or the Registration Rights and Sell-Down Agreement, Coronado Group LLC (or its successors or permitted assigns or transferees) has the right, subject to certain conditions, to require us to register the sale of its shares of our common stock or CDIs under the Securities Act of 1933, or the Securities Act, or to cause us to cooperate in the sell-down of its shares of our common stock or CDIs. By exercising its registration rights and selling a large number of shares or CDIs, Coronado Group LLC could cause the prevailing market price of our common stock to decline. See Item 11. "Description of Registrant's Securities to be Registered—Registration Rights and Sell-Down Agreement."

The issuance of additional common stock or securities convertible into our common stock could result in dilution of the ownership interest in us held by existing stockholders.

        We may issue more CDIs in the future in order to fund acquisitions or investments or to reduce our debt. While we will be subject to the constraints of the ASX Listing Rules regarding the percentage of our capital that we are able to issue within a 12-month period (subject to applicable exceptions), any such equity raisings may dilute the interests of investors.

Other Business Risks

Provisions of our certificate of incorporation, bylaws and Delaware law could make a change of control of us more difficult.

        Provisions of our certificate of incorporation, our amended and restated bylaws, or bylaws, and Delaware law may make it more difficult to effect a change in control of us, which could adversely affect the price of our common stock. The existence of such provisions of our certificate of incorporation and bylaws and Delaware law could delay or prevent a change in control of us, even if that change would be beneficial to stockholders. The provisions of our certificate of incorporation and bylaws that may make acquiring control of us difficult, include provisions:

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  giving our Board of Directors the ability to issue, from time to time, one or more series of preferred stock and, with respect to each such series, to fix the terms thereof by resolution;

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  empowering only our Board of Directors to fill any vacancy on our Board of Directors (other than in respect of a Series A Director), whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

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  requiring stockholders to hold at least a majority of the outstanding shares of our common stock to request special meetings (other than a special meeting for the purpose of removing a director, to request which requires a stockholder to hold at least 5% of the outstanding shares of our common stock);

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  prohibiting stockholders from acting by written consent after such time that the EMG Group no longer beneficially owns in the aggregate shares representing at least a majority of the voting power of all shares of our capital stock generally entitled to vote for the election of directors other than any Series A Directors, or the Voting Stock;

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  requiring approval of certain amendments to our certificate of incorporation and bylaws by at least two-thirds of the Voting Stock, effective after such time that the EMG Group no longer beneficially owns in the aggregate shares representing at least a majority of the Voting Stock;

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  providing that the doctrine of 'corporate opportunity' will not apply to the EMG Group, any non-employee directors, or their respective affiliates; and

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  setting forth advance notice procedures for holders of shares of our common stock to nominate directors and submit proposals for consideration at meetings of holders of shares of our common stock.

        We have elected not to be governed by Section 203 of the General Corporation Law of the State of Delaware, or the DGCL (or any successor provision thereto), until immediately following the time at which the EMG Group no longer beneficially owns in the aggregate shares of our common stock representing at least 10% of the Voting Stock, in which case we shall thereafter be governed by Section 203 if and for so long as Section 203 by its terms would apply to us. Section 203 provides that an interested stockholder, along with its affiliates and associates (i.e., a stockholder that has purchased greater than 15%, but less than 85%, of a company's outstanding voting stock (with some exclusions)), may not engage in a business combination transaction with the company for a period of three years after buying more than 15% of a company's outstanding voting stock unless certain criteria are met or certain other corporate actions are taken by the company.

        These provisions also could discourage proxy contests and make it more difficult for our stockholders to elect directors, other than candidates nominated by the Board of Directors, and take other actions. As a result, these provisions could make it more difficult for a third party to acquire us, even if doing so would benefit stockholders, which may also limit the price that investors are willing to pay in the future for our common stock. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging a takeover attempt in the future.

Our certificate of incorporation limits the personal liability of our directors for certain breaches of fiduciary duty.

        Our certificate of incorporation and bylaws include provisions limiting the personal liability of our directors for breaches of fiduciary duty under the DGCL. Specifically, our certificate of incorporation contains provisions limiting a director's personal liability to us and our stockholders to the fullest extent permitted by the DGCL. Furthermore, our certificate of incorporation provides that no director shall be liable to us and our stockholders for monetary damages resulting from a breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL. The principal effect of this limitation on liability is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability that cannot be eliminated under the DGCL. These provisions, however, should not limit or eliminate our right or any stockholder's right to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions do not alter a director's liability under U.S. federal securities laws. The inclusion of these provisions in our certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.

A state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) will be, to the extent permitted by law, the sole and exclusive forum for substantially all state law based disputes between us and stockholders.

        Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, a state or federal court within the State of Delaware will be the sole and exclusive forum for:

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  any derivative action or proceeding brought on our behalf;

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  any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee or agent of the Company to the Company or the Company's stockholders or debtholders;

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  any action or proceeding asserting a claim against the Company or any director or officer or other employee or agent of the Company arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws; or

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  any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine or other "internal corporate claims" as defined in Section 115 of the DGCL.

        The choice of forum provision may limit a stockholder's ability to bring a claim against us or our directors, officers, employees or agents in a forum that it finds favorable, which may discourage stockholders from bringing such claims at all. Alternatively, if a court were to find the choice of forum provision contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in another forum, which could materially adversely affect our business, financial condition and results of operations. However, the choice of forum provision does not apply to any actions arising under the Securities Act or the Exchange Act.

The historical financial statements as of and for the year ended December 31, 2018 and the pro forma financial information that we have included in this registration statement may not be representative of the results we would have achieved as a stand-alone public company and may not be a reliable indicator of our future results.

        Our financial statements as of and for the year ended December 31, 2018 and the pro forma financial information that we have included in this registration statement have been presented, in part, on a combined basis and include the historical accounts of the acquired assets and liabilities assumed in the Curragh acquisition. As a result, our historical financial statements as of and for the year ended December 31, 2018 and pro forma financial information may not necessarily reflect what our financial condition, results of operations or cash flows would have been had the acquisition occurred prior to the periods presented or those that we will achieve in the future.

        We have made certain assumptions with respect to the preparation of the pro forma financial information. Such assumptions may not prove to be accurate and, accordingly, our pro forma financial information may not be indicative of what its results of operations or financial condition actually would have been as an independent public company nor be a reliable indicator of what its results of operations and financial condition actually may be in the future. We urge you to carefully consider the basis on which the historical and pro forma financial information included herein was prepared and presented. See Item 2. "Financial Information—Selected Consolidated and Combined Historical and Pro Forma Financial Data" and "Financial Information—Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements and related notes thereto included elsewhere in this registration statement.

We may not have sufficient surplus or net profits in the future to pay dividends, and our subsidiaries may not have sufficient funds, surplus or net profits to make distributions to us or our dividend policy may change. As a result, we can give no assurance that dividends will be paid in the future.

        There is no guarantee with respect to the payment of dividends, returns of capital or the market value of our common stock. Investors should consider that their investment is speculative. We are a holding company and have no operations of our own. We hold interests in our various businesses through wholly-owned subsidiaries. Our ability to pay dividends depends on the ability of our subsidiaries to make cash available to us and our ability to fulfil requirements with respect to dividends under the DGCL. In addition, our dividend policy may change. See Item 9. "Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters—Dividends." If we do not have do not receive payments from our subsidiaries, we would be required to obtain funds from other sources to pay dividends. We cannot assure you that such funds will be available to us on favorable terms, or at all.

The requirements of being a public company in the United States and Australia may strain our resources, divert management's attention, and affect our ability to attract and retain executive management and qualified board members.

        Our CDIs are currently listed on the ASX and we are registered as a foreign company in Australia. As such we need to ensure continuous compliance with relevant Australian laws and regulations, including the ASX Listing Rules and certain provisions of the Corporations Act. Upon the effectiveness of this registration statement, we will become subject to the periodic reporting requirements of the Exchange Act.

        As a U.S. public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and other applicable securities laws, rules, and regulations. Compliance with these laws, rules, and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. In the absence of a waiver from the ASX Listing Rules, these SEC periodic reports will be in addition to our periodic filings required by the ASX Listing Rules. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures, and internal control over financial reporting to meet this standard, significant resources and management oversight will be required. As a result, management's attention may be diverted from other business concerns and our costs and expenses will increase, which could harm our business and results of operations. We will need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

        In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from sales-generating activities to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal, administrative, or other proceedings against us and our business may be harmed.

        We also expect that being a public company, and compliance with applicable rules and regulations, will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain the same level of coverage. These factors could also make it more difficult for us to attract and retain qualified executive officers and members of our Board of Directors, particularly to serve on our audit committee and compensation committee.

        As a result of disclosure of information in this registration statement and in filings required of a public company, our business and financial condition will become more visible, which could be advantageous to, or harm our relationships with, our competitors, suppliers, manufacturers, retail partners, and customers. These disclosures may also make it more likely that we will experience an increase in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be harmed, and even if the claims are resolved in our favor the time and resources necessary to resolve them could divert the resources of our management and harm our business and results of operations.

ITEM 2.    FINANCIAL INFORMATION.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following tables present the selected consolidated financial and operating data as of and for the three months ended March 31, 2019, and as of and for each of the years ended December 31, 2018, 2017, 2016, 2015 and 2014 of the Company. The selected historical statements of operations data for the three months ended March 31, 2019 and balance sheet data as of March 31, 2019 have been derived from the historical unaudited consolidated financial statements of the Company included elsewhere in this registration statement. In the opinion of management, the historical unaudited consolidated financial statements of the Company were prepared on the same basis as the historical audited consolidated financial statements of the Company and include all adjustments necessary for a fair presentation of this information. The selected historical statements of operations data for the years ended December 31, 2018, 2017 and 2016 and balance sheet data as of December 31, 2018 and 2017 have been derived from the historical audited consolidated financial statements of the Company included elsewhere in this registration statement. The financial and operating data for the year ended December 31, 2018 incudes the data for Coronado Curragh Pty Ltd, or Coronado Curragh, since the date of the acquisition, March 29, 2018. The selected historical statements of operations data for the years ended December 31, 2015 and 2014, and balance sheet data as of December 31, 2016, 2015 and 2014 have been derived from historical consolidated financial statements of the Company not included in this registration statement.

        The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included therein. The selected consolidated financial and operating data are not necessarily indicative of the results that may be expected for any future period and should be read in conjunction with Item 2. "Financial Information—Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes included in this registration statement.

        See accompanying historical financial statements of Coronado Curragh, as well as the pro forma financial statements included elsewhere in this registration statement, which are included to give effect to the Curragh acquisition as if it had occurred as of January 1, 2018 and January 1, 2017, respectively.

Statement of operations data:

	Three Months Ended March 31, 2019
		Year Ended December 31,
		2018	2017	2016	2015	2014
		($ in thousands, except per share amounts)
Revenue	$591,879	$1,980,504	$768,244	$437,251	$227,685	$60,072
Total costs and expenses	448,901	1,647,424	616,479	401,197	283,324	90,079

Operating income (loss)	142,978	333,080	151,765	36,054	(55,639)	(30,007)
Interest income (expense), net	(8,179)	(57,978)	(9,955)	(98)	(57)	34
Other, net	4,031	(27,216)	473	376	446	(64)
Loss on debt extinguishment	—	(58,085)	—	—	—	—

Total other income, net	(4,148)	(143,279)	(9,482)	278	389	(30)

Net income (loss) before tax	138,830	189,801	142,283	36,332	(55,250)	(30,037)
Income tax (expense) / benefit	(42,010)	(75,212)	—	—	—	—

Net income	96,820	114,589	142,283	36,332	(55,250)	(30,037)
Less: Net loss attributable to noncontrolling interest	—	(92)	(70)	(133)	(8)	(8)

Net income (loss) attributable to stockholders	$96,820	$114,681	$142,353	$36,465	$(55,242)	$(30,029)

Net income (loss) per share—basic and diluted	$1.00	$0.21	$—	$—	$—	$—

Balance Sheet Data:

		December 31,
	March 31, 2019
		2018	2017	2016	2015	2014
		($ in thousands)
Total assets	$2,138,906	$2,209,564	$951,792	$1,050,292	$439,819	$481,307
Asset retirement obligations	126,691	125,791	56,429	51,849	24,803	29,185
Long term obligations	705,817	577,355	238,207	104,455	72,830	83,101
Total equity	1,055,967	1,253,808	633,300	874,126	337,724	375,320

        For the year ended December 31, 2018, earnings per share, or EPS, was calculated based on the 96,651,692 shares of common stock as if they had been outstanding from January 1, 2018 and is considered pro forma in nature.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements, including the historical financial statements for Coronado Curragh and our unaudited pro forma statement of operations, and the related notes to those statements included elsewhere in this registration statement. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under "Cautionary Notice Regarding Forward-Looking Statements" and "Risk Factors" and elsewhere in this registration statement. Some of the numbers included herein have been rounded for the convenience of presentation.

Overview

        We are a global producer, marketer and exporter of a full range of metallurgical coals. We own a portfolio of operating mines and development projects in Queensland, Australia and in Virginia, West Virginia and Pennsylvania in the United States.

        Our Australian Operations comprise the 100%-owned Curragh producing mine complex. Our U.S. Operations comprise three 100%-owned producing mine complexes (Buchanan, Logan and Greenbrier), two development properties (Pangburn-Shaner-Fallowfield and Russell County) and one idle property (Amonate). In addition to metallurgical coal, our Australian Operations sell thermal coal, which is used to generate electricity, to Stanwell. Our U.S. Operations also produce and sell some thermal coal that is extracted in the process of mining metallurgical coal.

        Our business profile primarily focuses on the production of metallurgical coal for the North American and seaborne export markets. In 2018, we produced and sold 17.4 MMt of coal. Metallurgical coal and thermal coal sales represented approximately 79% and 21%, respectively, of our total volume of coal sold for the year ended December 31, 2018.

        In accordance with ASC 280, Segment Reporting, we have adopted the following reporting segments: Curragh; Buchanan; Logan; and Greenbrier. In addition, "Corporate and other" is not a reporting segment but is disclosed for the purposes of reconciliation to our consolidated financial statements.

Factors Affecting Comparability of our Financial Statements

        Due to several factors, our historical results of operations are not comparable from period to period and may not be comparable to our financial results of operations in future periods. Set forth below is a brief description of the key factors impacting the comparability of our results of operations.

Curragh Acquisition

        On March 29, 2018, we acquired Curragh from Wesfarmers for aggregate consideration, on the date of the transaction, of $563.8 million. The operating results of Curragh have been included in our consolidated financial statements since March 29, 2018.

Corporate Reorganization Transaction

        Prior to the Reorganization Transaction in August 2018, Coronado Group HoldCo LLC, the holding company of our Australian Operations, was a wholly-owned subsidiary of Coronado Group LLC. In connection with the Reorganization Transaction, (i) Coronado Group HoldCo LLC was converted into Coronado Global Resources Inc. in August 2018 and (ii) Coronado Group LLC contributed all of the equity ownership in our U.S. Operations to Coronado Coal Corporation, a

wholly-owned subsidiary of Coronado Global Resources Inc. Immediately following the Reorganization Transaction, Coronado Global Resources Inc. remained a wholly-owned subsidiary of Coronado Group LLC, which is currently owned by the EMG Group and certain members of our management.

        The Company is a corporation for U.S. federal and state income tax purposes. The Company's accounting predecessor, Coronado Group LLC, was and is treated as a flow-through entity for U.S. federal income tax purposes and as such, has generally not been subject to U.S. federal income tax at the entity level. Accordingly, unless otherwise specified, the historical results of operations and other financial information set forth in this registration statement for periods prior to the incorporation of the Company and the Reorganization Transaction do not include any provision for U.S. income taxes.

        The Reorganization Transaction was treated as a combination of entities under common control in line with ASC 805, Business Combinations, whereby the receiving entity (the Company) recorded the contributed assets and liabilities at the carrying value of Coronado Group LLC. Prior to the Reorganization Transaction, the consolidated financial statements of the Company reflect the net assets and operations of Coronado Group LLC. The financial statements presented following the Reorganization Transaction are those of the receiving entity (the Company) and are retrospectively adjusted to present that entity as if it always held the net assets or equity interests previously held by the seller, Coronado Group LLC. As such, financial information (including comparatives) of the Company has been presented as a continuation of the pre-existing accounting values of assets and liabilities in Coronado Group LLC's financial statements.

Australian IPO

        On October 23, 2018, we completed an initial public offering on the ASX, pursuant to which the Company issued and sold the equivalent of 16,651,692 shares of common stock in the form of CDIs and the EMG Group sold the equivalent of 2,691,896.4 shares of common stock in the form of CDIs.

How We Evaluate Our Operations

        We evaluate our operations based on the volume of coal we can safely produce and sell in compliance with regulatory standards, and the prices we receive for our coal. Our sales volume and sales prices are largely dependent upon the terms of our coal sales contracts, for which prices generally are set based on daily index averages or on a quarterly basis.

        Our management uses a variety of financial and operating metrics to analyze our performance. These metrics are significant factors in assessing our operating results and profitability. These financial and operating metrics include: (i) safety and environmental metrics; (ii) sales volumes and average realized price per Mt sold, which we define as coal revenues divided by sales volume; (iii) average segment mining costs per Mt sold, which we define as cost of coal revenues divided by sales volumes; and (iv) average segment operating costs per Mt sold, which we define as segment operating costs divided by sales volumes.

        Coal revenues are shown on our statement of operations and comprehensive income exclusive of other revenues. Operating expenses are inclusive of cost of coal revenues, freight expense, Stanwell rebate and other royalties and exclude depreciation, depletion and amortization, and selling, general, and administrative expenses. Cost of coal revenues is shown on our statement of operations and comprehensive income exclusive of freight expense, Stanwell rebate, other royalties, depreciation, depletion and amortization and selling, general and administrative expenses. Cost of coal revenues excludes these cost components as our CODM does not view these costs as directly attributable to the production of coal. We believe our presentation of cost of coal revenues is useful to investors in providing an accurate view of the costs directly attributable to the production of coal in our mining costs segment. Additionally, for our international sales contracts, we typically bear the cost of freight from our mines to the applicable outbound shipping port, while freight costs from the port to the end destination are typically borne by the customer. For our domestic sales, customers typically bear the cost of freight. As such, freight expenses are excluded from cost of coal revenues to allow for consistency and comparability in evaluating our operating performance.

        The following discussion of our results of operations includes references to and analysis of Adjusted EBITDA, which is a financial measure not recognized in accordance with U.S. GAAP. Non-GAAP financial measures, including Adjusted EBITDA, are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt.

        Adjusted EBITDA is defined as earnings before interest, tax, depreciation, depletion and amortization, other foreign exchange losses and loss on debt extinguishment. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies. A reconciliation of Adjusted EBITDA to its most directly comparable measure under U.S. GAAP is included below. In addition, we present Adjusted EBITDA on a supplemental pro forma basis. A reconciliation of Adjusted EBITDA, on a pro forma basis, to its most directly comparable measure under U.S. GAAP is included below.

        Segment Adjusted EBITDA is defined as Adjusted EBITDA by operating and reporting segment, adjusted for certain transactions, eliminations or adjustments that our CODM does not consider for making decisions to allocate resources among segments or assessing segment performance. Segment Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements such as investors, industry analysts and lenders to assess the operating performance of the business.

Three Months Ended March 31, 2019 Compared to Three Months Ended March 31, 2018

Summary

        Our financial and operational highlights for the three months ended March 31, 2019:

  •
  Tonnage sold totaled 5.0 MMt for the three months ended March 31, 2019, or 3.1 MMt higher than the three months ended March 31, 2018, predominantly due to the acquisition of Curragh.

  •
  Coal markets remained buoyant during the three months ended March 31, 2019 as revenues averaged $6.50 per Mt higher compared to the three months ended March 31, 2018, primarily due to strong global demand and tighter supply dynamics, supported by the continued stability of global steel production.

  •
  Net income increased by $120.5 million, from a net loss of $23.7 million for the three months ended March 31, 2018, to net income of $96.8 million for the three months ended March 31, 2019, reflecting increases in operating income, no loss on debt extinguishment, and lower other expenses, partly offset by income tax expense.

  •
  Adjusted EBITDA for the three months ended March 31, 2019 totaled $183.1 million, an increase of $182.0 million, from Adjusted EBITDA of $1.1 million for the three months ended March 31, 2018, driven by factors mentioned above, including Curragh's earnings since the date of acquisition on March 29, 2018.

  •
  Net cash provided by operating activities of $141.5 million was offset by capital expenditures of $28.3 million.

  •
  During the three months ended March 31, 2019, we paid an aggregate dividend of $299.7 million, which was largely funded by available free cash and borrowings of $84.0 million.

  •
  As of March 31, 2019, we had cash of $12.0 million (excluding restricted cash) and $266.0 million of availability under the Syndicated Facility Agreement.

  •
  During the three months ended March 31, 2019, China continued to enforce restrictions on imported Australian coal and to impose tariffs on imported coal from the United States. The impact of this ongoing and evolving policy on metallurgical coal markets is unclear at this stage, but the Company expects it is likely to have greater impacts on thermal coal than metallurgical coal exports. China's steel producers still require high-quality, low-impurity metallurgical coal, which is most economically sourced from the seaborne market. China remains the key driving force in pricing for metallurgical coal markets.

	Three Months Ended March 31,
	2019	2018	$ Change	% Change
	($ in thousands)
Revenues:
Coal revenues	$581,798	$206,836	$374,962	181.3%
Other revenues	10,081	1,317	8,764	665.5%

Total revenues	591,879	208,153	383,726	184.3%

Costs and expenses:
Cost of coal revenues (exclusive of items shown separately below)	269,559	119,311	150,248	125.9%
Depreciation, depletion and amortization	39,771	21,808	17,963	82.4%
Freight expenses	37,327	4,243	33,084	779.7%
Stanwell rebate	48,827	—	48,827	100.0%
Other royalties	44,348	15,292	29,056	190.0%
Selling, general, and administrative expenses	9,069	43,770	(34,701)	(79.3)%

Total costs and expenses	448,901	204,424	244,477	119.6%

Operating income	142,978	3,729	139,249	3,734.2%

Other income (expenses):
Interest income	403	20	383	1,915.0%
Interest expense	(8,582)	(6,520)	(2,062)	31.6%
Loss on debt extinguishment	—	(3,905)	3,905	(100.0)%
Other, net income (expense)	4,031	(24,455)	28,486	(116.5)%

Total other expenses, net	(4,148)	(34,860)	30,712	(88.1)%

Net income (loss) before tax	138,830	(31,131)	169,961	(546.0)%
Income tax (expense) benefit	(42,010)	7,460	(49,470)	(663.1)%

Net income (loss)	96,820	(23,671)	120,491	(509.0)%
Less: Net loss attributable to noncontrolling interest	—	(2)	2	(100.0)%

Net income (loss) attributable to Coronado Global Resources Inc.	$96,820	$(23,669)	$120,493	(509.0)%

Coal Revenues

        Coal revenues were $581.8 million for the three months ended March 31, 2019, an increase of $375.0 million, as compared to $206.8 million for the three months ended March 31, 2018. The addition of Curragh contributed $372.2 million in coal revenues for the three months ended March 31, 2019 that were not included within coal revenues for the three months ended March 31, 2018. Coal revenues for our operating segments in the United States (Buchanan, Logan and Greenbrier) of $209.6 million for the three months ended March 31, 2019 were largely in line with coal revenues of $206.8 million for the three months ended March 31, 2018.

Other Revenues

        Other revenues were $10.1 million for the three months ended March 31, 2019, an increase of $8.8 million, as compared to $1.3 million for the three months ended March 31, 2018. The increase is predominantly related to the addition of Curragh, which recorded $8.6 million in other revenues relating to the amortization of the Stanwell non-market CSA liability recognized at the acquisition of Curragh.

Cost of Coal Revenues (Exclusive of Items Shown Separately Below)

        Cost of coal revenues are comprised of costs related to produced tons sold, along with changes in both the volumes and carrying values of coal inventory. Cost of coal revenues include items such as direct operating costs, which includes employee-related costs, materials and supplies, contractor services, coal handling and preparation costs and production taxes. Total cost of coal revenues for the Company were $269.6 million for the three months ended March 31, 2019, an increase of $150.2 million, as compared to $119.3 million for the three months ended March 31, 2018. Approximately $139.1 million of the increase was attributable to the addition of Curragh. The remaining $11.1 million increase was primarily driven by higher production costs for all three operating segments in the United States resulting from adverse geological mining conditions.

Depreciation, Depletion and Amortization

        Depreciation, depletion and amortization was $39.8 million for the three months ended March 31, 2019, an increase of $18.0 million, as compared to $21.8 million for the three months ended March 31, 2018. The increase was primarily a result of the addition of Curragh, which contributed $19.3 million in depreciation, depletion and amortization for the three months ended March 31, 2019, partially offset by lower depreciation expense associated with our operating segments in the United States (Buchanan, Logan and Greenbrier), predominantly due to certain assets that were retired in 2018 and lower depletion rates at Buchanan due to updated higher marketable reserves.

Freight Expenses

        The amount of freight expenses was $37.3 million for the three months ended March 31, 2019, an increase of $33.1 million, as compared to $4.2 million for the three months ended March 31, 2018. The increase is primarily made up of $35.6 million of Curragh related freight costs, which the business incurs on its port and rail contracts in contrast to our operating segments in the United States, where coal is predominantly sold F.O.R. The freight amount for our operating segments in the United States (Buchanan, Logan and Greenbrier) of $1.7 million for the three months ended March 31, 2019, decreased $2.5 million, as compared to $4.2 million for the three months ended March 31, 2018. The decrease is primarily driven by lower sales in the three months ended March 31, 2019 to customers that included freight arrangements where the Company paid the delivery costs.

Stanwell Rebate

        The Stanwell rebate of $48.8 million for the three months ended March 31, 2019 relates to a contractual arrangement entered into by Curragh and Stanwell, which requires rebate payments to Stanwell based on (i) export sales prices and tonnage from the Curragh North Mining Area and Curragh East Mining Area and (ii) run-of-mine, or ROM, tons mined in the Curragh 'Pit U East Area.' The export-based rebate consists of a price rebate and a tonnage rebate that changes based on a tiered volume calculation, as described in Item 1. "Business." The Stanwell rebate is captured within Adjusted EBITDA; however, it is presented in a separate line item in the statement of operations to cost of coal revenues.

Other Royalties

        Other royalties was $44.3 million in the three months ended March 31, 2019, an increase of $29.1 million, as compared to $15.3 million in the three months ended March 31, 2018. The increase is attributed to the addition of Curragh, which contributed approximately $37.9 million in other royalty expense for the three months ended March 31, 2019. This increase was in part offset by a decrease in other royalties attributable to our U.S. Operations which decreased $8.9 million. This decrease was primarily due to a $6.4 million benefit on the CONSOL Energy contingent royalty due to lower sales volumes and average realized pricing for the three months ended March 31, 2019 compared to that estimate as of December 31, 2018.

Selling, General, and Administrative Expenses

        Selling, general and administrative cost was $9.1 million for the three months ended March 31, 2019, a decrease of $34.7 million, as compared to $43.8 million for the three months ended March 31, 2018. The decrease was due to specific one-off, non-recurring costs associated with the Curragh acquisition in March 2018 relating to stamp duty of $33.0 million and various professional service and legal fees of $4.7 million.

Interest Expense

        Interest expense, net of interest income, was $8.2 million for the three months ended March 31, 2019, an increase of $1.7 million, as compared to interest expense of $6.5 million for the three months ended March 31, 2018. Included within interest expense for the three months ended March 31, 2019 is $4.8 million relating to the accretion of the deferred consideration liability recognized on the purchase of the SRA on August 14, 2018, and $2.3 million finance charges related to commitment and financial guarantee fees incurred in relation to the Syndicated Facility Agreement. This was partially offset by a decrease in interest expense compared to the three months ended March 31, 2018, during which the Company incurred interest on a term loan established for the Curragh acquisition. This loan was repaid in full on March 29, 2018.

Loss on Debt Extinguishment

        For the three months ended March 31, 2018, the Company recognized a loss on debt extinguishment of $3.9 million relating to the extinguishment of a term loan established for the Curragh acquisition on March 29, 2018. There was no debt extinguishment cost for the three months ended March 31, 2019.

Other, Net

        Other, net income was $4.0 million for the three months ended March 31, 2019, a decrease of $28.5 million, as compared to other, net expense $24.5 million for the three months ended March 31, 2018. This decrease is primarily comprised of non-recurring costs incurred for the three months ended March 31, 2018 relating to the $15.7 million loss on the settlement of a foreign exchange swap recognized at the time of the Curragh acquisition and a fair value adjustment of $8.3 million on interest rate swaps that were in place during the three months ended March 31, 2018.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Summary

        Our financial and operational highlights for the year ended December 31, 2018:

  •
  We acquired Curragh as of March 29, 2018. Financial results for Curragh are included from March 29, 2018 within the financial information for our financial statements.

  •
  Mt sold totaled 17.4 million for the year ended December 31, 2018, or 8.9 MMt higher than the year ended December 31, 2017, predominantly due to the acquisition of Curragh.

  •
  Coal markets remained strong throughout 2018 as revenues averaged $21.35 per Mt higher in 2018 as compared to 2017, primarily due to strong global demand and tighter supply dynamics.

  •
  Net income decreased by $27.7 million, from $142.3 million for the year ended December 31, 2017, to $114.6 million for the year ended December 31, 2018, reflecting increases in operating income, more than offset by increases in interest expense, loss on debt extinguishment, other and income tax expense.

  •
  Adjusted EBITDA for the year ended December 31, 2018 totaled $477.0 million, an increase of $249.3 million, from $227.7 million for the year ended December 31, 2017, driven by factors mentioned above, including nine months of earnings of Curragh since the date of acquisition on March 29, 2018.

  •
  Net cash provided by operating activities of $364.8 million was offset by capital expenditures of $114.3 million.

  •
  As of December 31, 2018, we had cash of $124.7 million (excluding restricted cash) and $350.0 of undrawn facility available under the Syndicated Facility Agreement.

  •
  Borrowings, excluding capital finance leases, outstanding from December 31, 2017 and additional funds borrowed for the Curragh acquisition in 2018 were fully repaid in October 2018.

	Year Ended December 31,
	2018	2017	$ Change	% Change
	($ in thousands)
Revenues:
Coal revenues	$1,945,600	$756,385	$1,189,215	157.2%
Other revenues	34,904	11,859	23,045	194.3%

Total revenues	1,980,504	768,244	1,212,260	157.8%

Costs and expenses:
Cost of coal revenues (exclusive of items shown separately below)	991,994	463,638	528,356	114.0%
Depreciation, depletion and amortization	162,117	75,503	86,614	114.7%
Freight expenses	117,699	15,880	101,819	641.2%
Stanwell rebate	127,692	—	127,692	—
Other royalties	181,715	39,665	142,050	358.1%
Selling, general, and administrative expenses	66,207	21,793	44,414	203.8%

Total costs and expenses	1,647,424	616,479	1,030,945	167.2%

Operating income	333,080	151,765	181,315	119.5%

Other income (expenses):
Interest income	2,029	168	2,029	100.0%
Interest expense	(60,007)	(10,123)	(50,052)	502.8%
Loss on debt extinguishment	(58,085)	—	(58,085)	—
Other, net	(27,216)	473	(27,689)	(5,853.9)%

Total other income (expense), net	(143,279)	(9,482)	(133,797)	1,411.1%

Net income before tax	189,801	142,283	47,518	33.4%
Income tax expense	(75,212)	—	(75,212)	100.0%
Net income	114,589	142,283	(27,694)	(19.5)%
Less: Net loss attributable to noncontrolling interest	(92)	(70)	(22)	31.4%

Net income attributable to Coronado Global Resources Inc.	$114,681	$142,353	$(27,672)	(19.4)%

Coal Revenues

        Coal revenues were $1,945.6 million for the year ended December 31, 2018, an increase of $1,189.2 million, as compared to $756.4 million for the year ended December 31, 2017. The addition of Curragh contributed $1,136.1 million in coal revenues for the year ended December 31, 2018 that were not included within coal revenues for the year ended December 31, 2017. Coal revenues for our operating segments in the United States (Buchanan, Logan and Greenbrier) of $809.5 million for the year ended December 31, 2018, were $53.1 million higher than coal revenues of $756.4 million for the year ended December 31, 2017. The increase in sales for the operating segments in the United States was driven by higher average realized prices partially offset by a reduction in sales volumes due to reduced availability of third-party raw coal for purchase, processing and resale, and lower production related to lower clean coal yield resulting from changes in mining conditions.

Other Revenues

        Other revenues were $34.9 million for the year ended December 31, 2018, an increase of $23.0 million, as compared to $11.9 million for the year ended December 31, 2017. The increase is predominantly related to the addition of Curragh, which recorded $28.3 million in other revenues relating to the amortization of the Stanwell non-market CSA liability recognized at the acquisition of Curragh for the year ended December 31, 2018. The increase related to the addition of Curragh was partially offset by $6.5 million lower other revenues for the operating segments in the United States for the year ended December 31, 2018 compared to 2017. In the United States, we generally sell coal on a F.O.R. basis where the freight is arranged and paid for directly by the customer. However, in 2017, we had several contracts with customers that had terms of F.O.B vessel rather than F.O.R. Due to the contract terms, rail revenue is recorded when the customer is billed for the cost to ship the coal to the vessel. We did not have similar contracts in 2018.

Cost of Coal Revenues (Exclusive of Items Shown Separately Below)

        Cost of coal revenues are comprised of costs related to produced tons sold, along with changes in both the volumes and carrying values of coal inventory. Cost of coal revenues include items such as direct operating costs which includes employee-related costs, materials and supplies, contractor services, coal handling and preparation costs and production taxes. Total cost of coal revenues for the Company were $992.0 million for the year ended December 31, 2018, an increase of $528.4 million, as compared to $463.6 million for the year ended December 31, 2017. Approximately $491.8 million of the increase was attributable to the addition of Curragh. The remaining $36.6 million increase was primarily attributed to increases in the average mining costs per Mt sold. The increase in the average mining costs per Mt sold was predominantly driven by lower overall production for our U.S. Operations during the year ended December 31, 2018 compared to the year ended December 31, 2017.

Depreciation, Depletion and Amortization

        Depreciation, depletion and amortization was $162.1 million for the year ended December 31, 2018, an increase of $86.6 million, as compared to $75.5 million for the year ended December 31, 2017. The increase was primarily a result of the addition of Curragh, which contributed approximately $77.5 million in depreciation, depletion and amortization for the year ended December 31, 2018, and by higher depreciation expense associated with our operating segments in the United States (Buchanan, Logan and Greenbrier), predominantly driven by a large credit adjustment relating to a change in estimate of the asset retirement obligation, or ARO, recorded for the year ended December 31, 2017 of $6.4 million compared to $0.2 million for the year ended December 31, 2018.

Freight Expenses

        The amount of freight expenses was $117.7 million for the year ended December 31, 2018, an increase of $101.8 million, as compared to $15.9 million for the year ended December 31, 2017. The increase is primarily made up of $106.3 million of Curragh related freight costs, which the business incurs on its port and rail contracts in contrast to our operating segments in the United States, where coal is predominantly sold F.O.R. The freight amount for our operating segments in the United States (Buchanan, Logan and Greenbrier) of $11.4 million for the year ended December 31, 2018 decreased $4.7 million, as compared to $15.9 million for the year ended December 31, 2017. The decrease is primarily driven by lower sales in 2018 to customers that included freight arrangements where the Company paid the delivery costs.

Stanwell Rebate

        The Stanwell rebate of $127.7 million for the year ended December 31, 2018 relates to a contractual arrangement entered into by Curragh and Stanwell, which requires rebate payments to Stanwell based on (i) export sales prices and tonnage from the Curragh North Mining Area and Curragh East Mining Area and (ii) ROM tons mined in the Curragh 'Pit U East Area.' The export-based rebate consists of a price rebate and a tonnage rebate that changes based on a tiered volume calculation, as described in Item 1. "Business." The Stanwell rebate is captured within Adjusted EBITDA; however, it is presented in a separate line item in the statement of operations to cost of coal revenues.

Other Royalties

        Other royalties was $181.7 million in the year ended December 31, 2018, an increase of $142.0 million, as compared to $39.7 million in the year ended December 31, 2017. The increase is partially attributed to the addition of Curragh, which contributed approximately $120.0 million in other royalty expense for the year ended December 31, 2018. The remaining increase was primarily attributable to our U.S. Operations royalties, which increased $22.1 million. This increase was predominantly driven by increased prices with the largest individual royalty increase of $16.0 million relating to the CONSOL Energy contingent royalty.

Selling, General, and Administrative Expenses

        Selling, general and administrative cost was $66.2 million for the year ended December 31, 2018, an increase of $44.4 million, as compared to $21.8 million for the year ended December 31, 2017. The increase is driven by cost incurred as a result of the Curragh acquisition, most significantly stamp duty cost of $33.0 million and $8.1 million in professional service and legal fees.

Interest Expense

        Interest expense, net of interest income, was $58.0 million for the year ended December 31, 2018, an increase of $48.0 million, as compared to interest expense of $10.0 million for the year ended December 31, 2017. This increase in interest expense was primarily attributable to the interest expense recognized on the $700 million term loan facility which the Company entered into on March 29, 2018 for the Curragh acquisition and repaid on October 24, 2018. In addition, included within interest expense for the year ended December 31, 2018 is $7.3 million relating to the accretion of the deferred consideration liability recognized on the purchase of the SRA on August 14, 2018.

Loss on Debt Extinguishment

        Loss on debt extinguishment was $58.1 million for the year ended December 31, 2018 and related to the write off of deferred financing costs incurred with an asset backed loan established in June 2017 and the $700 million term loan established for the Curragh acquisition. These debt facilities were repaid on October 23, 2018 and October 24, 2018, respectively, at which point the outstanding deferred financing cost were written off. No debt extinguishment cost was recorded for the year ended December 31, 2017.

Other, Net

        Other, net expense was $27.2 million for the year ended December 31, 2018, an increase of $27.7 million, as compared to other, net income $0.5 million for the year ended December 31, 2017. This increase in expenses is primarily comprised of a $15.7 million loss on the settlement of a foreign exchange swap recognized at the time of the Curragh acquisition and $9.0 million of foreign exchange losses with respect to A$ denominated monetary assets and liabilities, excluding assets relating to U.S. dollar coal sales for which foreign exchange gains or losses are recognized in coal sales revenue.

Pro Forma Year Ended December 31, 2018 Compared to Pro Forma Year Ended December 31, 2017

Basis of Presentation

        To facilitate comparability, the section below sets forth our unaudited consolidated pro forma results for the year ended December 31, 2018, which have been derived from the unaudited consolidated pro forma statements of operations included elsewhere herein and give effect to each of the Curragh acquisition and the Reorganization Transaction as if they had occurred on January 1, 2018. The unaudited consolidated pro forma results for the year ended December 31, 2017 have been derived from the unaudited consolidated pro forma statements of operations included elsewhere herein and give effect to each of the Curragh acquisition and the Reorganization Transaction as if they had occurred on January 1, 2017.

        The unaudited consolidated pro forma statements of operations do not reflect the costs of any integration activities or benefits. The unaudited pro forma adjustments are based upon current available information and assumptions that we believe to be reasonable and have been prepared in accordance with applicable SEC rules and regulations. Refer to the "Unaudited Pro Forma Combined Financial Information" included in this registration statement for further information regarding the presentation of pro forma financial information.

Summary

        Our pro forma financial and operational highlights for the year ended December 31, 2018:

  •
  Pro forma Mt sold totaled 20.2 million for the year ended December 31, 2018, or 0.6 MMt lower than the year ended December 31, 2017, predominantly due to lower sales volumes at Curragh and Logan. Lower sales volumes at Curragh were a result of rail disruptions during the year ended December 31, 2018. Sales volumes were lower at Logan due to production shortfalls that mainly occurred towards the end of year ended December 31, 2018.

  •
  Coal markets remained strong throughout as revenues averaged $9.43 per Mt higher in 2018 as compared to 2017, primarily due to strong global demand and tighter supply dynamics.

  •
  Pro forma net income decreased by $68.9 million, from $237.9 million for the year ended December 31, 2017 to $168.9 million for the year ended December 31, 2018, reflecting a decrease in pro forma operating income, and expenses related to the one-off loss on debt extinguishment and other foreign exchange losses incurred during the year ended December 31, 2018.

  •
  Pro forma Adjusted EBITDA for the year ended December 31, 2018 totaled $598.6 million, a decrease of $0.2 million, from $598.8 million for the year ended December 31, 2017. Consistent performance results from higher prices offsetting lower volumes sold as discussed above.

	Year Ended December 31,
	2018	2017	$ Change	% Change
	($ in thousands)
Revenues:
Coal revenues	$2,259,094	$2,130,209	$128,885	6.1%
Other Revenues	37,910	43,302	(5,392)	(12.5)%

Total Revenues	2,297,004	2,173,511	123,493	5.7%
Cost and expenses:
Cost of coal revenues (exclusive of items shown separately below)	1,137,500	1,072,857	64,643	6.0%
Depreciation, depletion and amortization	184,352	165,579	18,772	11.3%
Freight expense	154,521	160,865	(6,344)	(3.9)%
Stanwell rebate	170,819	146,996	23,823	16.2%
Other royalty expenses	210,958	171,607	39,351	22.9%
Selling, general, and administrative expenses	29,901	24,676	5,225	21.2%

Total costs and expenses	1,888,051	1,742,580	145,470	8.3%

Operating income	408,953	430,931	(21,977)	(5.1)%

Other income (expenses):
Interest income	2,029	373	1,656	444.0%
Interest expense	(65,652)	(68,241)	2,589	(3.8)%
Loss on debt extinguishment	(54,180)	—	(54,180)	100.0%
Other, net	(3,737)	2,291	(6,028)	(263.1)%

Total other income (loss), net	(121,540)	(65,577)	(55,963)	85.3%

Income before tax	287,413	365,354	(77,940)	(21.3)%
Income tax expense	(118,488)	(127,495)	9,007	(7.1)%

Net income	168,925	237,859	(68,933)	(29.0)%

Less: Net loss attributable to noncontrolling interest	(92)	(70)	(22)	31.4%

Net income (loss) attributable to Coronado Global Resources Inc.	$169,017	$237,929	$(68,911)	(29.0)%

Pro Forma Coal Revenues

        Coal revenues were $2,259.1 million for the year ended December 31, 2018, an increase of $128.9 million, as compared to $2,130.2 million for the year ended December 31, 2017. Coal revenues for Curragh of $1,449.6 million for the year ended December 31, 2018 were $75.8 million higher than coal revenues of $1,373.8 million for the year ended December 31, 2017. Revenue for Curragh was higher, despite lower sales volumes, due to higher average realized prices. Coal revenues for our operating segments in the United States (Buchanan, Logan and Greenbrier) of $809.5 million for the year ended December 31, 2018 were $53.1 million higher than coal revenues of $756.4 million for the year ended December 31, 2017. The increase in coal revenues for our operating segments in the United States was driven by higher average realized prices partially offset by a reduction in sales volumes due to reduced availability of third-party raw coal for purchase, processing and resale, and lower production related to lower clean coal yield resulting from changes in mining conditions.

Pro Forma Other Revenues

        Other revenues were $37.9 million for the year ended December 31, 2018, a decrease of $5.4 million, as compared to $43.3 million for the year ended December 31, 2017. The majority of the decrease, $5.1 million, is related to changing freight arrangements with customers as we were no longer required to pay rail freight for customers in 2018. In 2017, this rail freight charge was passed onto customers at a small mark-up and recorded in other revenues.

Pro Forma Cost of Coal Revenues (Exclusive of Items Shown Separately Below)

        Cost of coal revenues are comprised of costs related to produced tons sold, along with changes in both the volumes and carrying values of coal inventory. Cost of coal revenues include items such as direct operating costs which includes employee-related costs, materials and supplies, contractor services, coal handling and preparation costs and production taxes. Cost of coal revenues were $1,137.5 million for the year ended December 31, 2018, an increase of $64.6 million, as compared to $1,072.9 million for the year ended December 31, 2017. Approximately $28.2 million of the increase was primarily attributed to increases in the average cost per Mt sold. The increase in the average cost per Mt sold was predominantly driven by lower overall production for our U.S. Operations, predominantly Buchanan, during the year ended December 31, 2018 compared to the year ended December 31, 2017. Mining conditions at Buchanan were more difficult in 2018 due to geological conditions in the northern area of the mine which resulted in lower production and higher per Mt costs.

Pro Forma Depreciation, Depletion and amortization

        Depreciation, depletion and amortization was $184.4 million for the year ended December 31, 2018, an increase of $18.8 million, as compared to $165.6 million for the year ended December 31, 2017. The increase was primarily a result of additional capital expenditure over the periods shown, resulting in increased depreciation, and by higher depreciation expense associated with our U.S. Operations, predominantly driven by a large credit adjustment relating to a change in estimate of the ARO recorded for the year ended December 31, 2017 of $6.4 million compared to $0.2 million for the year ended December 31, 2018.

Pro Forma Freight Expenses

        The amount of Freight expenses was $154.5 million for the year ended December 31, 2018, a decrease of $6.3 million, as compared to $160.9 million for the year ended December 31, 2017. The decrease is primarily driven by changing freight arrangements with customers for our U.S. Operations as we were no longer required to pay rail freight for customers.

Pro Forma Stanwell Rebate

        The Stanwell rebate was $170.8 million for the year ended December 31, 2018, an increase of $23.8 million, as compared to $147.0 million for the year ended December 31, 2017. The increase is driven primarily from higher realized pricing for Curragh's export sales in 2018 versus 2017. In accordance with the export rebate arrangements governed by the CSA, a percentage of realized export prices above an agreed reference price as well as certain other tonnage rebates are required to be passed on to Stanwell.

Pro Forma Other Royalties

        Other royalties were $211.0 million in the year ended December 31, 2018, an increase of $39.4 million, as compared to $171.6 million in the year ended December 31, 2017. The increase is partially attributable to our operating segments in the United States (Buchanan, Logan and Greenbrier) royalties, which increased $22.1 million. This increase was predominantly driven by increased realized prices with the largest individual royalty increase of $16.0 million relating to the CONSOL Energy contingent royalty. The remaining increase of $17.3 million relates to Curragh royalties, which also increased due to higher realized prices.

Pro Forma Selling, General, and Administrative Expenses

        Selling, general and administrative cost was $29.9 million for the year ended December 31, 2018, an increase of $5.2 million, compared to $24.7 million for the year ended December 31, 2017. The increase is primarily driven by increased costs at Curragh, mainly relating to professional service fees, including legal fees, incurred during the year.

Pro Forma Interest Expense

        Interest expense, net of interest income, was $63.6 million for the year ended December 31, 2018, a decrease of $4.2 million, as compared to interest expense of $67.9 million for the year ended December 31, 2017. This decrease in interest expense was primarily attributable to the repayment of the $700 million term loan on October 24, 2018. For pro forma purposes, this loan was outstanding from January 1, 2017. The decrease in interest expense was partially offset by a $7.3 million charge in 2018 relating to the accretion of the deferred consideration liability recognized on the purchase of the SRA on August 14, 2018.

Pro Forma Loss on Debt Extinguishment

        Loss on debt extinguishment was $54.2 million for the year ended December 31, 2018 and related to the write off of deferred financing costs incurred with a senior debt facility established in June 2017, which we repaid in March 2018, and the $700 million term loan established in March 2018 for the Curragh acquisition, which we repaid on October 24, 2018, at which point the outstanding deferred financing cost was expensed. No debt extinguishment cost was recorded for the year ended December 31, 2017.

Pro Forma Other, net

        Other, net expense was $3.7 million for the year ended December 31, 2018, an increase of $6.0 million, as compared to other, net income $2.3 million for the year ended December 31, 2017. This increase in expenses is primarily comprised of $9.0 million of foreign exchange losses with respect to A$ denominated monetary assets and liabilities in 2018.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

	Year Ended December 31,
	2017	2016	$ Change	% Change
	($ in thousands)
Revenues:
Coal revenues	$756,385	$433,966	$322,419	74.3%
Other revenues	11,859	3,285	8,574	261.0%

Total revenues	768,244	437,251	330,993	75.7%

Costs and expenses:
Cost of coal revenues (exclusive of items shown separately below)	463,638	290,725	172,913	59.5%
Depreciation, depletion and amortization	75,503	59,737	15,766	26.4%
Freight expenses	15,880	5,447	10,433	191.5%
Stanwell rebate	—	—	—	—
Other royalties	39,665	32,344	7,321	22.6%
Selling, general, and administrative expenses	21,793	12,944	8,849	68.4%

Total costs and expenses	616,479	401,197	215,282	53.7%

Operating income	151,765	36,054	115,711	320.9%

Other income (expenses):
Interest income	168	94	(94)	(100.0)%
Interest expense	(10,123)	(192)	(9,763)	5,084.9%
Loss on debt extinguishment	—	—	—	—
Other, net	473	376	97	25.8%

Total other income (expense), net	(9,482)	278	(9,760)	(3,510.8)%

Net income before tax	142,283	36,332	105,951	291.6%
Income tax expense	—	—
Net income	142,283	36,332	105,951	291.6%
Less: Net loss attributable to noncontrolling interest	(70)	(133)	63	(47.4)%

Net income attributable to Coronado Global Resources Inc.	$142,353	$36,465	$105,888	290.4%

Coal Revenues

        Coal revenues were $756.4 million for the year ended December 31, 2017, compared to $434.0 million for the year ended December 31, 2016. The $322.4 million increase was attributable to a 2.8 million tons increase in sales volumes and a $13.7 per Mt higher average sales price. The increase in tons sold was primarily driven by the March 31, 2016 Buchanan acquisition, providing an additional quarter of coal revenues at our Buchanan segment in 2017 compared to 2016. The higher average sales price per Mt sold in the 2017 period was primarily the result of a tighter supply-demand balance in the domestic and international metallurgical coal markets that we serve. The global metallurgical coal benchmark prices for coking coal increased by more than 200% period-to-period.

Other Revenues

        Other revenues increased $8.6 million to $11.9 million for the year ended December 31, 2017, compared to $3.3 million for the year ended December 31, 2016, primarily as a result of an increase in rail revenues. Several contracts with customers have terms of F.O.B. vessel rather than F.O.R. Due to the contract terms, rail revenue is recorded when the customer is billed for the cost to ship the coal to the vessel. These terms were not in place during 2016. Additionally, freight revenues increased compared to the prior year as the Company has subleased throughput capacity under a terminal services agreement to third parties. The Company did not sublease throughput capacity under this agreement in the year ending December 31, 2017.

Cost of Coal Revenues (Exclusive of Items Shown Separately Below)

        Cost of coal revenues are comprised of costs related to produced tons sold, along with changes in both the volumes and carrying values of coal inventory. Cost of coal revenues include items such as direct operating costs which includes employee-related costs, materials and supplies, contractor services, coal handling and preparation costs and production taxes. Total cost of coal revenues for the Company were $463.6 million for the year ended December 31, 2017, or $172.9 million higher than the $290.7 million for the year ended December 31, 2016. Total costs of coal revenues per Mt sold were $54.5 per Mt for the year ended December 31, 2017, compared to $51.0 per Mt for the year ended December 31, 2016. The increase in the cost of coal sold was driven by higher production volumes and a change in production mix as the year ended December 31, 2017 reflects twelve months' production from Buchanan versus nine months' production in the year ended December 31, 2016.

Depreciation, Depletion and Amortization

        Depreciation, depletion and amortization increased $15.8 million in the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase is primarily driven by increased depreciation, depletion and amortization expenses incurred at the Buchanan segment. Because the Buchanan acquisition closed on March 31, 2016, only nine months of expenses were incurred in the year ended December 31, 2016. This resulted in an increase in production as well as overall fixed assets on the balance sheet. Additionally, as a result of the stronger benchmark pricing, the Company increase capital expenditures for production expansion. Depreciation, depletion and amortization for the year ended December 31, 2017 also included a large credit adjustment relating to a change in estimate of the ARO.

Selling, General, and Administrative Expenses

        The amount of selling, general and administrative costs was $21.8 million for the year ended December 31, 2017, an increase of $8.8 million compared to the year ended December 31, 2016. The $8.8 million increase is primarily driven by increased selling, general and administration expenses incurred at the Buchanan segment. Because the Buchanan acquisition closed on March 31, 2016, only nine months of expense were incurred in the year ended December 31, 2016. In addition, the increased costs included professional services fees relating to consulting services to prepare for future growth, expansion of staffing, SAP implementation, and fees related to the term loan.

Interest Expense

        Interest expense, net of interest income, of $10.0 million for the year ended December 31, 2017 is an increase of $9.8 million from the amount incurred during the year ended December 31, 2016. This increase in interest expense is primarily comprised of interest on the asset-backed loan.

Supplemental Segment Financial Data

        The following table presents supplemental financial data by operating segment for the three months ended March 31, 2019 compared to the three months ended March 31, 2018:

	For Three Months Ended March 31,
	2019	2018	$ Change	% Change
	($ in thousands, except per Mt amounts)
Segment Sales volumes (MMt)
Curragh	3.1	—	3.1	100.0%
Buchanan	1.2	1.1	0.1	9.1%
Logan	0.7	0.6	0.1	16.7%
Greenbrier	0.1	0.2	(0.1)	(50.0)%

Total sales volumes	5.0	1.9	3.1

Segment Revenues:
Curragh	381,375	—	381,375	100.0%
Buchanan	122,724	134,209	(11,485)	(8.6)%
Logan	74,309	54,051	20,258	37.5%
Greenbrier	13,471	19,893	(6,422)	(32.3)%

Total Consolidated Revenues	591,879	208,153	383,726

Segment Coal Revenues:
Curragh	372,242	—	372,242	100.0%
Buchanan	122,689	134,171	(11,482)	(8.6)%
Logan	73,518	53,425	20,093	37.6%
Greenbrier	13,349	19,240	(5,891)	(30.6)%

Total Consolidated Coal Revenues	581,798	206,836	374,962

Segment Average realized price per Mt sold:
Curragh	121.7	—	—	—
Buchanan	104.8	116.9	(12.1)	(10.4)%
Logan	109.1	86.4	22.7	26.3%
Greenbrier	120.3	102.9	17.4	16.9%
Segment Mining Costs:
Curragh	139,096	—	139,096	100.0%
Buchanan	65,681	57,407	8,274	14.4%
Logan	51,051	44,335	6,716	(15.1)%
Greenbrier	13,731	17,569	(3,838)	(21.8)%

Total Mining Costs	269,559	119,311	150,248

Segment Mining Costs per Mt sold:
Curragh	45.5	—	—	—
Buchanan	56.1	50.0	6.1	12.2%
Logan	75.7	71.7	4.0	5.6%
Greenbrier	123.7	94.0	29.7	31.6%
Segment Operating Costs:
Curragh	261,371	—	261,371	100%
Buchanan	66,624	69,765	(3,141)	(4.5)%
Logan	57,236	49,260	7,976	16.2%
Greenbrier	14,830	19,822	(4,992)	(25.2)%

Total Operating Costs	400,061	138,846	261,215

	For Three Months Ended March 31,
	2019	2018	$ Change	% Change
	($ in thousands, except per Mt amounts)
Segment Operating Costs per Mt sold:
Curragh	85.5	—	—	—
Buchanan	56.9	60.8	(3.9)	(6.4)%
Logan	85.0	79.7	5.3	6.6%
Greenbrier	133.4	106.0	27.4	25.9%
Segment Adjusted EBITDA:
Curragh	120,149	—	120,149	100.0%
Buchanan	56,112	64,444	(8,332)	(12.9)%
Logan	17,165	4,791	12,374	258.3%
Greenbrier	(1,308)	1,171	(2,479)	(211.7)%
Other and Corporate	(9,052)	(69,324)	60,272	(86.9)%

Total Consolidated Adjusted EBITDA	183,066	1,082	180,426

        A reconciliation of segment costs and expenses, segment operating costs, and segment mining costs is shown below:

	For Three Months Ended March 31, 2019
	Curragh	Buchanan	Logan	Greenbrier	Other / Corporate	Total Consolidated
Total costs and expenses	280,706	77,558	63,830	17,697	9,109	448,901

Less: Selling, general and administrative expense	(45)	—	—	(0)	(9,024)	(9,069)
Less: Depreciation, depletion and amortization	(19,290)	(10,935)	(6,595)	(2,867)	(85)	(39,771)

Total operating costs	261,371	66,624	57,236	14,830	—	400,061

Less: Other royalties	(37,891)	(777)	(4,694)	(985)	—	(44,348)
Less: Stanwell rebate	(48,827)	—	—	—	—	(48,827)
Less: Freight expenses	(35,558)	(165)	(1,490)	(114)	—	(37,327)

Total mining costs	139,096	65,681	51,051	13,731	—	269,559

	For Three Months Ended March 31, 2018
	Curragh	Buchanan	Logan	Greenbrier	Other / Corporate	Total Consolidated
Total costs and expenses	—	82,119	55,275	23,261	43,770	204,425

Less: Selling, general and administrative expense	—	—	—	—	(43,770)	(43,770)
Less: Depreciation, depletion and amortization	—	(12,354)	(6,015)	(3,439)	—	(21,808)

Total operating costs	—	69,765	49,260	19,822	—	138,846

Less: Other royalties	—	(10,853)	(3,132)	(1,307)	—	(15,292)
Less: Stanwell rebate	—	—	—	—	—	—
Less: Freight expenses	—	(1,504)	(1,793)	(946)	—	(4,243)

Total mining costs	—	57,407	44,335	17,569	—	119,311

Segment Revenue

Curragh

        Curragh contributed $381.4 million, or 64.4%, to the total revenue of the Company for the three months ended March 31, 2019. Average realized price for the three months ended March 31, 2019 was $121.7 per Mt sold, slightly lower than average realized price for the year ended December 31, 2018 of $122.1 per Mt sold.

Buchanan

        Revenue decreased by $11.5 million, or 8.6%, to $122.7 million for the three months ended March 31, 2019 as compared to $134.2 million for the three months ended March 31, 2018. This decrease was driven by lower average realized price due to import tariffs on U.S. coal imposed by China and changes to the sales mix. This was partially offset by an increase in sales volumes of 0.1 MMt, or 9.1%.

Logan

        Revenue increased by $20.3 million, or 37.5%, to $74.3 million for the three months ended March 31, 2019 as compared to $54.1 million for the three months ended March 31, 2018. This increase was driven by a higher sales volume and average realized price for High Volatile coal as the market remained in tight supply for this product during the three months ended March 31, 2019.

Greenbrier

        Revenue decreased by $6.4 million, or 32.3%, to $13.5 million for the three months ended March 31, 2019 as compared to $19.9 million for the three months ended March 31, 2018. This decrease was driven by lower sales volumes, partially offset by higher average realized price. The lower sales volume is primarily related to the exhaustion of the Pollock Knob reserve, lack of purchased coal available and lower production volume due to adverse geological mining conditions and equipment downtime.

Segment Adjusted EBITDA

Curragh

        Curragh's Adjusted EBITDA for the three months ended March 31, 2019 was $120.1 million and represented 65.6% of the Company's total Adjusted EBITDA.

Buchanan

        Adjusted EBITDA decreased by $8.3 million, or 12.9%, to $56.1 million for the three months ended March 31, 2019 as compared to $64.4 million for the three months ended March 31, 2018. The decrease in Adjusted EBITDA was primarily a result of lower realized pricing for coal sales, higher mining costs and lower sales volume partially offset by a decrease in other royalty expense attributed to lower average realized price, lower sales volumes and a mark-to-market adjustment to Buchanan's contingent price royalty consideration.

Logan

        Adjusted EBITDA increased by $12.4 million to $17.2 million for the three months ended March 31, 2019 as compared to $4.8 million for the three months ended March 31, 2018. The increase in Adjusted EBITDA was due to an increase in coal sales volumes and higher realized pricing, partially offset by higher average operating cost per Mt sold.

Greenbrier

        Adjusted EBITDA decreased by $2.5 million to a loss of $1.3 million for the three months ended March 31, 2019 as compared to earnings of $1.2 million for the three months ended March 31, 2018. The decrease in Adjusted EBITDA was a result of lower coal revenues and higher mining costs per Mt sold resulting from operational issues experienced due to adverse mining and geological conditions as well as equipment downtime.

Corporate and Other Adjusted EBITDA

        The following table presents a summary of the components of Corporate and Other Adjusted EBITDA:

	Three Months Ended March 31,
	2019	2018	$ Change	% Change
	($ in thousands)
Salaries	$(2,911)	$(1,531)	$(1,380)	90.1%
Professional and consultancy fees	(3,775)	(6,581)	2,806	(42.6)%
Office and operational fees	(2,302)	(2,643)	341	(12.9)%
Dues, registration fees and licenses	(35)	(33,016)	32,981	(99.9)%
Loss on foreign exchange swap	—	(15,695)	15,695	(100.0)%
Other	(29)	(9,858)	9,829	(99.7)%

Total Corporate and Other Adjusted EBITDA	$(9,052)	$(69,324)	$60,272	(86.9)%

        Total Corporate and Other Adjusted EBITDA loss of $9.1 million for the three months ended March 31, 2019 decreased by $60.3 million from $69.3 million for the three months ended March 31, 2018. The loss for the three months ended March 31, 2018 includes mark-to-market fair value adjustments in relation to interest rate swaps of $8.3 million and one-time costs in relation professional and consultancy fees and stamp duty of $33.0 million and a loss on foreign exchange of $15.7 million incurred in relation to the Curragh acquisition, the Reorganization Transaction and the Australian IPO.

Segment Mining Costs per Mt Sold

Curragh

        Mining costs of $45.5 per Mt sold for the three months ended March 31, 2019 was $7.4 per Mt lower than the cost per Mt sold for the mine of $52.9 per Mt for the year ended December 31, 2018. The higher cost per Mt sold in 2018 was a result of lower production, due to the impact of unplanned plant outages and adverse weather, and higher diesel fuel costs. For the three months ended March 31, 2019, exposure to diesel fuel price was mitigated through diesel price hedges put in place.

Buchanan

        Mining costs per Mt sold increased by $6.1 per Mt, or 12.2%, primarily driven by lower production due to adverse mining conditions related to rock intrusion and unconsolidated roof conditions.

Logan

        Mining costs per Mt sold increased by $4.0 per Mt, or 5.6%, primarily driven by higher production costs due to adverse mining conditions, power outages, wet weather and equipment downtime.

Greenbrier

        Mining costs per Mt increased by $29.7 per Mt, or 31.6%, primarily driven by higher production costs due to adverse geology and mining conditions at certain operations. However, mining costs decreased by $3.8 million for the three months ended March 31, 2019 to $13.7 million, as compared to $17.6 million for the three months ended March 31, 2018, resulting from lower sales volumes.

Segment Operating Costs per Mt Sold

Curragh

        Operating costs of $85.5 per Mt sold for the three months ended March 31, 2019 was $5.4 per Mt lower than operating costs of $90.9 per Mt sold for the year ended December 31, 2018. The higher operating costs per Mt sold in 2018 was a result of lower production, due to the impact of unplanned plant outages and adverse weather, and higher diesel fuel costs. For the three months ended March 31, 2019, exposure to diesel fuel price was mitigated through diesel price hedges put in place.

Buchanan

        For the three months ended March 31, 2019, operating costs per Mt sold decreased by $3.9 per Mt, or 6.4% as compared to the three months ended March 31, 2018, primarily driven by lower royalty expense attributed to lower average realized price and a mark-to-market adjustment to Buchanan's contingent price royalty consideration. This was partially offset by higher mining costs due to adverse mining conditions related to rock intrusion and unconsolidated roof conditions.

Logan

        For the three months ended March 31, 2019, operating costs per Mt sold increased by $5.3 per Mt, or 6.6% as compared to the three months ended March 31, 2018, primarily driven by higher mining costs per Mt due to adverse mining conditions, power outages, wet weather and equipment downtime.

Greenbrier

        For the three months ended March 31, 2019, operating costs per Mt sold increased by $27.4 per Mt, or 25.9% as compared to the three months ended March 31, 2018, primarily driven by higher mining costs per Mt due to adverse geology and mining conditions at certain operations. However, in total, operating costs decreased by $5.0 million for the three months ended March 31, 2019 to $14.8 million, as compared to $19.8 million for the three months ended March 31, 2018, resulting from lower sales volumes.

        The following table presents supplemental financial data by operating segment for the year ended December 31, 2018 compared to year ended December 31, 2017.

	For Year Ended December 31,
	2018	2017	$ Change	% Change
	($ in thousands, except per Mt amounts)
Segment Sales volumes (MMt)
Curragh	9.3	—	9.3	100%
Buchanan	4.8	5.0	(0.2)	(4.0)%
Logan	2.6	2.9	(0.3)	(10.3)%
Greenbrier	0.7	0.6	0.1	16.7%

Total sales volumes (MMt)	17.4	8.5	8.9

Segment Revenues:
Curragh	1,165,580	—	1,165,580	100%
Buchanan	510,430	465,036	45,394	9.8%
Logan	234,967	241,994	(7,027)	(2.9)%
Greenbrier	69,527	60,105	9,422	15.7%
Other and Corporate	—	1,159	(1,159)	(100)%

Total Consolidated Revenues	1,980,504	768,244	1,212,260

	For Year Ended December 31,
	2018	2017	$ Change	% Change
	($ in thousands, except per Mt amounts)
Segment Coal Revenues:
Curragh	1,136,059	—	1,136,059	100%
Buchanan	510,302	464,921	45,381	9.8%
Logan	232,189	232,293	(104)	(0.0)%
Greenbrier	67,050	59,171	7,879	13.3%

Total Consolidated Coal Revenues	1,945,600	756,385	1,189,215

Segment Average realized price per Mt sold:
Curragh	122.1	—	—	—
Buchanan	105.5	93.6	11.9	12.8%
Logan	88.8	80.4	8.4	10.5%
Greenbrier	102.4	105.9	(3.5)	(3.3)%
Segment Mining Costs:
Curragh	491,764	—	491,764	100%
Buchanan	253,439	230,045	23,394	10.2%
Logan	182,713	181,934	779	0.4%
Greenbrier	64,056	51,659	12,397	24.0%
Other / Corporate	22	—	22	100%

Total Mining Costs	991,994	463,638	528,356

Segment Mining Costs per Mt sold:
Curragh	52.9	—	—	—
Buchanan	52.4	46.3	6.1	13.2%
Logan	69.8	62.9	6.9	11.0%
Greenbrier	97.8	92.4	5.4	5.8%
Segment Operating Costs:
Curragh	845,792	—	845,792	100%
Buchanan	297,991	254,461	43,530	17.1%
Logan	203,299	208,155	(4,857)	(2.3)%
Greenbrier	71,996	56,567	15,429	27.3%
Other / Corporate	22	—	—	—

Total Operating Costs	1,419,100	519,183	54,103
Segment Operating Costs per Mt sold:
Curragh	90.9	—	—	—
Buchanan	61.6	51.2	10.4	20.3%
Logan	77.7	72.0	5.7	7.9%
Greenbrier	109.9	101.2	8.7	8.6%
Segment Adjusted EBITDA:
Curragh	314,227	—	314,227	100%
Buchanan	212,485	211,240	1,245	0.6%
Logan	31,939	34,897	(2,958)	(8.5)%
Greenbrier	(1,402)	3,270	(4,672)	(142.9)%
Other and Corporate	(80,264)	(21,666)	(58,598)	270.5%

Total Consolidated Adjusted EBITDA	476,985	227,741	249,244

        A reconciliation of segment costs and expenses, segment operating costs, and segment mining costs is shown below:

	For Year Ended December 31, 2018
	Curragh	Buchanan	Logan	Greenbrier	Corporate/ Other	Total
Total costs and expenses	924,813	341,171	229,764	86,756	64,919	1,647,424

Less: Selling, general and administrative expense	(1,487)	—	—	—	(64,721)	(66,208)
Less: Depreciation, depletion and amortization	(77,534)	(43,180)	(26,465)	(14,760)	(177)	(162,117)

Total operating costs	845,792	297,991	203,299	71,996	22	1,419,100

Less: Other royalties	(119,987)	(42,272)	(14,302)	(5,154)	—	(181,715)
Less: Stanwell rebate	(127,692)	—	—	—	—	(127,692)
Less: Freight expenses	(106,349)	(2,280)	(6,284)	(2,786)	—	(117,699)

Total mining costs	491,764	253,439	182,713	64,056	22	991,994

	For Year Ended December 31, 2017
	Curragh	Buchanan	Logan	Greenbrier	Corporate/ Other	Total
Total costs and expenses	—	295,583	231,977	67,126	21,793	616,479

Less: Selling, general and administrative expense	—	—	—	—	(21,793)	(21,793)
Less: Depreciation, depletion and amortization	—	(41,122)	(23,822)	(10,560)	—	(75,503)

Total operating costs	—	254,461	208,155	56,567	—	519,183

Less: Other royalties	—	(22,698)	(12,572)	(4,395)	—	(39,665)
Less: Stanwell rebate	—	—	—	—	—	—
Less: Freight expenses	—	(1,717)	(13,649)	(514)	—	(15,880)

Total mining costs	—	230,045	181,934	51,659	—	463,638

        Supplemental financial data for the Curragh segment for the year ended December 31, 2018 has been included in the table above on a statutory basis for reconciliation purposes. Pro forma supplemental financial data for the Curragh segment for the year ended December 31, 2018 compared to the year ended December 31, 2017 has been provided separately. Refer to "—Curragh Segment—Pro forma" below.

Segment Revenue

Buchanan

        Revenue increased by $45.3 million, or 9.8%, to $510.4 million for the year ended December 31, 2018 as compared to $465.0 million for the year ended December 31, 2017. This increase was driven by higher average realized price due to strong market demand and certain contract repricing. This was partially offset by a reduction in sales volumes of 0.2 MMt, or 4%, related to lower production resulting from lower clean coal yields due to a change in mining conditions.

Logan

        Revenue decreased by $7.0 million, or 2.9%, to $235.0 million for the year ended December 31, 2018 as compared to $241.9 million for the year ended December 31, 2017. This decrease was driven by a reduction in sales volumes due to reduced availability of third-party raw coal for purchase, processing and resale. This was partially offset by higher average realized price due to strong market demand and annual contract repricing.

Greenbrier

        Revenue increased by $9.4 million, or 15.7%, to $69.5 million for the year ended December 31, 2018 as compared to $60.1 million for the year ended December 31, 2017. This increase was driven by higher sales volumes of 0.1 MMt, or 16.7%, partially offset by lower average realized price due to a change in product mix.

Segment Adjusted EBITDA

Buchanan

        Adjusted EBITDA increased by $1.2 million, or 0.6%, to $212.5 million for the year ended December 31, 2018 as compared to $211.2 million for the year ended December 31, 2017. The increase in Adjusted EBITDA was a result of higher realized pricing for coal sales almost entirely offset by higher mining costs and lower sales volume and an increase in other royalty expense attributed to higher realization of price per Mt and a mark-to-market adjustment to Buchanan's contingent price royalty consideration (royalty obligation), partially offset by increase in coal revenues.

Logan

        Adjusted EBITDA decreased by $3.0 million, or 8.5%, to $31.9 million for the year ended December 31, 2018 as compared to $34.9 million for the year ended December 31, 2017. The decrease in Adjusted EBITDA was driven by reduction in coal sales volumes and slightly higher average mining costs per Mt sold, partially offset by higher realized pricing.

Greenbrier

        Adjusted EBITDA decreased by $4.7 million to a loss of $1.4 million for the year ended December 31, 2018 as compared to earnings of $3.3 million for the year ended December 31, 2017. The decrease in Adjusted EBITDA was driven by higher mining costs resulting from operational issues experienced at the mine partially offset by an increase in coal sales revenues.

Corporate and Other Adjusted EBITDA

        The following table presents a summary of the components of Corporate and Other Adjusted EBITDA:

	Year Ended December 31,
	2018	2017	$ Change	% Change
	($ in thousands)
Salaries	$(9,396)	$(9,172)	$(224)	2.4%
Professional and consultancy fees	(12,966)	(10,317)	(2,649)	25.7%
Office and operational fees	(7,240)	(1,536)	(5,704)	*
Dues, registration fees and licenses	(33,693)	(339)	(33,354)	*
Loss on foreign exchange swap	(15,695)	—	(15,695)	*
Other	(1,274)	(302)	(972)	*
Total Corporate and Other Adjusted EBITDA	$(80,264)	$(21,666)	$(58,598)	270.5%

*
Change exceeds 100%.

        Adjusted EBITDA loss of $80.3 million for the year ended December 31, 2018 includes one-time costs in relation to professional and consultancy fees and stamp duty of $33.0 million and a loss on foreign exchange of $15.7 million incurred in relation to the Curragh acquisition, the Reorganization Transaction and the Australian IPO.

Segment Mining Costs per Mt Sold

Buchanan

        Mining costs per Mt sold increased by $6.1 per Mt, or 13%, primarily driven by an increase in labor and production costs and lower sales volumes. Costs of coal mining increased due to the following:

  •
  Unforeseen geological condition (a rock intrusion in the coal seam) which was first encountered in January 2018. In the first half of 2018, the longwall mined through the rock intrusion in two different panels which resulted in an estimated 0.2 MMt of lost production;

  •
  Additional roof support and mitigation costs incurred related to the geological conditions (the rock intrusion) in the current district; and

  •
  Increase demand for labor led management to introduce revised remuneration packages including wages increases to retain employees.

Logan

        Mining costs sold remained relatively stable for the year ended December 31, 2018 compared to December 31, 2018, however, sales volumes declined resulting in increased mining costs per Mt by $6.9 per Mt to $69.8 per Mt for the year ended December 31, 2018 compared to $62.9 ton for the year ended December 31, 2017.

Greenbrier

        Mining costs increased by $12.4 million for the year ended December 31, 2018 to $64.1 million, as compared to $51.7 million for the year ended December 31, 2017 primarily driven by an increase in total coal sales volume of 0.6 MMt in 2017 to 0.7 MMt in 2018.

Segment Operating Costs per Mt Sold

Buchanan

        Operating costs per Mt sold increased by $10.4 per Mt, or 20.3% in the year ended December 31, 2018 as compared to the year ended December 31, 2017, primarily driven by higher mining costs due to a rock intrusion in the coal seam resulting in lower saleable production and related increased roof control and mitigation costs. In addition, higher royalty expense attributed to higher realized price per Mt and a mark-to-market adjustment to Buchanan's contingent price royalty consideration also increased operating costs over the prior year.

Logan

        Operating costs per Mt sold increased $5.7 per Mt, or 7.9% in the year ended December 31, 2018 as compared to the year ended December 31, 2017, primarily driven by lower saleable production due to adverse geology and mining conditions at certain operations. Total operating costs were $4.9 million lower for the year ended December 31, 2018 compared to December 31, 2017 primarily driven by lower sales volume partially offset by higher mining costs per Mt sold.

Greenbrier

        Operating costs per Mt sold increased $8.7 per Mt, or 8.6% in the year ended December 31, 2018 as compared to the year ended December 31, 2017. The primary driver was an increase in mining costs of $12.4 million for the year ended December 31, 2018 to $64.1 million, as compared to $51.7 million for the year ended December 31, 2017 attributable to an increase in total coal sales volume of 0.1 MMt from 0.6 MMt in 2017 to 0.7 MMt in 2018.

Curragh Segment—Pro Forma

        The unaudited pro forma supplemental financial data of Curragh for the year ended December 31, 2018, presented in the table below, has been derived from the unaudited consolidated pro forma statements of operations included in this registration statement and give effect to each of the Curragh acquisition as if it had occurred on January 1, 2018. The unaudited pro forma supplemental financial data of Curragh for the year ended December 31, 2017, presented in the table below, has been derived from the unaudited consolidated pro forma statements of operations included in this registration statement and give effect to each of the Curragh acquisition as if it had occurred on January 1, 2017.

	Pro forma	Post Acquisition
			For Year Ended December 31,
	January 1, 2018 - March 29, 2018	March 30, 2018 - December 31, 2018
Curragh Segment:			Pro forma 2018	Pro forma 2017	$ Change	% Change
			($ in thousands, except per Mt amounts)
Sales volumes (MMt)	2.7	9.3	12.0	12.3	(0.3)	(1.9)%
Revenue	313,494	1,165,580	1,479,074	1,373,824	105,246	7.7%
Coal Revenue	313,494	1,136,059	1,449,553	1,373,824	75,728	5.5%
Average realized price per Mt sold	114.3	122.1	120.3	112.2	8.3	7.4%
Mining Costs	145,506	491,764	637,270	609,219	28,051	4.6%
Mining Costs per Mt sold	53.1	52.9	52.9	49.7	3.2	6.4%
Operating Costs	254,698	845,792	1,100,490	1,033,142	67,348	6.5%
Operating Costs per Mt sold	92.9	90.9	91.4	84.3	7.1	8.4%
Adjusted EBITDA	64,785	314,227	379,012	339,617	39,395	11.6%

        The table below presents a reconciliation of the Curragh segment pro forma costs and expenses, to the Curragh segment pro forma operating costs and the Curragh segment pro forma mining costs:

	Pro forma	Post-Acquisition	For Year Ended December 31,
	January 1, 2018 - March 29, 2018	March 30, 2018 - December 31, 2018	Pro forma 2018	Pro forma 2017
Total costs and expenses	270,750	924,813	1,195,563	1,078,882

Less: Selling, general and administrative expense	(1,795)	(1,487)	(3,282)	(2,883)
Less: Depreciation, depletion and amortization	(14,257)	(77,534)	(91,791)	(42,857)

Total operating costs	254,698	845,792	1,100,490	1,033,142

Less: Other royalties	(29,243)	(119,987)	(149,230)	(131,942)
Less: Stanwell rebate	(43,127)	(127,692)	(170,819)	(146,996)
Less: Freight expenses	(36,822)	(106,349)	(143,171)	(144,985)

Total mining costs	145,506	491,764	637,270	609,219

	Historical Curragh in US GAAP		For Year Ended December 31,
		Post-Acquisition
($ in thousands)
	January 1, 2018 - March 29, 2018	March 30, 2018 - December 31, 2018	Total Pro forma 2018	Pro forma 2017
Curragh Segment Pro forma Reconciliation to Adjusted EBITDA:
Net Income (loss)	(308,947)	164,331	(144,616)	24,600

Add: Income tax expense (benefit)	17,772	72,015	89,787	90,301
Add: Interest expense (net of income)	341,703	6,515	348,218	181,859
Add: Loss on debt extinguishment	—	—	—	—
Add: Other foreign exchange gains	—	(6,168)	(6,168)	—
Add: Depreciation, depletion and amortization	14,257	77,534	91,791	42,857

Adjusted EBITDA	64,785	314,227	379,012	339,617

Revenues

        Pro forma revenue increased by $105.2 million, or 7.7%, to $1,479.1 million for the year ended December 31, 2018 as compared to $1,373.8 million for the year ended December 31, 2017. This increase was primarily a result of higher average realized price and favorable sales mix. Overall sales volumes were lower on prior year due to lower production as a result of adverse mining conditions.

Adjusted EBITDA

        Pro forma Adjusted EBITDA increased by $39.4 million, or 11.6%, to $379.0 million for the year ended December 31, 2018 as compared to $339.6 million for the year ended December 31, 2017. The favorable increase in Adjusted EBITDA was a result of increased revenues from coal sales, partially offset by higher mining costs (unplanned outages, maintenance and adverse weather), higher export royalties on increased sales revenues and increased Stanwell rebate cost, which represent variable costs payable to Stanwell on increased realized export sales price.

Curragh Segment Mining Costs per Mt Sold

        Pro forma mining costs increased by $28.1 million to $637.3 million for the year ended December 31, 2018 as compared to $609.2 million for the year ended December 31, 2017. This was

$3.3 per Mt higher for the year ended December 31, 2018 compared to $49.8 per Mt for the year ended December 31, 2017. The higher mining costs per Mt sold was a result of a combination of lower production, due to unplanned outages at the wash plant as a result of inclement weather conditions experience in the fourth quarter of 2018, and higher fuel cost.

Curragh Segment Operating Costs per Mt sold

        Pro forma operating costs per Mt sold increased by $7.1 per Mt, or 8.4% for the year ended December 31, 2018 as compared to the year ended December 31, 2017. The increase is due to a combination of lower production, due to unplanned outages at the wash plant as a result of inclement weather conditions experience in the fourth quarter of 2018, and higher fuel cost. Additionally, the Stanwell rebate and other royalties increased $23.8 million and $17.3 million, respectively, in the year ended December 31, 2018 compared to the year ended December 31, 2017 due to higher average realized prices on export revenues, partially offset by a 0.3 MMt decrease in sales volumes.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA

	Three Months Ended March 31,
	2019	2018
	($ in thousands)
Reconciliation to Adjusted EBITDA:
Net Income (loss)	$96,820	$(23,671)
Add: Income tax expense (benefit)	42,010	(7,460)
Add: Interest expense (net of income)	8,179	6,500
Add: Loss on debt extinguishment	—	3,905
Add: Other foreign exchange gains	(3,714)	1,558
Add: Depreciation, depletion and amortization	39,771	21,808

Adjusted EBITDA	$183,066	$2,640

	Year Ended December 31,
	2018	2017	2016
	($ in thousands)
Reconciliation to Adjusted EBITDA:
Net Income	$114,589	$142,283	$36,332

Add: Income tax expense	75,212	—	—
Add: Interest expense (net of income)	57,978	9,955	98
Add: Loss on debt extinguishment	58,085	—	—
Add: Other foreign exchange (gains) losses	(9,004)	—	—
Add: Depreciation, depletion and amortization	162,117	75,503	59,737

Adjusted EBITDA	$476,985	$227,741	$96,167

Reconciliation of Pro forma Non-GAAP Financial Measures

Pro forma Adjusted EBITDA

	Year Ended December 31,
	2018	2017
	($ in thousands)
Reconciliation to Adjusted EBITDA:
Net Income	$168,926	$237,859

Add: Income tax expense	(118,488)	(127,495)
Add: Interest expense (net of income)	(63,623)	(67,868)
Add: Loss on debt extinguishment	(54,180)	—
Add: Other foreign exchange losses	(9,004)	—
Add: Depreciation, depletion and amortization	184,351	165,579
Adjusted EBITDA	$598,572	$598,801

Liquidity and Capital Resources

Overview

        Our objective is to maintain a prudent capital structure and gearing level and to have access to undrawn committed debt facilities to mitigate the risk of volatile external factors and financial risks in our business. Our principal sources of funds are cash flow from operations and borrowings under the Syndicated Facility Agreement.

        Our main uses of cash have historically been and are expected to continue to be the funding of our operations, working capital and capital expenditure, debt service obligations and payment of dividends. Based on our outlook for the next 12 months, which is subject to continued changing demand from our customers and volatility in coal prices, we expect to generate cash from operations sufficient to meet the needs of our existing operations, service our debt obligations and fund our dividends.

        Our ability to generate sufficient cash depends on our future performance which may be subject to a number of factors beyond our control, including general economic, financial and competitive conditions and other risks described in Item 1A. "Risk Factors." Over time, we may seek additional funding from a range of sources to diversify our funding sources in order to reduce our reliance on the bank finance market and to manage our exposure to interest rate risk on any long-term borrowings.

        Liquidity as of March 31, 2019, December 31, 2018 and December 31, 2017 was as follows:

		December 31,
	March 31, 2019
		2018	2017
	($ in thousands)
Cash, excluding restricted cash	$12,043	$124,656	$28,069
Availability under Revolving Syndicate Facility Agreement	266,000	350,000	100,000

Total	$278,043	$474,656	$128,069

        Total Indebtedness.    Our total indebtedness as of March 31, 2019, December 31, 2018 and December 31, 2017 consisted of the following:

		December 31,
	March 31, 2019
		2018	2017
	($ in thousands)
Current instalments of interest-bearing liabilities	$—	$9,035	$7,107
Current instalments of other financial liabilities and capital lease obligations	5,274	—	1,750
Interest bearing liabilities, excluding current instalments	84,000	—	128,516
Other financial liabilities, excluding current instalments	3,329	4,073	7,150

Total	$92,603	$13,108	$144,523

Liquidity

        As of March 31, 2019, available liquidity was $278.0 million, comprised of cash and cash equivalents of $12.0 million and $266.0 million of availability under borrowing facilities. As of December 31, 2018, available liquidity was $474.7 million, comprised of cash and cash equivalents of $124.7 million and $350 million of availability under borrowing facilities.

Cash

        Cash is held in multicurrency interest bearing bank accounts available to be used to service the working capital needs of the Company. Cash balances surplus to immediate working capital requirements are invested in short-term interest-bearing deposit accounts.

Secured Credit Facilities

        To assist in managing the potential volatility in economic and operational changes, which may influence the generation of cash flow from operating activities, the Company entered into a the Syndicated Facility Agreement on September 15, 2018 providing two borrowing facilities:

  •
  Facility A—$350 million multi-currency facility available for general working capital and corporate purposes; and

  •
  Facility B—A$370 million bank guarantee facility.

        The right to draw upon on these facilities is conditional upon a number of provisions being satisfied at the time that each drawdown request is issued. These conditions include, among other things, that:

  •
  no Event of Default is continuing or would result from the proposed loan;

  •
  the representations, as defined in the Syndicated Facility Agreement, that are made are true in all material respects and not misleading; and

  •
  the amount of the proposed loan will not cause the committed facility limit to be exceeded.

        At March 31, 2019, Facility A had $84.0 million of borrowings outstanding, leaving $266.0 million of undrawn availability.

Bank Guarantees

        We are required to provide financial assurances and securities to satisfy contractual and other requirements generated in the normal course of business. Some of these assurances are provided to comply with state or other government agencies' statutes and regulations. Facility B is available for this purpose and as of March 31, 2019, we had issued Bank Guarantees totaling A$343 million to satisfy these requirements, leaving A$27 million available under Facility B. 50% of the value of issued bank guarantees is included in Net Debt for the purposes of calculating the financial covenants.

Secured Credit Facilities Terms

  Interest Rate

        Borrowings under our Syndicated Facility Agreement bear interest at a floating rate which is either (i) LIBOR plus an applicable margin for US$ loans and (ii) Bank Bill Swap Bid Rate, or BBSY, bid plus an applicable margin for the A$ loan. The applicable margin for Facility A depends on the Net Debt to EBITDA ratio (as defined in the Syndicated Facility Agreement). The below table summarizes the margin for Facility A.

Net Debt to EBITDA in most recent Compliance Certificate	Facility A Margin
> 2.00 times	3.25% per annum
> 1.50 times and ≤ 2.00 times	3.00% per annum
≤ 1.50 times	2.85% per annum

  Undertakings and Representations

        The Syndicated Facility Agreement contains a number of undertakings including:

  •
  Information Undertakings—providing financial statements, compliance certificates, reserves statements;

  •
  Financial Covenants—leverage ratio, interest coverage ratio, tangible net worth; and

  •
  General Undertakings—affirmative covenants (compliance with laws, payment of taxes, maintaining a corporate existence and continuity of business) and negative covenants (subject to certain exceptions) such as limitations on lending to other parties, incurring additional indebtedness, disposal of secured assets and hedging.

  Financial Covenants

        The following financial covenants must be satisfied at all times:

  a)
  the ratio of Net Debt to EBITDA for the preceding 12-month period must not exceed 2.50 times;

  b)
  the ratio of EBITDA to Net Interest Expense for the preceding 12-month period must be at least 3.00 times; and

  c)
  the ratio of Net Debt to Net Debt plus Tangible Net Worth, expressed as a percentage, must not exceed 40%.

        Each financial covenant is calculated with reference to the definitions contained in the Syndicated Facility Agreement. As of December 31, 2018, which was the last applicable compliance date under the Syndicated Facility Agreement, we were in compliance with all applicable financial covenants under the Syndicated Facility Agreement.

  Events of Default

        The Syndicated Facility Agreement contains a number of customary events of default provisions, including (amongst other things) breaching the financial covenants, failing to make payments when due, cross-default, certain bankruptcy and insolvency events, cessation of business and any event that may have a material adverse effect.

        The consequences of an event of default occurring and continuing may lead to the agent (on instruction from the majority of lenders) doing the following:

  a)
  cancelling the total commitments;

  b)
  declare that all loans outstanding and accrued interest under the finance documents are immediately due and payable;

  c)
  declare that full cash cover is immediately due to be provided in respect of each bank guarantee issued; and/or

  d)
  direct the security trustee under the security trust deed to exercise any or all of its rights, remedies, powers or discretions under the finance documents including enforcing the rights of the secured lenders.

Any unpaid amount due and payable from an event of default will incur default interest.

Dividend

        We paid an aggregate dividend of $299.7 million on March 29, 2019 in A$ to holders of CDIs on the ASX as of March 5, 2019, based on the exchange rate on March 5, 2019.

Intercreditor Deed

        The intercreditor deed regulates the priority of security interests and provides that our security interests granted in connection with the intercompany loans are subordinate in priority to the Syndicated Facility Agreement lenders and to Stanwell. The intercreditor deed also provides that the security interest granted to Wesfarmers under a value share mechanism deed ranks after the security interests of the Syndicated Facility Agreement lenders, Stanwell and us.

Capital Requirements

        Our main uses of cash have historically been and are expected to continue to be the funding of our operations, working capital and capital expenditure and the payment of interest and dividends.

Historical Cash Flows

        The following table summarizes our cash flows for the three months ended March 31, 2019 and 2018 and the years ended December 31, 2018, 2017 and 2016, as reported in the accompanying consolidated financial statements:

Cash Flow

	Three Months Ended March 31,		Year Ended December 31,
	2019	2018	2018	2017	2016
	($ in thousands)
Net cash provided by operating activities	$141,508	$59,700	$364,753	$255,578	$20,176
Net cash (used in) investing activities	(28,378)	(553,098)	(666,417)	(59,323)	(464,350)
Net cash (used in) provided by financing activities	(225,366)	705,685	407,275	(258,117)	498,547

Net change in cash and cash equivalents	(112,236)	212,287	105,611	(61,862)	54,373
Effect of exchange rate changes on cash and restricted cash	(351)	—	(8,799)	—	—
Cash and restricted cash at beginning of period	124,881	28,069	28,069	89,931	35,558

Cash and restricted cash at end of period	$12,294	$240,356	$124,881	$28,069	$89,931

Operating activities

        Net cash provided by operating activities was $141.5 million and $59.7 million for the three months ended March 31, 2019 and 2018, respectively. The increase in cash provided by operating activities during the first three months of 2019 was primarily due to the additional cash contributed by Curragh because it was acquired on March 29, 2018, and an improvement in operating performance of the U.S. Operations and cash flows for working capital.

        Net cash provided by operating activities was $364.8 million and $255.6 million for the years ended December 31, 2018 and December 31, 2017, respectively. The increase in cash provided by operating activities during 2018 was primarily due to the additional cash contributed by Curragh because it was acquired on March 29, 2018, offset partially by a decline in operating performance of the U.S. Operations and cash outflows for working capital.

        Net cash provided by operating activities increased to $255.6 million for the year ended December 31, 2017 compared to net cash provided by operating activities of $20.2 million for 2016. The increase in 2017 was primarily due to the improved operating results of the U.S. Operations, including a full year of operating results for Buchanan compared to nine months in 2016.

Investing activities

        Net cash used in investing activities was $28.4 million for the three months ended March 31, 2019, compared to $553.1 million for the three months ended March 31, 2018. Capital expenditure for the three months ended March 31, 2019 was $28.3 million, of which $6.1 million related to Curragh and the remainder related to the U.S. Operations. Capital expenditure for our U.S. Operations was $22.2 million and $15.8 million for the three months ended March 31, 2019 and March 31, 2018, respectively. During the three months ended March 31, 2018, Coronado purchased Curragh for cash consideration of $537.2 million.

        Net cash used in investing activities was $666.4 million for the year ended December 31, 2018, compared to $59.3 million for the year ended December 31, 2017. During 2018, Coronado expended $537.2 million as cash consideration for the acquisition of Curragh, which was the largest acquisition in our history. Capital expenditure for the year ended December 31, 2018 was $114.3 million of which $47.2 million related to Curragh with the remainder relating to the U.S. Operations. Capital expenditure for our U.S. Operations of $67.0 million for the year ended December 31, 2018 remained relatively consistent to 2017. Capital expenditure for year ended December 31, 2018 focused on stay in business and wash plant improvements to assist with throughput in future periods.

        Net cash used in investing activities was $59.3 million for the year ended December 31, 2017, compared to $464.4 million for the year ended December 31, 2016. Cash spent on capital expenditure was $63.9 million and $37.6 million for the years ended December 31, 2017 and December 31, 2016, respectively. During 2016, we expended $425.9 million as cash consideration for the acquisition of Buchanan, one of the largest metallurgical coal mines in the United States.

Financing activities

        Net cash used in financing activities was $225.4 million for the three months ended March 31, 2019, compared to $705.7 million of net cash provided by financing activities for the three months ended March 31, 2018. Uses of cash from financing activities during the three months ended March 31, 2019 included $299.7 million for dividends paid to the shareholders of the Company, partially offset by the proceeds from the borrowing of $84.0 million under the Syndicated Facility Agreement.

        Net cash provided by financing activities was $407.3 million for the year ended December 31, 2018 compared to $258.1 million of net cash used in financing activities for the year ended December 31, 2017. Cash provided by financing activities during 2018 included proceeds from the Australian IPO of $442.3 million (net of share issuance costs of $30.6). These proceeds, together with a significant portion of our available cash, were used to repay all outstanding borrowings, including the $700 million borrowed for the acquisition of Curragh, as at October 24, 2018.

        Net cash used in financing activities was $258.1 million for the year ended December 31, 2017 compared to $498.5 million of net cash provided by financing activities for the year ended December 31, 2016. Uses of cash from financing activities during 2017 included $383.1 million of distributions to former members of Coronado Group LLC, $44.9 million of principal payment on interest bearing liabilities and capital leases, and $5.8 million relating to debt issuance costs. Sources of cash from financing activities during 2017 included $175.6 million in borrowings, comprised mainly by the $175 million asset backed loan entered into on June 6, 2017 and repaid on March 29, 2018, and the remainder relating to financing of property, plant and equipment purchases.

Contractual Obligations

        The following is a summary of our contractual obligations at December 31, 2018:

	Payments Due By Year
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
	($ in thousands)
Long-term debt obligations(1)	$11,801	$7,728	$4,073	$—	$—
Operating and mineral lease commitments(2)	93,107	19,917	31,861	24,468	16,861
Capital lease commitments	4,074	1,505	2,569	—	—
Unconditional purchase obligations(3)	19,737	19,737	—	—	—
Take-or-pay contracts(4)	1,130,819	111,315	222,630	222,630	574,224

Total contractual cash obligations	$1,259,538	$160,202	$261,133	$247,098	$591,085

(1)
Represents financial obligation relating to amounts outstanding from financing equipment purchases and insurance premiums.

(2)
Represents future minimum royalties and payments under mineral and operating leases. Refer to Note 23. "Commitments" in the accompanying audited consolidated financial statements for additional discussion.

(3)
Represents firm purchase commitments for capital expenditures (based on order to suppliers for capital purchases) and for the purchase of diesel fuel for the U.S. Operations for 2019.

(4)
Represents various short- and long-term take or pay arrangements in Australia and the United States associated with rail and port commitments for the delivery of coal.

        This table does not include our estimated AROs. As discussed in "—Critical Accounting Policies and Estimates—Carrying Value of Asset Retirement Obligations" below, the current and non-current carrying amount of our AROs involves several estimates, including the amount and timing of the payments required to satisfy these obligations. The timing of payments is based on numerous factors, including projected mine closure dates. Based on our assumptions, the carrying amount of our AROs as determined in accordance with U.S. GAAP was $125.8 million as of December 31, 2018.

Off-Balance Sheet Arrangements

        In the normal course of business, we are a party to certain off-balance sheet arrangements. These arrangements include guarantees, operating leases, indemnifications and financial instruments with off-balance sheet risk, such as bank letters of credit, bank guarantees and performance or surety bonds (including reclamation bonds). Obligations related to these arrangements are not reflected in our balance sheet. However, the underlying liabilities that they secure, such as asset retirement obligations, workers' compensation liabilities, and royalty obligations, are reflected in our balance sheet.

        We are required to provide financial assurance in order to perform the post-mining reclamation required by our mining permits, pay our federal production royalties, pay workers' compensation claims under workers' compensation laws in various states, pay federal black lung benefits, and perform certain other obligations.

        For our U.S. Operations in order to provide the required financial assurance, we generally use surety bonds for post-mining reclamation and workers' compensation obligations. We can also use bank letters of credit to collateralize certain obligations.

        As of December 31, 2018 and March 31, 2019, at our U.S. Operations, we had outstanding surety bonds with a total face amount of $37.1 million and $37.2 million, respectively, to secure various obligations and commitments. There are no cash collateral requirements to secure these surety bond obligations.

        We meet frequently with our surety providers and have discussions with certain providers regarding the extent of and the terms of their participation in the program. These discussions may cause us to shift surety bonds between providers or to alter the terms of their participation in our program. To the extent that surety bonds become unavailable or our surety bond providers require additional collateral, we would seek to secure our obligations with letters of credit, cash deposits or other suitable forms of collateral. Our failure to maintain, or inability to acquire, surety bonds or to provide a suitable alternative would have a material adverse effect on our liquidity as letters of credit may be more costly and may reduce the amounts that we can borrow under our credit facility for other purposes. These failures could result from a variety of factors including lack of availability, higher cost or unfavorable market terms of new surety bonds, and the exercise by third-party surety bond issuers of their right to refuse to renew the surety.

Critical Accounting Policies and Estimates

        The preparation of our financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Listed below are the accounting estimates that we believe are critical to our financial statements due to the degree of uncertainty regarding the estimates or assumptions involved and the magnitude of the asset, liability, revenue or expense being reported. All of these accounting estimates and assumptions, as well as the resulting impact to our financial statements, have been discussed with the audit committee of our board of directors.

Fair Value of Non-Financial Instruments

        Our non-financial instrument valuations are primarily comprised of our determination of the estimated fair value allocation of net tangible and identifiable intangible assets acquired in business combinations, our annual assessment of the recoverability of our goodwill, and our evaluation of the recoverability of our other long-lived assets upon certain triggering events.

Long-Lived Assets

        We review the carrying value of intangible assets with definite lives and other long-lived assets to be used in operations annually or whenever events or changes in circumstances indicate that the carrying amount of the assets or asset groups might not be recoverable. Factors that would necessitate an impairment assessment include a significant adverse change in the extent or manner in which an asset is used, a significant adverse change in legal factors or the business climate that could affect the value of the asset group, or a significant decline in the observable market value of an asset group, among others. If such facts indicate a potential impairment, the recoverability of the asset group is assessed by determining whether the carrying value of the asset group exceeds the sum of the projected undiscounted cash flows expected to result from the use and eventual disposition of the asset group over the remaining economic life of the asset group. If the carrying amount of the asset group is greater than the expected undiscounted cash flows to be generated by such asset group, including its ultimate disposition, an impairment adjustment is recognized.

        If the carrying value of our intangible or long-lived assets exceeds their estimated fair value, we are required to write the carrying value down to fair value. Any such write down is included in impairment expense in our consolidated statement of operations. A high degree of judgment is required to estimate the fair value of our intangible and long-lived assets. We may use quoted market prices, prices for similar assets, present value techniques and other valuation techniques to prepare these estimates. We may need to make estimates of future cash flows and discount rates as well as other assumptions in order to implement these valuation techniques. Due to the high degree of judgment involved in our estimation techniques, any value ultimately derived from our intangible or long-lived assets may differ from our estimate of fair value.

Business Combinations

        We utilize the cost approach as the primary method used to establish fair value for our property and equipment in connection with business combinations. The cost approach considers the amount required to replace an asset by constructing or purchasing a new asset with similar utility, then adjusts the value in consideration of physical depreciation and functional and technological obsolescence as of the appraisal date. The cost approach relies on management's assumptions regarding current material and labor costs required to rebuild and repurchase significant components of our property and equipment along with assumptions regarding the age and estimated useful lives of our property and equipment.

Goodwill Impairment

        We had a balance of goodwill of $28.0 million recorded at March 31, 2019, which was generated upon the acquisition of Buchanan in 2016. We perform our annual assessment of the recoverability of our goodwill in the fourth quarter each year. We utilize a qualitative assessment for determining whether the quantitative goodwill impairment analysis is necessary. The accounting guidance permits entities to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the quantitative goodwill impairment test. In evaluating goodwill on a qualitative basis, we review the business performance of the Buchanan segment (the only segment with a goodwill balance) and evaluate other relevant factors as identified in the relevant accounting guidance to determine whether it is more likely than not that an indicator of impairment exists at Buchanan. We consider whether there are any negative macroeconomic conditions, industry specific conditions, market changes, increased competition, increased costs in doing business, management challenges, legal environments and how these factors might impact company specific performance in future periods. As part of the analysis, we also consider fair value determinations for certain reporting units that have been made at various points throughout the current and prior year for other purposes to ensure there is no contrary evidence to our analysis. At March 31, 2019, we did not perform a quantitative impairment assessment as we determined, based our qualitative assessment, that no impairment indicators existed.

Fair Value of Contingent Consideration

        As part of the acquisition of the Buchanan business on March 31, 2016, we agreed to additional contingent royalty consideration payable to the seller, CONSOL Energy. This payment is in the form of a share of the revenues on export coal sold out of Buchanan if it is above a certain floor price until March 2021. The valuation is updated quarterly using a Black-Scholes option pricing formula for call options in a risk-neutral framework with fluctuations recorded in the statement of operations. This model uses assumptions such as our gross sales price forecast, export volume forecast, volatility, the U.S. risk-free rate, and credit-spread.

        As part of the acquisition of Curragh on March 29, 2018, we agreed to pay a 25% royalty to the sellers, Wesfarmers, on sales from metallurgical coal mined at Curragh over a two-year period ending in March 2020 in the form of a Value Share Mechanism, or VSM. The VSM only applies to realized prices on metallurgical coal sales above $145 per metric ton. We estimate fair value of the royalty on a quarterly basis using a Monte Carlo pricing simulation. The Monte Carlo simulation performs risk analysis by building scenarios of possible results by substituting a range of values for any factor that has inherent uncertainty (in this case the future coal prices). It then calculates results over and over, each time using a different set of random values from the probability functions. Key assumptions in the valuation include the risk-free rate, the tax rate, distribution, price volatility, and foreign exchange rate. Changes in estimates quarterly, the royalty due for the previous quarter is settled and paid, resulting in a decrease in the contingent consideration liability.

Carrying Value of Asset Retirement Obligations

        The Company is required to maintain a liability (and associated asset) for the expected value of future retirement obligations on their mines, in line with ASC 410, Asset Retirement and Environmental Obligations.

        Reclamation of areas disturbed by mining operations must be performed by us in accordance with approved reclamation plans and in compliance with state and federal laws. For areas disturbed, a significant amount of the reclamation will take place in the future, when operations cease. All mines are bonded for reclamation and mine plans are approved by the states of West Virginia and Virginia, United States and Queensland, Australia. In addition, state agencies monitor compliance with the mine plans, including reclamation.

        We record the fair value of its asset retirement obligations using the present value of projected future cash flows discounted using a credit-adjusted risk-free rate, with an equivalent amount recorded as a long-lived asset. An accretion cost is recorded each period and the capitalized cost is depreciated over the useful life of the related asset. As reclamation work is performed or liabilities otherwise settled, the recorded amount of the liability is reduced.

        A review of restoration and decommissioning provisions is carried out annually on a mine-by-mine basis, and adjustments made to reflect any changes in estimates, if necessary. On an interim basis, we may update the liability based on significant changes to the life of mine or significant increases in disturbances during the period.

Recoverable Coal Reserves

        There are numerous uncertainties inherent in estimating quantities and values of economically recoverable coal reserves, including many factors beyond our control. As a result, estimates of economically recoverable coal reserves are by their nature uncertain. Information about our reserves consists of estimates based on engineering, economic and geological data assembled and analyzed by our staff and third-party qualified persons. Our reserves are periodically reviewed by an independent third party consultant. Some of the factors and assumptions which impact economically recoverable reserve estimates include:

  •
  geological settings;

  •
  historical production from the area compared with production from other producing areas;

  •
  the assumed effects of regulations and taxes by governmental agencies;

  •
  assumptions governing future prices; and

  •
  future operating costs.

        Each of these factors may in fact vary considerably from the assumptions used in estimating reserves. For these reasons, estimates of the economically recoverable quantities of coal attributable to a particular group of properties, and classifications of these reserves based on risk of recovery and estimates of future net cash flows, may vary substantially. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and these variances may be material. See Item 1A. "Risk Factors—We rely on estimates of our recoverable reserves, which is complex due to geological characteristics of the properties and the number of assumptions made" and Item 3. "Properties" for discussions of the uncertainties in estimating our proven and probable coal reserves.

Income Taxes

        We are required to estimate the amount of tax payable or refundable for the current year and the deferred income tax liabilities and assets for the future tax consequences of events that have been reflected in our financial statements or tax returns for each taxing jurisdiction in which we operate. This process requires our management to make judgments regarding the timing and probability of the ultimate tax impact of the various agreements and transactions that we enter into. Based on these judgments we may record tax reserves or adjustments to valuation allowances on deferred tax assets to reflect the expected realizability of future tax benefits. Actual income taxes could vary from these estimates due to future changes in income tax law, significant changes in the jurisdictions in which we operate, our inability to generate sufficient future taxable income or unpredicted results from the final determination of each year's liability by taxing authorities. These changes could have a significant impact on our financial position.

Newly Adopted Accounting Standards and Accounting Standards Not Yet Implemented

        See Note 2. "Summary of Significant Accounting Policies" to the accompanying audited consolidated financial statements for a discussion of newly adopted accounting standards and accounting standards not yet implemented.

Quantitative and Qualitative Disclosures About Market Risk

        Our activities expose us to a variety of financial risks, including market risk such as commodity price risk, interest rate risk, foreign currency risk, liquidity risk and credit risk. Our overall risk management objective is to minimize potential adverse effects on our financial performance from those risks which are not coal price related.

        We manage financial risk through policies and procedures approved by our Board of Directors. These specify the responsibility of the Board of Directors and management with regard to the management of financial risk. Financial risks are managed centrally by our finance team under the direction of the Group Chief Financial Officer. The finance team manages risk exposures primarily through delegated authority limits approved by the Board of Directors. The finance team regularly monitors our exposure to these financial risks and reports to management and the Board of Directors on a regular basis. Policies are reviewed at least annually and amended where appropriate.

        We may use derivative financial instruments such as interest rate swaps and foreign exchange rate contracts to hedge certain risk exposures. Derivatives are exclusively used for economic hedging purposes and hedging for speculative instruments. We use different methods to measure the extent to which we are exposed to various financial risks. These methods include sensitivity analysis in the case of interest rate, foreign exchange and other price risks and aging analysis for credit risk.

Commodity Price Risk

Coal Price Risk

        We are exposed to domestic and global coal prices. Our principal philosophy is that our investors would not consider hedging of coal prices to be in the long-term interest of our stockholders. Therefore, any potential hedging of coal prices through long-term fixed price contracts is subject to the approval of our Board of Directors and would only be adopted in exceptional circumstances.

        We manage our commodity price risk for our non-trading, thermal coal sales through the use of long-term coal supply agreements in our U.S. Operations. In Australia, thermal coal is sold to Stanwell on a supply contract. See Item 1A. "Risk Factors—Risks related to the Supply Deed with Stanwell may adversely affect our financial condition and results of operations."

        Sales commitments in the metallurgical coal market are typically not long-term in nature, and we are therefore subject to fluctuations in market pricing. For example, a 10% decrease in the HCC benchmark price would have decreased reported pretax income for the year ended December 31, 2018 by approximately $55 million. See Item 1A. "Risk Factors—Our profitability depends upon the prices we receive for our coal. Prices for coal are volatile and can fluctuate widely based upon a number of factors beyond our control."

Diesel Fuel

        We may be exposed to price risk in relation to other commodities from time to time arising from raw materials used in our operations (such as gas or diesel). These commodities may be hedged through financial instruments if the exposure is considered material and where the exposure cannot be mitigated through fixed price supply agreements.

        As of December 31, 2018, we entered into fixed price contracts with our fuel suppliers to purchase fuel for our U.S. Operations with a total commitment of $11.3 million for 2019. Any additional fuel required will be purchased under fixed-price contracts or on a spot basis. In addition, we have entered into forward derivative contracts to purchase 93.4 million liters of diesel fuel in 2019 with respect to the fuel requirements for the Curragh operations in Australia. The fair value of the forward derivative contract as of March 31, 2019 was $2.6 million. We expect to consume approximately 123 to 136 million liters of diesel fuel in 2019. A 10% increase in the price of diesel fuel would increase our diesel fuel costs by approximately $8 million.

Interest Rate Risk

        Interest rate risk is the risk that a change in interest rates on our borrowing facilities will have an adverse impact on financial performance, investment decisions and stockholder returns. Our objectives in managing our exposure to interest rates include minimizing interest costs in the long term, providing a reliable estimate of interest costs for the annual work program and budget and ensuring that changes in interest rates will not have a material impact on our financial performance.

        As of March 31, 2019, we had $7.4 million of fixed-rate borrowings and $84.0 million of variable-rate borrowings outstanding. As discussed in "—Liquidity," as of March 31, 2019, we had undrawn debt facility availability of $266.0 million with a variable interest rate of LIBOR or BBSY bid plus a margin. We intend to draw these funds for working capital requirements and general corporate purposes. A significant increase in the market interest rate following a drawdown could result in a material increase in the interest expense dependent on the amount drawn.

Foreign Exchange Risk

        A significant portion of our sales are denominated in US$. Foreign exchange risk is the risk that our earnings or cash flows are adversely impacted by movements in exchange rates of currencies that are not in US$.

        Our main exposure is to the A$-US$ exchange rate through our Australian Operations, which have predominantly A$ denominated costs. Greater than 90% of expenses incurred at Curragh are denominated in A$. Approximately 10% of Curragh's purchases are made with reference to US$, which provides a natural hedge against foreign exchange movements on these purchases (including fuel, the WICET Terminal Handling Charge, demurrage, purchased coal and some insurance premiums).

Appreciation of the A$ against US$ will increase Curragh's US$ reported cost base and reduce US$ reported net income. Assuming we had no foreign currency hedging instruments in place, a 5% increase in the A$ to US$ exchange rate would increase reported expenses by approximately $8 million and $31 million for the three months ended March 31, 2019 and the year ended December 31, 2018, respectively.

        Under normal market conditions, we generally do not consider it necessary to hedge our exposure to this foreign exchange risk. However, there may be specific commercial circumstances, such as the hedging of significant capital expenditure, acquisitions, disposals and other financial transactions, where we may deem foreign exchange hedging as appropriate and where a US$ contract cannot be negotiated directly with suppliers and other third parties.

        During 2018, we entered into a foreign exchange swap to hedge the exposure to fluctuations in the A$-US$ in connection with the acquisition of Curragh. At March 31, 2019, we did not have any foreign exchange contracts outstanding.

        For our Australian Operations, we translate all monetary assets and liabilities at the period-end exchange rate, all non-monetary assets and liabilities at historical rates and revenue and expenses at the average exchange rates in effect during the periods. The net effect of these translation adjustments is shown in the accompanying consolidated financial statements within components of net income.

        We currently do not hedge our non-US$ exposures against exchange rate fluctuations.

Liquidity Risk

        Liquidity risk is the risk that we will not have sufficient liquid funds to meet our financial commitments as and when they fall due. Liquidity risk is managed centrally through short-term cash forecasting and longer-term strategic planning. Our objective is to ensure that we have sufficient liquid assets and funding to meet both our anticipated and unexpected financial obligations.

        Access to capital is also an important feature of liquidity risk management. We manage this risk through proactive management of our funding profile by ensuring that we have access to diverse sources of funds and that we do not have material refinancing risk in any single reporting period.

Credit Risk

        Credit risk is the risk of sustaining a financial loss as a result of a counterparty not meeting its obligations under a financial instrument or customer contract.

        We are exposed to credit risk when we have financial derivatives, cash deposits, lines of credit, letters of credit or bank guarantees in place with financial institutions. To mitigate against credit risk from financial counterparties, we have minimum credit rating requirements with financial institutions where we transact.

        We are also exposed to counterparty credit risk arising from our operating activities, primarily from trade receivables. Customers who wish to trade on credit terms are subject to credit verification procedures, including an assessment of their independent credit rating, financial position, past experience and industry reputation. We monitor the financial performance of counterparties on a routine basis to ensure credit thresholds are achieved. Where required, we will request additional credit support, such as letters of credit, to mitigate against credit risk. Credit risk is monitored regularly, and performance reports are provided to our management.

Internal Controls and Procedures

        Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP. As a result of becoming a public company, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended, to furnish a report by our management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of the registration statement. This assessment will need to include disclosures of any material weaknesses identified by our management in our internal control over financial reporting.

        We intend to complete our first assessment of our disclosure controls and procedures and our internal control over financial reporting during fiscal year 2019. With the oversight of senior management and our audit committee, we have begun taking steps to evaluate our control environment in order to allow us to broaden the scope and quality of our internal review of underlying information related to financial reporting and to formalize and enhance our internal control procedures.

ITEM 3.    PROPERTIES.

        We had an estimated 710.5 MMt of proven and probable coal reserves as of December 31, 2018. An estimated 251.0 MMt and 459.5 MMt of our proven and probable coal reserves are in Australia and the United States, respectively. Approximately 75% of our Australian Operations' proven and probable coal reserves, or 187.0 MMt, are metallurgical coal, composed of HCC, semi-hard coking coal, or SHCC, and pulverized coal injection, or PCI, coal. The remainder of our Australian Operations' coal reserves are thermal coal. Approximately 83% of our U.S. Operations' proven and probable coal reserves, or 382.0 MMt, are metallurgical coal, composed of coal with high volatile content, or High-Vol (including sub-category A of High-Vol, or HVA, and sub-category B of High-Vol, or HVB), coal with medium volatile content, or Mid-Vol, and coal with low volatile content, or Low-Vol. The remainder of our U.S. Operations' coal reserves are thermal coal.

        The following maps show the locations of our mining properties in Australia and the United States, respectively.

LEGEND
Railway
Major Highways and Roads
Major Rivers
City and Towns
Coal Basins
Coronado Coal Tenements
Mining Leases
Mineral Development Licenses
Mackay
Dalrymple Bay Terminal
Hay Point Terminal
BOWEN BASIN
Goonyella
Branch
Moranbah
Dysart
Clermont
Emerald
Springsure
Curragh Mine
MDL 162
Blackwater
Blackwater Coal System
Rockhampton
Gladstone
Wiggins Island Coal Terminal
RG Tanna Coal Terminal
BOWEN BASIN
CORAL SEA
NT
QLD
SA
NSW
GALILEE BASIN
SURAT BASIN
MAP AREA
BRISBANE
0
60km
22°
23°
24°
148°
149°
150°
MINE LOCATION

Michigan
New York
Indiana
Ohio
Pennsylvania
West Virginia
Kentucky
Virginia
Tennessee
North Carolina
Pangburn-Shaner-Fallowfiled Reserve
Pennsylvania
Maryland
CNX Terminals
Appalachian Coal Basin
West Virginia
Greenbrier Mine Complex
Logan Mine Complex
Kentucky
Virginia
Buchanan Mine Complex
Amonate Reserve
Russell County Reserve
Pier VI, DTA
Pier IX Coal Terminal
Hampton Roads, VA
Active Complexes
Development/Idle Complexes
CSX
NS
Coal Terminal
North Carolina
1 in = 42 miles
Date: 4/15/2019

        The following is a summary of general characteristics about our mining properties as of December 31, 2018.

Mining Property (Status)	Location	Mine Type	Mining Method	Coal Type	Coal Seams of Economic Interest (Formation)	Average Coal Seam Thickness (Meters)
Curragh (Production)	Queensland, Australia (14 km north of the town of Blackwater)	Surface	Open-pit	HCC, SHCC, PCI, Thermal	Various (Rangal Coal Measures)	1.5 - 6.5
Buchanan (Production)	Buchanan County, VA (6.4 km southeast of Oakwood, VA)	Underground	Longwall	Low-Vol	Pocahontas #3 (Pocahontas Formation)	1.9
Logan (Production)	Boone, Logan and Wyoming Counties, WV (encompasses towns of Lorado, Pardee, Cyclone and Lacoma, WV)	Surface, Underground	Contour, Highwall, Room-and-pillar	HVA, HVB, Thermal	Various (Kanawha Formation)	0.3 - 1.8
Greenbrier (Production)	Greenbrier and Nicholas Counties, WV (27 km northwest of Lewisburg, WV)	Surface, Underground	Auger, Contour, Highwall, Room-and-pillar	Mid-Vol, PCI, Thermal	Pocahontas #6, #7, #8 (Pocahontas Formation); Various (New River Formation)	0.3 - 1.8
Pangburn-Shaner-Fallowfield (Development)	Allegheny, Washington and Westmoreland Counties, PA (22.5 km southeast of Pittsburgh, PA)	Underground(1)	Room-and-pillar(1)	High-Vol, Thermal	Upper Freeport (Freeport Formation)	1.9
Amonate (Idle)	Tazewell County, VA and McDowell County, WV (16 km northwest of Tazewell, VA)	Underground	Room-and-pillar	High-Vol, Mid-Vol, Low-Vol	Pocahontas #11 (Middle Lee Formation); Pocahontas #3, #4, #5 and Squire Jim (Pocahontas Formation)	0.8 - 1.8
Russell County (Development)	Russell and Tazewell Counties, VA (just north and west of Raven, VA)	Underground(1)	Room-and-pillar(1)	High-Vol	Lower Castle (Norton Formation); Upper Horsepen (Middle Lee Formation)	0.8 - 1.8

(1)
Proposed mine type and mining method.

        We control the coal mining rights across Curragh under 14 MLs and three MDLs from the Queensland government. We refer to Curragh's MLs and MDLs, collectively, as the Tenements. The Tenements have expirations ranging from August 31, 2021 to July 31, 2044. With respect to certain of the Tenements, our rights to mine coal overlap with a petroleum tenure. Pursuant to the Mineral and Energy Resources (Common Provisions) Act 2014 (Qld), we are required to share information and coordinate our operations with the petroleum tenement holder. We do not believe that the presence of the overlapping petroleum tenure will restrict our coal mining operations at Curragh.

        Subject to the exercise of our renewal rights thereunder, most of the leases at our U.S. mining properties expire upon exhaustion of the relevant reserves, which is expected to occur in 2048 at Buchanan; 2050 at Logan; 2067 at Greenbrier; 2070 at Pangburn-Shaner-Fallowfield; and 2051 at both Amonate and Russell County. One lease at Logan expires in 2032, but we expect to have mined the relevant reserves prior thereto. One lease at Greenbrier, covering approximately 2.4% of the total estimated reserves at Greenbrier, expires in 2020.

        Our right to commercially mine and recover coal reserves at Buchanan overlaps with the right of CNX Gas, LLC to commercially recover and develop coal gas interests from the mine area. We have entered into certain agreements with CNX Gas, LLC to regulate the interaction between, and coordinate, our respective operations.

        We are not aware of any significant encumbrances or defects in title with respect to any of our mining properties. We believe we have secured all applicable environmental licenses and permits under applicable law and have all necessary permits and licenses regarding cultural heritage, native title and various other social issues. See Item 1. "Business—Regulatory Matters—Australia" for a discussion of the permitting conditions applicable to Curragh. See Item 1. "Business—Regulatory Matters—United States" for a discussion of the permitting conditions applicable to our U.S. Operations' mining properties.

        The following table provides information about the principal equipment and facilities at, and infrastructure available to, our mining properties as of December 31, 2018.

		Coal Preparation Plant Capacity (Raw Mt per Hour)	Transportation
Mining Property (Status)	Mining Equipment		Source of Power	Primary	Other	Export Facilities
Curragh (Production)	Draglines, Dozers, Excavators, Shovels, Trucks	1,200 and 1,300	On-site substation connected to main grid	Aurizon-operated Blackwater rail link	Pacific National rail line	RG Tanna Coal Terminal, WICET (Port of Gladstone)
Buchanan (Production)	Longwall Mining System, Continuous Miners	1,270	Electric utility company	Norfolk Southern rail line	Truck, Barge	Lamberts Point Coal Terminal Pier 6 (Hampton Roads, VA); CNX Terminal (Port of Baltimore)
Logan (Production)	Surface: Loaders, Shovel, Dozers, Trucks; Underground: Continuous Miners	952	Electric utility company	CSX rail line	Truck, Barge	Kinder Morgan Pier IX Terminal, DTA Terminal (Hampton Roads, VA); CNX Terminal (Port of Baltimore)
Greenbrier (Production)	Surface: Loaders, Dozers, Excavators, Trucks; Underground: Continuous Miner	544	Electric utility company	CSX rail line	Truck, Barge	Kinder Morgan Pier IX Terminal, DTA Terminal (Hampton Roads, VA); CNX Terminal (Port of Baltimore)
Pangburn-Shaner-Fallowfield (Development)	N/A	N/A	Electric utility company	Barge	CSX rail line, Truck	Kinder Morgan Pier IX Terminal (Hampton Roads, VA)
Amonate (Idle)	Continuous Miners	508	Electric utility company	Norfolk Southern rail line	Truck	Lamberts Point Coal Terminal Pier 6 (Hampton Roads, VA); CNX Terminal (Port of Baltimore)
Russell County (Development)	N/A	N/A	Electric utility company	Norfolk Southern rail line	Truck	Lamberts Point Coal Terminal Pier 6 (Hampton Roads, VA); CNX Terminal (Port of Baltimore)

        Generally, the mining equipment and facilities at our mining properties are in good condition. We focus on the long-term potential of each mining property and regularly monitor developments in the mining industry for technology improvements and new equipment that could help us increase efficiency and lower our costs. From time to time, we also update and improve other equipment and facilities to maintain their usefulness and optimize our competitiveness. We also partner with major vendors to replace equipment on a scheduled basis to maximize equipment productivity. As of December 31, 2018, the total book value for each of our operating mining properties and its associated plant and equipment was $401 million for Curragh; $404 million for Buchanan; $221 million for Logan; and $127 million for Greenbrier.

        The following table shows total coal production at our operating mining properties for the years ended December 31, 2018, 2017 and 2016.

	Year Ended December 31,
	2018		2017	2016
	(MMt)
Curragh	12.1	(1)	12.2	10.6
Buchanan	4.7		4.9	4.5	(2)
Logan	2.6		2.6	1.8
Greenbrier	0.6		0.5	0.2

Total	20.0		20.2	17.1

(1)
Reflects production for the full year ended December 31, 2018. For the period following our acquisition of Curragh on March 29, 2018 through December 31, 2018, total coal production at Curragh was 9.3 MMt.

(2)
Reflects production for the full year ended December 31, 2016. For the period following our acquisition of Buchanan on March 31, 2016 through December 31, 2016, total coal production at Buchanan was 3.5 MMt.

        Our development and idle mining properties represent potential future coal production in addition to that of our current operating mining properties. Prior owners extensively explored each of the development and idle mining properties using continuous coring and rotary drilling methods. Based on previous exploration and the experience of other historical operations in the respective regions in which the properties are located, we have determined that the target coal seams at each such property are relatively consistent, with little structural deformation, making extraction of coal therefrom potentially profitable. Consequently, a significant amount of the total reserves at each of Pangburn-Shaner-Fallowfield, Amonate and Russell County are classified at the higher "proven" assurance level.

        We anticipate conducting further exploration at each of the development and idle mining properties. Because each property has been extensively explored, however, we do not expect that any exploration program will require multiple phases. Currently, we have developed a detailed five-year exploration plan at the Pangburn property and have budgeted a total of $1,050,000 therefor. Under the plan, most of the exploration will be focused on geotechnical and coalbed methane assessments of the reserves, for which we estimate $146,000 will be required. Also, approximately $76,000 will be spent on quality analysis of all coal samples that penetrate the target seam. Continuous core drilling combined with downhole geophysical surveys will be the primary method of exploration, for which we estimate $828,000 will be required. We anticipate that further exploration of the reserve at the Pangburn property will be necessary.

        Other than with respect to the Pangburn portion of the Pangburn-Shaner-Fallowfield development mining property, the Company has not developed any current detailed plans or budget to conduct further exploration on its development and idle mining properties. Presently, the Company has conceptual exploration plans for these properties, which include continuous core drilling combined with downhole geophysical surveys. The Company expects to conduct minimal exploration with respect to these properties prior to production, the earliest of which is scheduled to occur at the Amonate property in 2025. The Company anticipates that scheduled production at Russell County and the Shaner and Fallowfield portions of the Pangburn-Shaner-Fallowfield mining properties to begin in 2035, 2033 and 2029, respectively.

        The exploration programs at all of our development and idle properties will be funded through a corporate development budget and will be conducted under the supervision of Coronado's Chief Geologist, Joe Wickline, BS (Geol.), West Virginia University; PBACC (Mining Eng.), University of Pittsburgh; PG—Pennsylvania (PG005198); SME Registered Member (4264656). Mr. Wickline plans and supervises all exploration projects and conducts geologic and geotechnical evaluations on reserves for Coronado's U.S. Operations. His experience includes geologic modeling, quality forecasting and reserve calculations using ABB MineScape computer software. Mr. Wickline also provides direct support to the U.S. Operations through roof scoping, in-mine geologic mapping and hazard identification.

        The following table provides a summary of our proven and probable coal reserves as of December 31, 2018.

	Demonstrated Coal Reserves (Moist Basis, Washed or Direct Shipped, MMt)(1)(2)(3)							Quality (Air-Dried Basis)
	Total	Proven(4)	Probable(5)	Owned	Leased	Assigned(6)	Unassigned(7)	Ash%	Sulfur%	VM%(8)
Australian Operations
Curragh	251.0	221.0	30.0	—	251.0	251.0	—	10.6%	0.4%	19.0%

	251.0	221.0	30.0	—	251.0	251.0	—
U.S. Operations
Buchanan	112.1	105.2	6.9	19.1	93.0	112.1	—	6.0%	0.7%	19.0%
Logan	88.2	59.4	28.9	—	88.2	70.6	17.7	10.0%	0.9%	33.0%
Greenbrier	27.9	14.3	13.6	—	27.9	23.9	4.0	7.0%	0.9%	25.0%
Pangburn-Shaner-Fallowfield	147.2	88.5	58.7	145.8	1.4	—	147.2	10.0%	1.3%	34.0%
Amonate	56.6	24.9	31.7	47.9	8.7	43.2	13.5	8.0%	0.7%	23.0%
Russell County	27.5	22.6	4.8	27.5	—	—	27.5	8.0%	0.9%	31.0%

	459.5	314.9	144.6	240.3	219.2	249.7	209.8

Total	710.5	535.9	174.6	240.3	470.2	500.7	209.8

(1)
Reported on a 10.0% moisture basis at Curragh and a 4.5% - 6.0% moisture basis at the mining properties within the U.S. Operations, in each case including a combination of surface moisture and inherent moisture.

(2)
Reported on a recoverable basis, after giving effect to estimated dilution and losses during mining and processing, assuming 100% longwall mining recovery, 40% - 70% continuous miner recovery and 95% CPP efficiency.

(3)
The ranges of metallurgical coal sales prices used to estimate our proven and probable reserves as of December 31, 2018 were: $98 - $125 per Mt for Curragh; $79 - $126 per Mt for Buchanan; $84 - $142 per Mt for Logan; $90 - $147 per Mt for Greenbrier; $104 - $142 per Mt for Pangburn-Shaner-Fallowfield; and $100 - $148 per Mt for Amonate and Russell County. The ranges of thermal coal sales prices used to estimate our proven and probable reserves as of December 31, 2018 were: $54 - $100 per Mt for Curragh; and $56 - $68 per Mt for Logan, Greenbrier and Pangburn-Shaner-Fallowfield.

(4)
Estimated coal reserves were classified as proven reserves if they lay within 0.4 kilometers of a valid point of observation, resulting in an accuracy of plus or minus: 10% at Curragh; 21% at Buchanan; 20% at Logan; 19% at both Greenbrier and Pangburn-Shaner-Fallowfield; and 15% at both Amonate and Russell County.

(5)
Estimated coal reserves were classified as probable reserves if they lay between 0.4 kilometers and 1.2 kilometers from a valid point of observation, resulting in an accuracy of plus or minus: 20% at Curragh; 13% at Buchanan; 30% at Logan; 28% at Greenbrier; 17% at Pangburn-Shaner-Fallowfield; and 19% at both Amonate and Russell County.

(6)
Assigned coal reserves represent coal which we have committed to operating mineshafts, mining equipment, and CPP facilities.

(7)
Unassigned reserves represent coal which has not been committed, and which would require new mineshafts, mining equipment, or CPP facilities before operations could begin at the property.

(8)
Volatile matter, or VM, percentage represents the mass of the components of coal, except for moisture, that are liberated from coal at high temperatures in the absence of air.

        Reserves are defined by SEC Industry Guide 7 as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Proven and probable coal reserves are defined by SEC Industry Guide 7 as follows:

        Proven (Measured) Reserves—Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

        Probable (Indicated) Reserves—Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

        Barry Saunders, B. App. Sc. (App. Geol.); MAusIMM(CP); MAIG, a director of QGESS Pty Ltd., prepared a coal resource estimate for Curragh. From this, Paul Wood, B. Eng.; MAusIMM(CP), who is employed full-time as the Senior Life of Mine Planner of our subsidiary, Coronado Curragh, prepared the estimates of proven and probable coal reserves at Curragh. Together, we refer to them as the Australian QPs. K. Scott Keim, CPG, and Justin S. Douthat, PE, MBA, of Marshall Miller & Associates, Inc., whom we refer to as the U.S. QPs, prepared the estimates of proven and probable coal reserves at each of the U.S. Operations' mining properties. We refer to the Australian QPs and the U.S. QPs, collectively, as the QPs.

        The QPs estimated our proven and probable coal reserves in accordance with SEC Industry Guide 7 considering "modifying factors," including mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. Estimates within the proven category have the highest degree of assurance, while estimates within the probable category have only a moderate degree of geologic assurance. Further exploration is necessary to place probable reserves into the proven reserve category.

        The QPs estimated coal reserves at each of our mining properties using historical geotechnical data available from numerous entities over time. Most of this information was obtained prior to our acquisition of the properties, using varying drilling and core-logging techniques, survey methods and testing procedures. As a result, in verifying such data, the QPs made certain assumptions about the adequacy of the processes performed and comparability of the data based on their professional experience and familiarity with the applicable property. The QPs then developed geological models for each of the properties using cut-off parameters for classifying reserves based on the geotechnical data they reviewed, their experience with coal mining in the applicable region and, for the production-stage properties, results of mining operations.

        Our staff of geologists and engineers worked with the QPs throughout this process and provided data from our own exploration and operating activities at the properties. We have internal control procedures, including internal verification of input data and geological modelling, subject to multi-level review, to help ensure the validity of the data.

        The pricing information used to estimate our proven and probable coal reserves at December 31, 2018 was based on prices under our existing contracts and price forecasts. Below is a description of some of the factors that could affect price forecasts for metallurgical and thermal coal products on a mine-by-mine and product-by-product basis. Differences between the assumptions and analyses included in the price forecasts and realized factors could cause actual pricing to differ from the forecasts.

        Metallurgical.    Several factors can influence metallurgical coal supply and demand and pricing. Demand is impacted by economic conditions and demand for steel, and is also impacted by competing technologies used to make steel, some of which do not use coal as a manufacturing input. Competition from other types of coal is also a key price consideration and can be impacted by coal quality and characteristics, delivered energy cost (including transportation costs), customer service and support and reliability of supply.

        Seaborne metallurgical coal import demand can be significantly impacted by the availability of indigenous coal production, particularly in leading metallurgical coal import countries such as China and India, among others, as well as country-specific policies restricting or promoting domestic supply. The competitiveness of seaborne metallurgical coal supply from leading metallurgical coal exporting countries, such as Australia, the United States, Russia, Canada and Mongolia, among others, is also an important price consideration.

        In addition to the factors noted above, the prices which may be obtained at each individual mine or future mine can be impacted by factors such as (i) the mine's location, which impacts the total delivered energy costs to its customers, (ii) quality characteristics, particularly if they are unique relative to competing mines, (iii) assumed transportation costs and (iv) other mine costs that are contractually passed on to customers in certain commercial relationships.

        Thermal.    Several factors can influence thermal coal supply and demand and pricing. Demand is sensitive to total electric power generation volumes, which are determined in part by the impact of weather on heating and cooling demand, inter-fuel competition in the electric power generation mix, changes in capacity (additions and retirements), inter-basin or inter-country coal competition, coal stockpiles and policy and regulations. Supply considerations impacting pricing include reserve positions, mining methods, strip ratios, production costs and capacity and the cost of new supply (new mine developments or extensions at existing mines).

        The cost information that the QPs used to estimate our proven and probable reserves were generally internal projected future costs based on historical costs and expected future trends. The estimated costs normally include mining, processing, transportation, royalty, tax and other mining-related costs. Our estimated mining and processing costs reflect projected changes in prices of consumable commodities (mainly diesel fuel, natural gas, explosives and steel), labor costs, geological and mining conditions, targeted product qualities and other mining-related costs. Estimates for other sales-related costs (mainly transportation, royalty and tax) are based on contractual prices or fixed rates. Specific factors that may impact the cost at our various operations include:

  •
  Geological settings.  The geological characteristics of each mine are among the most important factors that determine the mining cost. Our geology department conducts the exploration program and provides geological models for the life-of-mine process. Coal seam depth, thickness, dipping angle, partings and quality constrain the available mining methods and size of operations. Shallow coal is typically mined by surface mining methods by which the primary cost is overburden removal. Deep coal is typically mined by underground mining methods where the primary costs include coal extraction, conveyance and roof control.

  •
  Scale of operations and the equipment sizes.  For surface mines, our dragline systems generally have a lower unit cost than truck-and-shovel systems for overburden removal. The longwall operations generally are more cost effective than room-and-pillar operations for underground mines.

  •
  Commodity prices.  For surface mines, the costs of diesel fuel and explosives are major components of the total mining cost. For underground mines, the steel used for roof bolts represents a significant cost. Commodity price forecasts are used to project those costs in the financial models we use to establish our reserves.

  •
  Target product quality.  By targeting a premium quality, product, our mining and processing processes may experience more coal losses. By lowering product quality the coal losses can be minimized and therefore a lower cost per Mt can be achieved. In our mine plans, the product qualities are estimated to correspond to existing contracts and forecasted market demands.

  •
  Transportation costs.  We have entered into arrangements with third parties to gain access to transportation infrastructure and services where required, including rail carriers and port owners. Where coal is exported or sold other than at the mine gate, the costs associated with these arrangements represent a significant portion of both the total cost of supplying coal to customers and of our production costs. As a result, the cost of transportation is not only a key factor in our cost base but also in the purchasing decision of customers. Our transportation costs vary by region. Our U.S. Operations' domestic contracts are generally priced F.O.R. at the mine with customers bearing the transportation costs from the mine to the applicable end user. For direct sales from our U.S. Operations to export customers, we hold the transportation contract and are responsible for the cost to the export facility, and the export customer is responsible for the transportation/freight cost from the export facility to the destination. For sales of Curragh thermal coal to Stanwell, Stanwell is responsible for the transport of coal to the Stanwell Power Station. Our Australian Operations typically sell export metallurgical coal F.O.B., with the customer paying for transportation from the outbound shipping port. Our Australian Operations generally contract for port and rail capacity via long-term take-or-pay contracts. Our U.S. Operations generally enter into quarterly or spot contracts for port and rail access; however, we do have a long-term take-or-pay agreement for terminal services at Kinder Morgan Pier IX Terminal in Hampton Roads, Virginia. See Item 1. "Business—Transportation" for more information regarding these agreements.

  •
  Royalty costs.  As conditions to certain of the Tenements, Curragh is subject to royalties payable to the Queensland government of 7.0% of revenues from coal sales to Stanwell (which could increase as described in Item 1. "Business—Regulatory Matters—Australia—Mineral Resources Act 1989 (Qld)) and 8.22% - 10.42% of revenues from exported coal. These royalties are in addition to the Stanwell rebate, as described in Item 1. "Business—Customers—Australia Sales and Marketing—Stanwell." Additionally, if MDL 162 advances from development to production, we would be required to pay under a private royalty deed a base royalty of A$0.50 per Mt of coal and a royalty of A$0.70 for every Mt of SHCC produced above 2.5 MMt per year. Royalty costs at our U.S. Operations are based upon contractual agreements for the coal leased from private owners and vary from property to property and by the type of mine (i.e., surface or underground). The royalty rates under leases at our U.S. Operations range between 3% - 9% of revenues from coal sales. Under some of the leases, we are required to pay minimum royalties, regardless of production, and/or "wheelage fees" (i.e., fees payable on coal mined and removed from properties other than the particular leasehold and hauled across the leasehold premises). Additionally, as part of the agreement we reached with CONSOL Energy to acquire Buchanan and certain other assets in 2016, we agreed to pay CONSOL Energy a royalty of 20% of the gross sales price on all coal mined from the Buchanan mine complex and sold or shipped to a location outside the United States and Canada, where the actual sales price that we receive exceeds certain agreed benchmarks. The royalty payments are triggered where the gross sales price per Mt of coal exceeds the following thresholds: from April 1, 2016 to March 30, 2017, $82.67; from March 31, 2017 to March 30, 2018, $86.81; from March 31, 2018 to March 30, 2019, $91.15; from March 31, 2019 to March 30, 2020, $95.70; and from March 31, 2020 to March 31, 2021, $100.49.

  •
  Black lung, severance and reclamation taxes.  Our U.S. Operations are subject to a federal black lung excise tax on coal sold domestically. As of January 1, 2019, the federal black lung excise tax is $0.55 per Mt for underground mining and $0.28 per Mt for surface and highwall mining. Our U.S. Operations are also subject to a federal reclamation tax of $0.13 per Mt for underground mining and $0.31 per Mt for surface and highwall mining. Additionally, Buchanan is, and Amonate and Russell County would be, subject to a Virginia reclamation tax of $0.05 per Mt (which amount is contributed to a state-funded bond pool) and a Virginia severance tax of 2% for all coal sold. Logan and Greenbrier are subject to a West Virginia reclamation tax of $0.308 per Mt and a West Virginia severance tax of 1.0% - 5.0% of revenues for all coal produced. Amonate would also be subject to West Virginia reclamation and severance taxes to the extent that it produces any coal from those parts of the property that lie within West Virginia. Pangburn-Shaner-Fallowfield would not be subject to state reclamation or severance taxes, as neither are required under Pennsylvania law.

  •
  Exchange rates.  Costs related to our Australian Operations are predominantly denominated in A$, while the coal that our Australian Operations export is sold in US$. As a result, A$-US$ exchange rates impact the U.S. dollar cost of our Australian Operations' production.

        Based on their mine-by-mine and product-by-product evaluations of the estimated prices for our coal, and the costs and expenses of mining and selling our coal, the QPs concluded our reserves were economically recoverable as of December 31, 2018. We periodically update our coal reserve estimates to reflect production of coal from those reserves and new drilling or other data received. Accordingly, our coal reserve estimates will change from time to time to reflect the effects of our mining activities, analysis of new engineering and geological data, changes in coal reserve holdings, modification of mining methods and other factors.

        During 2018, the SEC adopted amendments to modernize the property disclosure requirements for mining registrants and related guidance under the Securities Act and the Exchange Act. The final rules provide a three-year transition period, and we will be required to comply with the new rules for the fiscal year beginning on January 1, 2021. We are in the process of assessing the impact the new rules will have on our disclosures.

ITEM 4.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

        The following table sets forth, as of June 1, 2019, information regarding beneficial ownership of shares of our common stock, including common stock held as CDIs, by the following:

  •
  each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of any class of our voting securities;

  •
  each of our directors;

  •
  each of our Named Executive Officers; and

  •
  all current directors and executive officers, as a group.

        Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership generally includes voting or investment power of a security and includes shares underlying options and other equity awards that are currently exercisable or exercisable within 60 days of June 1, 2019. The officers, directors and principal stockholders supplied the information for this table. Except as otherwise indicated, we believe that the beneficial owners of the CDIs and common stock listed below, based on the information given to us by each of them, have sole investment and voting power with respect to their shares, except where community property laws may apply.

        Percentage of ownership is based on 96,651,692 shares of our common stock, or common stock equivalent CDIs, outstanding on June 1, 2019. Unless otherwise indicated, we deem shares subject to options that are exercisable within 60 days of June 1, 2019 to be outstanding and beneficially owned by the person holding the options for the purpose of computing percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the ownership percentage of any other person.

        Because CDIs represent one-tenth of a share of our common stock, converting the number of CDIs owned by the person holding them into the equivalent number of shares of our common stock may result in fractional shares of common stock. In the following table, the number of shares of our common stock owned by each beneficial owner is rounded down to the nearest whole share of common stock.

        Unless otherwise indicated in the table, the address of each of the individuals named below is: c/o 100 Bill Baker Way, Beckley, West Virginia 25801, U.S.A.

Name and Address of Beneficial Owner	Number of Shares of Common Stock(1)	Percentage of Common Stock
5% Stockholder
Coronado Group LLC(2)	77,308,103.6	79.99%
Directors and Named Executive Officers
Garold Spindler	—	—
William (Bill) Koeck(3)	5,375	*
Philip Christensen	—	—
Greg Pritchard(4)	5,000	*
Ernie Thrasher(5)	2,187.48	*
Laura Tyson	—	—
James Campbell	—	—
Ayten Saridas(6)	4,700	*
David Hegger	—	—
Richard Rose	—	—
Ellen Ewart	—	—
Emma Pollard	—	—
All current directors and executive officers (10) as a group	17,262.48	*

*
Indicates less than 1%.

(1)
Represents shares of common stock that may be held as CDIs. Each share of common stock is equivalent to 10 CDIs.

(2)
Reflects 77,308,103.6 shares of common stock held by Coronado Group LLC. EMG CC HC, LLC, EMG Coronado II HC, LLC, EMG CC Coronado IV Holdings LLC and EMG CC Coronado Strategic LP, each of which is affiliated with The Energy & Minerals Group, collectively hold approximately 99 percent of the outstanding units of Coronado Group LLC. Voting and investment decisions with respect to these shares require the vote of a majority of the board of managers of Coronado Group LLC, which is currently comprised of Garold Spindler, Laura Tyson and John G. Calvert. As such, no individual member of the board of managers is deemed to be the beneficial owner of the shares of common stock held by Coronado Group LLC. The address for Coronado Group LLC is The Energy & Minerals Group, 2229 San Felipe, Suite 1300, Houston, Texas 77019.

(3)
Reflects an indirect economic interest in the Company held through superannuation funds. Voting and investment power in these shares are held in the Koeck Super Fund. Mr. Koeck and Pamela Edith Koeck are trustees of this fund with shared voting and investment power.

(4)
Reflects 50,000 CDIs held by JJ Discretionary Trust. Mr. Pritchard is a trustee and beneficiary of the JJ Discretionary Trust with voting and pecuniary interest.

(5)
Reflects 21,874.8 restricted stock units, or RSUs. Each RSU represents a right to receive one CDI or, at the election of the compensation and nominating committee of our Board of Directors, an equivalent value of cash or shares of our common stock (or a combination thereof).

(6)
Reflects 47,000 CDIs held by Yellowstone Family Superannuation Fund. Ms. Saridas is the sole beneficiary of the Yellowstone Family Superannuation Fund and has sole voting and investment power.

ITEM 5.    DIRECTORS AND EXECUTIVE OFFICERS.

        The names, ages and positions of our directors and executive officers as of June 1, 2019 are set forth below:

Name	Age	Position(s)
William (Bill) Koeck	66	Chairman
Garold Spindler	71	Managing Director and Chief Executive Officer
Philip Christensen	64	Director
Greg Pritchard	56	Director
Ernie Thrasher	63	Director
Laura Tyson	47	Director
James Campbell	66	President and Chief Operating Officer
Ayten Saridas	52	Group Chief Financial Officer
Richard Rose	58	Vice President, Chief Legal Officer and Secretary
Emma Pollard	46	Vice President, People and Culture

Non-Employee Directors

William (Bill) Koeck, Chairman

        Mr. Koeck joined our Board of Directors on September 21, 2018 after the Reorganization Transaction. Mr. Koeck has over 40 years' experience in mergers and acquisitions, or M&A, equity capital markets, private equity, restructuring and workouts, company and securities law and corporate governance. Mr. Koeck retired as a partner of global law firm Ashurst in 2016 and continues as a part-time consultant to the firm. Since 2015, he has been a member of the Takeovers Panel, which is the primary forum for resolving disputes about Australian public company and fund takeovers, and which is an Australian government statutory appointment. Mr. Koeck has been a guest lecturer in post-graduate corporate and securities law in the Law Faculty at The University of Sydney for 20 years. Mr. Koeck has had extensive involvement as legal counsel in the coal industry in Australia and North America. Mr. Koeck earned a Bachelor of Laws—LLB and a Master of Laws—LLM (Hons) from The University of Sydney as well as a Diploma of Applied Corporate Finance (ASIA).

        Mr. Koeck was selected to serve on our Board of Directors because of his extensive involvement as legal counsel in the coal industry in Australia and North America.

Philip Christensen, Director

        Mr. Christensen joined our Board of Directors on September 21, 2018 after the Reorganization Transaction. Mr. Christensen is also currently a board member of EcoJoule Energy Pty Ltd., a manufacturer of power electronics products and technologies. In addition, Mr. Christensen prior board service includes ASX-listed Aston Resources, an Australian coal mining, exploration and development company, and Whitehaven Coal, an Australian coal mining company. Since 2013, Mr. Christensen has served as the sole partner of Christensen Legal Pty Ltd, or Christensen Legal, a Brisbane-based boutique law firm practicing general corporate law. Mr. Christensen's practice is focused on the coal mining sector. Mr. Christensen has more than 30 years' experience in the corporate/M&A area and was a partner at Herbert Smith Freehills, a law firm, for 23 years, predominantly advising companies within the resources sector. Prior to forming Christensen Legal, Mr. Christensen served in a number of roles, including as executive director of an Australian coal exploration company and Chairman of a non-listed base metals exploration company. Mr. Christensen earned both a Bachelor of Commerce and Bachelor of Laws from The University of New South Wales. He is a solicitor admitted to practice in Queensland.

        Mr. Christensen was selected to serve on our Board of Directors because of his experience on the board of directors of coal exploration and resource companies.

Greg Pritchard, Director

        Mr. Pritchard joined our Board of Directors on September 21, 2018 after the Reorganization Transaction. Mr. Pritchard was managing director of Energy Developments Limited, a global producer of sustainable distributed energy, from December 2007 until October 2016, having joined the company as finance director in June 2001. Mr. Pritchard previously served as chief financial officer of QCT Resources Limited, a coal production and distribution company, and as chief financial officer QNI Limited, an Australian nickel and cobalt refinery. Mr. Pritchard previously held senior positions at KPMG London and Europe, or KPMG, a global audit, tax and advisory services provider and Wardley James Capel (now known as HSBC Securities Asia Limited), a stock brokerage services provider, in Australia, the United Kingdom and Europe. Mr. Pritchard is a Fellow of Chartered Accountants Australia & New Zealand and earned a Bachelor of Commerce from The University of Melbourne and a Master of Applied Finance from Macquarie University.

        Mr. Pritchard was selected to serve on our Board of Directors because of his extensive experience in finance and service with companies in the energy sector.

Ernie Thrasher, Director

        Mr. Thrasher joined our Board of Directors on September 21, 2018 after the Reorganization Transaction. Mr. Thrasher's prior board service includes Barrick Gold Corporation, a Canadian gold mining company. Mr. Thrasher has over 40 years' experience in the coal industry. Mr. Thrasher's coal experience began in 1974 working for a family-owned mining company with operations in Maryland. He is the founder, Chief Executive Officer and Chief Marketing Officer of Xcoal, a global coal products supplier and one of the largest exporters of U.S. origin coal to Asia, whose activities also include the financing and development of mining and related infrastructure projects in West Virginia and in the anthracite coalfield in Northeastern Pennsylvania. Prior to forming Xcoal in 2003, Mr. Thrasher spent 22 years in various global marketing positions at Primary Coal, Inc., a coal company, and AMCI, a natural resources special investment company. In 2015, Mr. Thrasher founded XLNG Energy & Resources, which plans to market natural gas from reserves in the Marcellus and Utica Shale basins in the United States to customers in Europe and Asia. Mr. Thrasher also serves on the President's Leadership Council-Boy Scouts of America, is a member of the Council on Foreign Relations, serves as a director on the National Committee on U.S.-China Relations and as a director on the U.S. India Strategic Partnership Forum.

        Mr. Thrasher was selected to serve on our Board of Directors because of his extensive experience in the coal industry.

Laura Tyson, Director

        Ms. Tyson joined our Board of Directors on August 13, 2018, the effective date of the Reorganization Transaction, as a designee of the EMG Group. Ms. Tyson is also currently a board member for number EMG portfolio companies including Ascent Resources LLC, White Star Petroleum, LLC, Heritage NonOp Holdings, LLC and Sable Permian Resources, LLC. Ms. Tyson serves as a managing director, the chief operating officer and the general counsel for EMG. She has over 20 years' experience working on corporate and securities transactions. Prior to joining EMG in February 2014, Ms. Tyson was a Partner at Baker Botts L.L.P., a law firm, and was a member of the Master Limited Partnership, Energy and Private Equity practice groups. While at Baker Botts L.L.P., Ms. Tyson's practice was focused on the energy sector and master limited partnerships, including those engaged in coal mining, pipeline transportation and gathering, storage, oil and gas exploration and production, compression, shipping and propane, and she served as outside counsel to EMG on both portfolio company investments and co-investment structuring beginning in 2008. Ms. Tyson earned a

B.S. in Economics and Finance from McNeese State University and a J.D. from the University of Houston Law Center.

        Ms. Tyson was selected to serve on our Board of Directors because of her extensive knowledge and understanding of our business and operations.

Executive Officers

Garold Spindler, Managing Director and Chief Executive Officer

        Mr. Spindler served as the Chief Executive Officer of Coronado Group LLC from its formation in 2011 until October 2018. He served as the chief executive officer at Coronado Group HoldCo LLC from December 2017 until August 13, 2018, the effective date of the Reorganization Transaction. Mr. Spindler has served as our Managing Director and Chief Executive Officer since August 12, 2018, the effective date of the Reorganization Transaction. Mr. Spindler has more than 30 years' experience in the coal industry and has held several key executive positions at some of the world's largest coal companies, including chief executive officer of UK Coal, president and chief executive officer of Amax Coal Company (U.S.), and president and chief executive officer of Pittston Coal Company. Mr. Spindler is also the owner and chairman of St. Cloud Mining, a producer of natural zeolites in North America. Mr. Spindler earned both a B.S. and M.S. in Mining Engineering from West Virginia University, and a M.B.A. in Management from Stanford University.

        Mr. Spindler was selected to serve on our Board of Directors because of his extensive knowledge and experience in the coal industry.

James Campbell, President and Chief Operating Officer

        Mr. Campbell served as the President and Chief Operating Officer of Coronado Group LLC from 2011 until August 2018. Mr. Campbell has served as our President and Chief Operating Officer since August 13, 2018, the effective date of the Reorganization Transaction. Mr. Campbell has more than 40 years' experience in the coal industry including as owner and chief executive officer of Spring Creek Energy, a coal company, and Strata Fuels, a coal company, and as president and chief operating officer of Imagin Natural Resources, a natural resource company specializing in coal. Mr. Campbell also spent 22 years with Pittston Coal Company, where he held various roles including executive vice president of Pittston Coal Company and president of Pittston Coal Sales Company. Mr. Campbell earned a B.S. in Mining Engineering from West Virginia University, a B.S. in Civil Engineering from West Virginia Institute of Technology and an Executive M.B.A. from the University of Virginia, Darden School of Business.

Ayten Saridas, Group Chief Financial Officer

        Ms. Saridas served as our Group Chief Financial Officer since June 2018. Ms. Saridas has nearly 30 years of international corporate finance experience across a broad range of ASX-listed companies in upstream oil and gas, infrastructure, retail, fast-moving consumer goods and property. Prior to joining the Company, Ms. Saridas was the Chief Financial Officer of ASX-listed AWE Limited, an Australian oil and gas producer, from 2011 to 2016, where she was responsible for corporate strategy, finance, strategic planning, tax, treasury, M&A and risk management. Ms. Saridas has held a number of senior executive finance roles including group executive & treasurer at Santos, chief financial officer at Babcock & Brown Japan Property Trust, a Japanese real estate trust, group treasurer at Woolworths Limited, a company with retail interests in Australia and New Zealand, and head of corporate finance at Ausgrid, an electricity distribution company. Ms. Saridas earned a Bachelor of Commerce from The Australian National University and a Master of Applied Finance from Macquarie University.

Richard Rose, Vice President, Chief Legal Officer & Secretary

        Mr. Rose served as the Vice President, Chief Legal Officer & Secretary of Coronado Group LLC from June 2017 until October 2018. Mr. Rose has served as our Vice President, Chief Legal Officer & Secretary since August 13, 2018, the effective date of the Reorganization Transaction. Mr. Rose has been a practicing lawyer since 1988. Prior to joining the Company, Mr. Rose was interim senior vice president, general counsel and corporate secretary of Meritor, Inc., an American vehicle part manufacturer, from March 2016 to August 2016. Mr. Rose has also served as senior vice president, general counsel and secretary of Calgon Carbon Corporation from September 2009 to September 2015, a company in the activated carbon and reactivation industry, and was a shareholder in the Pittsburgh office of Buchanan Ingersoll & Rooney, PC, a law firm, where his practice included general corporate counseling, federal securities and M&A. Before becoming a lawyer, Mr. Rose was a certified public accountant and auditor with an international public accounting firm. Mr. Rose earned a B.S. in Accounting from The Pennsylvania State University and a J.D. from the University of Pittsburgh School of Law.

Emma Pollard, Vice President People and Culture

        Ms. Pollard has served our Vice President People and Culture since October 1, 2018 and was previously our General Manager of Human Resources in Australia since January 2018. Ms. Pollard has more than 22 years' experience in human resources. Prior to joining us, Ms. Pollard served as the general manager people and sustainability of Wesfarmers, prior to its acquisition by us. Prior to that, Ms. Pollard served as head of human resources of European Operations at Mylan NV, a global generic and specialty pharmaceutical company, from January 2015 to September 2017 and senior director talent acquisition and development, Europe from August 2013 to January 2015. Ms. Pollard also served as a Director, Human Relations, Australia and New Zealand at Alphapharm Pty Limited, a subsidiary of Mylan NV, from 2011 until 2013 and as Executive General Manager, Human Resources at Capral Aluminum from 2005 until 2011. Ms. Pollard earned a B.A. in Human Resources from the University of Sunderland and a post-graduate diploma in human resource management from the University of Northumbria.

Board of Directors

        Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors currently consists of six directors, comprised of our Chief Executive Officer, three independent directors, and two non-executive directors.

        The number of directors is fixed by our Board of Directors, subject to the terms of our certificate of incorporation and bylaws. Pursuant to our certificate of incorporation, we have issued one Series A Share, which is beneficially owned by the EMG Group, through its ownership of Coronado Group LLC. Ownership of our Series A Share provides the EMG Group (or a permitted transferee thereof) with Board designation rights tied to the level of the EMG Group's aggregate beneficial ownership of shares of our common stock.

        If the EMG Group elects, by written notice to us, the EMG Group will have the sole and exclusive right to nominate and elect, voting as a separate class and to the exclusion of all other series or classes of capital stock, a number of directors representing:

  •
  a majority of the total number of directors so long as the EMG Group beneficially owns in the aggregate at least 50% of our outstanding shares of common stock;

  •
  40% of the total number of directors if the EMG Group beneficially owns in the aggregate 40% or more, but less than 50%, of our outstanding shares of common stock;

  •
  30% of the total number of directors if the EMG Group beneficially owns in the aggregate 30% or more, but less than 40%, of our outstanding shares of common stock;

  •
  20% of the total number of directors if the EMG Group beneficially owns in the aggregate 20% or more, but less than 30%, of our outstanding shares of common stock;

  •
  10% of the total number of directors if the EMG Group beneficially owns in the aggregate 10% or more, but less than 20%, of our outstanding shares of common stock.

        In October 2018, the EMG Group exercised its right to designate Ms. Laura Tyson to our Board of Directors pursuant to the terms of our Series A Share. We will redeem our Series A Share to the fullest extent permitted by law (at a price of $1.00) if, at any time, the EMG Group no longer beneficially owns, in the aggregate, 10% or more of the outstanding shares of our common stock.

        On September 24, 2018, we entered into a Stockholder's Agreement with Coronado Group LLC, which governs the relationship between the EMG Group and us while the EMG Group retains an interest in our ownership, including certain governance matters relating us. Pursuant to the Stockholder's Agreement, for so long as the EMG Group has the right to nominate and elect directors as a holder of our Series A Share and any such director has been elected, the EMG will have the right to designate one of such directors to be included in the membership of any Board Committee, except to the extent that such membership would violate applicable securities laws or stock exchange or stock market rules.

        Each of our current directors will continue to serve as a director until the election and qualification of his successor, or until his earlier death, resignation, or removal.

ITEM 6.    EXECUTIVE COMPENSATION.

Compensation Discussion and Analysis

        This compensation and discussion analysis section discusses our principles underlying the policies and decisions with respect to the compensation of the following officers, or our Named Executive Officers, for the fiscal year ended December 31, 2018:

NAME	POSITION
Garold Spindler	Managing Director and Chief Executive Officer
Ayten Saridas	Group Chief Financial Officer
David Hegger	Chief Financial Officer—U.S. Operations (Former Chief Financial Officer of Coronado Group LLC)
James Campbell	President and Chief Operating Officer
Richard Rose	Vice President, Chief Legal Officer and Secretary
Ellen Ewart(1)	Former Vice President, Investor Relations
Emma Pollard	Vice President, People and Culture

(1)
Ms. Ewart resigned from her employment with us effective May 31, 2019.

Compensation Philosophy and Objectives

        Prior to our Australian IPO, the compensation arrangements for our Named Executive Officers were based on individually negotiated agreements. Following the Australian IPO, we established our compensation and nominating committee, discussed in more detail below, which set forth the following overall objectives of our executive compensation framework:

  •
  Ensuring our compensation structures are equitable and aligned with our and our stockholders' long-term interests;

  •
  Attracting and retaining skilled executives; and

  •
  Structuring short-term and long-term incentives that encourage high performance, are challenging and are linked to the creation of sustainable stockholder returns.

        Executive compensation structures are designed to align the interest of stockholders with compensation outcomes by taking into account the performance of the company, the capability and experience of senior executives, and current economic and industry circumstances. Further, four aspirational principles generally guide our decisions about executive compensation:

  •
  Fairness: provide a fair level of reward to all executives.

  •
  Transparency: build a culture of achievement by transparent links between reward and performance.

  •
  Alignment: promote mutually beneficial outcomes by aligning executive, customer and stockholder interests.

  •
  Our culture: drive leadership performance and behaviors that create a culture that promotes safety, diversity and employee engagement.

        Accordingly, we have designed our executive compensation program to reward our executives for achieving annual and long-term (three-year) financial and business goals that relate to the aforementioned principles. Specifically, the amount of incentive compensation received by our Named Executive Officers is directly related to performance against goals such as safety, production, EBITDA metrics, growth, share price performance and cash costs per metric ton as described in more detail below.

Elements of executive compensation

  Base Salary

        Our executives are offered a base salary that comprises the fixed component of their compensation. Base salary is paid in order to attract and retain high-quality and experienced individuals, meet competitive salary norms and reward performance on an annual basis. Base pay for executives is reviewed annually and may be increased if we deem it is in our best interest. There are no guaranteed base salary increases included in any of our senior executives' contracts. In setting base salaries, consideration is given to each executive's position, prior experience and qualifications, and competitive compensation data we review for similar positions within our industry. We also consider competitive industry norms when determining how to allocate between cash and non-cash compensation for our Named Executive Officers. The industry comparisons are used for guidance purposes only. It is the intention of the compensation and nominating committee to pay base salaries to our executive officers that are commensurate with their qualifications and demonstrated performance.

  Short-term Performance Incentives

        Prior to the Australian IPO, bonus arrangements for our U.S.-based Named Executive Officers were individually negotiated and were approved by EMG and Mr. Spindler, our Managing Director and Chief Executive Officer. Bonuses for Ms. Saridas and Ms. Pollard were paid pursuant to their respective employment contracts.

        Following the Australian IPO, we created our Short-Term Incentive Plan, or the STI Plan, to provide our executive key management personnel with rewards for outstanding performance against short-term goals. The initial performance period under our STI Plan is from October 1, 2018 until December 31, 2019 and will correspond with our 12-month fiscal year thereafter. Under our STI Plan, bonus arrangements are based on both the achievement of Company performance goals, including safety, production and EBITDA metrics, and individual performance goals, which have been agreed on an individual basis based on the individual's defined roles and responsibilities within our Company. We believe that paying such cash bonuses will:

  •
  ensure our executive compensation structures are equitable and aligned with our interests and those of our stockholders;

  •
  attract and retain skilled executives; and

  •
  challenge both us and our executives to create sustainable stockholder returns.

        The amount of short-term incentive, or STI, award that each participant becomes entitled to each year (if any) will be determined by our Board of Directors and the compensation and nominating committee based on the achievement of set financial and non-financial performance targets. Executives will have at least 50% of their performance measured against predetermined targets and the other 50% will be based on operational and individual goals. The percentage mix between operational and individual performance targets will vary from individual to individual, but in most cases will be split evenly. The proposed STI targets for fiscal year ending December 31, 2019 will be based on safety, production and EBITDA metrics.

        Any award of STI to Mr. Spindler, Mr. Campbell and Ms. Saridas, if earned, will be delivered as follows:

  •
  50% will be delivered in cash after the release of our audited full-year financial results; and

  •
  50% will be deferred for 12 months. The deferred component of the STI award will be delivered as RSUs that will vest after the release of our audited full-year financial results for the year following the year of the award (e.g., the RSUs for the fiscal year ending December 31, 2019

    STI deferred component will be granted following the release of the Company's audited full-year financial results for fiscal year ending December 31, 2019 and will vest following release of our audited full-year financial results for fiscal year ending December 31, 2020).

        Any award of STI to Mr. Rose, Mr. Hegger and Ms. Pollard will be delivered in cash without any deferral. Ms. Ewart resigned from the Company effective May 31, 2019. In connection with her resignation and in consideration for Ms. Ewart's forfeiture of her short-term and long-term incentive awards, we have made a one-time payment of $25,000 to Ms. Ewart.

        As an employee, Mr. Spindler is the only director who is entitled to participate in the STI Plan, including with respect to the grant of RSUs under deferral arrangements. The compensation and nominating committee and our Board of Directors retain the right to exercise discretion not to award an STI where the participant has ceased employment with us or one of our entities during the performance period, or in limited other cases, including if a financial restatement is required or in cases of employee misconduct.

  Long-term Performance Incentives

        Prior to the Australian IPO, we did not have a formalized long-term performance incentive plan.

        In connection with the Australian IPO, we established the Coronado Global Resources Inc. 2018 Equity Incentive Plan, or the Employee Plan, which allows us to grant equity awards to our consultants and employees. The objective of our Employee Plan is to foster sustained long-term performance and longer-term growth in stockholder value, while maintaining a total compensation opportunity that enables us to retain, attract and motivate qualified and high-performing executives. The Employee Plan was approved by our Board of Directors on September 21, 2018. The total number of shares that are available for awards under the Employee Plan is such maximum amount permitted by law and the ASX Listing Rules. As an employee director, Mr. Spindler is the only director who is entitled to participate in the grant of securities under the Employee Plan.

        The initial grants made to certain of our Named Executive Officers under our Employee Plan in 2018 consisted of performance stock units, or PSUs, and option awards. The portions of these awards that are eligible to vest are determined by our Board of Directors and the compensation and nominating committee based on our relative total stockholder return and a scorecard, or the LTI Scorecard, set by our Board of Directors and our compensation and nominating committee.

        The LTI Scorecard goals are determined and approved by our Board of Directors at the beginning of the performance period, taking into account budgeted cost forecasts, business plans and strategy. For the initial grants made to certain of our Named Executive Officers in 2018, our LTI Scorecard consisted of four equally-weighted performance measures based on the following categories:

  •
  safety;

  •
  production;

  •
  our percentile ranking of total stockholder return, or TSR, relative to a peer group of similar companies; and

  •
  cash costs per metric ton.

        The performance metrics are measured over a predetermined performance period, which is from January 1, 2019 to December 31, 2021.

        With the assistance of compensation consultants, as identified below, we determined that our peer group for the relative TSR metric would consist of the following companies: New Hope Corporation Limited, Peabody Energy Corporation, ArchCoal, Warrior Met Coal, Inc., Contura Energy, Inc., BHP Group Limited (formerly BHP Billiton), South32 Limited, Yancoal Australia Ltd, Whitehaven Coal Ltd,

Fortescue Metals Group Limited, Oz Minerals Limited, Evolution Mining Ltd, Rio Tinto Limited, Mineral Resources Limited, Newcrest Mining Limited, Saracen Mineral Holdings Limited, Sandfire Resources NL, Independence Group NL, Syrah Resources Ltd, Western Areas Ltd, Northern Star Resources Ltd, Teck Resources Limited, Anglo American Capital Plc and Vale S.A.

  Management Incentive Units

        In order to generate positive returns for Coronado Group LLC, prior to the Australian IPO, certain of our Named Executive Officers were granted management incentive units, or MIUs, in Coronado Group LLC. Some MIUs were granted as part of the employee's hiring arrangements (for example, in the case of Mr. Rose), while others were granted based on performance. Each MIU entitles the holder to a right to receive a portion of the distributions made by Coronado Group LLC. We currently do not intend to grant further MIUs to our management team in the future. For more information regarding the MIUs, see "—Coronado Group LLC Management Incentive Units."

  Post-employment Compensation

        Prior to the Australian IPO, the post-employment compensation arrangements for our Named Executive Officers were individually negotiated agreements.

        In connection with our Australian IPO, we entered into employment agreements with our Named Executive Officers (with the exception of Mr. Hegger). Under these agreements, we formalized the post-employment compensation arrangements for our continuing Named Executive Officers. Upon termination of employment without cause or a resignation for good reason, our continuing Named Executive Officers are entitled to receive certain severance payments and other benefits. In determining whether to approve, and in setting the terms of such severance arrangements, our compensation and nominating committee and our Board of Directors recognize that executives, especially highly-ranked executives, often face challenges securing new employment following termination. Severance amounts for termination without cause or a resignation for good reason would be as follows: for our Chief Executive Officer, Chief Operating Officer, Chief Legal Officer and Former Vice President, Investor Relations, base annual salary over the prior 12 months paid in a lump sum six months following the date of termination; and for our Group Chief Financial Officer, six months continuance of her fixed annual salary. As our former Vice President, Investor Relations, Ms. Ewart, resigned from the Company effective May 31, 2019, she will not receive such payments. Our Vice President, People and Culture and former Chief Financial Officer are not contractually entitled to post-employment compensation, however, it would be customary to pay our former Chief Financial Officer six months of his base annual salary in the event of termination without cause or a resignation for good reason. In the event of a termination as a result of redundancy, our Vice President, People and Culture is entitled to three weeks of her fixed annual salary for every year of service.

        In addition to these amounts, certain of our Named Executive Officers will also receive post-employment payments in connection with complying with the non-compete and non-solicitation covenants contained in their employment agreements. Payment would be made, in exchange for the provision of consultation services by such Named Executive Officers, to our Chief Executive Officer, Chief Operating Officer, Chief Legal Officer and Former Vice President, Investor Relations in the amount equal to 50% of each officer's base annual salary in 12 monthly payments, for a one-year period following termination of such officer's employment. However, in connection with Ms. Ewart's resignation and execution of the separation agreement and general release of claims, we agreed to release Ms. Ewart from all non-compete and non-solicitation covenants. As a result, Ms. Ewart is not entitled to the above-mentioned payment.

  Change in Control Compensation

        A portion of certain of our equity-based awards for our Named Executive Officers may vest in connection with a change in control, as determined by our compensation and nominating committee in its sole discretion. For more information regarding change in control compensation, see "—Potential Payments upon a Change in Control" and the accompanying table.

  Other Compensation

        As required by Australian law, we contribute to standard defined contribution superannuation funds on behalf of all Australian employees (including Ms. Saridas and Ms. Pollard). Superannuation is a compulsory savings program whereby employers are required to pay a portion of an employee's compensation to an approved superannuation fund that the employee is typically not able to access until they are retired. Superannuation is contributed up to a maximum amount of the lesser of 9.5% of each such employee's salary or the quarterly maximum contribution required under the Superannuation Guarantee (Administration) Act 1992 (Cth), currently $3,622.75 (A$5,132.85) per quarter. We permit employees to choose an approved and registered superannuation fund into which the contributions are paid.

        Our employees located in the United States receive matching 401(k) contributions. We aim to match contributions at a market-appropriate level, which was a rate of 4% for fiscal year ended December 31, 2018.

        Our executives in the United States and Australia participate in our 401(k) plan and superannuation plan on the same statutory basis as all other employees.

        For certain of our Named Executive Officers, we also paid for insurance premiums, relocation expenses and parking expenses. Additionally, we paid for temporary housing costs for our Chief Legal Officer and our Chief Financial Officer, and housing costs for our Chief Executive Officer in Australia. We pay such perquisites in order to be competitive with industry norms.

Compensation Consultants

        We hired two consulting companies in connection with developing our compensation arrangements. The first, Guerdon Associates, was used by us to develop compensation arrangements, such as our long-term and short-term incentive compensation plans. The second, Egan and Associates, was used by our Board of Directors to determine the appropriateness of the potential compensation programs.

        No formal benchmarking of pay levels was performed; instead, our consultants utilized their general knowledge of the marketplace and made recommendations based on that knowledge.

Clawback Policy

        All awards granted under the Employee Plan will be subject to recoupment under our clawback policy in the event our Board of Directors determines that (A) a participant has (i) acted fraudulently or dishonestly, (ii) engaged in gross misconduct, (iii) engaged in an act which has brought us into disrepute, (iv) breached his or her duties or obligations to us, or (v) been convicted of an offense or has a judgment entered against them in connection with our affairs; (B) there is a material misstatement or omission in our financial statements or any other circumstance which would affect our financial soundness or require a restatement of our financial accounts; (C) a participant's awards vest or may vest as a result of the fraud, dishonesty or breach of duties or obligations of any other person and, in the opinion of our Board of Directors, the awards would not have otherwise vested; or (D) we are required by or entitled under law or Company policy to reclaim remuneration from a participant.

        In the event of a recoupment, our Board of Directors may determine that any of the following held by or on behalf of the participant will lapse or deem to be forfeited: (i) unvested awards, (ii) vested but unexercised awards, (iii) restricted stock units, (iv) restricted shares, and/or (v) CDIs or shares allocated under the Employee Plan.

        Additionally, our Board of Directors may determine that a participant must pay or repay us as a debt: (i) all or part of the net proceeds of sale where CDIs or shares allocated under the Employee Plan have been sold; (ii) any cash payment received on vesting of awards or in lieu of an allocation of CDIs or shares; and/or (iii) any dividends received in respect of CDIs or shares allocated under the Employee Plan.

        Our Board of Directors may specify in an award agreement additional circumstances in which a participant's entitlement to awards may be reduced or extinguished.

        With respect to awards granted pursuant to the STI Plan, only those awards granted to the following Named Executive Officers are subject to the clawback policy: Mr. Spindler, Mr. Campbell, and Ms. Saridas.

Hedging Policy

        We maintain a hedging policy, as part of our Securities Dealing Policy, that applies to our non-employee directors, executives, officers, employees, contractors and consultants. Under our policy, hedging includes entering into any arrangements that operate to limit the economic risk associated with holding our securities. We prohibit the practice of hedging any of our securities acquired under any employee, executive or director equity plan operated by us prior to vesting. Under our policy, our securities must never be hedged while they are subject to a holding lock or restriction on dealing under the terms of an employee, executive or director equity plan operated by us.

Overview of the Compensation Process

        As described above, the composition of compensation for our executive officers includes: base salary, short-term performance incentives, long-term performance incentives, post-employment or change in control based compensation and contributions to superannuation or 401(k) funds. The elements of executive compensation are discussed at the meetings of our compensation and nominating committee. The compensation and nominating committee meets as often as the members deem necessary, with the intent to meet approximately once each quarter. Responsibilities of the compensation and nominating committee include:

  •
  evaluating from time to time the performance of, and determining the compensation of, our Chief Executive Officer and his direct reports;

  •
  recommending to our Board of Directors whether grants are to be made under any or all of our employee equity incentive plans and approving major changes in relation to employee equity incentive plans;

  •
  approving major changes and developments in our policies and procedures related to compensation;

  •
  ensuring that compensation of our directors and executives are competitive within the market and appropriate to attract and retain talented directors and executives;

  •
  reviewing and recommending compensation arrangements for the chair of our Board of Directors and the non-executive directors of our Board of Directors including fees, travel and other benefits; and

  •
  reviewing and facilitating stockholder and other stakeholder engagement in relation to our compensation policies and practices.

Under its charter, the compensation and nominating committee must consist of a minimum of three non-executive directors, a majority of independent directors and an independent director as chair of the compensation and nominating committee. Non-committee members, including members of management, may attend the compensation and nominating committee meetings at the invitation of the compensation and nominating committee chair.

Summary Compensation Table

        The following table sets forth information regarding the compensation of our Named Executive Officers for the fiscal year ended December 31, 2018. Our current Group Chief Financial Officer, Ms. Ayten Saridas, and Vice President, People and Culture, Ms. Emma Pollard, are employed through Coronado Curragh. As a result, their compensation is earned and paid in Australian dollars ("A$"). The salaries, bonuses and amounts disclosed as "all other compensation" set out below for the fiscal year ended December 31, 2018 for each of Ms. Saridas and Ms. Pollard is presented in U.S. dollars using the average exchange rate for the fiscal year ended December 31, 2018, which was approximately A$1.00 to US$0.75. PSUs and options issued with a grant date fair value in A$ have been translated into US$ using the spot exchange rate as at the date of grant (October 23, 2018), which was approximately A$1.00 to US$0.71.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Compensation ($)	All Other Compensation ($)(5)	Total ($)
Garold Spindler	2018	921,347	—	189,033	97,197	—	50,182	1,257,759
Chief Executive Officer
Ayten Saridas	2018	269,080	187,018	67,499	34,963	—	18,155	576,715
Group Chief Financial Officer
David Hegger	2018	341,895	50,000	39,697	—	—	26,114	457,706
Former Chief Financial Officer of Coronado Group LLC
James Campbell	2018	626,763	350,000	122,872	63,646	—	39,915	1,203,196
President and Chief Operating Officer
Richard Rose	2018	318,019	155,000	21,952	11,371	—	40,726	547,068
Vice President, Chief Legal Officer & Secretary
Ellen Ewart	2018	246,265	125,000	14,177	7,344	—	26,114	418,900
Former Vice President, Investor Relations(6)
Emma Pollard	2018	267,072	39,342	15,313	7,932	—	7,335	336,994
Vice President, People and Culture

(1)
Ms. Saridas' compensation is for the period from her June 18, 2018 employment commencement date to December 31, 2018. Mr. Hegger's salary includes both his salary while employed with us as Chief Financial Officer of Coronado Group LLC from January 1, 2018 until June 18, 2018

  ($350,000 per annum) and his salary while employed for the remainder of the year as Chief Financial Officer of Coronado Coal Corporation ($350,000 per annum). Ms. Pollard's reported salary amount is inclusive of payments paid to her by Coronado Curragh prior to the sale of Coronado Curragh to us. For Ms. Saridas and Ms. Pollard, their reported salary amounts are inclusive of government-mandated superannuation contributions of 9.5% of their respective base salaries.

(2)
Amounts reflect discretionary bonuses awarded to each Named Executive Officer for the calendar year 2018. The amounts reported for Mr. Campbell and Ms. Saridas reflect payment earned for performance from January 1, 2018 until the date of the Australian IPO. The amounts reported for each of Mr. Rose, Mr. Hegger, Ms. Ewart and Ms. Pollard reflect payment for performance for the entire fiscal year ended December 31, 2018.

(3)
The amounts reported reflect the aggregate grant date fair value of the PSUs awarded to each Named Executive Officer, computed in accordance with the provisions of the Financial Accounting Standards Board Codification Topic 718, Compensation—Stock Compensation, or FASB ASC Topic 718, based upon the probable outcome of the applicable performance conditions. The maximum grant date value (assuming the highest level of performance conditions) for each PSU award was $322,106 for Mr. Spindler's award, $115,016 for Ms. Saridas' award, $208,106 for Mr. Campbell's award, $37,405 for Mr. Rose's award, $67,642 for Mr. Hegger's award, $24,157 for Ms. Ewart's award and $26,093 for Ms. Pollard's award. PSUs granted in 2018 which vest according to relative total shareholder return (25% of total PSUs granted) are subject to market conditions as defined under FASB Topic 718 and were not subject to performance conditions as defined under FASB ASC Topic 718 and as such they had no maximum grant date fair value values that differed from the grant date fair values presented in this table. In accordance with the SEC's rules, dividend equivalents that accrue on executives' PSU awards are not reported in the table above because dividends were factored into the grant date fair value of these awards (if applicable based on the terms of the individual award). In accordance with our accounting policy and the provisions of FASB ASC Topic 718, forfeitures due to termination are recorded as incurred.

The performance period for the PSUs is from January 1, 2019 to December 31, 2021. A discussion of the assumptions used in determining grant date fair value may be found in Note 20 "Share-Based Compensation" in the notes to our consolidated financial statements. The achievement of performance metrics will be assessed following the release of our audited full year financial results for the financial year ended December 31, 2021 (generally no later than March 31, 2022). The number of earned PSUs is calculated based on the achievement of the performance conditions and will vest one year from such date (and no later than March 31, 2023, or the Vesting Date). PSUs will be settled no later than 30 days following the Vesting Date. While dividends will not be earned on PSUs over the performance period, the final number of PSUs will be increased to reflect distributions that would have been paid on any earned PSUs between the end of the performance period and the date the shares are settled. The PSUs will only vest if the grantee is, and has been, continuously employed by us through the Vesting Date.

(4)
The amount reported reflects the aggregate grant date fair value of option awards computed in accordance with the provisions of FASB ASC Topic 718, based upon the probable outcome of the related performance conditions. The maximum grant date value (assuming the highest level of performance achievement) for each option award was $159,635 for Mr. Spindler's award, $57,001 for Ms. Saridas' award, $103,763 for Mr. Campbell's award, $18,539 for Mr. Rose's award, $11,973 for Ms. Ewart's award and $12,932 for Ms. Pollard's award. The performance period for the option awards is from January 1, 2019 to December 31, 2021. A discussion of the assumptions used in determining grant date fair value may be found in Note 20 "Share-Based Compensation" in the notes to our consolidated financial statements. The achievement of performance metrics will be assessed following the release of our audited full year financial results for the financial year ended

  December 31, 2021 (generally no later than March 31, 2022). The number of earned options is calculated based on the achievement of the performance conditions and will vest one year from such date (and no later than the Vesting Date) and the remainder of the unearned options will immediately be forfeited. The options will only vest if the grantee is, and has been, continuously employed by us through the Vesting Date.

(5)
The amount reported for Mr. Spindler includes a 401(k) matching contribution paid by the Company ($11,000), medical insurance reimbursement ($8,196), Company-paid basic life and accidental death and dismemberment insurance ($322) and Company-paid housing in Brisbane ($30,664). The amount reported for Ms. Saridas includes relocation assistance ($14,128) and Company-paid parking ($4,027). The amount reported for Mr. Hegger includes a 401(k) matching contribution paid by the Company ($11,000), Company-paid basic life and accidental death and dismemberment insurance ($714) and Company-paid vehicle allowance ($14,400). The amount reported for Mr. Campbell includes a 401(k) matching contribution paid by the Company ($11,000), Company-paid vehicle allowance ($14,400), medical insurance reimbursement ($14,050) and Company-paid basic life and accidental death and dismemberment insurance ($465). The amount reported for Mr. Rose includes a 401(k) matching contribution by the company ($11,000), Company-paid vehicle allowance ($7,000), Company-paid basic life and accidental death and dismemberment insurance ($714), relocation assistance ($8,762) and Company-paid temporary housing through May 2018 ($13,250). The amount reported for Ms. Ewart includes a 401(k) matching contribution paid by the Company ($11,000), Company-paid basic life and accidental death and dismemberment insurance ($714) and Company-paid vehicle allowance ($14,400). The amount reported for Ms. Pollard includes Company-paid parking ($7,335).

(6)
Ms. Ewart resigned from her employment with us effective May 31, 2019. As a result, awards granted under the Employee Plan and the STI Plan have been forfeited.

2018 Grants of Plan-Based Awards Table

        The following table provides information regarding the plan-based awards that were made to the Named Executive Officers during the fiscal year ended December 31, 2018.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)				Grant Date Fair Value of Stock and Option Awards ($)(7)
									Exercise or Base Price of Option Awards ($/Sh)(4)
Name	Type of Award(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Garold Spindler	SO(4)	10/23/2018				—	29,318	58,636	28.42	97,917
	PSU(5)	10/23/2018				—	8,795	17,591		189,033
	FY19 STI(6)		—	500,000	1,000,000
Ayten Saridas	SO(4)	10/23/2018				—	10,468	20,937	28.42	34,963
	PSU(5)	10/23/2018				—	3,140	6,281		67,499
	FY19 STI(6)		—	125,273	250,547
David Hegger	PSU(5)	10/23/2018				—	1,847	3,694		39,697
	FY19 STI(6)		—	70,000	140,000
James Campbell	SO(4)	10/23/2018				—	19,057	38,113	28.42	63,646
	PSU(5)	10/23/2018				—	5,717	11,434		122,872
	FY19 STI(6)		—	162,500	325,000
Richard Rose	SO(4)	10/23/2018				—	3,404	6,809	28.42	11,371
	PSU(5)	10/23/2018				—	1,021	2,042		21,952
	FY19 STI(6)		—	82,950	165,900
Ellen Ewart(8)	SO(4)	10/23/2018				—	2,198	4,397	28.42	7,344
	PSU(5)	10/23/2018				—	659	1,319		14,177
	FY19 STI(6)		—	62,500	125,000
Emma Pollard	SO(4)	10/23/2018				—	2,375	4,750	28.42	7,932
	PSU(5)	10/23/2018				—	712	1,425		15,313
	FY19 STI(6)		—	71,051	142,101

(1)
Type of Award:

SO                  Stock Option

PSU                Performance Stock Unit

FY19 STI      Award granted pursuant to the STI Plan

(2)
The figures in these columns represent the estimated future payouts with respect to awards granted to the Named Executive Officers under our STI Plan based on performance conditions for the period from October 1, 2018 until December 31, 2019. Depending on the achievement of certain performance conditions outlined above, the Named Executive Officers have a maximum STI opportunity in the following amounts: Mr. Spindler is entitled to a maximum award equal to 100% of his $1,000,000 base salary; Ms. Saridas is entitled to a maximum award equal to 50% of her $501,093 fixed annual salary; Mr. Hegger is entitled to a maximum award equal to 40% of his $350,000 base salary; Mr. Campbell is entitled to a maximum award equal to 50% of his $650,000 base salary; Mr. Rose is entitled to a maximum award equal to 50% of his $331,800 base salary; Ms. Ewart was entitled to a maximum award equal to 50% of her $250,000 base salary; and Ms. Pollard is entitled to a maximum award equal to 50% of her $284,202 fixed annual salary. Meeting the target conditions would result in an STI opportunity for the Named Executive Officers in the following amounts: for Mr. Spindler, 50% of his base salary; for Ms. Saridas, Mr. Rose, Mr. Campbell, Ms. Ewart and Ms. Pollard, 25% of the applicable Named Executive Officer's base salary; and for Mr. Hegger, 20% of his base salary. There are no threshold performance levels or payout amounts under the STI Plan. STI awards are presented in U.S. dollars using the average exchange rate for the fiscal year ended December 31, 2018, which was approximately A$1.00 to US$0.75.

(3)
Each PSU represents a right to receive one CDI or, at the election of the compensation and nominating committee of our Board of Directors, an equivalent value of shares of our common stock (or a combination thereof). Each option represents a right to purchase one CDI or, at the election of the compensation and nominating committee of our Board of Directors, an equivalent value of shares of our common stock (or a combination thereof). Award amounts are shown in shares of our common stock. Each share is equivalent to 10 CDIs. The share amounts have been rounded down to eliminate partial shares.

(4)
Performance and market-based stock option awards were granted pursuant to the Employee Plan on October 23, 2018 at an exercise price of $28.42 (which is calculated based on the exercise price of our CDIs on the date of grant multiplied by ten to account for the ten CDIs that represent one share of our common stock). CDIs are quoted on the ASX in Australian dollars. The exercise price is based on the Australian IPO price of A$4.00 per CDI at the Australian IPO date (which is the date of grant) and has been converted into US$2.84 per CDI using the spot exchange rate as at October 23, 2018 of approximately A$1.00 to US$0.71.

(5)
PSUs were granted pursuant to the Employee Plan on October 23, 2018.

(6)
Awards granted under the current STI Plan to Mr. Spindler, Ms. Saridas and Mr. Campbell will be delivered as follows: 50% will be delivered in cash after the release of our audited full-year financial results, and 50% will be deferred for 12 months and delivered as RSUs. Awards granted under the current STI Plan to Mr. Hegger, Mr. Rose and Ms. Pollard will be delivered in cash without any deferral.

(7)
Figures with respect to the stock options for each Named Executive Officer reflect the grant date fair value of the options granted to each Named Executive Officer (computed in accordance with the provisions of FASB ASC Topic 718). The portions of the option awards subject to market vesting conditions (25% of each Named Executive Officer's total option award) were measured using a Monte Carlo Simulation that takes into account the exercise price, the term of the option, the share price at grant date, expected price volatility of the underlying share, the expected dividend yield and the grantee's entitlement to dividends, and the risk-free interest rate for the term of the option. The remaining options' grant date fair value was measured by adopting a Black-Scholes methodology, which considers factors such as estimating the expected term of stock options and the expected volatility of our stock. Figures with respect to the PSUs for each Named Executive Officer reflect the grant date fair value of the PSUs (computed in accordance with the provisions of FASB ASC Topic 718), with market vesting conditions (25% of total) measured using a Monte Carlo Simulation that takes into account the exercise price, the term of the PSU, the share price at grant date, expected price volatility of the underlying share, the expected dividend yield and the grantee's entitlement to dividends, and the risk-free interest rate for the term of the PSU. Material terms of the plan-based awards, including criteria used in determining amounts payable and vesting of awards, are further discussed under "Compensation Discussion and Analysis" above. PSUs and options issued with a grant date fair value in A$ have been translated into US$ using the spot exchange rate as at the date of grant (October 23, 2018), which was approximately A$1.00 to US$0.71.

(8)
Ms. Ewart resigned from the Company effective May 31, 2019. As a result, awards granted under the Employee Plan and the STI Plan have been forfeited.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment agreements

        Garold Spindler.    Prior to the Australian IPO, we did not have a formal employment agreement with Mr. Spindler. On September 21, 2018, we entered into an employment agreement with Mr. Spindler to govern his continued employment as our Chief Executive Officer. Under Mr. Spindler's employment agreement, his annual base salary is $1,000,000. The agreement also provides that Mr. Spindler is entitled to participate in all short-term incentive and long-term incentive plans offered by us. Mr. Spindler's employment will terminate automatically on December 31, 2019. However, each year the automatic end date will automatically extend to December 31 of the following year, if neither party gives notice of termination on or before September 30 of the year in which the automatic end date is scheduled to occur. Mr. Spindler's employment agreement provides for post-employment non-compete and non-solicitation covenants for a period of one year following termination of his employment, except in the case of a termination for "good reason" (as defined in Mr. Spindler's employment agreement). In order to enforce the restrictive covenants included in his employment agreement, we are required to pay Mr. Spindler 50% of his then-current base salary in equal installments for the duration of the non-competition period. See "—Potential Payments Upon Termination" for severance and other termination payment provisions applicable to Mr. Spindler.

        David Hegger.    Effective as of June 18, 2018, Mr. Hegger transitioned from the role of Chief Financial Officer of Coronado Group LLC to Chief Financial Officer of Coronado Coal Corporation, which is the ultimate parent of our US Operations. We did not enter into a formal employment agreement with Mr. Hegger.

        Ayten Saridas.    We hired Ms. Saridas to fill the role of Group Chief Financial Officer on June 18, 2018. Ms. Saridas' initial employment agreement with Coronado Curragh provided her with a salary of $501,093 (A$670,000) and a bonus opportunity with a maximum of 50% of her salary and a target of 25% of her salary. On August 31, 2018, Coronado Curragh entered into a revised employment agreement with Ms. Saridas to govern her continued employment as the Group Chief Financial Officer. Under this current employment agreement, her annual base salary is $501,093 (A$670,000). The agreement also provides that Coronado Curragh will contribute to standard defined contribution superannuation funds on Ms. Saridas' behalf, as required by Australian law, up to a maximum amount of the lesser of 9.5% of her earnings or the quarterly maximum contribution required under the Superannuation Guarantee (Administration) Act 1992 (Cth), currently $3,622.75 (A$5,132.85) per quarter. The agreement also provides that Ms. Saridas may be eligible to participate in incentive arrangements offered by Coronado Curragh or us. Ms. Saridas' employment can be terminated by either her or Coronado Curragh by giving the other party three months written notice (or by Coronado Curragh making payment in lieu of part or all of her notice period). Ms. Saridas' employment agreement provides for post-employment non-compete and non-solicitation covenants for a period of 12 months following termination of her employment. See "—Potential Payments Upon Termination" for the severance provisions applicable to Ms. Saridas.

        Ms. Saridas' employment agreement also provides that she is entitled to receive certain relocation benefits, including a pre-relocation visit to the new location, moving costs, travel arrangements and temporary rental accommodations. If necessary, Coronado Curragh will also provide a hired car for up to one week pending the relocation of Ms. Saridas' personal vehicle. If Ms. Saridas leaves Coronado Curragh within 12 months of commencement of the relocated position, Coronado Curragh retains the right to recover all or part of all relocation costs covered by Coronado Curragh.

        James Campbell.    Prior to the Australian IPO, we did not have a formal employment agreement with Mr. Campbell. On September 21, 2018, we entered into an employment agreement with Mr. Campbell to govern his continued employment with us as our President and Chief Operating Officer. Under Mr. Campbell's employment agreement, his annual base salary is $650,000. Mr. Campbell's employment agreement provides that he is entitled to participate in all short-term incentive and long-term incentive plans offered by us. Mr. Campbell's employment will terminate automatically on December 31, 2019. However, each year the automatic end date will automatically extend to December 31 of the following year, if neither party gives notice of termination on or before September 30 of the year in which the automatic end date is scheduled to occur. Mr. Campbell's employment agreement provides for post-employment non-compete and non-solicitation covenants for a period of one year following termination of his employment except in the case of a termination for "good reason" (as defined in Mr. Campbell's employment agreement). In order to enforce the restrictive covenants included in his employment agreement, we are required to pay Mr. Campbell 50% of his then-current base salary in equal installments for the duration of the non-competition period in addition to any severance payments to which he may be entitled. See "—Potential Payments Upon Termination" for the severance and other termination payment provisions applicable to Mr. Campbell.

        Richard Rose.    Prior to the Australian IPO, Mr. Rose's employment was governed by an offer letter with Coronado Group LLC, dated May 24, 2017, which provided that his annual base salary was $300,000 and that he was eligible for an incentive bonus in a maximum amount of 50% of his base salary. On December 20, 2018, we entered into an employment agreement with Mr. Rose to govern his continued employment with us as Vice President, Chief Legal Officer, and Secretary. Under Mr. Rose's employment agreement, his annual base salary is $331,800. The agreement also provides that Mr. Rose is entitled to participate in all short-term incentive and long-term incentive plans offered by us. Mr. Rose's employment will terminate automatically on December 31, 2019. However, each year the automatic end date will automatically extend to December 31 of the following year, if neither party gives notice of termination on or before September 30 of the year in which the automatic end date is scheduled to occur. Mr. Rose's employment agreement provides for post-employment non-compete and non-solicitation covenants for a period of one year following termination of his employment, except in the case of termination for "good reason" (as defined in Mr. Rose's employment agreement). In order to enforce the restrictive covenants included in his employment agreement, we are required to pay Mr. Rose 50% of his then-current base salary in equal installments for the duration of the non-competition period. See "—Potential Payments Upon Termination" for the severance and other termination payment provisions applicable to Mr. Rose.

        Ellen Ewart.    Prior to the Australian IPO, Ms. Ewart's employment was governed by an offer letter with Coronado Group LLC, dated April 7, 2017, which provided that her annual base salary was $235,000 and that she was eligible for an incentive bonus in a maximum amount of 50% of her base salary. On December 25, 2018, we entered into an employment agreement with Ms. Ewart to govern her continued employment with us as Vice President, Investor Relations. Under Ms. Ewart's employment agreement, her annual base salary was $250,000. The agreement also provided that Ms. Ewart was entitled to participate in all short-term incentive and long-term incentive plans offered by us. Ms. Ewart's employment would have terminated automatically on December 31, 2019, subject to certain automatic extensions. However, Ms. Ewart resigned from her employment with us effective May 31, 2019. Ms. Ewart's employment agreement provided for post-employment non-compete and non-solicitation covenants; however, pursuant to the separation agreement and general release we entered into with Ms. Ewart in connection with her resignation, we elected to release Ms. Ewart from these covenants. See "—Potential Payments Upon Termination" for the severance and other termination payment provisions applicable to Ms. Ewart.

        Emma Pollard.    Ms. Pollard was initially hired by Coronado Curragh to fill the role of General Manager, People and Sustainability, effective as of January 22, 2018. In October 2018, we asked Ms. Pollard to transition into the role of Vice President, People and Culture for Coronado Group LLC, though she remained employed by Coronado Curragh. In connection with this, on October 18, 2018, Coronado Curragh entered into an employment agreement with Ms. Pollard to govern her continued employment with us. Ms. Pollard's prior employment agreement provided that her base salary was $224,370 (A$300,000) and that she had a bonus opportunity with a maximum of 40% of her salary and target of 20% of her salary. Under Ms. Pollard's current employment agreement with Coronado Curragh, her annual base salary is $284,202 (A$380,000). The agreement also provides that we will contribute to standard defined contribution superannuation funds on Ms. Pollard's behalf, as required by Australian law, up to a maximum amount of the lesser of 9.5% of her earnings or the quarterly maximum contribution required under the Superannuation Guarantee (Administration) Act 1993 (Cth), currently $3,622.75 (A$5,132.85) per quarter. Pursuant to her employment agreement, Ms. Pollard may be eligible to participate in incentive arrangements offered by Coronado Curragh or the Group. Ms. Pollard's employment agreement provides for post-employment non-compete and non-solicitation covenants for a period of 12 months following termination.

        Ms. Pollard's employment can be terminated by either Ms. Pollard or Coronado Curragh giving the other party four weeks written notice (or if we make a payment in lieu of part or all of her notice period). In the event Ms. Pollard terminates employment without required notice, she must pay us an amount equal to her compensation for the balance of the notice period not served. Coronado Curragh is entitled to terminate Ms. Pollard's employment immediately without notice in certain circumstances, including if she engages in serious or willful misconduct, engages in any other conduct which in our reasonable opinion is likely to adversely affect Coronado Curragh's reputation and/or her ability to effectively perform her duties, or is unwilling or unable to properly and effectively perform her duties.

Equity Incentive Plan (for Employees and Consultants)

        We maintain the Employee Plan, which was adopted by our Board of Directors on September 21, 2018.

        Purpose.    The purpose of the Employee Plan is to attract, retain and motivate key employees and consultants; to align the interests of such persons with our stockholders; and to promote ownership of our equity.

        Persons Eligible for Awards.    Employees and consultants are eligible for awards under the Employee Plan.

        Administration; Effectiveness.    The Employee Plan will generally be administered by the compensation and nominating committee. The compensation and nominating committee has the authority to construe, interpret and implement the Employee Plan and all award agreements under the

Employee Plan. Any determination by the compensation and nominating committee under the Employee Plan will be final, binding and conclusive. The Employee Plan is effective as of September 21, 2018.

        Shares Available for Awards under the Employee Plan.    The total number of shares that are available for awards under the Employee Plan is such maximum amount permitted by law and the ASX Listing Rules.

        Repricing.    Subject to the ASX Listing Rules and certain adjustments that the compensation and nominating committee may make under the Employee Plan, reducing the exercise price of stock options issued and outstanding under the Employee Plan, including through amendment, cancellation in exchange for the grant of a substitute award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), will require approval of our stockholders.

        Types of Awards Under the Plan.    Pursuant to the Employee Plan, we may grant stock options (including "incentive stock options" as defined in Section 422 of the Code), stock appreciation rights, restricted shares or CDIs, restricted stock units, dividend equivalent rights, and performance-based awards or other equity-based or equity-related awards (including PSUs), that the compensation and nominating committee determines to be consistent with the purposes of the Employee Plan and our interests.

        Each grant of an award under the Employee Plan will be evidenced by an award agreement or agreements, which will contain such provisions and conditions as the compensation and nominating committee may determine, consistent with the Employee Plan. Those provisions and conditions include the number of shares of our common stock subject to each award and vesting terms that apply upon events such as retirement, death, or disability of the participant, or in the event of a change in control. A brief description of the types of awards that may be granted under the Employee Plan is set forth below.

        Stock Options.    Stock options granted under the Employee Plan may be either incentive stock options or non-qualified stock options. Incentive stock options may be granted only to employees. Except with respect to substitute awards, incentive stock options and non-qualified stock options must have an exercise price per CDI or share that is not less than the fair market value of a CDI or a share of our common stock, as applicable, on the date of grant. The term of a stock option may not extend more than ten years after the date of grant.

        Stock Appreciation Rights.    The Employee Plan provides for the grant of appreciation rights. An appreciation right is a right to receive from us an amount equal to the spread between the base price and the value of CDIs or shares of our common stock, as applicable, on the date of exercise.

        Except in the case of an adjustment award, the base price of an appreciation right may not be less than the fair market value of a CDI or a share of common stock, as applicable, on the date of grant. The term of an appreciation right may not extend more than ten years from the date of grant.

        Restricted Shares or Restricted CDIs:    Restricted shares or restricted CDIs constitute an immediate transfer of the ownership of shares of our common stock to the participant in consideration of the performance of services, entitling such participant to dividends, voting and other ownership rights, subject to any restrictions and conditions as determined by the compensation and nominating committee. During the restricted period applicable to the restricted shares or restricted CDIs, any ordinary cash dividends or other ordinary distributions paid upon any restricted share or restricted CDI will be paid to the relevant participant.

        Restricted Stock Units.    RSUs awarded under the Employee Plan constitute an unfunded and unsecured promise by us to deliver CDIs, shares, cash, or other securities, or a combination thereof, in the future to the participant in the future in consideration of the performance of services, subject to such conditions as specified by the compensation and nominating committee.

        Dividend Equivalent Rights.    The compensation and nominating committee may include in any award rights to dividend equivalents. In the event dividend equivalent rights are included in an award agreement, the compensation and nominating committee will determine: (i) whether payments will be in cash, CDIs, shares of common stock, or in another form; (ii) whether the rights are conditioned upon the exercise of the award to which they relate; (iii) the time or times at which they will be made; and (iv) other terms and conditions as the compensation and nominating committee deems appropriate.

        Performance-Based Awards and Other Stock-Based or Cash-Based Awards.    The compensation and nominating committee may, as it sees fit, grant such other types of equity-based, equity-related or cash-based awards including the grant or sale of unrestricted CDIs, shares of common stock, performance share awards and performance units settled in cash. The compensation and nominating committee may tie the receipt of these awards to the achievement of certain performance goals.

        Adjustments; Corporate Transactions.    The compensation and nominating committee will make or provide for such adjustments in the: (1) number of shares of our common stock that can be issued through incentive stock options under the Employee Plan and (2) award terms, as the compensation and nominating committee determines to be appropriate in order to prevent dilution or enlargement of the rights of participants that otherwise would result from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of CDIs or shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure, CDIs or shares of common stock, including any extraordinary dividend or extraordinary distribution.

        In the event of any such transaction or event, or in the event of a change in control (as defined in the Employee Plan), the compensation and nominating committee may in its sole discretion: (i) settle such awards for an amount of cash or securities, where in the case of stock options and stock appreciation rights, the value of such amount, if any, will be equal to the in-the-money spread value (if any) of such awards; (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards; (iii) modify the terms of such awards to add events, conditions or circumstances upon which the vesting of such awards or lapse of restrictions thereon will accelerate; (iv) deem any performance conditions satisfied at target, maximum or actual performance through closing or provide for the performance conditions to continue after closing; (v) accelerate the vesting of awards in full or on a pro-rata basis as determined by the compensation and nominating committee; or (vi) provide that for a period of at least 20 days prior to the change in control, all stock options or stock appreciation rights will be exercisable as to all CDIs and shares of common stock subject thereto.

        Transferability of Awards.    Except as otherwise determined by the compensation and nominating committee in its discretion, no award may be transferred other than by will or by the laws of descent and distribution.

        Amendment and Termination of the Plan.    Our Board of Directors generally may suspend, discontinue, revise or amend the Employee Plan from time to time. However, no such amendment shall materially adversely impair the rights of the participants without the participant's consent. Stockholder approval will be obtained only to the extent necessary to comply with applicable laws, regulations or rules of securities exchange or self-regulatory agency. However, no amendment that would require stockholder approval under Section 422 of the Code will be effective without stockholder approval.

        The Employee Plan will terminate on September 20, 2028. Additionally, our Board of Directors may, in its discretion, terminate the Employee Plan at any time. In either case, all awards will remain in effect until they have been satisfied or terminated in accordance with the terms and provisions of the Employee Plan and the applicable award agreement.

Coronado Group LLC Management Incentive Units

        Under the Coronado Group LLC agreement (as amended, effective October 23, 2018), 2,900 MIUs were designated and authorized for issuance to certain members of management to motivate and retain senior management. The plan is designated to allow key members of management to share in the profits of the Company after certain returns are achieved by the equity investors. The MIUs constitute "profit interests" for the benefit of senior management in consideration of services rendered and to be rendered. At December 31, 2018, 2,900 MIUs were outstanding.

        Coronado Coal LLC and Coronado II LLC merged to form Coronado Group LLC in July 2015. Coronado IV LLC was merged into Coronado Group LLC on June 30, 2016. Under the updated formation agreement dated June 30, 2016, the 2,500 designated and authorized units under the initial formation of Coronado Group LLC were replaced by these new units.

        The new incentive units are comprised of three tiers, which entitle the holders to receive distributions from Coronado Group LLC subordinate to the distributions to be received by Members. As of December 31, 2018, a portion of the authorized units had been allocated to various members of Coronado management including Mr. Spindler, Mr. Campbell, Mr. Hegger, Ms. Ewart and Mr. Rose. In consideration for Ms. Ewart's execution of a separation agreement and general release in connection with her departure, our Board of Directors has agreed to allow Ms. Ewart to retain 100% of her MIUs, a portion of which would have otherwise been forfeited. Mr. Spindler holds 41% of MIUs on issue and also holds 1.0386% of class A units, reflecting his capital contribution. Mr. Campbell holds 35% of MIUs on issue and also holds 0.2464% of class A units, reflecting his capital contribution. Mr. Rose holds 2% of MIUs on issue, Ms. Ewart holds 1% of MIUs on issue and Mr. Hegger holds 3% of MIUs on issue.

Outstanding Equity Awards at 2018 Fiscal Year-End Table

        The following table provides information as of December 31, 2018 regarding equity awards, including unexercised stock options that had not vested, for each of the Named Executive Officers, using the December 31, 2018 spot exchange rate, which was approximately A$1.00 to US$0.71.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(4)
Garold Spindler	—	—	58,636	28.42	10/23/28	—	—	17,591	340,439
Ayten Saridas	—	—	20,937	28.42	10/23/28	—	—	6,281	121,562
David Hegger	—	—	—	—	—	—	—	3,694	71,492
James Campbell	—	—	38,113	28.42	10/23/28	—	—	11,434	221,286
Richard Rose	—	—	6,809	28.42	10/23/28	—	—	2,042	39,534
Ellen Ewart(5)	—	—	4,397	28.42	10/23/28	—	—	1,319	25,532
Emma Pollard	—	—	4,750	28.42	10/23/28	—	—	1,425	27,578

(1)
Depending upon the achievement of certain performance measures including our relative total stockholder return and other LTI Scorecard metrics (detailed above) and subject to certain conditions, the options will vest on the one-year anniversary (and no later than March 23, 2023) following the date upon which the achievement of performance metrics are determined (which will follow the release of our audited full-year financial results for the financial year ended December 31, 2021). Award amounts are shown in shares of our common stock. Each share is equivalent to 10 CDIs. The share amounts have been rounded down to eliminate partial shares.

(2)
The exercise price is calculated based on the exercise price of our CDIs on the date of grant multiplied by ten to account for the ten CDIs that represent one share of our common stock.

(3)
PSUs were granted on October 23, 2018. Depending upon the achievement of certain performance measures including our relative total shareholder return and other LTI Scorecard metrics (detailed above) and subject to certain conditions, the PSUs will vest on the one-year anniversary (and no later than March 23, 2023) following the date upon which the achievement of performance metrics are determined (which will follow the release of our audited full-year financial results for the financial year ended December 31, 2021). Award amounts are shown in shares of our common stock. Each share is equivalent to 10 CDIs. The share amounts have been rounded down to eliminate partial shares.

(4)
The values are based on the closing share price as of December 31, 2018 of $19.35 (A$27.42).

(5)
Ms. Ewart resigned from the Company effective May 31, 2019. As a result, awards granted to her under the Employee Plan and the STI Plan have been forfeited.

Pension Benefits

Superannuation Payment

        We do not provide pension benefits to our Named Executive Officers. Instead, as required by Australian law, we contribute to standard defined contribution superannuation funds on behalf of all Australian employees (including Ms. Saridas and Ms. Pollard) at an amount that is the lesser of 9.5% of each such employee's salary or the maximum yearly contribution amount designated by law, which was $14,491 (A$20,531.40) in 2018. Superannuation is a compulsory savings program whereby employers are required to pay a portion of an employee's remuneration to an approved superannuation fund that employees are typically not able to access until they are retired. We permit employees to choose an approved and registered superannuation fund into which the contributions are paid.

401(k) Matching

        Certain of our Named Executive Officers located in the United States, including Mr. Spindler, Mr. Hegger, Mr. Campbell and Mr. Rose, receive, and Ms. Ewart received, matching 401(k) contributions. We aim to match contributions at a market-appropriate level, which was a rate of 4% for the fiscal year ended December 31, 2018.

  Potential Payments Upon Change in Control

        Mr. Spindler's, Mr. Rose's, Mr. Campbell's, Ms. Saridas' and Ms. Pollard's option award agreements provide, and Ms. Ewart's option award agreement provided, that if a change in control (as defined in the Employee Plan) occurs between January 1, 2019 to December 31, 2021, a number of each grantee's options prorated from January 1, 2019 through the date of the change in control will vest subject to satisfaction of the performance metrics (as specified in the award agreement) measured at the time of the change in control, as determined by our compensation and nominating committee in its sole discretion. Any of the executives' options that do not vest as a result of the above will be forfeited for no consideration upon the change in control. Any vested but unexercised options will automatically be settled on a change in control, unless our Board of Directors determines otherwise.

        Mr. Spindler's, Mr. Rose's, Mr. Campbell's, Ms. Saridas', Mr. Hegger's and Ms. Pollard's PSU award agreements provide, and Ms. Ewart's PSU award agreement provided, that if a change in control (as defined in the Employee Plan) occurs between January 1, 2019 to December 31, 2021, a number of each grantee's PSUs prorated from January 1, 2019 through the date of the change in control will vest subject to satisfaction of the performance metrics (as specified in the award agreement) measured at the time of the change in control, as determined by the compensation and nominating committee in its sole discretion. Any of the executives' PSUs that do not vest as a result of the above will be forfeited for no consideration upon the change in control. Any vested PSUs will automatically be settled on a change in control, unless our Board of Directors determines otherwise.

        Our Board of Directors has the discretion to make STI payments in the event of specific circumstances relating to a change in control.

  Potential Payments Upon Termination

        Garold Spindler.    If Mr. Spindler's employment is terminated without cause (as such term is defined in Mr. Spindler's employment agreement), or he resigns with good reason, he will be entitled to receive his base salary through the date of termination and other entitlements, such as leave or cash entitlements, any deferred compensation or vested benefits, and a termination payment of 12 months base salary, payable six months after the date his employment terminates.

        In addition to any other severance payments owed, as mentioned above, unless we waive the non-compete and non-solicitation covenants of Mr. Spindler's employment agreement, we agree to pay Mr. Spindler 50% of his annual salary, in 12 monthly payments, for a one-year period following termination of Mr. Spindler's employment. In return for this payment, Mr. Spindler is required to provide us with consultation services upon request, up to a maximum amount of 20 hours per week.

        If Mr. Spindler's employment is terminated for cause, or he resigns without good reason, he will be entitled to receive his base salary through the date of termination and other entitlements, such as leave or cash entitlements, and any deferred compensation or vested benefits.

        Ayten Saridas.    As mentioned above, Ms. Saridas' employment can be terminated by either her or Coronado Curragh by giving the other party three months written notice (or by Coronado Curragh making payment in lieu of part or all of her notice period). In the event Ms. Saridas terminates her employment without the required notice, she must pay Coronado Curragh an amount equal to her compensation for the balance of the notice period not served. Coronado Curragh is entitled to terminate Ms. Saridas' employment immediately without notice or payment in certain circumstances, including if she engages in serious or willful misconduct, engages in any other conduct which in the reasonable opinion of Coronado Curragh is likely to adversely affect the reputation of Coronado Curragh and/or her ability to effectively perform her duties, or is unwilling or unable to properly and effectively perform her duties. Ms. Saridas is entitled to a termination payment of six months of her fixed annual salary in addition to the above-mentioned three months' notice, if her employment is terminated for any reason, other than those reasons listed in the preceding sentence.

        David Hegger.    If Mr. Hegger's employment is terminated for cause, or he resigns without good reason, he will be entitled to receive his base salary through the date of termination and other entitlements, such as leave or cash entitlements, and any deferred compensation or vested benefits.

        While Mr. Hegger is not legally entitled to post-employment compensation, if he is terminated without cause, or if he resigns for good reason, based on past practice, it would be customary to pay him a severance payment of six months fixed annual salary and provide him with continued health benefits.

        James Campbell.    If Mr. Campbell's employment is terminated without cause (as such term is defined in Mr. Campbell's employment agreement), or he resigns with good reason, he will be entitled to receive his base salary through the date of termination and other entitlements, such as leave or cash entitlements, any deferred compensation or vested benefits, and a severance payment of 12 months base salary, payable six months after the date his employment terminates.

        In addition to any other severance payments owed, as mentioned above, unless we waive the non-compete and non-solicitation covenants of Mr. Campbell's employment agreement, we agree to pay Mr. Campbell 50% of his annual salary, in 12 monthly payments, for a one-year period following termination of Mr. Campbell's employment. In return for this payment, Mr. Campbell is required to provide us with consultation services upon request, up to a maximum amount of 20 hours per week.

        If Mr. Campbell's employment is terminated for cause, or he resigns without good reason, he will be entitled to receive his base salary through the date of termination and other entitlements, such as leave or cash entitlements, and any deferred compensation or vested benefits.

        Richard Rose.    If Mr. Rose's employment is terminated without cause (as such term is defined in Mr. Rose's employment agreement), or he resigns with good reason, he will be entitled to receive his base salary through the date of termination and other entitlements, such as leave or cash entitlements, any deferred compensation or vested benefits, and a severance payment of 12 months base salary, payable six months after the date his employment terminates.

        In addition to any other severance payments owed, as mentioned above, unless we waive the non-compete and non-solicitation covenants of Mr. Rose's employment agreement, we agree to pay Mr. Rose 50% of his annual salary, in 12 monthly payments, for a one-year period following termination of Mr. Rose's employment. In return for this payment, Mr. Rose is required to provide us with consultation services upon request, up to a maximum amount of 20 hours per week.

        If Mr. Rose's employment is terminated for cause, or he resigns without good reason, he will be entitled to receive his base salary through the date of termination and other entitlements, such as leave or cash entitlements, and any deferred compensation or vested benefits.

        Ellen Ewart.    If Ms. Ewart's employment had been terminated without cause (as such term is defined in Ms. Ewart's employment agreement), or she resigned with good reason, she would have been entitled to receive her base salary through the date of termination and other entitlements, such as leave or cash entitlements, any deferred compensation or vested benefits, and a severance payment of 12 months base salary, payable six months after the date her employment terminated.

        If Ms. Ewart's employment had been terminated for cause, or she resigned without good reason, she would have been entitled to receive her base salary through the date of termination and other entitlements, such as leave or cash entitlements, and any deferred compensation or vested benefits.

        Ms. Ewart's employment agreement provided that, in addition to any other severance payments owed, unless we waived the non-compete and non-solicitation covenants of Ms. Ewart's employment agreement, we would have agreed to pay Ms. Ewart 50% of her annual salary, in 12 monthly payments, for a one-year period following termination of Ms. Ewart's employment. In return for this payment, Ms. Ewart would have been required to provide us with consultation services upon request, up to a maximum amount of 20 hours per week. However, in connection with Ms. Ewart's resignation and execution of the separation agreement and general release of claims, we agreed to release Ms. Ewart from all non-compete and non-solicitation covenants. As a result, Ms. Ewart is not entitled to the above-mentioned payment.

        In connection with Ms. Ewart's resignation and in consideration for forfeiture of her awards under the Employee Plan and the STI Plan, we agreed to a one-time severance payment of $25,000, in addition to accrued and unused vacation days, which payments were made on June 15, 2019.

        Emma Pollard.    As mentioned above, Ms. Pollard's employment can be terminated by either her or Coronado Curragh by giving the other party four weeks written notice (or by Coronado Curragh making payment in lieu of part or all of her notice period). In the event Ms. Pollard terminates her employment without required notice, she must pay Coronado Curragh an amount equal to her compensation for the balance of the notice period not served. Coronado Curragh is entitled to terminate Ms. Pollard's employment immediately without notice or payment in certain circumstances, including if she engages in serious or willful misconduct, engages in any other conduct which in the reasonable opinion of Coronado Curragh is likely to adversely affect the reputation of Coronado Curragh and/or her ability to effectively perform her duties, or is unwilling or unable to properly and effectively perform her duties.

        If Ms. Pollard is terminated without cause by reason of redundancy, under Coronado Curragh policy she is entitled to receive three weeks pay for every year of service.

        The following table sets forth the estimated incremental compensation payable in the form of severance benefits to each of the Named Executive Officers in the event of termination of the officer's employment without cause or resignation for good reason, assuming such event occurred on December 31, 2018. The compensation set out below for Ms. Saridas and Ms. Pollard is presented in U.S. dollars using the spot exchange rate as at December 31, 2018, which was approximately A$1.00 to US$0.71.

Name and Benefits	Severance Benefits
Garold Spindler
Cash severance	$1,000,000
Consultation Services	$500,000
Ayten Saridas
Cash severance	$236,443
David Hegger
Cash severance	$175,000
James Campbell
Cash severance	$650,000
Consultation Services	$325,000
Richard Rose
Cash severance	$331,800
Consultation Services	$165,900
Ellen Ewart(1)
Cash severance	$250,000
Consultation Services	$125,000
Emma Pollard(2)
Cash severance	$15,528

(1)
Ms. Ewart resigned from her employment with us effective May 31, 2019. Her separation arrangement is as described above.

(2)
If Ms. Pollard is terminated without cause by reason of redundancy, under Coronado Curragh policy she is entitled to receive three weeks pay for every year of service.

        Upon termination of employment due to death, disability or retirement, or in the event of a change in control, each Named Executive Officer would be entitled to, at the end of the applicable performance period and subject to performance, pro-rata vesting of their outstanding performance-based stock options and PSUs based on their during the performance period. Because the performance period for currently outstanding awards began on January 1, 2019, there would be no pro rata payments due under these awards if such events had occurred on December 31, 2018.

Compensation Risk Considerations

        We have reviewed our compensation policies as generally applicable to our employees and believe that our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not encourage excessive or unnecessary risk-taking behavior. In making this determination, we considered our pay mix, our base salaries and the attributes of our variable compensation programs, including our long-term and short-term incentive plans, and our alignment with market pay levels and compensation program designs. Our compensation and nominating committee believes that the design of our executive compensation programs as outlined in

"Compensation Discussion and Analysis" above places emphasis on long-term and short-term incentives and competitive base salaries. Our compensation and nominating committee believe that this mix of incentives appropriately balances risk and aligns our executive officers' motivations for our long-term success.

Director Compensation

        The table below sets forth the compensation earned by each of the non-employee directors for the fiscal year ended December 31, 2018. The directors are paid in Australian dollars. The directors' fees set out below are presented in U.S. dollars using the average exchange rate for the fiscal quarter ended December 31, 2018, which was approximately A$1.00 to US$0.72. The additional payments made to the directors in the "all other compensation" column is presented in U.S. dollars using the spot exchange rate as at October 23, 2018, which was approximately A$1.00 to US$0.71.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(2)	Total ($)
Greg Martin(3)	65,726	—	—	—	—	35,290	101,016
Philip Christensen	37,842	—	—	—	—	35,290	73,312
Bill Koeck	37,842	—	—	—	—	35,290	73,312
Greg Pritchard	37,842	—	—	—	—	35,290	73,312
Ernie Thrasher(4)	34,855	—	—	—	—	35,290	70,145
Laura Tyson(5)	48,313	—	—	—	—	—	48,313

(1)
The amounts reflected in this column include standard fees earned by each director as part of their fee arrangements during the period from their respective appointment dates to December 31, 2018. The amounts reported for each of the directors are reported inclusive of any superannuation payments made on behalf of the directors.

(2)
Mr. Martin, Mr. Christensen, Mr. Koeck, Mr. Pritchard and Mr. Thrasher were each awarded additional payments of $35,290 as compensation for due diligence-related activities, support and work completed prior to the Australian IPO.

(3)
Mr. Martin resigned from our Board of Directors on February 4, 2019. On April 29, 2019, Mr. Koeck was appointed as Chair of the Board of Directors.

(4)
Mr. Thrasher elected to receive RSUs in lieu of the director fees payable for his service in 2018 and 2019. Mr. Thrasher was granted 54,687 RSUs in lieu of his director fee of $157,140 (A$218,250) for the period from October 1, 2018 to December 31, 2019. Each RSU represents a right to receive one CDI or, at the election of the compensation and nominating committee of our Board of Directors, an equivalent value of cash or shares of our common stock (or a combination thereof). The amount presented as fees earned reflects the value of the earned portion of the total 54,687 RSUs that were earned during the period from his appointment through December 31, 2018. The aggregate number of RSUs held by Mr. Thrasher that were unvested as of December 31, 2018 was 43,750. Each share of our common stock is equivalent to 10 CDIs.

(5)
The amount reported for Ms. Tyson reflects fees paid directly to EMG for her services.

Narrative Disclosure to Director Compensation Table

Director Compensation

        Under our bylaws, our Board of Directors may decide the total amount paid by us to each director as compensation for their services as a director, subject to the ASX Listing Rules. Under the ASX Listing Rules, the total amount of fees paid to all non-employee directors in any financial year must not exceed the aggregate amount of non-employee directors' fees approved by stockholders at our general meeting. This amount has been fixed by us at $1,346,220 (A$1,800,000) per annum.

        Mr. Martin, Mr. Christensen, Mr. Koeck, Mr. Pritchard and Mr. Thrasher each entered into fee arrangements effective as of September 21, 2018 in connection with their appointment as non-employee directors. These fee arrangements provide for each non-employee director's annual base compensation, which includes any statutory superannuation required. The fee arrangements also provide that the non-employee directors may elect to receive some, or all, of their annual base fees as RSUs. A summary of these fee arrangements follows:

Position	Fee*
Board Member (other than Chairman of the Board)	$130,883 (A$175,000)
Chairman of the Board	$246,807 (A$330,000)
Chairman of the Audit, Governance & Risk Committee (Additional Fee)	$11,219 (A$15,000)
Chairman of the Compensation and Nominating Committee (Additional Fee)	$11,219 (A$15,000)
Chairman of the Health Safety, Environment and Community Committee (Additional Fee)	$11,219 (A$15,000)

*
U.S. dollar amounts are shown based on the average exchange rate for the fiscal year ended December 31, 2018, which was approximately A$1.00 to US$0.75.

        If a non-employee director elects to receive some of their compensation in the form of RSUs, the number of RSUs granted is calculated by dividing the value of base fees each non-employee director elects to receive as RSUs by:

  •
  $2.84 (A$4.00) (per CDI), the offer price for any RSUs granted in the fiscal year ended December 31, 2019 and the additional period from October 1, 2018 to December 31, 2018; and

  •
  the 30-day volume weighted average price of CDIs to January 1 for the year the RSUs will be granted for any RSUs granted in subsequent years, unless the Board of Directors determines otherwise.

        The RSUs will be settled no later than 30 days after the earliest of: (i) five years from the date the RSU is granted; (ii) the director ceasing to be a director on our Board of Directors; or (iii) a change in control (as defined in the Non-Executive Director Plan). Each RSU is an entitlement to receive one CDI (or if our Board of Directors determines, the equivalent value in cash or shares) plus additional CDIs (or the equivalent value in cash or shares) equal to any distributions made (assuming such distributions are reinvested in CDIs at the ex-distribution date), until the RSU is settled. RSUs will be granted in installments over a 15-month period. At this time, Mr. Thrasher is the only non-employee director who has elected to receive a portion of his compensation in the form of RSUs.

        In addition to the fees outlined above, the fee arrangement provides that we will pay our non-executive directors for travel and other expenses incurred in attending to our affairs, including attending and returning from our general meetings or meetings of our Board of Directors or committees thereof.

        We entered into a similar fee arrangement with Ms. Tyson in connection with her appointment as a non-executive director. However, Ms. Tyson is not directly paid a fee and is not entitled to receive fees in the form of RSUs. Rather, we pay EMG a standard director's fee of $130,883 (A$175,000) annually in return for EMG making Ms. Tyson available to us. Ms. Tyson's fee arrangement also provides that we will pay for her travel and other expenses incurred in attending to our affairs, including attending and returning from our general meetings or meetings of our Board of Directors or committees thereof.

Non-Executive Director Plan

        We maintain the Coronado Global Resources Inc. 2018 Non-Executive Director Plan, or the Non-Executive Director Plan, which was adopted by our Board on September 21, 2018.

        Purpose.    The purpose of the Non-Executive Director Plan is to attract, retain, and motivate non-employee directors of our Board of Directors; to align the interests of such directors with our stockholders; and to promote ownership of our equity.

        Administration; Effectiveness.    The Non-Executive Director Plan will generally be administered by the compensation and nominating committee. The compensation and nominating committee has the authority to construe, interpret and implement the Non-Executive Director Plan and all award agreements under the Non-Executive Director Plan. Any determination by the compensation and nominating committee under the Non-Executive Director Plan will be final, binding, and conclusive. The compensation and nominating committee may allocate among its members and delegate to any person who is not a member of the compensation and nominating committee, or to any of our administrative groups, any of its powers, responsibilities, or duties. The Non-Executive Director Plan is effective as of September 21, 2018.

        Awards Available Under the Non-Executive Director Plan.    The total number of shares that are available for awards under the Non-Executive Director Plan is such maximum amount permitted by law and the ASX Listing Rules. The total amount of fees paid to all non-executive directors in any financial year must not exceed the aggregate amount of non-executive directors' fees approved by our shareholders. This amount has been fixed at $1,346,220 (A$1,800,000) per year.

        Types of Awards Under the Non-Executive Director Plan.    Pursuant to the Non-Executive Director Plan, we may grant stock options, stock appreciation rights, restricted shares or CDIs, restricted stock units, dividend equivalent rights, and other equity-based or equity-related awards, that the compensation and nominating committee determines to be consistent with the purposes of the Non-Executive Director Plan and our interests.

        Each grant of an award under the Non-Executive Director Plan will be evidenced by an award agreement or agreements, which will contain such provisions and conditions as the compensation and nominating committee may determine, consistent with the Non-Executive Director Plan. Those provisions and conditions include the number of shares of our common stock subject to each award and vesting terms that apply upon events such as retirement, death or disability of the participant or in the event of a change in control. A brief description of the types of awards that may be granted under the Non-Executive Director Plan is set forth below.

        Stock Options.    Stock options granted under the Non-Executive Director Plan represent a right to purchase a CDI or share at a specified price for a specified period of time. Except with respect to substitute awards, stock options must have an exercise price per CDI or share that is not less than the fair market value of a CDI or a share of our common stock, as applicable, on the date of grant. The term of a stock option may not extend more than ten years after the date of grant.

        Stock Appreciation Rights.    The Non-Executive Director Plan provides for the grant of appreciation rights. An appreciation right is a right to receive from us an amount equal to the spread between the base price and the value of CDIs or shares of our common stock, as applicable, on the date of exercise.

        Except in the case of an adjustment award, the base price of an appreciation right may not be less than the fair market value of a CDI or a share of common stock, as applicable, on the date of grant. The term of an appreciation right may not extend more than ten years from the date of grant.

        Restricted Shares or Restricted CDIs.    Restricted shares or restricted CDIs constitute an immediate transfer of the ownership of shares of our common stock to the participant in consideration of the performance of services, entitling such participant to dividends, voting, and other ownership rights, subject to any restrictions and conditions as determined by the compensation and nominating committee. During the restricted period applicable to the restricted shares or restricted CDIs, any ordinary cash dividends or other ordinary distributions paid upon any restricted share or restricted CDI will be paid to the relevant participant.

        Restricted Stock Units.    RSUs awarded under the Non-Executive Director Plan constitute an unfunded and unsecured promise by us to deliver CDIs, shares, cash, or other securities, or a combination thereof, in the future to the participant in consideration of the performance of services, subject to such conditions as specified by the compensation and nominating committee. If a participant ceases to be our director, each vested restricted stock unit then held by the participant as of the date of such cessation of services shall be settled as of such date.

        Dividend Equivalent Rights.    The compensation and nominating committee may include in any award rights to dividend equivalents. In the event dividend equivalent rights are included in an award agreement, the compensation and nominating committee will determine: (i) whether payments will be in cash, CDIs, shares of common stock, or in another form; (ii) whether the rights are conditioned upon the exercise of the award to which they relate; (iii) the time or times at which they will be made; and (iv) other terms and conditions as the compensation and nominating committee deems appropriate.

        Other Stock-Based or Cash-Based Awards.    The compensation and nominating committee may grant such other types of equity-based, equity-related, or cash-based awards including the retainers and meeting-based fees and the grant or sale of shares of common stock.

        Adjustments; Corporate Transactions.    Aggregate awards made to any one participant during a fiscal year may not exceed the "stockholder approval limit" in effect based on the aggregate value of cash awards and fair market value of stock-based awards, determined as of the date of grant. The compensation and nominating committee will make or provide for such adjustments in the award terms, as the compensation and nominating committee determines to be appropriate in order to prevent dilution or enlargement of the rights of participants that otherwise would result from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of CDIs or shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure, CDIs or shares of common stock, including any extraordinary dividend or extraordinary distribution.

        In the event of any such transaction or event, or in the event of a change in control (as defined in the Non-Executive Director Plan), the compensation and nominating committee may in its sole discretion: (i) settle such awards for an amount of cash or securities, where in the case of stock options and stock appreciation rights, the value of such amount, if any, will be equal to the in-the-money spread value (if any) of such awards; (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards; (iii) modify the terms of such awards to add events, conditions, or circumstances upon which the vesting of such awards or lapse of restrictions thereon will accelerate; or (iv) provide that for a period of at least 20 days prior to the change in control, all stock options or stock appreciation rights will be exercisable as to all CDIs and shares of common stock subject thereto.

        Transferability of Awards.    Except as otherwise determined by the compensation and nominating committee in its discretion, no award may be transferred other than by will or by the laws of descent and distribution.

        Amendment and Termination of the Plan.    Our Board of Directors generally may suspend, discontinue, revise or amend the Non-Executive Director Plan from time to time. However, no such amendment shall materially adversely impair the rights of the participants without the participant's consent. Stockholder approval will be obtained only to the extent necessary to comply with applicable laws, regulations, or rules of securities exchange or self-regulatory agency.

        The Non-Executive Director Plan will terminate on September 20, 2028. Additionally, our Board of Directors may, in its discretion, terminate the Non-Executive Director Plan at any time. In either case, all awards will remain in effect until they have been satisfied or terminated in accordance with the terms and provisions of the Non-Executive Director Plan and the applicable award agreement.

Director Shareholding Policy

        We have established a minimum shareholding policy for our non-executive directors, other than directors appointed by the holder of the Series A Preferred Share (which includes Ms. Tyson), or any other directors determined by our Board. Non-employee directors are required to hold CDIs, RSUs, or shares that are at least equal in value to the director's annual gross board fees in their first year of appointment to our Board of Directors. The minimum shareholding requirement will be enforced in the fifth and subsequent years of the director's tenure so that the minimum shareholding can be progressively acquired over the five years from the time the director is appointed.

        As at October 24, 2018, Mr. Spindler, Mr. Thrasher, and Ms. Tyson each held an indirect economic interest in Coronado Group LLC's shareholding, arising from holdings of:

  •
  class A units and MIUs in Coronado Group LLC, as described above; and/or

  •
  investments in the EMG Group.

        Those non-employee directors who hold indirect economic interests in us through investments in Coronado Group LLC or the EMG Group have an indirect interest in proceeds received by Coronado Group LLC for sale of certain CDIs under the Australian IPO. Garold Spindler's interest in class A units in Coronado Group LLC is subject to a voluntary escrow deed.

Compensation Committee Interlocks and Insider Participation

        Our compensation and nominating committee consisted of three (3) non-executive directors during 2018: Mr. Koeck, Mr. Martin, and Ms. Tyson. Mr. Koeck is the Chairman. None of the members of our compensation and nominating committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in 2018 served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other company that has one or more of its executive officers serving on our Board of Directors or compensation and nominating committee.

ITEM 7.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Certain Relationships and Related Transactions

        The following is a summary of transactions that occurred on or after January 1, 2016 to which we were a party, in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest.

Stockholder's Agreement

        On September 24, 2018, we entered into a Stockholder's Agreement with Coronado Group LLC, which governs the relationship between the EMG Group and us while the EMG Group beneficially owns in the aggregate at least 50% of our outstanding shares of common stock (including shares of common stock underlying CDIs). Pursuant to the Stockholder's Agreement, we will provide the EMG Group with financial and other information, and we will cooperate with and have assistance from the EMG Group in connection with any financing or refinancing we undertake. While the EMG Group beneficially owns in the aggregate at least 10% of our outstanding shares of common stock, any issuances of equity securities must have been offered to Coronado Group LLC in respect of its pro rata shares. Additionally, for as long as the EMG Group beneficially owns in the aggregate at least 25% of the outstanding shares of our common stock, Coronado Group LLC will have consent rights to certain actions, including, but not limited to, amending or restating our bylaws or certificate of incorporation, issuing any equity securities, or terminating the employment of the Chief Executive Officer or hiring a new Chief Executive Officer. Under the Stockholder's Agreement, the EMG Group has certain rights regarding our Board of Directors as described in Item 5. "Directors and Executive Officers."

Registration Rights and Sell-Down Agreement

        On September 24, 2018 we entered into a Registration Rights and Sell-Down Agreement with Coronado Group LLC, which governs Coronado Group LLC's ability to require us to register shares of our common stock under the Securities Act and to assist Coronado Group LLC in selling some or all of its shares of common stock (including in the form of CDIs).

        Coronado Group LLC has the right, by delivering written notice, or Demand Notice, to require us to register the requested number of registerable securities under the Securities Act, or Demand Registration, provided that an individual stockholder may not deliver more than one Demand Notice within 180 calendar days.

        We may postpone a Demand Registration (but not more than twice in any 12-month period), for a reasonable period not to exceed 90 days, provided that the Chief Executive Officer and Chief Financial Officer provide a signed certification that they reasonably expect such registration and offering to materially adversely affect or materially interfere with any bona fide material financing, or any material transaction under consideration, or require disclosure of nonpublic information, which could materially adversely affect us.

        Except with respect to a Demand Registration, if we propose to file a registration statement under the Securities Act, we will give prompt notice of such filing within 10 days prior to the filing date, or Piggyback Notice, to all of the holders of registerable securities. The Piggyback Notice shall offer such holders the opportunity to include in such registration statement the number of registerable securities as each holder may request.

        Coronado Group may sell some or all of their shares of common stock without triggering registration rights under the terms of the Registration Rights and Sell-Down Agreement.

Relationship Deed

        On September 24, 2018, we entered into a Relationship Deed with Coronado Group LLC and EMG Group. Pursuant to the Relationship Deed, we agreed to indemnify Coronado Group LLC for liabilities related to guarantees made by Coronado Group LLC in past transactions by the Company, any liability incurred by any person appointed by Coronado Group LLC as an observer on the board of directors under the Stockholder's Agreement, and liabilities incurred by certain affiliates of the EMG Group under a New South Wales-law governed bank guarantee facility. Under the Relationship Deed, we also agreed to reimburse Coronado Group LLC for reasonable costs of and incidental to the Australian IPO and travel costs for attending meetings of the board of directors for any person appointed by Coronado Group LLC as an observer.

Escrow Agreements

        In connection with our Australian IPO, Coronado Group LLC, as our holding company, entered into a voluntary escrow agreement under which it agreed, among other things, to certain restrictions and prohibitions from engaging in transactions involving shares of our common stock for a restricted period. All of the shares of common stock held by Coronado Group LLC, including any shares held as CDIs, and interests in Coronado Group LLC held by the EMG Group, are subject to voluntary escrow arrangements which prevent Coronado Group LLC and the EMG Group from disposing of the escrowed shares and interests in Coronado Group LLC until the first business day after the release of our results for the year ending December 31, 2019, subject to certain exceptions.

Coal Sales Arrangements with Xcoal

        We sold coal for an aggregate purchase price of $157.9 million, $444.9 million, $371.1 million and $216.0 million to Xcoal for the three months ended March 31, 2019 and for the years ended December 31, 2018, 2017 and 2016, respectively. Ernie Thrasher, one of our directors, is the founder, chief executive officer and chief marketing officer of Xcoal. We have entered into, and intend to enter into, coal sales with Xcoal on an ad hoc basis primarily pursuant to individual purchase orders. Our management, within delegated limits of authority, must approve any such transaction. The Directors do not participate in the decision to enter into such transactions. If the decision to enter into those transactions should require the approval of our Board of Directors, the directors will follow the procedure for dealing with conflicts (or potential conflicts) of interest contained in our board charter and corporate governance guidelines, and as described under "—Policies and Procedures for Review and Approval of Related Party Transactions."

Office Sharing Arrangement with Imagin Minerals, Inc.

        We have entered into an oral office sharing arrangement with Imagin Minerals, Inc., or Imagin, whereby we have the right to utilize Imagin's premises and to jointly utilize office resources including office personnel. Imagin is wholly-owned by Mr. Garold Spindler, our Managing Director and Chief Executive Officer. Half of the expenses incurred by Imagin under this arrangement are expensed to us. Such expenses in the amount of $0.1 million, $0.1 million and $0.0 million, respectively, are recorded as selling, general and administrative expenses on the consolidated statements of operations for the years ended December 31, 2018, 2017 and 2016. Accrued expenses due to Imagin of $0.02 million and $0.03 million, respectively, are recorded on the December 31, 2018 and 2017 consolidated balance sheets. Since January 1, 2016, we have paid approximately $23,000 per quarter in rent under this arrangement.

Limitation on Liability and Indemnification of Officers and Directors

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with specified actions, suits, and proceedings, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

        Our certificate of incorporation limits the liability of our directors for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for: (i) any breach of their duty of loyalty to us or our stockholders; (ii) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or (iv) any transaction from which they derived an improper personal benefit. In addition, our bylaws provide that we (i) will indemnify any person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our directors or officers or, while a director or officer, is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise and (ii) must advance expenses paid or incurred by a director, or that such director determines are reasonably likely to be paid or incurred by him or her, in advance of the final disposition of any action, suit, or proceeding upon request by him or her.

        Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

        We have entered into Agreements of Indemnity, Insurance and Access, or the Director Agreements, with our directors, executive officers, and certain other officers and agents pursuant to which they are provided indemnification rights that are broader than the specific indemnification provisions contained in the DGCL. These Director Agreements generally require us, among other things, to indemnify our directors, executive officers, and certain other officers and agents against liabilities that may arise by reason of their status or service. The Director Agreements also require us to advance all expenses incurred by the directors, executive officers, and certain other officers, and agents in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve on our behalf.

        The limitation of liability and indemnification provisions that are included in our certificate of incorporation, bylaws, and the Director Agreements that we enter into with our directors, executive officers, and certain other officers, and agents may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, executive officers, and certain other officers and agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

        We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made for breach of fiduciary duty or other wrongful acts as a director or executive officer and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law. We intend to enter into additional and enhanced insurance arrangements to provide coverage to our directors and executive officers against loss arising from claims relating to public securities matters.

        Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Policies and Procedures for Review and Approval of Related Party Transactions

        Section 9.1 of our certificate of incorporation incorporates by reference the DGCL in regards to related party transactions, pursuant to which no contract or transaction with any other firm, corporation or entity in which we have an interest, shall be affected or invalidated by the fact that one or more related persons may be a party to or may be interested in the contract or transaction, provided that the contract or transaction is approved by our Board of Directors. Pursuant to our audit committee charter, our audit committee will be responsible for reviewing and approving or disapproving "related party transactions."

Director Independence

        Our Board currently consists of six members: William (Bill) Koeck; Garold Spindler; Philip Christensen; Greg Pritchard; Ernie Thrasher and Laura Tyson. Our Board of Directors has determined that each of William (Bill) Koeck, Philip Christensen and Greg Pritchard are "independent." We consider that a director is an "independent" director where that director is free from any business or other relationship that could materially interfere, or be perceived to interfere with, the independent exercise of the director's judgment. While we are not currently seeking a listing on the New York Stock Exchange, or NYSE, or any other U.S. securities exchange, we have assessed the independence of our directors with respect to the definition of independence prescribed by NYSE and the SEC.

ITEM 8.    LEGAL PROCEEDINGS.

        We are involved in various legal proceedings from time to time in the normal course of business including proceedings related to employment matters. At March 31, 2019, our balance sheet include liabilities for these legal proceedings in the aggregate of $0.2 million. These liabilities do not include costs associated with legal representation, which are expensed as they are incurred. In management's opinion, except for what is described below, we are not currently involved in any legal proceedings which, individually or in the aggregate and if determined adversely, could have a material effect on our financial condition, results of operations and/or liquidity.

        Coronado Curragh is a co-defendant to proceedings in the Queensland Supreme Court brought by Aurizon Network. On June 27, 2019, the Queensland Supreme Court delivered judgment in favor of Aurizon against Coronado Curragh and the other WICET users who are joint defendants in the proceedings. Aurizon Network's claim relates to costs relating to the co-defendants' use of the WICET rail links—in particular, whether the "First Milestone Target Date," which triggers certain "WIRP Fee" payments under the WIRP Deed has been achieved. It is not possible to precisely quantify our potential exposure as a result of this litigation as there are a number of factors that are subject to expert determinations run in conjunction with the litigation that have not been resolved. It is currently expected that, were Aurizon successful in the ultimate result of the litigation and expert determinations, Coronado Curragh would be required to pay approximately $2.25 million per annum for the term of the WIRP Deed (which is 233 months) beginning from the "First Milestone Target Date," or "Commencement Date." The ultimate resolution of this dispute would also result in our below-rail access to WICET (of 1.5 MMt per annum) becoming a guaranteed capacity entitlement (and the subject of a 20-year, take-or-pay access agreement) instead of an ad hoc entitlement.

        In February 2019, the Queensland Competition Authority, or QCA, issued its final decision in respect of Access Undertaking 5, or UT5. The final decision, consistent with the draft decision issued in December 2017, reduces the rate of return that can be charged by Aurizon on its network routes. The Queensland coal producers experienced material rail haulage underperformance because soon after the draft UT5 decision was handed down by the QCA, the rail track network was severely restricted due to Aurizon's modification of its maintenance practices in order to lower costs. It is possible that Aurizon will modify its maintenance practices in the future to lower costs should similar decisions be issued by the QCA, resulting in constrained access to the rail network, making it more difficult for customers (including us) to arrange for the transportation of coal in excess of their contracted capacity entitlement and having the potential to increase demurrage costs.

        In a constrained rail capacity and high-demand environment, there is a risk that we and other users of the network will not be allocated additional access to rail above annual contracted entitlements. Should this occur, the potential impact on us is higher in the short term as our contracted access entitlement for 1.5 MMt per annum of below-rail capacity to WICET is currently treated as an ad hoc entitlement. This means that, in the event of a scheduling contest with a contracted user (which could arise because of changes by Aurizon to maintenance practices or because of increased usage of the line by other customers), a path we request may not be able to be scheduled. This capacity is now expected to become the subject of a long-term access agreement as the judgment from the litigation concluded in September 2018 has been handed down and the dispute between Wiggins Island Rail Project customers and Aurizon regarding the "First Milestone Target Date" under the WIRP Deed has been finally resolved.

        In June 2018, two holders of preference equity issued by WICET Holdings commenced legal proceedings in the Supreme Court of New South Wales against WICET Pty Ltd and WICET Holdings alleging unpaid dividends in respect of the shares held by them. Although we are not exposed directly to this litigation, an adverse finding may detrimentally impact the financial position of WICET Holdings and WICET Pty Ltd and could result in the senior lenders or a receiver appointed by them taking steps to seek to recover against the shippers (including us) whether through increased terminal handling charges or otherwise.

ITEM 9.    MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

        Our CDIs, each representing one-tenth of one share of our common stock, have been listed on the ASX under the trading symbol "CRN" since October 23, 2018. Prior to such time, there was no public market for our securities. There is no principal market in the United States for our CDIs or shares of our common stock.

Rule 144

        In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale, (2) we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale, and (3) we are current in our Exchange Act reporting at the time of sale. Additionally, a person who has beneficially owned restricted shares for at least one year and who is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days before the sale, would be entitled to sell those securities at any time.

        Persons who have beneficially owned shares of our common stock for at least six months, but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, including volume limitations, and such sales by affiliates must also comply with the manner of sale, current public information, and notice provisions of Rule 144.

        We believe that 77,308,103.6 shares of our common stock outstanding were eligible for resale under Rule 144 as of March 31, 2019, subject to the volume and manner of sale restrictions thereof.

Escrow

        As of March 31, 2019, the following securities were subject to ASX-mandated or voluntary escrow (or both) until the first business day after the release of our results for the year ending December 31, 2019:

Security Description	ASX-mandated Escrow	Voluntary Escrow
Shares of common stock	—	77,308,103.6
CDIs representing shares of common stock		6
Options to purchase common stock	—	—

Holders

        As of March 31, 2019 we had 96,651,692 shares of our common stock issued and outstanding with 3,498 holders of record. The holders included CHESS Depositary Nominees Pty Limited, which held 19,343,588.4 shares of our common stock in the form of CDIs on behalf of the CDI holders; there were 3,497 registered owners of our CDIs on March 31, 2019.

Dividends

        We paid an aggregate dividend of $299.7 million on March 29, 2019 in A$ to holders of CDIs on the ASX as of March 5, 2019, based on the exchange rate on March 5, 2019.

        The payment of dividends is at the discretion of the Board of Directors. The decision as to whether or not a dividend will be paid will be subject to a number of considerations including the general business environment, operating results, cash flows, future capital requirements, regulatory restrictions and any other factors the Board of Directors may consider relevant.

        Our objective in setting our dividend policy is to deliver stockholder returns while maintaining flexibility to pursue our strategic initiatives within a prudent capital structure. Our dividend policy is to distribute between 60% and 100% of available free cash. However, we intend to pay out 100% of available free cash relating to the period from October 23, 2018 to December 31, 2019. Available free cash is defined as net cash from operating activities less capital expenditure, acquisition expenditure, amounts reserved for capital expenditure and acquisition expenditure and amounts required for debt servicing. In circumstances where there is surplus available free cash, at the discretion of our Board of Directors and in light of business and market conditions, we may consider the potential for additional stockholder returns through special dividends and share buy-backs as part of its broader capital management strategy.
Equity Compensation Plan Information

        The following table provides certain aggregate information with respect to all of the Company's equity compensation plans in effect as of December 31, 2018.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Rights or Options	Weighted Average Exercise Price per CDI	Options and Rights Available for Grant
Equity compensation plans approved by security holders(1)	2,393,055	$2.84		(2)
Equity compensation plans not approved by security holders	—	—	—
Total	2,393,055	$2.84		(2)

(1)
Includes the Employee Plan and the Non-Executive Director Plan.

(2)
The number of employee options able to be granted is limited to the amount permitted to be granted at law, the ASX Listing Rules and by the limits on our authorized share capital in our certificate of incorporation. The ASX Listing Rules generally prohibits companies whose securities are quoted on ASX from issuing securities exceeding 15% of issued share capital in any 12-month period, without stockholder approval, unless waived by the ASX.

Summary Description of the Company's Non-Stockholder Approved Equity Compensation Plans

        The Company does not have any non-stockholder approved equity compensation plans.

ITEM 10.    RECENT SALES OF UNREGISTERED SECURITIES.

        In the three years preceding the filing of this registration statement, we have not issued any securities in a transaction that was not registered under the Securities Act, other than the following.

Stock Plan-Related Issuances

        From June 1, 2016 to June 1, 2019, we granted to our directors and employees options to purchase an aggregate of 1,336,454 CDIs under the Employee Plan at an exercise price of $2.84 per CDI, for an aggregate exercise price of approximately $3.8 million. No options have been exercised for cash consideration. 43,978 options were forfeited without being exercised and options to purchase 1,292,476 CDIs remain outstanding as of June 1, 2019.

        In addition, during the period from June 1, 2016 to June 1, 2019, we granted to our directors and employees an aggregate of 1,001,914 PSUs under the Employee Plan at aggregate grant date fair value of approximately $1.8 million. No PSUs have been vested. 13,193 PSUs were forfeited and 988,721 PSUs remain outstanding as of June 1, 2019.

        In addition, during the period from June 1, 2016 to June 1, 2019, we granted to one director, an aggregate of 54,687 RSUs under the Non-Executive Director Plan, of which 54,687 remain outstanding (unexercised) as of June 1, 2019. At June 1, 2019, there were 21,874.8 RSUs vested and 32,812.2 RSUs unvested.

        The offers, sales and issuances of the securities described above were deemed to be exempt from registration under the Securities Act under Rule 701 promulgated under the Securities Act as offers and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701.

Reorganization Transaction

        In connection with the Reorganization Transaction, we issued an aggregate of 80,000,000 shares of our common stock to Coronado Global LLC in exchange for all of the equity ownership of the U.S. Operations, which were ultimately contributed to Coronado Coal Corporation, a wholly-owned subsidiary of Coronado Global Resources Inc.

        The offers, sales and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipient of these securities acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions.

Australian IPO

        On October 23, 2018, we issued 16,651,692 shares of our common stock in the form of CDIs in connection with an initial public offering on the Australian Securities Exchange, combined with a sale of 2,691,896.4 shares of our common stock by the EMG Group as CDIs at a price of A$4.00 per CDI. We raised a total of approximately $442.8 million, net of issuance costs of approximately $30.6 million. We used a majority of this amount to repay our existing indebtedness. The sole global coordinator and joint lead manager for the offering was Goldman Sachs Australia Pty Ltd.

        The offers, sales, and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering or Regulation S as an offering made outside the United States. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions.

Series A Preferred Share

        On September 20, 2018, we issued the Series A Share to Coronado Group LLC, at par value. The offer, sale, and issuance of the Series A Share were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipient of the Series A Share acquired the Series A Share for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the Series A Share.

ITEM 11.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

        The following description summarizes certain important terms of our common stock and preferred stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section, you should refer to our certificate of incorporation, bylaws, Stockholder's Agreement and Registration Rights and Sell-Down Agreement, which are included as exhibits to this registration statement, and to the applicable provisions of Delaware law.

Authorized Capital Stock

        Our authorized stock consists of 1,100,000,000 shares, par value $0.01 per share, of which:

  •
  1,000,000,000 shares are designated as common stock; and

  •
  100,000,000 shares are designated as preferred stock.

Outstanding Capital Stock

        As of March 31, 2019, there were 96,651,692 shares of our common stock outstanding, held by 3,498 stockholders of record, one Series A Share held by Coronado Group LLC and 193,435,884 CDIs (representing 19,343,588.4 of shares of common stock) held by CHESS Depositary Nominees Pty Limited on behalf of 3,497 holders. Our Board of Directors has authority to issue additional shares of our common stock without stockholder approval.

Common Stock

        Voting Rights.    The holders of our common stock have a right to one vote per share on any matter to be voted upon by stockholders. Our certificate of incorporation and bylaws do not provide for cumulative voting in connection with the election of directors and, accordingly, holders of more than 50% of the shares voting may elect all of the directors. The holders of a majority of the outstanding shares of stock entitled to vote on a matter at the meeting, present in person or represented by proxy, shall constitute a quorum at all meetings of stockholders for the transaction of business.

        Dividends.    The holders of our common stock have a right to dividends if, as, and when declared by our Board of Directors, from funds legally available therefor, subject to certain contractual limitations on our ability to declare and pay dividends. See Item 9. "Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters—Dividends."

        Other Rights.    As long as the EMG Group beneficially owns in the aggregate at least 10% of the outstanding shares of our common stock, unless Coronado Group LLC (or its successors or permitted assigns) agrees otherwise, we must first offer any issuance of equity securities to Coronado Group LLC in respect of its pro rata shares and we must source any equity securities to be allocated under a share incentive plan from the market rather than by an issuance.

        Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock may share ratably in all assets remaining after payment of creditors and subject to prior distribution rights of our preferred stock, if any.

        Except as otherwise required, the holders of our common stock may not vote on any amendment or alteration of our certificate of incorporation that alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of preferred stock if the holders of such affected series are may vote thereon pursuant to our certificate of incorporation.

CDIs

        In order for shares of our common stock in the form of CDIs to trade electronically on the ASX, we participate in the electronic transfer system known as the Clearing House Electronic Subregister System, or CHESS, operated by ASX Settlement Pty Limited, or ASX Settlement. ASX Settlement provides settlement services for ASX markets to assist participants and issuers to understand the operation of the rules and procedures governing settlement facilities. The ASX Settlement Operating Rules form part of the overall listing and market rules which we are required to comply with as an entity listed on ASX.

        CHESS is an electronic system which manages the settlement of transactions executed on ASX and facilitates the paperless transfer of legal title to ASX quoted securities. CHESS cannot be used directly for the transfer of securities of companies domiciled in certain jurisdictions outside of Australia, such as the United States. Accordingly, to enable shares of our common stock to be cleared and settled electronically through CHESS, we have issued and will continue to issue depositary interests called CDIs.

        CDIs confer on the CDI holder the beneficial ownership in the shares of common stock, with ten CDIs representing an interest in one share. The legal title to such shares is held by CHESS Depositary Nominees Pty Limited, a subsidiary of ASX Limited, which acts as our Australian depositary and issues the CDIs.

        All CDIs bear a FOR-U.S. designation with the ASX that is intended to preclude transfers to residents of the United States. This designation is intended to similarly preclude purchases of CDIs by residents of the United States.

        A holder of CDIs who does not wish to have their trades settled in CDIs may request that their CDIs be converted into shares of common stock, in which case legal title to the shares of common stock will be transferred to the holder of CDIs.

        The transfer agent and registrar for our CDIs (known in Australia as a 'securities registry') is Computershare Investor Services Pty Limited.

Preferred Stock

        Ownership of the Series A Share provides Coronado Group LLC with Board designation rights tied to the level of the aggregate beneficial ownership of shares of our common stock (including shares of common stock underlying CDIs). In October 2018, the EMG Group exercised its right to designate Ms. Laura Tyson to our Board of Directors pursuant to the terms of the Series A Share. The Series A Share has a liquidation preference of $1.00.

        Pursuant to the Stockholder's Agreement, for so long as Coronado Group LLC has the right to nominate and elect directors as a holder of the Series A Share and any such director has been elected, the EMG Group has the right to designate one of the directors nominated by Coronado Group LLC to be included in the membership of any board committee, except to the extent that such membership would violate applicable securities laws or stock exchange or stock market rules.

        As long as the EMG Group beneficially owns in the aggregate at least 5% of the outstanding shares of our common stock, Coronado Group LLC (or its successors or permitted assigns) have the right to have one non-voting observer to receive all materials for and attend all meetings of our Board of Directors and any committees thereof. Further, we have agreed to indemnify such observer to the same extent we do our Board of Directors.

        The Series A Share shall be redeemed to the fullest extent permitted by law (at a price of $1.00) by us if, at any time, the EMG Group, no longer beneficially own, in the aggregate, 10% or more of our outstanding shares of common stock.

        The Series A Share does not entitle Coronado Group LLC or its permitted transferees to any dividends as a result of holding such Series A Share, and the Series A Share may not be transferred except to a EMG Group entity. The number of Series A Shares may not be increased or decreased without the approval of:

  •
  both a majority of the directors appointed by the EMG Group (if any) and a majority of directors elected by other means; and

  •
  Coronado Group LLC, as holder of the Series A Share, voting as a separate class.

        For as long as the EMG Group beneficially owns in the aggregate at least a majority of the outstanding shares of our common stock, subject to ASX Listing Rules, any action required or permitted to be taken at any annual or special meeting of our stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding shares of our common stock by a minimum number of votes that would be necessary to authorize to take such action at a meeting.

        For as long as the EMG Group beneficially owns in the aggregate at least 25% of the outstanding shares of our common stock, we require Coronado Group LLC's consent prior to taking certain corporate actions, including the following:

  •
  amending or restating our certificate of incorporation or bylaws;

  •
  issuing any equity securities or equity securities convertible into or exercisable or exchangeable for any of our equity securities;

  •
  merging or consolidating with any other entity, transferring all or substantially all of our assets, or entering into a transaction or series of transactions that would lead to any person acquiring more than 50% of our capital stock;

  •
  terminating the employment of our Chief Executive Officer or hiring a new Chief Executive Officer;

  •
  initiating a voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding involving us;

  •
  any payment or declaration of dividend, except in accordance with the dividend policy described in Item 9. "Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters."

  •
  adoption of an annual business plan that would result in changes to our performance over the planned annual production;

  •
  share repurchases, subject to certain exceptions; and

  •
  entering into any joint venture or similar business alliance where the aggregate consideration is in excess of $50 million or relating to a business other than metallurgical coal or thermal coal.

        For as long as the EMG Group beneficially owns in the aggregate at least 5% of the outstanding shares of our common stock, Coronado Group LLC (or its successors or permitted assigns) have certain information rights with respect to our books and records and prior to certain significant corporate actions.

        Our Board of Directors has authority, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock.

        Unless otherwise provided, no holder of our preferred stock may vote on any amendment or alteration of our certificate of incorporation to authorize, create, or increase the authorized amount of, any other series of preferred stock or alter, amend or repeal any provision of any other series of preferred stock that does not adversely affect in any material respect the rights of the series of preferred stock held by such holder.

        Subject to the rights of the holders of any series of preferred stock, the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, may increase or decrease (but not below the number of shares thereof then outstanding) the number of authorized shares of any class or series of preferred stock, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereafter enacted.

        Unless otherwise provided, no holder of any share of preferred stock may bring a derivative action, suit or proceeding on our behalf.

        The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could delay, defer or prevent a change in our control and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any additional shares of preferred stock.

Stockholder's Agreement

        On September 24, 2018, we entered into a Stockholder's Agreement with Coronado Group LLC, which governs the relationship between the EMG Group and us while the EMG Group beneficially owns in the aggregate at least 50% of our outstanding shares of common stock (including shares of common stock underlying CDIs). Pursuant to the Stockholder's Agreement, we will provide the EMG Group with financial and other information, and we will cooperate with and have assistance from the EMG Group in connection with any financing or refinancing we undertake. While the EMG Group beneficially owns in the aggregate at least 10% of our outstanding shares of common stock, any issuances of equity securities must have been offered to Coronado Group LLC in respect of its pro rata shares. Additionally, for as long as the EMG Group beneficially owns in the aggregate at least 25% of the outstanding shares of our common stock, Coronado Group LLC will have consent rights to certain actions, including, but not limited to, amending or restating our bylaws or certificate of incorporation, issuing any equity securities, or terminating the employment of the Chief Executive Officer or hiring a new Chief Executive Officer. Under the Stockholder's Agreement, the EMG Group has certain rights regarding the Board of Directors as described in Item 5. "Directors and Executive Officers."

Registration Rights and Sell-Down Agreement

        On September 24, 2018 we entered into a Registration Rights and Sell-Down Agreement with Coronado Group LLC, which governs Coronado Group LLC's ability to require us to register shares of our common stock under the Securities Act and to assist Coronado Group LLC in selling some or all of its shares of common stock (including in the form of CDIs).

        Coronado Group LLC has the right, by delivering written notice, or Demand Notice, to require us to register the requested number of registerable securities under the Securities Act, or Demand Registration, provided that an individual stockholder may not deliver more than one Demand Notice within 180 calendar days.

        We may postpone a Demand Registration (but not more than twice in any 12-month period), for a reasonable period not to exceed 90 days, provided that the Chief Executive Officer and Chief Financial Officer provide a signed certification that they reasonably expect such registration and offering to materially adversely affect or materially interfere with any bona fide material financing, or any material transaction under consideration, or require disclosure of nonpublic information, which could materially adversely affect us.

        Except with respect to a Demand Registration, if we propose to file a registration statement under the Securities Act, we will give prompt notice of such filing within ten days prior to the filing date, or Piggyback Notice, to all of the holders of registerable securities. The Piggyback Notice shall offer such holders the opportunity to include in such registration statement the number of registerable securities as each holder may request.

        Coronado Group may sell some or all of their shares of common stock without triggering registration rights under the terms of the Registration Rights and Sell-Down Agreement.

Escrow Agreements

        In connection with our Australian IPO, Coronado Group LLC, as our holding company, entered into a voluntary escrow agreement under which it agreed, among other things, to certain restrictions and prohibitions from engaging in transactions involving shares of our common stock for a restricted period. All of the shares of common stock held by Coronado Group LLC, including any shares held as CDIs, and interests in Coronado Group LLC held by the EMG Group, are subject to voluntary escrow arrangements which prevent Coronado Group LLC and the EMG Group from disposing of the escrowed shares and interests in Coronado Group LLC until the first business day after the release of our results for the year ending December 31, 2019, subject to certain exceptions.

Anti-takeover Effects of Certain Provisions of our Certificate of Incorporation and Bylaws

        Provisions of our certificate of incorporation, bylaws and Delaware law may make it more difficult to effect a change in control of us. The existence of some provisions in our certificate of incorporation and bylaws and of Delaware law could delay or prevent a change in control, even if that change would be beneficial to our stockholders. Our certificate of incorporation and bylaws contain provisions that may make acquiring control over us difficult, including the following provisions:

  •
  giving our Board of Directors the ability to issue, from time to time, one or more series of preferred stock and, with respect to each such series, to fix the terms thereof by resolution;

  •
  empowering only our Board of Directors to fill any vacancy (other than in respect of a director nominated by Coronado Group LLC), whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

  •
  amending the authorized number of directors by resolution passed by less than a majority of directors then in office;

  •
  requiring stockholders to hold at least a majority of shares of our common stock in aggregate to request special meetings (other than a special meeting for the purpose of removing a director, which shall require stockholders to hold at least 5% of shares of our common stock in aggregate to request);

  •
  prohibiting stockholders from acting by written consent after such time that the EMG Group no longer beneficially own in the aggregate shares representing at least a majority of the voting power of all shares of capital stock generally entitled to vote for the election of directors other than any directors nominated by Coronado Group LLC;

  •
  requiring approval of certain amendments to our certificate of incorporation and bylaws by at least two thirds of the then outstanding common stock, effective after such time that the EMG Group no longer beneficially own in the aggregate shares representing at least a majority of our common stock;

  •
  providing that the doctrine of 'corporate opportunity' will not apply to the EMG Group, any non-employee directors or their respective affiliates;

  •
  setting forth advance notice procedures for stockholders to nominate directors and proposals for consideration at meetings of stockholders; and

  •
  restricting the forum for certain litigation against us to Delaware.

        We have elected not to be governed by Section 203 of the DGCL (or any successor provision thereto), or Section 203, until immediately following the time at which the EMG Group no longer beneficially own in the aggregate common stock representing at least 10% of the then outstanding common stock, in which case we shall thereafter be governed by Section 203 if and for so long as Section 203 by its terms would apply to us. Section 203 provides that an interested stockholder (along with its affiliates and associates)—i.e. a stockholder that has purchased greater than 15%, but less than 85% of a company's outstanding voting stock (with some exclusions)—may not engage in a business combination transaction with the company for a period of three years after buying more than 15% of a company's stock unless certain criteria are met or certain other corporate actions are taken by the company.

        These provisions also could discourage proxy contests and make it more difficult for our stockholders to elect directors other than candidates nominated by our Board of Directors and take other corporate actions. As a result, these provisions could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholder, which may also limit the price that investors are willing to pay in the future for CDIs.

        Additionally, we have designated a series of preferred stock as "Series A Share," consisting of one share of Series A preferred stock, which contains various protections. See "—Preferred Stock" for details of the special rights and protections of the holder of the Series A Share.

Choice of Forum

        Unless we consent in writing to the selection of an alternative forum, a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) will be, to the extent permitted by law, the sole and exclusive forum for any derivative action or proceeding brought on our behalf; any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee or agent of the Company to the Company or the Company's stockholders or debtholders; any action or proceeding asserting a claim against the Company or any director or officer or other employee or agent of the Company arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws; or any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine or other "internal corporate claims" as defined in Section 115 of the DGCL. The choice of forum provision does not apply to any actions arising under the Securities Act or the Exchange Act.

ITEM 12.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with specified actions, suits, and proceedings, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

        Our certificate of incorporation limits the liability of our directors for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for: (i) any breach of their duty of loyalty to us or our stockholders; (ii) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or (iv) any transaction from which they derived an improper personal benefit. In addition, our bylaws provide that we (i) will indemnify any person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our directors or officers or, while a director or officer, is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise and (ii) must advance expenses paid or incurred by a director, or that such director determines are reasonably likely to be paid or incurred by him or her, in advance of the final disposition of any action, suit, or proceeding upon request by him or her.

        Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

        We have entered into the Director Agreements with our directors, executive officers and certain other officers and agents pursuant to which they are provided indemnification rights that are broader than the specific indemnification provisions contained in the DGCL. These Director Agreements generally require us, among other things, to indemnify our directors, executive officers, and certain other officers and agents against liabilities that may arise by reason of their status or service. The Director Agreements also require us to advance all expenses incurred by the directors, executive officers, and certain other officers and agents in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve on our behalf.

        The limitation of liability and indemnification provisions that are included in our certificate of incorporation, bylaws, and the Director Agreements that we enter into with our directors, executive officers, and certain other officers and agents may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, executive officers, and certain other officers and agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

        We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made for breach of fiduciary duty or other wrongful acts as a director or executive officer and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law. We intend to enter into additional and enhanced insurance arrangements to provide coverage to our directors and executive officers against loss arising from claims relating to public securities matters.

        Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 13.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

        Our consolidated financial statements, together with the report of our independent registered public accounting firm, appear on pages F-2 through F-136 of this registration statement.

ITEM 14.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

        None.

ITEM 15.    FINANCIAL STATEMENTS AND EXHIBITS.

(a)
Financial Statements

        Our consolidated financial statements appear at the end of this registration statement. Please see the index to the consolidated financial statements on page F-l, which is incorporated herein by reference.

(b)
Exhibits

Exhibit No.		Description of Document
2.1	**	Share Sale Agreement-Cork, dated as of December 22, 2017, by and among Coronado Australia Holdings Pty Ltd, Coronado Group LLC and Wesfarmers Limited
3.1	‡	Amended and Restated Certificate of Incorporation
3.2	‡	Amended and Restated By-Laws
4.1	‡	Stockholder's Agreement, dated as of September 24, 2018, by and between the Company and Coronado Group

Exhibit No.		Description of Document
4.2	‡	Registration Rights and Sell-Down Agreement, dated as of September 24, 2018, by and between the Company and Coronado Group
10.1	‡	Relationship Deed, dated as of September 24, 2018, by and among the Company, Coronado Group, certain EMG Group entities and their affiliates
10.2	**	Syndicated Facility Agreement, dated as of September 15, 2018, by and among Coronado Finance Pty Ltd, other affiliates of the Company and Westpac Banking Corporation
10.3	†‡	Coronado Global Resources Inc. 2019 Short-Term Incentive Plan
10.4	†‡	Coronado Global Resources Inc. 2018 Equity Incentive Plan
10.5	†‡	Coronado Global Resources Inc. 2018 Non-Executive Director Plan
10.6	†‡	Employment Agreement dated as of September 21, 2018, by and between Coronado Global Resources Inc. and Garold Spindler
10.7	†‡	Employment Agreement dated as of August 31, 2018, by and between Coronado Curragh Pty Ltd and Ayten Saridas
10.8	†‡	Employment Agreement dated as of September 21, 2018, by and between Coronado Global Resources Inc. and James Campbell
10.9	†‡	Employment Agreement dated as of December 20, 2018, by and between Coronado Global Resources Inc. and Richard Rose
10.10	†‡	Employment Agreement dated as of December 25, 2018, by and between Coronado Global Resources Inc. and Ellen Ewart
10.11	†‡	Employment Agreement dated as of October 18, 2018, by and between Coronado Curragh Pty Ltd and Emma Pollard
10.12	†‡	Form of Stock Option Award Agreement (Long Term Incentive Grant)
10.13	†‡	Form of Performance Stock Unit Award Agreement (Long Term Incentive Grant)
10.14	†‡	Form of Non-Executive Director Restricted Stock Unit Award Agreement
10.15	†‡	Form of Restricted Stock Unit Award Agreement (Retention Grant)
10.16	†‡	Form of Restricted Stock Unit Award Agreement (STIP Deferral Grant)
10.17	†‡	Summary of Non-Executive Director Compensation
10.18	†‡	Form of Agreement of Indemnity, Insurance and Access
10.19	†‡	Separation Agreement and General Release, dated May 29, 2019, between Ellen Ewart and the Company and all entities owned or controlled by the Company
10.20	**‡	Amended Coal Supply Agreement, dated as of November 6, 2009, by and between Stanwell Corporation Limited and Wesfarmers Curragh Pty Ltd (now known as Coronado Curragh Pty Ltd)

Exhibit No.		Description of Document
10.21	**‡	Deed of Amendment to the Amended Coal Supply Agreement, dated as of November 21, 2016, by and between Stanwell Corporation Limited and Wesfarmers Curragh Pty Ltd (now known as Coronado Curragh Pty Ltd)
10.22	**‡	Curragh Mine New Coal Supply Deed, dated August 14, 2018, by and between Stanwell Corporation Limited and Coronado Curragh Pty Ltd
10.23	‡	Deed of Amendment, dated September 20, 2018 and effective September 21, 2018, among Coronado Curragh Pty Ltd, Stanwell Corporation Limited and Coronado Group LLC
10.24	‡	Deed of Amendment, dated March 5, 2019 and effective May 21, 2019, between Coronado Curragh Pty Ltd and Stanwell Corporation Limited
10.25	‡	Deed of Amendment, dated May 9, 2019 and effective May 21, 2019, between Coronado Curragh Pty Ltd and Stanwell Corporation Limited
21.1	‡	Subsidiaries of the Company

**
Portions of this exhibit have been omitted, which portions will be furnished to the Securities and Exchange Commission upon request.

†
Management contract, compensatory plan or arrangement.

‡
Previously filed.

SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Coronado Global Resources Inc. (Registrant)
By:	/s/ Richard Rose
	Name:	Richard Rose
	Title:	Vice President, Chief Legal Officer and Secretary

Date: June 28, 2019

Unaudited Condensed Consolidated Balance Sheets

(In US$ thousands, except share data)

	Note	(Unaudited) March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and restricted cash		$12,294	$124,881
Trade receivables		174,514	206,127
Related party receivables		74,453	36,716
Other receivables		8,760	18,170
Income tax receivable		—	12,017
Coal inventories	6	47,390	46,480
Supplies inventories	6	50,537	48,623
Prepaid expenses and other current assets		22,466	22,744

Total current assets		390,414	515,758

Property, plant and equipment, net	7	1,615,686	1,618,558
Right of use asset—operating leases	10	61,354	—
Goodwill	8	28,008	28,008
Intangible assets, net	8	5,317	5,402
Deposits and reclamation bonds		11,669	11,635
Deferred income tax assets		9,457	11,848
Other assets		17,001	18,355

Total assets		$2,138,906	$2,209,564

Liabilities and Stockholders' Equity/Members' Capital
Current liabilities:
Accounts payable		$35,500	$42,962
Accrued expenses and other current liabilities	9	228,245	243,496
Income tax payable		22,528	9,241
Current asset retirement obligations		7,719	7,719
Contingent royalty consideration—current		15,578	26,832
Current installments of contract obligations	13	36,511	39,116
Current operating lease obligation	10	25,767	—
Current installments of other financial liabilities and capital lease obligations		5,274	9,035

Total current liabilities		377,122	378,401

Asset retirement obligations, excluding current portion		118,972	118,072
Contract obligations, excluding current portion	13	234,404	253,578
Deferred consideration liability	14	160,946	155,332
Other financial liabilities, excluding current installments		3,329	4,073
Operating leases liabilities, excluding current portion	10	49,678	—
Finance and capital leases, excluding current installments		2,162	2,481
Contingent royalty consideration—non-current		2,588	3,371
Interest bearing liabilities	12	84,000	—
Deferred income tax liabilities		48,252	38,838
Other liabilities		1,486	1,610

Total liabilities		1,082,939	955,756

Common stock $0.01 par value; 1,000,000,000 shares authorized, 96,651,692 shares are issued and outstanding as of March 31, 2019 and December 31, 2018		967	967
Series A Preferred stock $0.01 par value; 100,000,000 shares authorized, 1 Share issued and outstanding as of March 31, 2019 and December 31, 2018		—	—
Additional paid-in capital		1,107,948	1,107,948
Accumulated other comprehensive loss		(44,588)	(49,609)
Retained earnings (deficit)		(8,642)	194,220
Noncontrolling interest		282	282

Total stockholders' equity		1,055,967	1,253,808

Total liabilities and stockholders' equity		$2,138,906	$2,209,564

See accompanying notes to unaudited condensed consolidated financial statements

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income

(In US$ thousands, except share data)

		Three Months Ended March, 31
	Note	2019	2018
Revenues:
Coal revenues		$423,945	$92,323
Coal revenues from related parties	18	157,853	114,513
Other revenues		10,081	1,317

Total revenues		591,879	208,153

Costs and expenses:
Cost of coal revenues (exclusive of items shown separately below)		269,559	119,311
Depreciation, depletion and amortization		39,771	21,808
Freight expenses		37,327	4,243
Stanwell rebate		48,827	—
Other royalties		44,348	15,292
Selling, general, and administrative expenses		9,069	43,770

Total costs and expenses		448,901	204,424

Operating income		142,978	3,729

Other income (expenses):
Interest income		403	20
Interest expense		(8,582)	(6,520)
Loss on debt extinguishment		—	(3,905)
Other, net	5	4,031	(24,455)

Total other income (expense), net		(4,148)	(34,860)

Income before tax		138,830	(31,131)
Income tax (expense) benefit	11	(42,010)	7,460

Net income (loss)		96,820	(23,671)
Less: Net loss attributable to noncontrolling interest		—	(2)

Net income attributable to Coronado Global Resources Inc.		$96,820	$(23,669)

Other comprehensive income, net of income taxes:
Foreign currency translation adjustment		(558)	—
Decrease in fair value of cash flow hedges		5,579	—

Total comprehensive income (loss)		$101,841	$(23,671)
Less: Net loss attributable to noncontrolling interest		—	(2)

Total comprehensive income (loss) attributable to Coronado Global Resources Inc.		$101,841	$(23,669)

Earnings per share of common stock
Basic	15	$1.00
Diluted	15	$1.00

See accompanying notes to unaudited condensed consolidated financial statements

Unaudited Condensed Consolidated Statements of Stockholders' Equity/Members' Capital

(In US$ thousands, except share data)

		Common Stock		Preferred Stock				Accumulated Other Comprehensive Income / (Loss)
	Members' Capital					Additional Paid in Capital	Retained Earnings		Non- controlling Interest	Total Stockholders' Equity
		Shares	Amount	Series A	Amount
Balance December 31, 2018	$—	96,651,692	967	1	—	1,107,948	194,220	(49,609)	282	1,253,808
Net income	—	—	—	—	—	—	96,820	—	—	96,820
Other comprehensive income (Net of $2,391 tax)	—	—	—	—	—	—	—	5,021	—	5,021

Total comprehensive income	$—	96,651,692	967	1	—	—	96,820	5,021	—	101,841
Dividends paid	—	—	—	—	—	—	(299,682)	—	—	(299,682)

Balance March 31, 2019	$—	96,651,692	967	1	—	1,107,948	(8,642)	(44,588)	282	1,055,967

		Common Stock		Preferred Stock				Accumulated Other Comprehensive Income / (Loss)
	Members' Capital					Additional Paid in Capital	Retained Earnings		Non- controlling Interest	Total Members' Capital
		Shares	Amount	Series A	Amount
Balance December 31, 2017	$553,524	—	—	—	—	—	79,539	—	237	633,300
Net (loss)	—	—	—	—	—	—	(23,669)	—	(2)	(23,671)
Other comprehensive income	—	—	—	—	—	—	—	—	—	—

Total comprehensive income	$—	—	—	—	—	—	23,669	—	(2)	(23,671)
Member contribution	181,610	—	—	—	—	—	—	—	62	181,672

Balance March 31, 2018	$735,134	—	—	—	—	—	55,870	—	297	791,301

See accompanying notes to unaudited condensed consolidated financial statements

Unaudited Condensed Consolidated Statements of Cash Flows

(In US$ thousands)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$96,820	$(23,671)
Adjustments to reconcile net income (loss) to cash and restricted cash provided by operating activities:
Depreciation, depletion and amortization	40,032	21,808
Amortization of right of use asset—operating leases	4,055	—
Amortization of deferred financing costs	1,024	1,550
Non-cash interest expense	6,201	1,311
Amortization of contract obligations	(8,925)	(904)
Loss on disposal of property, plant and equipment	59	—
Increase (decrease) in contingent royalty consideration	(5,179)	—
Loss on interest rate swap	—	36,524
Deferred income taxes	9,414	(7,460)
Reclamation of asset retirement obligations	(1,752)	(17)
Change in estimate of asset retirement obligation	(125)	—
Changes in operating assets and liabilities:
Accounts receivable—including related party receivables	18,820	(12,287)
Coal inventories	(736)	(5,588)
Supply inventories	(1,711)	390
Prepaid expenses and other assets	(1,630)	593
Other assets	270	10,062
Accounts payable	(7,549)	4,155
Accrued expenses and other current liabilities	116	33,234
Operating lease liabilities	(7,024)	—
Change in other liabilities	(132)	—

Net cash provided by operating activities	141,508	59,700

Cash flows from investing activities:
Capital expenditures	(28,344)	(15,801)
Purchase of deposits and reclamation bonds	(34)	(125)
Redemption of deposits and reclamation bonds	—	35
Acquisition of Curragh, net of cash acquired	—	(537,207)

Net cash used in investing activities	(28,378)	(553,098)

Cash flows from financing activities:
Proceeds from borrowings, net of debt discount	84,000	710,000
Debt issuance costs and other financing costs	—	(42,075)
Principal payments on interest bearing liabilities and other financial liabilities	(2,344)	(143,176)
Principal payments on finance and capital lease obligations	(382)	(736)
Payment of contingent purchase consideration	(6,958)	—
Dividends paid	(299,682)
Members' contributions (distributions), net	—	181,610
NCI member's contributions	—	62
Net cash provided by (used in) financing activities	(225,366)	705,685

Net increase in cash and restricted cash	(112,236)	212,287
Effect of exchange rate changes on cash and restricted cash	(351)	—
Cash and restricted cash at beginning of period	124,881	28,069

Cash and restricted cash at end of period	$12,294	$240,356

Supplemental disclosure of cash flow information:
Cash payments for interest	$56	$3,575
Cash paid for taxes	$7,006	$—

See accompanying notes to unaudited condensed consolidated financial statements

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business, Basis of Presentation

(a)   Description of the Business

        Coronado Global Resources Inc. (together with its subsidiaries, the "Company" or "Coronado") is a global producer, marketer, and exporter of a full range of metallurgical coals, an essential element in the production of steel. The Company has a portfolio of operating mines and development projects in Queensland, Australia and in the states of Pennsylvania, Virginia and West Virginia in the USA.

(b)   Basis of presentation

        The interim unaudited condensed consolidated financial statements have been prepared in accordance with the requirements of US Generally Accepted Accounting Principles ("US GAAP") and are presented in US dollars, unless otherwise stated.

        The interim unaudited condensed consolidated financial statements include the accounts of Coronado Global Resources Inc. and its affiliates. The Company, or Coronado, are used interchangeably to refer to Coronado Global Resources Inc., Coronado Global Resources and its subsidiaries, or to Coronado LLC, as appropriate to the context. Interests in subsidiaries controlled by the Company are consolidated with any outside stockholder interests reflected as noncontrolling interests. All intercompany balances and transactions have been eliminated in consolidation.

        In the opinion of management, these financial statements reflect all normal, recurring adjustments necessary for the fair presentation. Balance sheet information presented herein as of December 31, 2018 has been derived from the Company's audited consolidated balance sheet at that date. The Company's results of operations for the three months ended March 31, 2019 are not necessarily indicative of the results that may be expected for future quarters or for the year ending December 31, 2019. Accordingly, these interim unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in this registration statement.

2. Summary of Significant Accounting Policies

        Please see Note 2 Summary of Significant Accounting Policies contained in the audited consolidated financial statements for the year ended December 31, 2018 included in this registration statement.

(a)   Newly Adopted Accounting Standards

        Leases.    In February 2016, the FASB established Topic 842, Leases, by issuing Accounting Standards Update (ASU) No. 2016-02, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements. The new standard establishes a right-of-use ("ROU") model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

        On January 1, 2019, the Company adopted ASU No. 2016-02 using the modified retrospective transition approach and elected the package of practical expedients that allows it to forgo reassessment of lease classification for leases that have already commenced. The Company also elected the practical

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

expedients to the new standard without restating comparative prior period financial information, to not recognize ROU assets and liabilities for operating leases with shorter than 12-month terms and to include both lease and non-lease components with lease payments.

        In addition to existing finance leases and other financing obligations, the adoption of the new standard resulted in the recognition of additional ROU assets of $66.8 million and lease liabilities of $81.1 million related to operating leases. There was no material impact to the Consolidated Statements of Operations and Comprehensive Income, the Consolidated Statements of Cash Flows, or the Company's debt covenant calculations as a result of the adoption of ASU 2016-02.

        ASU No. 2016-02 also requires entities to disclose certain qualitative and quantitative information regarding the amount, timing, and uncertainty of cash flows arising from leases. Such disclosures are included in Note 9 "Leases".

(b)   Accounting Standards Not Yet Implemented

        Financial Instruments—Credit Losses.    In June 2016, the FASB issued ASU 2016-13 related to the measurement of credit losses on financial instruments. The pronouncement replaces the incurred loss methodology to record credit losses with a methodology that reflects the expected credit losses for financial assets not accounted for at fair value with gains and losses recognized through net income. This standard is effective for fiscal years beginning after December 15, 2019 (January 1, 2020 for the Company) and interim periods therein, with early adoption permitted for fiscal years, and interim periods therein, beginning after December 15, 2018. The Company is in the process of evaluating the impact on its financial statements and expects to adopt ASU 2016-13 as of January 1, 2020.

        Fair Value Measurement.    In August 2018, the FASB issued ASU 2018-13, which amended the fair value measurement guidance by removing and modifying certain disclosure requirements, while also adding new disclosure requirements. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for all companies for fiscal years, and interim periods within those years, beginning after December 15, 2019. Early adoption is permitted for all amendments. Further, a company may elect to early adopt the removal or modification of disclosures immediately and delay adoption of the new disclosure requirements until the effective date. The Company plans to adopt all disclosure requirements effective January 1, 2020.

3. Acquisitions

Curragh

        On December 22, 2017, a Membership Interest and Asset Purchase Agreement (the Agreement) was entered by Coronado Australia Holdings Pty Ltd and Coronado Group LLC in order to acquire Wesfarmers Curragh Pty Ltd (since renamed Coronado Curragh Pty Ltd). The Agreement was executed on March 29, 2018.

        The aggregate base purchase price for the Membership Interest in Curragh (the Transaction) was A$700 million and was subject to adjustments pursuant to the terms of the Agreement. The Company

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions (Continued)

acquired 100% of the Membership Interest. The operating results related to the Transaction have been included in the consolidated financial statements since March 29, 2018.

        The aggregate consideration on the date of the Transaction totaled $563.8 million.

        Contingent consideration, specifically the Value Share Mechanism (VSM) of $26.6 million associated with the Transaction represents the fair value of a two-year, 25% royalty on sales from metallurgical coal mined at Curragh. The royalty only applies to the realized price on metallurgical coal sales above $145 per metric ton. The VSM liability is marked-to-market at each reporting date, with any fluctuations included as an operating expense in the Consolidated Statement of Operations. The payout structure of the royalty can be replicated through a probability weighted discounted cash flow approach using a Monte Carlo simulation over a 24-month period from acquisition date. As such, the Company developed a fair value of the royalty using a Monte Carlo simulation.

        In connection with the acquisition, Coronado Australia Holdings Pty Ltd incurred acquisition related costs for the three months ended March 31, 2018 of $53.8 million; $38.5 million of which is recorded in selling, general, and administrative expenses. The remainder, relating to foreign currency losses, is recorded in Other, net.

        The Transaction has been accounted for using the acquisition method of accounting which requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. The following table summarizes total consideration transferred and the allocation of the purchase price to the acquired assets and liabilities:

Amount
(US$ thousands)
Fair value of total consideration transferred:
Cash consideration	$537,207
Contingent consideration (Value Share Mechanism)	26,552

Total consideration transferred	563,759
Recognized amounts of identifiable assets acquired, and liabilities assumed:
Current assets	$240,966
Property, plant and equipment	851,981
Deferred income tax assets	24,432
Other long-term assets	1,831
Current liabilities	(141,611)
Contract obligations	(306,960)
Asset retirement obligations	(104,305)
Other long-term liabilities	(2,575)

Total identifiable net assets acquired	$563,759

        No goodwill has been recorded in connection with this acquisition as the purchase consideration equaled the fair value of the net assets acquired.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions (Continued)

        The following pro forma summary reflects consolidated results of operation as if the Transaction had occurred on January 1, 2018 (unaudited).

	Three months ended March 31,
	2019	2018
	(US$ thousands)
Revenue	$591,879	$524,310
Net Income	96,820	171,711

        The pro forma financial information was prepared based on historical financial information and has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the Transaction, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results.

        These pro forma results are based on estimates and assumptions, which the Company believes are reasonable. They are not the results that would have been realized had the acquisition actually occurred on January 1, 2018 and are not necessarily indicative of the Company's consolidated results of operations in future periods. The pro forma results include adjustments related to purchase accounting, depreciation of property and equipment, and do not include any anticipated synergies or other expected benefits that may be realized from the Transaction.

        The pro forma results for the three months ended March 31, 2018 exclude non-recurring adjustments of $53.8 of transaction costs.

4. Segment Information

        The Company has a portfolio of operating mines and development projects in Queensland, Australia and in the states of Pennsylvania, Virginia and West Virginia in the USA. The Company operates its business along four reportable segments: Curragh, Buchanan, Logan and Greenbrier. These segments are grouped based on geography. Factors affecting and differentiating the financial performance of each of these four reportable segments generally include coal quality, geology, and coal marketing opportunities, mining and transportation methods and regulatory issues. The Company believes this method of segment reporting reflects both the way its business segments are currently managed and the way the performance of each segment is evaluated. The four segments consist of similar operating activities as each segment produces similar products.

        The organization of the four reportable segments reflects how Coronado's chief operating decision maker ("CODM") manages and allocates resources to the various components.

        "Other and corporate" relates to additional financial information for the corporate function such as accounting, treasury, legal, human resources, compliance, and tax. As such, the corporate function is not determined to be a reportable segment but is discretely disclosed for purposes of reconciliation to the Company's consolidated financials.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Segment Information (Continued)

        Reportable segment results as of and for the three months ended March 31, 2019 and 2018 are presented below.

	Curragh(1)	Buchanan	Logan	Greenbrier	Other and Corporate	Total
	($ thousands)
Three months ended March 31, 2019
Total revenues	$381,375	122,724	74,309	13,471	—	591,879
Adjusted EBITDA	120,149	56,112	17,165	(1,308)	(9,052)	183,066
Net income/(loss)	68,732	32,319	7,555	(3,073)	(8,713)	96,820
Total assets	1,142,356	510,565	294,825	141,376	49,784	2,138,906
Capital expenditures(2)	6,090	14,724	7,647	1,199	5	29,665
Three months ended March 31, 2018
Total revenues	$—	134,209	54,051	19,893	—	208,153
Adjusted EBITDA	—	64,444	4,791	1,171	(67,766)	2,640
Net income/(loss)	—	52,087	(1,241)	(10,021)	(64,496)	(23,671)
Total assets	1,118,194	522,909	254,307	154,132	244,898	2,294,440
Capital expenditures(2)	—	7,655	8,568	178	270	16,671

(1)
On March 29, 2018, Coronado acquired the Curragh Mining business from Wesfarmers Limited. Curragh is a separate reportable segment due to having separate management, location, assets, and operations. Curragh is located in central Queensland, Australia and the reportable segment produces a wide variety of metallurgical coal.

(2)
Capital expenditures includes financing fees incurred through other financial liabilities for the purchase of certain equipment

        The reconciliation of Adjusted EBITDA to net income attributable to the Company for the three months ended March 31, 2019 and 2018 are as follows:

	Three months ended March 31,
	2019	2018
	(US$ thousands)
Net income (loss)	$96,820	$(23,671)
Depreciation, depletion and amortization	39,771	21,808
Interest expense (net of income)	8,179	6,500
Other foreign exchange losses (gains)	(3,714)	1,558
Loss on retirement of debt	—	3,905
Income tax expense (benefit)	42,010	(7,460)

Consolidated Adjusted EBITDA	$183,066	$2,640

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Segment Information (Continued)

Disaggregation of revenue

        The Company disaggregates the revenue from contracts with customers by major product group for each of the Company's segments, as the company believes it best depicts the nature, amount, timing and uncertainty of revenues and cash flows. All revenue is recognized at point in time.

	Three months ended March 31, 2019
	Curragh	Buchanan	Logan	Greenbrier	Other and Corporate	Total
	(US$ thousands)
Product Groups
Metallurgical coal	$350,948	119,210	63,368	13,300	$—	546,826
Thermal coal	21,294	3,479	10,150	49	—	34,972
Total coal revenues	372,242	122,689	73,518	13,349	—	581,798

Other	9,133	35	791	122	—	10,081

Total Revenues	$381,375	122,724	74,309	13,471	$—	591,879

	Three months ended March 31, 2018
	Curragh	Buchanan	Logan	Greenbrier	Other and Corporate	Total
	(US$ thousands)
Product Groups
Metallurgical coal	$—	130,564	45,758	18,554	$—	194,876
Thermal coal	—	3,607	7,667	686	—	11,960
Total coal revenues	—	134,171	53,425	19,240	—	206,836

Other	—	38	626	653	—	1,317

Total Revenues	$—	134,209	54,051	19,893	$—	208,153

5. Expenses

Other, net

	Three months ended March 31,
	2019	2018
	(US$ thousands)
Loss on foreign exchange swap	$—	15,695
Other foreign exchange losses (gains)	(3,714)	1,558
Other expenses (income)	(317)	7,202

Total Other, net	$(4,031)	24,455

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Inventories

	March 31, 2019	December 31, 2018
	(US$ thousands)
Raw coal	$20,173	20,106
Saleable coal	27,217	26,374

Total coal inventories	47,390	46,480
Supplies inventory	50,537	48,623

Total inventories	$97,927	95,103

7. Property, Plant and Equipment

(US$ thousands)	March 31, 2019	December 31, 2018
Land	$26,915	26,845
Buildings and improvements	89,407	89,027
Plant, machinery, mining equipment and transportation vehicles	784,643	765,432
Mineral rights and reserves	464,680	464,680
Office and computer equipment	3,701	3,700
Mine development	486,064	479,152
Asset retirement obligation asset	81,391	80,993
Construction in process	50,814	43,691

	1,987,615	1,953,520
Less accumulated depreciation, depletion and amortization	371,929	334,962

Net property, plant and equipment	$1,615,686	1,618,558

8. Goodwill and Other Intangible Assets

(a)
Acquired Intangible Assets

	March 31, 2019
(US$ thousands)	Weighted average amortization period (years)	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets:
Amortizing intangible assets:
Mining permits—Greenbrier	14	$1,500	780	720
Mining permits—Logan	15	1,642	672	970
Mining permits—Buchanan	28	4,000	373	3,627

Total intangible assets		$7,142	1,825	5,317

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Goodwill and Other Intangible Assets (Continued)

	December 31, 2018
(US$ thousands)	Weighted average amortization period (years)	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets:
Amortizing intangible assets:
Mining permits—Greenbrier	14	$1,500	760	740
Mining permits—Logan	15	1,642	638	1,004
Mining permits—Buchanan	28	4,000	342	3,658

Total intangible assets		$7,142	1,740	5,402

        Amortization expense is charged using the straight-line method over the useful lives of the respective intangible asset. The aggregate amount of amortization expense for amortizing intangible assets for the three months ended March 31, 2019 and 2018 was $0.1 million and $0.1 million, respectively. Estimated amortization expense for the next five years is $0.3 million in 2019, $0.2 million in 2020, $0.2 million in 2021, $0.2 million in 2022, and $0.2 million in 2023.

(b)
Goodwill

        In connection with the Buchanan acquisition on March 31, 2016, the Company recorded goodwill in the amount of $28.0 million. The balance of goodwill as at both March 31, 2019 and December 31, 2018 was $28.0 million.

9. Accrued Expenses and Other Current Liabilities

        Accrued expenses and other current liabilities consist of the following:

(US$ thousands)	March 31, 2019	December 31, 2018
Wages and employee benefits	$53,991	$50,819
Taxes other than income taxes	6,559	6,512
Accrued royalties	54,481	49,129
Accrued freight costs	24,593	26,509
Accrued mining fees	44,345	45,615
Cash flow hedge derivative liability	—	5,311
Acquisition related accruals	—	30,349
Other liabilities	44,276	29,252

Total accrued expenses and other current liabilities	$228,245	$243,496

10. Leases

        On January 1, 2019, the Company adopted Accounting Standards Codification ("ASC") 842, Leases. Changes to the Company's accounting policy as a result of adoption are discussed below.

        From time to time, the Company enters into contractual agreements to lease mining equipment and facilities. Based upon the Company's assessment of the terms of a specific lease agreement, the Company classifies a lease as either finance or operating. ROU assets related to finance leases are presented in Property, plant and equipment, net on the unaudited Condensed Consolidated Balance

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Leases (Continued)

Sheet. ROU assets related to Operating leases are presented as Right of use assets—operating leases, on the unaudited Condensed Consolidated Balance Sheet. Lease liabilities related to finance leases are presented in Current installment of other financial liabilities and capital lease obligations and Capital leases, excluding current installments on the unaudited Condensed Consolidated Balance Sheet. Lease liabilities related to operating leases that are subject to the ASC 842 measurement requirements such as operating leases with lease terms greater than twelve months are presented in Current installment of operating lease obligations, and Operating leases, excluding current installments on the unaudited Condensed Consolidated Balance Sheet.

        Operating and finance lease ROU assets and lease liabilities are recognized at the commencement date based on the present value of the future lease payments over the lease term. The discount rate used to determine the present value of the lease payments is the rate implicit in the lease unless that rate cannot be readily determined, in which case, the Company utilizes its incremental borrowing rate in determining the present value of the future lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. Operating lease ROU assets may also include any cumulative prepaid or accrued rent when the lease payments are uneven throughout the lease term. The ROU assets and lease liabilities may also include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The ROU asset includes any lease payments made and lease incentives received prior to the commencement date. The Company has lease arrangements with lease and non-lease components which are accounted for separately. Non-lease components of the lease payments are expensed as incurred and are not included in determining the present value.

        Information related to Company's operating right-of use assets and related lease liabilities are as follows:

(US$ thousands)	March 31, 2019
Operating lease costs	$6,483
Cash paid for operating lease liabilities	7,024
Finance lease costs:
Amortization of right of use assets	593
Interest on lease liabilities	56

Total finance lease costs	$649

Operating leases:
Operating lease right-of-use assets	$61,354
Current operating lease obligations	25,767
Operating lease liabilities, less current portion	49,678

Total operating lease liabilities	$75,445

Finance leases:
Property and equipment	$7,476
Accumulated depreciation	(3,507)

Property and equipment, net	$3,969

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Leases (Continued)

March 31, 2019
Weighted Average Remaining Lease Term (Years)
Weighted average remaining lease term—finance leases	1.43
Weighted average remaining lease term—operating leases	3.50
Weighted Average Discount Rate
Weighted discount rate—finance lease	6.25%
Weighted discount rate—operating lease	7.89%

        The Company's operating leases have remaining lease terms of 1 year to 4 years, some of which include options to extend the terms deemed reasonable to exercise. Maturities of lease liabilities are as follows:

(US$ thousands)	Operating lease	Finance lease
Year ending December 31,
2019	$24,067	1,067
2020	26,484	2,568
2021	16,101	—
2022	8,434	—
2023	8,427	—
Thereafter	2,103	—

Total lease payments	85,616	3,635

Less imputed interest	(10,171)	(228)

Total lease liability	$75,445	3,407

11. Income taxes

        For the three months ended March 31, 2019 and 2018, the Company estimated its annual effective tax rate and applied this effective tax rate to its year-to-date pretax income at the end of the interim reporting period. The tax effect of unusual or infrequently occurring items, including effects of changes in tax laws or rates and changes in judgment about the realizability of deferred tax assets, are reported in the interim period in which they occur. Our 2019 estimated annual effective tax rate before any discrete items is 28.5%.The Company had income tax expense of $42.0 million for the three months ended March 31, 2019.

        Income tax benefit of $7.5 million for the three months ended March 31, 2018 related solely to the Company's Australian Operations and was calculated based on effective tax rate for the period, before any discreet items, of 11.6%. This effective tax rate differs from the Australian statutory tax rate of 30.0% primarily due to non-deductible nature of certain acquisition related expenses incurred by the Australian Operations during the three months ended March 31, 2018.

        The Company's U.S. entities had no income tax expense for the three months ended March 31, 2018 because prior to the reorganization transactions they were treated as partnerships for U.S. income tax purposes.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Interest bearing liabilities

        On March 26, 2019, the Company drew $84.0 million under the Multi Currency Revolving Syndicate Facility Agreement ("SFA"). These funds, together with excess cash of $215.2 million, were utilized to pay a dividend of $299.7 million on March 29, 2019. The funds borrowed were for a Term of one month with principal and interest payable at the end of the term. The interest rate set at the time the funds were drawn was 5.35%. At the end of each term of a loan, the Company may elect to repay the loan or extend any unpaid loan for a period of one, two, three or six months. If the Company does not elect to repay the loan then it has the ability to extend the loan for a further term of one, two, three or six month. The term of the loan cannot extend beyond the termination date of the SFA, being February 16, 2022. The interest rate is set at the commencement of each term.

        The following is a summary of interest-bearing liabilities at March 31, 2019:

(US$ thousands)	Principal
Revolving credit facility with a capacity of up to $350,000. Variable interest rate with variable principal repayments
Interest bearing liabilities, excluding current instalments	84,000

$84,000

        The following is a summary of interest-bearing liabilities at December 31, 2018:

(US$ thousands)	Principal
Revolving credit facility with a capacity of up to $350,000. Variable interest rate with variable principal repayments		—
Interest bearing liabilities, excluding current instalments		—

$

13. Contract Obligations

        The following is a summary of the contract obligations as of March 31, 2019:

(US$ thousands)	Short-term	Long-term	Total
Coal leases contract liability	843	22,052	22,895
Stanwell below market coal supply agreement	35,668	212,352	248,020

	36,511	234,404	270,915

        The following is a summary of the contract obligations as of December 31, 2018:

(US$ thousands)	Short-term	Long-term	Total
Terminal services contract liability	$2,717	11,549	14,266
Coal leases contract liability	844	22,354	23,198
Stanwell below market coal supply agreement	35,555	219,675	255,230

	$39,116	253,578	292,694

        On adoption of ASC 842—Leases the Terminal services contract liability was eliminated against the Terminal services ROU Asset on the unaudited Consolidated Balance Sheet.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Deferred consideration liability

        On August 14, 2018, the Company completed the purchase of the Stanwell Reserved Area ("SRA") adjacent to the current Curragh mining tenements. This area was acquired on a deferred consideration basis and on acquisition the Company recognized a 'Right-to-mine-asset' and a corresponding deferred consideration liability of $155.2 million, calculated using a pre-tax discount rate of 13% representing fair value of the arrangements and the date of acquisition. The deferred consideration liability will reflect passage of time changes by way of an annual accretion at the pre-tax discount rate of 13% while the liability will decrease as domestic coal is supplied to Stanwell from the SRA.

(US$ thousands)	March 31, 2019	December 31, 2018
Stanwell Reserved Area deferred consideration	$160,946	155,332

	$160,946	155,332

15. Earnings per Share

        Basic earnings per share of common stock is computed by dividing net income attributable to the Company for the period, by the weighted-average number of shares of common stock outstanding during the same period. Diluted earnings per share of common stock is computed by dividing net income attributable to the Company by the weighted-average number of shares of common stock outstanding adjusted to give effect to potentially dilutive securities. There were no traded shares of common stock outstanding prior to October 23, 2018; therefore, no earnings per share information has been presented for any period prior to that date.

        Basic and diluted earnings per share was calculated as follows (in thousands, except per share data):

(US$ thousands, except share data)	Three months ended March 31, 2019
Numerator:
Net Income	$96,820
Less: Net income attributable to Non-controlling interest	—

Net Income attributable to Company stockholders	$96,820

Denominator
Weighted-average shares of common stock outstanding	96,651,692
Effects of dilutive shares	3,828
Weighted average diluted shares of common stock outstanding	96,655,520
Earnings Per Share (US$):
Basic	$1.00
Dilutive	$1.00

16. Derivatives and Fair Value Measurement

(a)   Derivatives

        The Company may use derivative financial instruments to manage its risk in the normal course of operations, including foreign currency risks, price risk related to forecasted purchase of raw materials

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Derivatives and Fair Value Measurement (Continued)

(such as gas or diesel) and interest rate risk on interest bearing liabilities. Derivatives are exclusively used for economic hedging purposes and hedging for speculative instruments.

        As of March 31, 2019, the Company had forward contracts outstanding with an aggregate notional amount of A$44.3 million to hedge its exposure to the variability of diesel fuel prices used in the operations at Curragh. The forward diesel fuel contracts were designated as cash flow hedges.

        No derivative financial instruments were entered into or settled during the three months ended March 31, 2018.

        The fair value of derivatives reflected in the accompanying unaudited Consolidated Balance Sheet are set forth in the table below:

	March 31, 2019		December 31, 2018
	Derivative asset	Derivative liability	Derivative asset	Derivative liability
	(US$ thousands)
Forward fuel contracts	2,559	—	—	5,402

        The net amounts of derivative assets are included in "other current assets" and the net amount of derivative liabilities are included in "other current liabilities."

        The forward fuel contracts were designated as cash flow hedges. The following table presents our details of these outstanding hedge contracts:

	March 31, 2019			December 31, 2018
	Notional amount (in thousands)	Unit of measure	Varying maturity dates	Notional amount (in thousands)	Unit of measure	Varying maturity dates
Designated forward fuel contracts	73,290	Liters	April 2019 - December 2010	93,420	Liters	January 2019 - December 2010

        During the three months ended March 31, 2018, the Company entered into a foreign exchange swap contract to hedge against the exposure fluctuations in the Australian Dollar against the US Dollar on the purchase price of Curragh between the Agreement date and the completion date. The Company elected not to formally designate the swaps as cash flow hedges. As such, the Company accounted for the foreign exchange swaps as an economic hedge and recorded at fair value at the end of each reporting period. Pursuant with ASC 815, the foreign exchange swaps were initially recorded at fair value and all subsequent changes were recorded to Other, net (Refer Note 2—Other, net) within the unaudited Consolidated Statements of Operations. As of March 31, 2019, the Company did not have any foreign exchange swaps outstanding.

(b)   Fair Value of Financial Instruments

        The fair value of a financial instrument is the amount that will be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair values of financial instruments involve uncertainty and cannot be determined with precision.

        The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Derivatives and Fair Value Measurement (Continued)

based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

        Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

        Level 2 Inputs: Other than quoted prices that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

        Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

Financial Instruments Measured on a Recurring Basis

        As of March 31, 2019, the Company has the following liabilities that are required to be measured at fair value on a recurring basis:

  •
  Forward commodity contracts: valued based on a valuation that is corroborated by the use of market-based pricing (Level 2)

  •
  Contingent royalty: fair value is determined using the Black-Scholes option pricing formula (Level 3)

  •
  VSM: fair value is determined using the Monte Carlo pricing simulation (Level 3)

        The following tables set forth the hierarchy of the Company's net financial liabilities positions for which fair value is measured on a recurring basis as of March 31, 2019:

(US$ thousands)	Level 1	Level 2	Level 3	Total
Forward commodity contracts	$—	2,559	—	2,559
Contingent royalty	—	—	10,800	10,800
VSM	—	—	7,366	7,366

	$—	2,559	18,166	20,725

        The Company's net financial liability positions for which fair value is measured on a recurring basis as of December 31, 2018 was as follows:

(US$ thousands)	Level 1	Level 2	Level 3	Total
Forward commodity contracts	$—	5,402	—	5,402
Contingent royalty	—	—	17,216	17,216
VSM	—	—	12,987	12,987

	$—	5,402	30,203	35,605

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Derivatives and Fair Value Measurement (Continued)

Contingent Royalty Consideration

        Key assumptions in the valuation include the gross sales price forecast, export volume forecast, volatility, the risk-free rate, and credit-spread of the Company.

	Quantitative Information about Level 3 Fair Value Measurements
(US$ thousands)	Fair value at March 31, 2019	Valuation technique	Unobservable input	Range (Weighted Avg.)
Contingent Royalty Liability(1)	10,800	Option model	Gross sales price forecast per tonne	$91.36 to $107.57 ($96.3)
			Export volume forecast (000's)	7,504 tonnes over 2 years
			Volatility	13.80%
			Risk-free rate	2.43% to 2.61% (2.52%)
			Company credit spread	0.0348

Value Share Mechanism

        Key assumptions in the valuation include the risk-free rate, the tax rate, distribution, price volatility, and Foreign Exchange ("FX") rate.

	Quantitative Information about Level 3 Fair Value Measurements
(US$ thousands)	Fair value at March 31, 2019	Valuation technique	Unobservable input	Range (Weighted Avg.)
Value Share Mechanism (VSM)	7,366	Monte Carlo simulation	Gross sales price forecast per tonne	$153.5 to $110.7 ($136.1)
			Volatility	22.50%
			Risk-free rate	2.85%
			Tax rate	30.00%
			FX rate	0.7048

(1)
$8.212 million of this amount is classified as a current liability with the remainder of $2.588 million being classified as a non-current liability.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Derivatives and Fair Value Measurement (Continued)

        The following is a summary of all the activity related to the contingent royalty liability and value share mechanism:

	Three months ended March 31, 2019 activity
(US$ thousands)	Account classification	Contingent Royalty Liability	VSM	Incurred royalties	Total
Beginning balance at January 1, 2019:		$17,216	12,987	8,295	38,498
Statement of Operation activity:
Contingent liability / VSM expense incurred	Other royalties			$8,697	8,697
Decrease in VSM Liability value	Other royalties		(5,621)		(5,621)
Increase in Contingent Royalty Liability value	Other royalties	$(6,416)			(6,416)
Total Statement of Operations activity:		$(6,416)	(5,621)	8,697	(3,340)

Cash paid to CONSOL/Wesfarmers				(10,492)	(10,492)
Balance sheet:
Royalties payable to CONSOL/Wesfarmers	Accrued expenses and other liabilities			6,500	6,500
VSM Liability	Contingent royalty consideration—current		7,366		7,366
Contingent Royalty Liability	Contingent royalty consideration	$10,800			10,800

Total liabilities		$10,800	7,366	6,500	24,666

        There are no other fair value measurements of assets and liabilities that are measured at fair value on a nonrecurring basis as of March 31, 2019 and December 31, 2018.

Other Financial Instruments

        The following methods and assumptions are used to estimate the fair value of other financial instruments as of March 31, 2019 and December 31, 2018:

  •
  Cash and restricted cash, accounts receivable, accounts payable, and accrued expenses and other current liabilities: The carrying amounts reported in the unaudited Consolidated Balance Sheets approximate fair value due to the short maturity of these instruments.

  •
  Deposits and reclamation bonds, current instalments of other financial liabilities, current instalments of interest bearing liabilities, current instalments of capital lease obligations, other financial liabilities, excluding current instalments, interest bearing liabilities, excluding current instalments and capital leases, excluding current instalments: The fair values approximate the carrying values reported in the unaudited Consolidated Balance Sheets.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Commitments

(a)   Mineral Leases

        The Company leases mineral interests and surface rights from land owners under various terms and royalty rates. The future minimum royalties under these leases are as follows:

(US$ thousands)	Amount
Year ending December 31,
2019	3,257
2020	5,071
2021	4,934
2022	4,768
2023	4,693
Thereafter	24,970

Total	47,693

        Mineral leases are not in scope of ASC 842 and continue to be accounted for under the guidance in ASC 932, Extractive Activities—Mining.

(b)   Other commitments

        As of March 31, 2019, purchase commitments for capital expenditures were $19.5 million, all of which is obligated within the next 12 months.

        The Company has entered into fix price contracts to purchase fuel for the US operations. As of March 31, 2019, the commitment for fuel purchases were $8.4 million, all of which is obligated within the nine months to December 31, 2019.

        In Australia, the Company has generally secured the ability to transport coal through rail contracts and coal export terminal contracts that are primarily funded through take-or-pay arrangements with terms ranging up to 11 years. In the U.S., the Company typically negotiates its rail and coal terminal on an annual basis. As of March 31, 2019, these Australian and U.S. commitments under take-or-pay arrangements totaled $1.10 billion, of which approximately $111.7 million is obligated within the next year.

18. Related-Party Transactions

X-Coal

        During the three months ended March 31, 2019, the Company sold coal to Xcoal Energy and Resources ("Xcoal"), an entity associated with Non-Executive director, Mr. Ernie Thrasher. Revenue from Xcoal of $157.9 million and $114.5 million, respectively, are recorded as coal revenues on the unaudited Condensed Consolidated Statement of Operations for the three months ended March 31, 2019 and 2018. At March 31, 2019 amounts due from Xcoal in respect of coal sales were $74.5 million. As of December 31, 2018, amounts due from Xcoal in respect of coal sales were $36.0 million. These balances are included in related party receivables.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Contingencies

        In the normal course of business, the Company is a party to certain guarantees and financial instruments with off balance sheets risk, such as bank letters of credit and performance or surety bonds. No liabilities related to these arrangements are reflected in the Company's unaudited Consolidated Balance Sheets. Management does not expect any material losses to result from these guarantees or off balance sheets financial instruments.

        As at March 31, 2019 and December 31, 2018, Facility B of the SFA has been utilized to issue A$343.2 million of bank guarantees on behalf of the Company. A significant portion of these bank guarantees have been issued in respect of the Company's asset retirement obligations.

        Curragh is a co-defendant to proceedings in the Queensland Supreme Court brought by Aurizon. Aurizon's claim relates to costs relating to the co-defendants' use of the WICET rail links—in particular, whether the 'First Milestone Target Date', which triggers certain 'WIRP Fee' payments under the WIRP Deed, has been achieved. The Company intends to continue to strongly contest the matter together with the other WICET users who are joint defendants in the proceedings. The proceedings include a claim for damages for breach of contract against Curragh. While it is not possible to precisely quantify the Company's potential exposure as a result of this litigation, it is currently expected that, were Aurizon successful in proving the relevant elements of its claim, Coronado Curragh Pty would be required to pay approximately A$2.3 million per annum for the term of the WIRP Deed (which is 233 months). Resolution of this dispute would also result in the Company's below rail access to WICET (of 1.5 Mtpa) becoming a firm contractual capacity entitlement (and the subject of a 20-year take-or pay access agreement) instead of an ad hoc entitlement only. The Company's unaudited Condensed Consolidated Balance Sheet includes a liability to cover estimated loss from the date of the WIRP Deed of $3.8 million and $3.5 million as at March 31, 2019 and December 31, 2018 respectively.

        The Company is involved in various other legal proceedings from time to time in the normal course of business including proceedings related to employment matters. At March 31, 2019 and December 31, 2018, the Company's unaudited Condensed Consolidated Balance Sheets include liabilities for these legal actions of $0.2 million, respectively.

        The liabilities recorded in relation to the above litigations do not include costs associated with legal representation. In management's opinion, the Company is not currently involved in any legal proceedings, which individually or in the aggregate could have a material effect on the financial condition, results of operations and/or liquidity of the Company.

CORONADO GLOBAL RESOURCES INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Coronado Global Resources, Inc:

Opinion on the Consolidated Financial Statements

        We have audited the accompanying consolidated balance sheets of Coronado Global Resources, Inc. and subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive income, stockholders' equity/members' capital, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the three-year period ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

        These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company's auditor since 2013.

Richmond, Virginia

February 18, 2019

Consolidated Balance Sheet

December 31, 2018 and 2017

(Dollars quoted in US$ thousands, except the share data)

Assets	Note	2018	2017
Current assets:
Cash and restricted cash		$124,881	$28,069
Trade receivables		206,127	93,784
Related party receivables		36,716	578
Other receivables		18,170	1,056
Income tax receivable	21	12,017	—
Coal Inventories	7	46,480	7,106
Supplies inventory	7	48,623	10,974
Prepaid expenses and other current assets		22,744	6,054

Total current assets		515,758	147,621

Property, plant, and equipment, net	8	1,618,558	761,040
Goodwill	9	28,008	28,008
Intangible assets, net	9	5,402	5,733
Deposits and reclamation bonds		11,635	3,289
Deferred income tax assets	21	11,848	—
Other assets	10	18,355	6,101
Total assets		$2,209,564	$951,792

Liabilities and Stockholders' Equity/Members' Capital
Current liabilities:
Accounts payable		$42,962	$20,969
Accrued expenses and other current liabilities	12	243,496	41,014
Income tax payable	21	9,241	—
Current asset retirement obligations	13	7,719	3,463
Contingent royalty consideration—current	22	26,832	—
Current installments of contract obligations	16	39,116	5,982
Current installments of other financial liabilities and capital lease obligations		9,035	7,107
Current installments of interest bearing liabilities	14	—	1,750

Total current liabilities		378,401	80,285

Asset retirement obligations, excluding current portion	13	118,072	52,966
Contract obligations, excluding current portion	16	253,578	37,792
Deferred consideration liability	17	155,332	—
Interest bearing liabilities, excluding current installments	14	—	128,516
Other financial liabilities, excluding current installments	15	4,073	7,150
Capital leases, excluding current installments	23	2,481	3,764
Contingent royalty consideration—non-current	22	3,371	8,019
Deferred income tax liability	21	38,838	—
Other liabilities		1,610	—

Total liabilities		955,756	318,492

Total Coronado Group LLC members' capital		—	553,524
Common stock $0.01 par value; 1,000,000,000 shares authorized, 96,651,692 shares are issued and outstanding as of December 31, 2018 and 2017 respectively.		967
Series A Preferred stock $0.01 par value; 100,000,000 shares authorized,		—	—
1 Share issued and outstanding as of December 31, 2018		—	—
Additional paid-in capital		1,107,948	—
Accumulated other comprehensive income (loss)		(49,609)	—
Retained earnings		194,220	79,539
Noncontrolling interest	11	282	237
Total stockholders' equity/members' capital		1,253,808	633,300

Total liabilities and stockholders' equity/members' capital		$2,209,564	$951,792

See accompanying notes to consolidated financial statements

Consolidated Statements of Operations and Comprehensive Income

December 31, 2018, 2017 and 2016

(Dollars in US$ thousands, except the share data)

	Note	2018	2017	2016
Revenues:
Coal revenues		$1,500,730	$384,722	$216,727
Coal revenues from related parties	25	444,870	371,663	217,239
Other revenues		34,904	11,859	3,285

Total revenues		1,980,504	768,244	437,251

Costs and expenses:
Cost of coal revenues (exclusive of items shown separately below)		991,994	463,638	290,725
Depreciation, depletion and amortization		162,117	75,503	59,737
Freight expenses		117,699	15,880	5,447
Stanwell rebate	5	127,692	—	—
Other royalties		181,715	39,665	32,344
Selling, general, and administrative expenses		66,207	21,793	12,944

Total costs and expenses		1,647,424	616,479	401,197

Operating income		333,080	151,765	36,054

Other income (expenses):
Interest income		2,029	168	94
Interest expense		(60,007)	(10,123)	(192)
Loss on debt extinguishment		(58,085)	—	—
Other, net	5	(27,216)	473	376

Total other income (expense), net		(143,279)	(9,482)	278

Income before tax		189,801	142,283	36,332
Income tax expense	21	(75,212)	—	—

Net income		114,589	142,283	36,332
Less: Net loss attributable to noncontrolling interest		(92)	(70)	(133)

Net income attributable to Coronado Global Resources Inc.		$114,681	$142,353	$36,465

Other comprehensive income, net of income taxes:
Foreign currency translation adjustment		(45,827)	—	—
Decrease in fair value of cash flow hedges		(3,782)	—	—

Total comprehensive income		64,980	142,283	36,332
Less: Net loss attributable to noncontrolling interest		(92)	(70)	(133)

Total comprehensive income attributable to Coronado Global Resources Inc.		$65,072	$142,353	$36,465

Earnings per share of common stock(1)
Basic		$0.21
Diluted		$0.21
Pro forma earnings per share of common stock(2)
Basic		$0.97
Diluted		$0.97

(1)
Represents earnings per share of common stock and weighted-average shares of common stock outstanding for the period from October 24, 2018 through December 31, 2018, the period following the initial public offering. See Note 6(b).

(2)
The pro forma financial information presented has been computed to reflect income tax expense assuming our initial public offering occurred on January 1, 2018. See Note 6(b).

See accompanying notes to consolidated financial statements

Consolidated Statements of Stockholders' Equity/Members' Capital

(Dollars in US$ thousands, except the share data)

				Common Stock		Preferred Stock				Accumulated Other Comprehensive Income / (Loss)		Total Stockholders' / Members' Capital
	Members' Capital	Retained Earnings	Non- controlling Interest					Additional Paid in Capital	Retained Earnings		Non- controlling Interest
				Shares	Amount	Series A	Amount
Balance December 31, 2015	$436,650	$(99,279)	$353	—	$—	—	$—	$—	$—	$—	$—	$337,724
Members' contributions	500,000	—	70	—	—	—	—	—	—	—	—	500,070
Net income (loss)	—	36,465	(133)	—	—	—	—	—	—	—	—	36,332

Balance December 31, 2016	$936,650	$(62,814)	$290	—	$—	—	$—	$—	$—	$—	$—	$874,126
Members' contributions	(383,126)	—	17	—	—	—	—	—	—	—	—	(383,109)
Net income (loss)	—	142,353	(70)	—	—	—	—	—	—	—	—	142,283

Balance December 31, 2017	$553,524	$79,539	$237	—	$—	—	$—	$—	$—	$—	$—	$633,300
Members' distributions before Reorganization Transactions	(69,074)	—	—	—	—	—	—	—	—	—	—	(69,074)
Members' contributions before Reorganization Transactions	181,610	—	137	—	—	—	—	—	—	—	—	181,747
Reorganization Transactions	(666,060)	(79,539)	(374)	80,000,000	800	1	—	665,260	79,539	—	374	—
Proceeds from initial public offering, net	—	—	—	16,651,692	167	—	—	442,147	—	—	—	442,314
Share-based compensation for equity classified awards	—	—	—	—	—	—	—	541	—	—	—	541
Net unrealized losses on cash flow hedges (net of $1,529 deferred income tax asset)	—	—	—	—	—	—	—	—	—	(3,782)		(3,782)
Net income (loss)	—	—	—	—	—	—	—	—	114,681	—	(92)	114,589
Foreign currency translation adjustment (net of deferred income tax asset)	—	—	—	—	—	—	—	—	—	(45,827)	—	(45,827)

Balance December 31, 2018	$—	$—	$—	96,651,692	$967	1	$—	$1,107,948	$194,220	$(49,609)	$282	$1,253,808

See accompanying notes to consolidated financial statements

Consolidated Statements of Cash Flows

Years ended December 31, 2018, 2017 and 2016

(Dollars US$ in thousands)

	2018	2017	2016
Cash flows from operating activities:
Net income	$114,589	$142,283	$36,332
Adjustments to reconcile net income to cash and restricted cash provided by operating activities:
Depreciation, depletion and amortization	162,351	75,503	60,017
Amortization of deferred financing costs	5,181	688	—
Non-cash interest expense	9,919	436	—
Amortization of contract obligations	(31,870)	(4,032)	(3,589)
Gain on disposal of property, plant and equipment	122	(722)	(264)
Increase (decrease) in contingent royalty consideration	8,825	(1,588)	8,707
Loss on interest rate swap	3,239	—	—
Equity-based compensation expense	541	—	—
Change in deferred income taxes	55,123	—	—
Reclamation of asset retirement obligations	(4,743)	(1,180)	(2,344)
Change in estimate of asset retirement obligation	(234)	—	(280)
Changes in operating assets and liabilities:
Accounts receivable—including related party receivables	(63,126)	37,926	(106,631)
Coal inventories	24,695	452	9,181
Supply inventories	(1,276)	(510)	1,913
Prepaid expenses and other assets	(15,057)	1,432	(5,976)
Other assets	—	(757)	77
Accounts payable	12,684	(2,625)	17,073
Accrued expenses and other current liabilities	81,593	8,272	5,960
Change in other liabilities	2,197	—	—

Net cash provided by operating activities	364,753	255,578	20,176

Cash flows from investing activities:
Capital expenditures	(114,302)	(63,923)	(37,599)
Proceeds from the disposal of property, plant, and equipment	66	922	323
Purchase of deposits and reclamation bonds	(9,789)	(2,376)	(1,271)
Redemption of deposits and reclamation bonds	1,443	6,054	11
Acquisition of Buchanan, net of cash acquired	—	—	(425,814)
Acquisition of Curragh, net of cash acquired	(537,207)	—	—
Payment of contingent purchase consideration	(6,628)	—	—

Net cash used in investing activities	(666,417)	(59,323)	(464,350)

Cash flows from financing activities:
Proceeds from borrowings, net of debt discount	720,083	175,645	3,315
Proceeds from interest rate swap	28,251	—	—
Payments on interest rate swap	(31,490)	—	—
Debt issuance costs and other financing costs	(42,075)	(5,752)	—
Principal payments on interest bearing liabilities and other financial liabilities	(815,758)	(43,499)	(4,649)
Principal payments on capital lease obligations	(1,801)	(1,402)	(189)
Payment of contingent purchase consideration	(4,922)	—	—
Members' contributions (distributions), net	112,536	(383,126)	500,000
NCI member's contributions	137	17	70
Proceeds from initial public offering, net	442,314	—	—

Net cash provided by (used in) financing activities	407,275	(258,117)	498,547

Net increase in cash and restricted cash	105,611	(61,862)	54,373
Effect of exchange rate changes on cash and restricted cash	(8,799)	—	—
Cash and restricted cash at beginning of period	28,069	89,931	35,558

Cash and restricted cash at end of period	$124,881	$28,069	$89,931

Supplemental disclosure of cash flow information:
Cash payments for interest	$39,821	$8,690	$198
Cash paid for taxes	$23,612	$—	$—

        The Company decreased asset retirement obligations and assets in the amount of $30,928 and non-cash increases to assets in the amount of $153,793 related to the Stanwell Reserved Area asset in 2018 and increased asset retirement obligations and assets in the amount of $4,804 during 2017 for changes in cash flow projections. During 2016, the Company decreased asset retirement obligations and assets in the amount of $6,910, for changes in cash flow projections.

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business, Basis of Presentation

(a)   Organization and nature of operations

        Coronado Global Resources Inc. (together with its subsidiaries, the "Company" or "Coronado") is a global producer, marketer, and exporter of a full range of metallurgical coals, an essential element in the production of steel. The Company has a portfolio of operating mines and development projects in Queensland, Australia and in the states of Pennsylvania, Virginia and West Virginia in the USA.

        Coronado was incorporated on August 13, 2018 pursuant to the laws of the State of Delaware by conversion of Coronado Group HoldCo LLC, from a limited liability company to a corporation. Coronado Group HoldCo LLC was a wholly-owned subsidiary of Coronado Group LLC, a Delaware limited liability company.

        Coronado Group LLC was formed on April 1, 2015 to consolidate Coronado Coal LLC and Coronado II LLC under common ownership. The consolidation was completed on July 31, 2015 through the contribution of the membership interests of Coronado Coal LLC and Coronado II LLC, in exchange for membership interest in Coronado Group LLC. On June 30, 2016, Coronado IV LLC contributed its membership interest in exchange for membership interest in Coronado Group LLC. Coronado Coal LLC, Coronado II LLC and Coronado IV LLC are referred to herein as the "US LLC's".

(b)   Curragh Acquisition

        On December 20, 2017 Coronado Australia Holdings Pty Ltd ("CAH") was formed as a wholly-owned subsidiary of Coronado Group HoldCo LLC for acquiring and/or investing in coal mining related interests in Australia.

        On March 29, 2018, CAH purchased all the outstanding shares in Wesfarmers Curragh Pty Ltd (since renamed Coronado Curragh Pty Ltd) including two wholly-owned subsidiaries, consisting of Curragh Queensland Mining Pty Ltd and Curragh Coal Sales Co Pty Ltd (collectively, "Curragh"). Curragh's primary assets are mining facilities in Queensland, Australia.

        Refer to Note (3) for further information related to the acquisition.

(c)   Buchanan Acquisition

        On February 26, 2016, a Membership Interest and Asset Purchase Agreement was entered among CONSOL Energy, Inc., a Delaware corporation (the "Seller"), CONSOL Amonate Mining Company LLC, a Delaware limited liability company, CONSOL Amonate Facility LLC, a Delaware liability company, the Reserve Property Sellers, CONSOL Mining Holding Company LLC, a Delaware limited liability company, CONSOL Buchanan Mining Company LLC, a Delaware limited liability company (collectively, "Buchanan") and Coronado IV LLC, a Delaware limited liability company (the "Buyer") which is wholly-owned by Coronado. The Agreement was consummated on March 31, 2016 at which time the sale was concluded.

        Refer to Note (3) for further information related to the acquisition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Description of Business, Basis of Presentation (Continued)

(d)   Reorganization Transaction

        During the period, Coronado Group LLC and the Company completed a reorganization of their legal entity structure (the "Reorganization Transaction"). In connection with the Reorganization Transaction:

  •
  Coronado Group HoldCo LLC was converted into the Company, a Delaware corporation to consolidate Coronado Coal Corporation and Coronado Australia Holdings Pty Ltd under common ownership.

  •
  Coronado Group LLC contributed all membership interest in the US LLC's to Coronado Coal Corporation, a wholly-owned subsidiary of the Company.

        Immediately following the Reorganization Transaction, the Company held all the interests of Coronado Australia Holdings Pty Ltd and Coronado Coal Corporation and remained a subsidiary of Coronado Group LLC, owned by funds managed by The Energy & Minerals Group ("EMG") and certain members of the Company's management.

(e)   Initial Public Offering

        On October 23, 2018, the Company completed an initial public offering ("IPO") on the Australian Securities and Exchange ("ASX").

        Upon completion of the IPO, the Company issued 16,651,692 new shares of common stock and Coronado Group LLC sold the equivalent of 2,691,896.4 shares of common stock. The common stock is publicly traded on the ASX under the ticker "CRN," in the form of CHESS Depositary Interests ("CDIs"). CDIs are units of beneficial ownership in shares of common stock held by CHESS Depositary Nominees Pty Limited ("CDN"), a wholly-owned subsidiary of ASX Limited, the company that operates the ASX.

        Each share of common stock is equivalent to 10 CDIs.

        Following the IPO, Coronado Group LLC beneficially owns 773,081,036 CDIs (77,308,103.6 shares) representing 80% of the total CDIs outstanding. The remaining 193,435,884 CDIs (19,343,588.4 shares), are owned by new investors in the form of CDIs.

        Coronado Group LLC holds 1 share of Series A Preferred Stock of the Company which is the only Series A Preferred Stock issued and outstanding. The holders of Series A Preferred Stock are permitted to nominate and elect 10% of the Company's Board of Directors.

        In connection with the IPO, Coronado Group LLC entered into a voluntary escrow agreement under which they agreed, among other things, to certain restrictions and prohibitions from dealing in its owned securities for a restricted period beginning on October 23, 2018 and ending on the first business day after the release of the 2019 results.

        Refer to Note 6 Capital Structure for further details.

        A portion of the proceeds from the IPO were used to repay all outstanding borrowings under the Term Loan B and Term Loan C (Refer to Note 14), and to pay fees and expenses related to the IPO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Description of Business, Basis of Presentation (Continued)

(f)    Basis of presentation

        The consolidated financial statements have been prepared in accordance with requirements of the US Generally Accepted Accounting Principles ("US GAAP") and are presented in US dollars, unless otherwise stated.

        The Reorganization Transaction was treated as a combination of entities under common control in line with Accounting Standards Codification ("ASC") 805, Business Combinations whereby the receiving entity, the Company recorded the contributed assets and liabilities at the carrying value of Coronado Group LLC.

        Prior to the Reorganization Transaction, the consolidated financial statements of the Company reflect the net assets and operations of Coronado Group LLC. The financial statements presented following the Reorganization Transaction are those of the receiving entity (the Company) and are retrospectively adjusted to present that entity as if it always held the net assets or equity interests previously held by the seller, Coronado Group LLC. As such, financial information (including comparatives) of the Company has been presented as a continuation of the pre-existing accounting values of assets and liabilities in Coronado Group LLC's financial statements.

        The consolidated financial statements include the accounts of the Company and its affiliates. The Company, or Coronado, are used interchangeably to refer to Coronado Global Resources Inc., Coronado Global Resources and its subsidiaries, or to Coronado Group LLC, as appropriate to the context. Interests in subsidiaries controlled by the Company are consolidated with any outside stockholder interests reflected as noncontrolling interests. All intercompany balances and transactions have been eliminated in consolidation.

        The Company has reclassified certain amounts relating to its prior period results to conform to its current period presentation. These reclassifications have not changed the results of operations of prior periods.

(g)   Certain Significant Risks and Uncertainties

        External factors, including general economic conditions, international events and circumstances, competitor actions, governmental actions and regulations are beyond the Company's control and can cause continued fluctuations in demand for coal and volatility in the price of commodities. This is turn may hinder the Company's future operating results, purchase or investment opportunities in the coal mining industry.

Concentration of customers

        For the year ended December 31, 2018 $980.8 million, or 51% of total revenues were attributable to five (5) customers. In comparison, for the year ended December 31, 2017, $576.8 million, or 76% of total revenues were attributable to five (5) customers and for the year ended December 31, 2016, $369.9 million, or 85% of total revenues were attributable to five (5) customers. As of December 31, 2018, the Company had four (4) customers that accounted for $128.3 million, or 53%, of accounts receivable. As of December 31, 2017, the Company had four (4) customers in each year that accounted for $69.6 million, or 74%, of accounts receivable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Description of Business, Basis of Presentation (Continued)

Concentration of labor

        Out of the Company's total employees, 12% are subject to the Curragh Mine Operations Enterprise Bargaining Agreement 2015. This agreement covers work carried out by permanent, full-time, temporary, and casual coal mining employees engaged by Curragh to fulfil production, maintenance and processing activities. The agreement passed its expiry date in July 2018, however, will remain in place unless it is replaced or terminated by the Fair Work Commission (which will only occur once the Fair Work Commission has consulted with the affected employees and their unions). The Company has been negotiating in good faith with the workforce representatives and will continue to do so with the intent of entering into a new agreement which will support safe and productive outcomes for the business and our employees. Other than the Curragh Mine Operations Enterprise Bargaining Agreement 2015, there are no other collective bargaining agreements or union contracts covering employees of the Company.

2. Summary of Significant Accounting Policies

(a)   Newly adopted accounting standards

        In May 2014, the Financial Accounting Standards Board (FASB) issued ASU 2014-09, Revenue from Contracts with Customers (ASC Topic 606), which replaces existing requirements in US GAAP and provides companies with a single revenue recognition model for recognizing revenue from contracts with customers.

        Effective January 1, 2018, the Company elected to adopt the requirements of ASC 606 using the modified retrospective method. The Company notes that after the assessment of applicable revenue streams, there is no quantitative impact to the adoption of ASC 606. The comparative information has not been adjusted and continues to be reported under ASC 605.

        The standard has been applied to contracts that have not been completed at January 1, 2018, the date of initial application. Furthermore, the Company has not retrospectively restated the contracts that were modified before the beginning of the earliest reporting period presented in accordance with the standard. The aggregate effect of all modifications when identifying the satisfied and unsatisfied performance obligations were reflected in determining and allocating the transaction price.

        In August 2017, the FASB issued ASU 2017-12 Derivatives and Hedging- Targeted Improvements to Accounting for Hedging Activities" The amendments expand an entity's ability to apply hedge accounting for nonfinancial and financial risk components and allow for a simplified approach for fair value hedging of interest rate risk. ASU 2017-12 eliminates the need to separately measure and report hedge ineffectiveness and generally requires the entire change in fair value of a hedging instrument to be presented in the same income statement line as the hedged item. Additionally, the standard simplifies the hedge documentation and effectiveness assessment requirements under the previous guidance. The Company adopted ASU 2017-12 during the year ended December 31, 2018. The adoption of this ASU did not have a significant impact on the consolidated financial statements.

        In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation: Improvements to Employee Share-Based Payment Accounting. The standard is intended to simplify several areas of accounting for share-based compensation arrangements, including the income tax impact, classification in the statement of cash flows and recognition of forfeitures. The Company adopted ASU 2016-09 during the year ended December 31, 2018 which did not have a significant

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

impact on the consolidated financial statements as the Company's share-based compensation plans were new in the current period.

        In April 2015, the FASB issued ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements. The standard changes the presentation of debt issuance costs in financial statements. Under the ASU, an entity presents such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs is reported as interest expense. At the EITF's June 18, 2015, meeting, the SEC staff clarified that the ASU does not address debt issuance costs associated with such arrangements and announced that it would "not object to an entity deferring and presenting [such] costs as an asset and subsequently amortizing the costs ratably over the term of the revolving debt arrangement."

        The Company adopted ASU 2015-15 during the year ended December 31, 2018. The Company has elected an accounting policy to present debt issuance costs incurred before the debt liability is recognized (e.g. before the debt proceeds are received) as an asset which will be amortized ratably over the term of the line-of-credit. The costs will not be subsequently reclassified as a direct deduction of the liability. This policy did not have an impact on the presentation of the December 31, 2017 balance sheet. At December 31, 2017, issuance costs incurred to establish the Company's revolver facility have been classified as an asset. Refer to Note (10) "Other Assets."

        In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issue Task Force), or ASU 2016-18. This new standard addresses the diversity that exists in the classification and presentation of changes in restricted cash on the statement of cash flows. The amendments in ASU 2016-18 require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. The Company has adopted this guidance during the year ended December 31, 2018 and has presented restricted cash and restricted cash equivalents as a component of cash and cash equivalents in the beginning-of-period and end-of-period total amounts shown on the statement of cash flows.

(b)   Recently issued accounting standards

        In February 2016, the FASB established Topic 842, Leases, by issuing Accounting Standards Update (ASU) No. 2016-02, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements. The new standard establishes a right-of-use ("ROU") model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

        The new standard is effective for the Company on January 1, 2019. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application, which will be the effective date of January 1, 2019. Consequently, comparative financial information will not be updated, and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2019.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

        The most significant impact relates to the recognition of new right of use (ROU) assets and lease liabilities on our balance sheet for our buildings, office equipment, mining equipment and transportation vehicles operating leases. The Company has adopted the practical expedient allowed under ASC 842 which contains transition guidance.

        The Company estimates that adoption of the standard will result in the recognition of additional ROU assets of approximately $36.5 million and corresponding lease liabilities on January 1, 2019 of approximately $50.8 million. On adoption, the lease liability is expected to include the reclassification of a terminal services contract liability of $14.3 million, which is classified as a lease under the new standard. The adoption of ASU 2016-02 is not expected to have a material impact on the Company's results of operations or its cash flows.

(c)   Use of Estimates

        The preparation of consolidated financial statements in conformity with US GAAP requires management to make judgements, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include asset retirement obligations; useful lives for depreciation, depletion and amortization; purchase price allocation associated with business combinations; and other contingencies.

(d)   Foreign Currency

Financial statements of foreign operations

        The reporting currency of the Company is the US Dollar ("US$").

        Functional currency is determined by the primary economic environment in which an entity operates. The functional currency of the US operating subsidiaries is the US$. The functional currency of the Company's foreign operating subsidiary, Curragh and its immediate parent CAH, is the Australian dollar ("A$") since Curragh's predominant sources of financing and operating expenses are denominated in that currency.

        Assets and liabilities are translated at the year-end exchange rate and items in the statement of operations are translated at average rates with gains and losses from translation recorded in other comprehensive income (loss).

Foreign Currency Transactions

        Monetary assets and liabilities are remeasured at year-end exchange rates while non-monetary items are remeasured at historical rates. Income and expense accounts are remeasured at the average rates in effect during the year, except for those expenses related to balance sheet amounts that are remeasured at historical exchange rates.

        Gains and losses from foreign currency remeasurement related to Curragh's US dollar coal sales are included in coal revenues. All other gains and losses from foreign currency remeasurement and realized gains and losses on settlement of foreign currency swaps are included in Other, net. The Company believes that this classification best reflects the operational activities of Curragh, whose functional currency is the Australian dollar. The total aggregate impact of foreign currency transaction

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

gains or losses on the consolidated statements of operations was a net loss of $17.8 million, $0 and $0 for the year-ended December 31, 2018, 2017 and 2016, respectively. The total impact of foreign currency transactions related to US dollar coal sales in Australia (included in the total above) was a net gain of $6.9 million, $0 and $0 for the year ended December 31, 2018, 2017 and 2016, respectively.

(e)   Cash and Cash Equivalents and Restricted Cash

        Cash and cash equivalents include cash at bank and short-term highly liquid investments with an original maturity date of three months or less. At December 31, 2018 and 2017, the Company had no cash equivalents.

        "Cash and Restricted Cash", as disclosed in the accompanying consolidated balance sheet includes $0.2 million of restricted cash at December 31, 2018 and nil at 2017.

(f)    Trade Accounts Receivable

        The Company extends trade credit to its customers in the ordinary course of business. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The estimate of the allowance for doubtful accounts, which is charged off to bad debt expense, is based on management's assessment of current economic conditions and historical collection experience with each customer. Receivables are past due when they are outstanding beyond their contractual terms and are charged off to the allowance for doubtful accounts when determined uncollectible. There was no allowance for doubtful accounts on accounts receivables at December 31, 2018 and 2017.

(g)   Inventories

        Coal is recorded as inventory at the point in time the coal is extracted from the mine. Raw coal represents coal stockpiles that may be sold in current condition or may be further processed prior to shipment to a customer. Saleable coal represents coal stockpiles which require no further processing prior to shipment to a customer.

        Coal inventories are stated at the lower of average cost and net realizable value. The cost of coal inventories is determined based on an average cost of production, which includes all costs incurred to extract, transport and process the coal. Net realizable value considers the estimated sales price of the particular coal product, less applicable selling costs, and, in the case of raw coal, estimated remaining processing costs.

        Supplies inventory is comprised of replacement parts for operational equipment and other miscellaneous materials and supplies required for mining which are stated at cost on the date of purchase. Supplies inventory is valued at the lower of average cost or net realizable value, less a reserve for obsolete or surplus items. This reserve incorporates several factors, such as anticipated usage, inventory turnover and inventory levels. It is not customary to sell these inventories; the Company plans to use them in mining operations as needed.

(h)   Long-Lived Assets

        Long-lived assets, such as property, plant, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third party independent appraisals, as considered necessary. No impairment losses were recognized for property, plant and equipment or amortizing intangible assets during the years ended December 31, 2018 and 2017.

Property, Plant, and Equipment

        Costs for mine development incurred to expand capacity of operating mines or to develop new mines are capitalized and charged to operations on the units of production method over the estimated proven and probable reserve tonnes directly benefiting from the capital expenditures. Mine development costs include costs incurred for site preparation and development of the mines during the development stage less any incidental revenue generated during the development stage.

        Property, plant, and equipment are recorded at cost and include expenditures for improvements when they substantially increase the productive lives of existing assets. Depreciation is calculated using the straight-line method over the estimated useful lives of the depreciable assets of 3 to 10 years for machinery, mining equipment and transportation vehicles, 5 to 10 years for office equipment, and 10 to 20 years for plant, buildings and improvements.

        Maintenance and repair costs are expensed to operations as incurred. When equipment is retired or disposed, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss on disposal is recognized in operations.

Goodwill

        Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. In connection with the Buchanan acquisition on March 31, 2016, the Company recorded goodwill in the amount of $28.0 million. Goodwill is not amortized but is reviewed for impairment annually on December 31 or when circumstances or other events indicate that impairment may have occurred. The Company follows the guidance in Accounting Standards Update 2011-08 "Testing Goodwill for Impairment" (ASU 2011-08) which permits entities to make a qualitative assessment of whether it is more likely than not that a reporting unit's fair value is less than its carrying amount. Circumstances that are considered as part of the qualitative assessment and could trigger a quantitative impairment test include but are not limited to: a significant adverse change in the business climate; a significant adverse legal judgment; adverse cash flow trends; an adverse action or assessment by a government agency; unanticipated competition; and a significant restructuring charge within a reporting unit. The Company defines reporting units at the business segment level. For purposes of testing goodwill for impairment, goodwill has been allocated to the reporting units to the extent it relates to each reporting unit.

Asset Retirement Obligations

        The Company's asset retirement obligation (ARO) liabilities primarily consist of spending estimates for surface land reclamation and support facilities at both surface and underground mines in accordance with applicable reclamation laws and regulations in the US and Australia as defined by each mining permit.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

        The Company estimates its ARO liabilities for final reclamation and mine closure based upon detailed engineering calculations of the amount and timing of the future cash spending for a third party to perform the required work. Spending estimates are escalated for inflation and then discounted at the credit-adjusted, risk-free rate. The Company records an ARO asset associated with the discounted liability for final reclamation and mine closure. The obligation and corresponding asset are recognized in the period in which the liability is incurred. The ARO asset is amortized on the units-of-production method over its expected life of the related asset and the ARO liability is accreted to the projected spending date. As changes in estimates occur (such as mine plan revisions, changes in estimated costs or changes in timing of the performance of reclamation activities), the revisions to the obligation and asset are recognized at the appropriate credit-adjusted, risk-free rate. The Company also recognizes an obligation for contemporaneous reclamation liabilities incurred as a result of surface mining. Contemporaneous reclamation consists primarily of grading, topsoil replacement and re-vegetation of backfilled pit areas. To settle the liability, the obligation is paid, and to the extent there is a difference between the liability and the amount of cash paid, a gain or loss upon settlement is recorded. The Company annually reviews its estimated future cash flows for its asset retirement obligations.

(i)    Borrowing costs

        Borrowing costs are recognized as an expense when they are incurred, except for interest charges attributable to major projects with substantial development and construction phases which are capitalized as part of the cost of the asset. There was no interest capitalized during the period ended December 31, 2018.

(j)    Leases

  i)
  Operating leases

        Operating lease payments are recognized as an expense in the statement of operations on a straight-line basis for the period in which the costs relate. Operating lease incentives are recognized as a liability when received and released to earnings on a straight-line basis over the lease term.

        Fixed rate increases to lease payments, excluding contingent or index based rental increases, such as Consumer Price Index and other similar increases, are recognized on a straight-line basis over the term of the lease. Where it is applicable, an asset or liability is recognized for the difference between the amount paid and the lease expense released to earnings on a straight-line basis.

  ii)
  Capital leases

        Leases of property, plant and equipment that transfer to the Company substantially all of the risks and rewards of ownership are classified as capital leases. The leased assets are measured initially at an amount equal to the lower of their fair value and the present value of the minimum lease payments. Subsequent to initial recognition, the assets are accounted for in accordance with the accounting policy applicable to that asset.

        Minimum lease payments made under capital leases are apportioned between the interest expense and the reduction of the outstanding liability. The interest expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

(k)   Royalties

        Lease rights to coal lands are often acquired in exchange for royalty payments. Advance mining royalties are advance payments made to lessors under terms of mineral lease agreements that are recoupable against future production. The Company had advance mining royalties of $3.1 million and $2.1 million respectively, included in prepaid expenses and other current assets as of December 31, 2018 and 2017.

        The Stanwell rebate relates to a contractual arrangement entered into by Curragh with Stanwell Corporation Limited, a State of Queensland owned electricity generator, which requires payment of a rebate for export coal sold from some of Curragh's mining tenements. The rebate obligation is accounted for as an executory contract and the expense is recognized as incurred.

(l)    Revenue Recognition

        Prior to the Company's adoption of ASU 2014-09 Revenue from Contracts with Customers (ASC 606), coal sales were recognized when coal was loaded onto transport carriers for delivery to customers and the customer took ownership and assumed risk of loss, collection of the relevant receivable was probable, persuasive evidence of an arrangement existed and the sales price was fixed or determinable. Freight and handling costs paid to third party carriers and invoiced to coal customers were recorded as freight expenses and other revenues, respectively.

Revenue from contracts with customers

        The Company accounts for revenue in accordance with ASC 606. ASC 606 was issued by the Financial Accounting Standards Board (FASB) in May 2014 in order to replace the existing requirements under US GAAP and provide the Company with a single revenue recognition model for recognizing revenue from contracts with customers. The Company adopted ASC 606 on January 1, 2018, using the modified retrospective method.

        The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable. Once a contract is identified, the Company evaluates whether the combined or single contract should be accounted for as more than one performance obligation.

        The Company recognizes revenue when control is transferred to the customer. For the Company's contracts, in order to determine the point in time when control transfers to customers, the Company uses standard shipping terms to determine the timing of transfer of legal title and the significant risks and rewards of ownership. The Company also considers other indicators including timing of when the Company has a present right to payment and when physical possession of products is transferred to customers. The amount of revenue recognized includes any adjustments for variable consideration, which is included in the transaction price and allocated to each performance obligation based on the relative standalone selling price. The variable consideration is estimated through the course of the contract using management's best estimates.

        The majority of the Company's revenue is derived from short term contracts where the time between confirmation of sales orders and collection of cash is not more than a few months.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

        Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction that are collected by the Company from a customer are excluded from revenue.

Performance obligations

        A performance obligation is a promise in a contract to transfer a distinct good or service to the customer, and is the unit of account in ASC 606. A contract's transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied.

        The Company's contracts have multiple performance obligations as the promise to transfer the individual unit of coal is separately identifiable from other units of coal promised in the contracts and, therefore, distinct. Performance obligations, as described above, primarily relate to the Company's promise to deliver a designated quantity and type of coal within the quality specifications stated in the contract.

        For contracts with multiple performance obligations, we allocate the contract's transaction price to each performance obligation on a relative standalone selling price basis. The standalone selling price is determined at each contract inception using an adjusted market assessment approach. This approach focuses on the amount that the Company believes the market is willing to pay for a good or service, considering market conditions, such as bench mark pricing competitor pricing, market awareness of the product and current market trends that affect the pricing.

        Warranties provided to customers are assurance-type of warranties on the fitness of purpose and merchantability of the Company's goods and services. The Company does not provide service-type of warranties to customers.

        Revenue is recognized at a point in time and therefore there are no unsatisfied and/or partially satisfied performance obligations at December 31, 2018.

Shipping and Handling

        The Company applies the practical expedient in ASC 606-10-25-18B and accounts for shipping and handling activities after the customer obtains control of the good as an activity to fulfil the promise to transfer the good. Therefore, the Company does not evaluate whether the shipping and handling services are promised services to its customers.

        Shipping and handling costs paid to third party carriers and invoiced to coal customers are recorded as freight expense and other revenues, respectively.

(m)  Commodity Price Risk

        The Company has commodity price risk arising from fluctuations in domestic and global coal prices.

        The Company's strategy is not to enter into long term financial instruments to hedge against movements in coal prices.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

        The Company is also exposed to commodity price risk related to diesel fuel purchases. This is a cost that is borne by the Company and as such, the Company may periodically enter into arrangements that protect against the volatility in fuel prices as follows:

  •
  contracts with a fuel supplier to purchase a portion of future estimated fuel usage. As of December 31, 2018, the Company has entered into fixed price contracts to purchase fuel for the US operations (Refer to Note 21 "Commitments."). As of December 31, 2017, the Company did not have fixed fuel contracts.

  •
  enter into derivative financial instruments to hedge exposures to fuel price fluctuations. On November 29, 2018 the Company entered into forward contracts with respect to its 2019 diesel fuel requirements for the Curragh mine. As of December 31, 2018, the carrying value and fair value of the fuel derivatives liability is $5.4 million.

(n)   Comprehensive Income

        Comprehensive income for the year ended December 31, 2018 is not equal to net income, as foreign currency translation flows through other comprehensive income. This is in contrast to the years ended December 31, 2017 and 2016 where comprehensive income equals net income as there were no components of other comprehensive income (loss).

(o)   Income Taxes

        The Company uses the asset and liability approach to account for income taxes as required by ASC 740, Income Taxes, which requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

        Valuation allowances are provided when necessary to reduce deferred income tax assets to the amount expected to be realized, on a more likely than not basis.

        The Company recognizes the benefit of an uncertain tax position that it has taken or expects to take on income tax returns it files if such tax position is more likely than not to be sustained on examination by the taxing authorities, based on the technical merits of the position. These tax benefits are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

        Prior to its conversion to a Delaware corporation in August 2018, the Company was a Delaware limited liability company, or LLC, that passed through income and losses to its members for U.S. federal and state income tax purposes. As a result of its conversion to a Delaware corporation and to reflect the fact that as a corporation the Company will be subject to entity level taxation, deferred income tax liabilities of approximately $0.1 million were recognized through income tax expense in the Statement of Operations and Comprehensive income related to temporary differences that existed as of the date of its tax status change.

        On September 19, 2018 the legacy U.S. businesses were contributed to the Company. The Company recognized approximately $40.5 million of net deferred income tax liabilities through income tax expense in the Statement of Operations and Comprehensive income which consisted principally of excess book-over-tax basis in mineral reserves and property, plant and equipment and certain accruals that were transferred from the limited liability company to the corporation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

        Coronado Group LLC, the Company's accounting predecessor, is a limited liability company that is not subject to US federal income tax. The Curragh entities are treated as a branch for U.S. tax purposes and all income flows through to the ultimate parent (the Company).

        The Company's foreign structure consists of Australian entities which are treated as corporations subject to tax under Australian taxing authorities.

(p)   Fair Value Measurements

        The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the Company distinguishes between observable and unobservable inputs, which are categorized in one of 3 levels of inputs.

        See Note 22(b), "Derivatives and Fair Value Measurement" for detailed information related to the Company's fair value policies and disclosures.

(q)   Derivative accounting

        The Company recognizes at fair value all contracts meeting the definition of a derivative as assets or liabilities in the consolidated balance sheet.

        With respect to derivatives used in hedging activities, the Company assesses, both at inception and at least quarterly thereafter, whether such derivatives are highly effective at offsetting the changes in the anticipated exposure of the hedged item. The effective portion of the change in the fair value of derivatives designated as a cash flow hedge is recorded in "Accumulated other comprehensive income (loss)" until the hedged transaction impacts reported earnings, at which time any gain or loss is reclassified to earnings. To the extent that periodic changes in the fair value of derivatives deemed highly effective exceeds such changes in the hedged item, the ineffective portion of the periodic non-cash changes are recorded in earnings in the period of the change. If the hedge ceases to qualify for hedge accounting, the Company prospectively recognizes changes in the fair value of the instrument in earnings in the period of the change. The potential for hedge ineffectiveness is present in the design of certain of the Company's cash flow hedge relationships.

        The Company's asset and liability derivative positions are offset on a counterparty-by-counterparty basis if the contractual agreement provides for the net settlement of contracts with the counterparty in the event of default or termination of any one contract.

(r)   Share-based compensation

        The Company has a share-based compensation plan which allows for the grant of certain equity-based incentives including stock options, performance stock units ("PSU") and restricted stock units ("RSU") to employees and executive directors, valued in whole or in part with reference to the Company's CDI's or equivalent common shares (on a 10:1 CDI to common share ratio).

        The fair value of each stock option granted is estimated on the date of grant using Black-Scholes-Merton option-pricing model which is a closed-form option pricing model. The pricing model requires assumptions, which impact the assumed fair value, including the expected life of the stock option, the risk-free interest rate, expected volatility of the Company's stock over the expected life and the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

expected dividend yield. For certain options and PSUs granted in 2018, the Company includes a relative Total Stockholder Return ("TSR") modifier to determine the number of shares earned at the end of the performance period. The fair value of awards that include the TSR modifier is determined using a Monte Carlo valuation model. The fair value of all other PSUs and RSUs granted is equal to the market price of the Company's stock at date of grant less the present value of expected dividends over the vesting period.

        The expense for these equity-based incentives is based on their fair value at date of grant and is amortized over the requite service period, generally the vesting period. The Company estimates forfeitures when determining the amount of compensation costs to be recognized in each period.

        See Note 20, "Share-Based Compensation" for detailed information related to the Company's share-based compensation plans.

(s)   Earnings per Share

        Basic earnings per share is computed by dividing net income attributable to stockholders of the Company by the weighted-average number of shares of common stock outstanding during the reporting period.

        Diluted net income per share is computed using the weighted-average number of shares of common stock and dilutive potential shares of common stock outstanding during the period. Dilutive potential shares of common stock primarily consist of employee stock options and restricted stock.

3. Acquisitions

(a)   Curragh

        On December 22, 2017, a Membership Interest and Asset Purchase Agreement (the Agreement) was entered by Coronado Australia Holdings Pty Ltd and Coronado Group LLC in order to acquire Wesfarmers Curragh Pty Ltd (since renamed Coronado Curragh Pty Ltd). The Agreement was executed on March 29, 2018.

        The aggregate base purchase price for the Membership Interest in Curragh (the Transaction) was A$700 million and was subject to adjustments pursuant to the terms of the Agreement. The Company acquired 100% of the Membership Interest. The operating results related to the Transaction have been included in the consolidated financial statements since March 29, 2018.

        The aggregate consideration on the date of the Transaction totaled $563.8 million.

        Contingent consideration, specifically the Value Share Mechanism (VSM) of $26.6 million associated with the Transaction represents the fair value of a two-year, 25% royalty on sales from metallurgical coal mined at Curragh. The royalty only applies to the realized price on metallurgical coal sales above $145 per metric ton. The VSM liability is marked-to-market at each reporting date, with any fluctuations included as an operating expense in the Consolidated Statement of Operations. The payout structure of the royalty can be replicated through a probability weighted discounted cash flow approach using a Monte Carlo simulation over a 24-month period from acquisition date. As such, the Company developed a fair value of the royalty using a Monte Carlo simulation.

        In connection with the acquisition, Coronado Australia Holdings Pty Ltd incurred acquisition related costs for 2018 of $53.8 million; $38.5 million of which is recorded in selling, general, and administrative expenses. The remainder, relating to foreign currency losses, is recorded in Other, net.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions (Continued)

        The Transaction has been accounted for using the acquisition method of accounting which requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. The following table summarizes total consideration transferred and the allocation of the purchase price to the acquired assets and liabilities:

Amount
(US$ thousands)
Fair value of total consideration transferred:
Cash consideration	$537,207
Contingent consideration (Value Share Mechanism)	26,552

Total consideration transferred	563,759
Recognized amounts of identifiable assets acquired, and liabilities assumed:
Current assets	$240,966
Property, plant and equipment	851,981
Deferred income tax assets	24,432
Other long-term assets	1,831
Current liabilities	(141,611)
Contract obligations	(306,960)
Asset retirement obligations	(104,305)
Other long-term liabilities	(2,575)

Total identifiable net assets acquired	$563,759

        No goodwill has been recorded in connection with this acquisition as the purchase consideration equaled the fair value of the net assets acquired.

Unaudited pro forma financial information

        The following pro forma summary reflects consolidated results of operation as if the Transaction had occurred on January 1, 2017 (unaudited).

	2018	2017
	(US$ thousands)
Revenue	$2,296,661	$2,174,100
Net Income	192,281	286,300

        The pro forma financial information was prepared based on historical financial information and has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the Transaction, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results.

        These pro forma results are based on estimates and assumptions, which the Company believes are reasonable. They are not the results that would have been realized had the acquisition actually occurred on January 1, 2017 and are not necessarily indicative of the Company's consolidated results of operations in future periods. The pro forma results include adjustments related to purchase accounting, depreciation of property and equipment, and do not include any anticipated synergies or other expected benefits that may be realized from the Transaction.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions (Continued)

        In addition to the above recurring adjustments, the pro forma results for the year ended December 31, 2018 and 2017 exclude non-recurring adjustments of $53.8 and $0, respectively, of transaction costs.

(b)   Buchanan

        On February 26, 2016, a Membership Interest and Asset Purchase Agreement was entered among CONSOL Energy, Inc., a Delaware corporation, CONSOL Amonate Mining Company LLC, a Delaware limited liability company, CONSOL Amonate Facility LLC, a Delaware liability company, the Reserve Property Sellers, CONSOL Mining Holding Company LLC, a Delaware limited liability company, CONSOL Buchanan Mining Company LLC, a Delaware limited liability company and Coronado IV LLC, a Delaware limited liability company which is wholly-owned by the Company. The Agreement was consummated on March 31, 2016 at which time the sale was concluded.

        The aggregate base purchase price for the Membership Interest in Buchanan, Amonate Business, and the Reserve Property (together the "Transaction") was $420.0 million and was subject to adjustments pursuant to the terms of the Agreement. The Company acquired 100% of the Membership Interest, Amonate Business, and the Reserve Property. The operating results related to the transaction have been included in the consolidated financial statements since March 31, 2016. The aggregate purchase price for the acquisition was $426.8 million of which $425.9 million was paid for in cash during 2016.

        The remainder due was in the form of a contingent liability of $0.9 million which represented the fair value of a five-year, 20% royalty on coal mined at Buchanan mine. The royalty only applies to the gross sales price above a certain level. This liability is marked-to-market at each reporting date, with any fluctuations included as an operating expense in the Consolidated Statement of Operations. The payout structure of the royalty can be replicated as a series of call options on the gross sales price over the next five years. As such, the Company developed a fair value of the royalty using the Black-Scholes option pricing formula for call options in a risk-neutral framework. The gross sales price upon which the 10% royalty begins to be applied escalates upon each anniversary of the Transaction closing as noted in the following table:

Anniversary of closing	Price per Mt ($)
Year 1	75.00
Year 2	78.75
Year 3	82.69
Year 4	86.82
Year 5	91.16

        The royalty calculation applies to all export tons sold from Buchanan mine where the price exceeds the noted threshold and, therefore, the royalty payment is effectively uncapped.

        In connection with the acquisition, Coronado IV LLC incurred acquisition related costs of approximately $1,002 during the year ended December 31, 2016.

        The transaction has been accounted for using the acquisition method of accounting which requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions (Continued)

the acquisition date. The following table summarized the allocation of the purchase price to the acquired assets and liabilities:

Amount
(US$ thousands)
Fair value of total consideration transferred:
Cash consideration	$425,885
Contingent consideration	900

Total consideration transferred	426,785
Recognized amounts of identifiable assets acquired, and liabilities assumed:
Current assets	$14,421
Property, plant and equipment	424,877
Intangible assets	4,000
Other long-term assets	6,027
Current liabilities	(18,160)
Asset retirement obligations	(32,388)

Total identifiable net assets acquired	398,777
Residual goodwill	28,008

Total net assets acquired including goodwill	$426,785

        Based on the valuation, $28.0 million was assigned to goodwill. The primary reasons for the transaction and the principal factors that contributed to the purchase price that resulted in the recognition of goodwill are due to the synergies gained by adding a low-vol coal property to the Company's already existing mid-vol and high-vol coal properties, providing a range of coal blends to satisfy customer needs.

        Goodwill recorded in the acquisition is not amortized by will be reviewed for impairment annually in the fourth quarter and/or when circumstances or other events indicate that impairment may have occurred.

Other acquisition-related transactions

        In connection with the transaction, certain additional agreements have been entered into, including an Option Agreement to purchase the Amonate Preparation Plant for one dollar (Amonate Plant Option). The fair value of the option recorded as of the closing date in Other Assets for $0.8 million, which will be tested for impairment over its life.

Unaudited Pro forma financial information

        The following pro forma summary reflects consolidated results of operation as if the acquisition had occurred on January 1, 2016 (unaudited)

2016
(US$ thousands)
Revenue	$489,081
Net Income	39,794

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions (Continued)

        The pro forma financial information was prepared based on historical financial information and has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the Transaction, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results. The pro forma statements of income use estimated and assumptions based on information available at the time. Management believes the estimates and assumptions to be reasonable; however, actual results may differ significantly from this pro forma financial information. The pro forma results presented do not include any anticipated synergies or other expected benefits that may be realized form the Transactions. The pro forma information is not intended to reflect the actual results that would have occurred had the companies actually been combined during the periods presented.

        The pro forma results for the years ended December 31, 2016 primarily include recurring adjustments for both increases and decreases to amortization expense related to the fair value of acquired identifiable intangible assets and decreased depreciation expense related to the fair value adjustment to property, plant and equipment

        In addition to the above recurring adjustments, the pro forma results for the year ended December 31, 2016 included non-recurring adjustments of $1.0 million related to transaction costs.

        Since the acquisition on March 31, 2016, revenue and net income attributable to the acquired business included in the 2016 Statement of Consolidated Operations are $275.3 million and $76.9 million, respectively.

4. Segment Information

        The Company has a portfolio of operating mines and development projects in Queensland, Australia and in the states of Pennsylvania, Virginia and West Virginia in the USA. The Company operates its business along four reportable segments: Curragh, Buchanan, Logan and Greenbrier. These segments are grouped based on geography. Factors affecting and differentiating the financial performance of each of these four reportable segments generally include coal quality, geology, and coal marketing opportunities, mining and transportation methods and regulatory issues. The Company believes this method of segment reporting reflects both the way its business segments are currently managed and the way the performance of each segment is evaluated. The four segments consist of similar operating activities as each segment produces similar products.

  •
  During 2018, the Company acquired the Curragh Mining business from Wesfarmers Limited. Curragh as a separate reportable segment due to having separate management, location, assets, and operations. Curragh is located in central Queensland, Australia and the reportable segment produces a wide variety of metallurgical coal.

  •
  During 2016, the Company acquired the Buchanan Mining business from CONSOL. Buchanan is a separate reportable segment due to having separate management, location, assets, and operations. Buchanan is located in Buchanan County, Virginia and the reportable segment's primary output is low-vol coal.

  •
  The Company added the Logan reportable segment in connection with its December 31, 2014 acquisition of mining interests, coal reserves, and facilities located in Logan County, West Virginia. Logan's primary output is high-vol coal.

  •
  The Greenbrier reportable segment is comprised of multiple operating segments, comprised of coal mining facilities in the south-eastern region of West Virginia, primarily producing mid-vol coal.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Segment Information (Continued)

        The organization of the four reportable segments reflects how the Company's chief operating decision maker ("CODM") manages and allocates resources to the various operations.

        "Other and corporate" relates to additional financial information for the corporate function such as accounting, treasury, legal, human resources, compliance, and tax. As such, the corporate function is not determined to be a reportable segment but is discretely disclosed for purposes of reconciliation to the Company's consolidated financials.

        The accounting policies of the segments are the same as those described in Note 2—Summary of Significant Accounting Policies, except that the disaggregated financial results for the segments have been prepared using a management approach, which is consistent with the basis and manner in which management internally disaggregates financial information for the purposes of assisting internal operating decisions. Generally, the Company evaluates performance based on stand-alone segment net income (loss) before income taxes, interest, depreciation, depletion, and amortization, other foreign exchange losses and loss on debt extinguishment ("EBITDA").

        Reportable segment results as of and for the years ended December 31, 2018, 2017 and 2016 are presented below.

	Curragh	Buchanan	Logan	Greenbrier	Other and Corporate	Total
	($ thousands)
Year ended December 31, 2018
Total revenues	$1,165,580	$510,430	$234,967	$69,527	$—	$1,980,504
EBITDA	314,227	212,485	31,939	(1,402)	(80,264)	476,985
Net income/(loss)	164,331	130,676	(10,290)	(25,969)	(144,159)	114,589
Total assets	1,187,851	504,313	260,952	140,674	115,774	2,209,564
Capital expenditures(1)	47,208	33,163	29,889	4,009	481	114,750
Year ended December 31, 2017
Total revenues	$—	$465,036	$241,944	$60,105	$1,159	$768,244
EBITDA	—	211,240	34,897	3,270	(21,666)	227,741
Net income/(loss)	—	170,165	10,996	(7,686)	(31,192)	142,283
Total assets	—	518,340	236,688	153,653	43,111	951,792
Capital expenditures(1)	—	35,296	25,535	12,958	—	73,789
Year ended December 31, 2016
Total revenues	$—	$275,267	$133,899	$27,836	$249	$437,251
EBITDA	—	115,523	3,184	(6,758)	(15,782)	96,167
Net income/(loss)	—	84,523	(16,925)	15,584	(15,782)	36,332
Total assets	—	624,257	272,017	154,018	—	1,050,292
Capital expenditures(1)	—	27,747	10,591	2,268	—	40,606

(1)
Capital expenditures includes financing fees incurred through other financial liabilities for the purchase of certain equipment

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Segment Information (Continued)

        The reconciliation of EBITDA to net income attributable to the Company for the years ended December 31, 2018, 2017 and 2016 are as follows:

	Year ended December 31,
	2018	2017	2016
	(US$ thousands)
Net income (loss)	$114,589	$142,283	$36,332
Depreciation, depletion and amortization	162,117	75,503	59,737
Interest expense (net of income)	57,978	9,955	98
Other foreign exchange losses	9,004	—	—
Loss on retirement of debt	58,085	—	—
Income tax expense	75,212	—	—
Consolidated EBITDA	$476,985	$227,741	$96,167

        The reconciliation of Capital expenditures per the Company's segment information to capital expenditures disclosed on the consolidated statements of cash flows for the years ended December 31, 2018, 2017 and 2016 are as follows:

	Year ended December 31,
	2018	2017	2016
	(US$ thousands)
Capital expenditures per Consolidated Statements of Cash Flows	$114,302	$63,923	$37,599
Capital expenditures financed through other financial liabilities	870	9,866	3,007
ARO change in estimate to underlying asset	(422)	—	—
Capital expenditures per segment detail	$114,750	$73,789	$40,606

Disaggregation of revenue

        The Company disaggregates the revenue from contracts with customers by major product group for each of the Company's segments, as the company believes it best depicts the nature, amount, timing and uncertainty of revenues and cash flows. All revenue is recognized at point in time.

	Year ended December 31, 2018
	Curragh	Buchanan	Logan	Greenbrier	Other and Corporate	Total
	(US $ thousands)
Product Groups
Metallurgical coal	$1,061,402	$496,472	$194,974	$66,258	$—	$1,819,106
Thermal coal	74,656	13,830	37,215	792	—	126,493
Other	29,522	128	2,778	2,477	—	34,905
Total	$1,165,580	510,430	234,967	69,527	$—	$1,980,504

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Segment Information (Continued)

	Year ended December 31, 2017
	Curragh	Buchanan	Logan	Greenbrier	Other and Corporate	Total
	(US$ thousands)
Product Groups
Metallurgical coal	$—	$461,863	$189,124	$54,479	$—	$705,466
Thermal coal	—	3,058	43,169	4,692	—	50,919
Other	—	115	10,810	934	—	11,859

Total	$—	$465,036	$243,103	$60,105	$—	$768,244

	Year ended December 31, 2016
	Curragh	Buchanan	Logan	Greenbrier	Other and Corporate	Total
	(US$ thousands)
Product Groups
Metallurgical coal	$—	$271,676	$103,671	$23,149	$—	$398,496
Thermal coal	—	3,372	27,870	4,228	—	35,470
Other	—	219	2,358	459	249	3,285

Total	$—	$275,267	$133,899	$27,836	$249	$437,251

Further explanation to table above:

        The following is a description of the principal activities by reportable segments.

  •
  The Company primarily offers two types of products to its customers: metallurgical coal and thermal coal of varying qualities. Metallurgical coal can be further distinguished by its volatility, defined as high, mid, or low. Each reporting segment mines a different volatility of metallurgical coal.

  •
  The Greenbrier reportable segment, comprised of coal mining facilities in the south-eastern region of West Virginia, produces hard coking coal, specifically mid-volatility coal.

  •
  The Logan reportable segment, comprised of mining interests, coal reserves, and facilities located in Logan County, West Virginia, produces hard coking coal, specifically high-volatility coal.

  •
  The Buchanan reportable segment, comprised of mining assets and operations located in Buchanan County, Virginia, produces hard coking coal, specifically low-volatility coal.

  •
  The Curragh reportable segment, comprised of mining assets and operations located in Central Queensland, Australia, produces a wide variety of metallurgical coal.

        Payments from customers are generally due 30 days after invoicing. Invoicing usually occurs after shipment or delivery of goods. The timing between the recognition of revenue and receipt of payment is not significant.

        The Company had certain customers whose accounts receivable balances individually represented 10% or more of the Company's total accounts receivable, or whose revenue individually represented 10% or more of the Company's total revenue. Management notes each reportable segment has some amount of sales to these key customers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Segment Information (Continued)

        The following table summarizes any customer whose revenue individually represented 10% or more of the Company's total revenue in the years ended December 31, 2018, 2017 and 2016.

	Year ended December 31,
	2018	2017	2016
	(US$ thousands)
Customer A	23%	49%	50%
Customer B	12%	n/a	17%

        The following table presents revenues as a percent of total revenue from external customers by geographic region:

	Year ended December 31,
	2018	2017	2016
	(US$ thousands)
USA	42%	100%	100%
India	19%	—%	—%
Japan	14%	—%	—%
Korea	9%	—%	—%
Europe	6%	—%	—%
Australia	6%	—%	—%
Taiwan	2%	—%	—%
China	1%	—%	—%
Brazil	1%	—%	—%
Total	100%	100%	100%

        The Company attributes revenue to individual countries based on the location of the physical delivery of the coal.

5. Expenses

Stanwell rebate

        The Stanwell rebate relates to a contractual arrangement entered into by the Company with Stanwell Corporation Limited, an electricity generator owned by the State of Queensland in Australia, which requires payment of a rebate for export coal sold from the Curragh mining tenements. The rebate obligation is accounted for as an executory contract. Accordingly, the expense is recognized as incurred.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Expenses (Continued)

Other, net

        Other, net consists of the following at December 31, 2018, 2017 and 2016:

	2018	2017	2016
	(US$ thousands)
Loss on foreign exchange swap	$15,695	$—	$—
Other foreign exchange losses	9,004	—	—
Other expenses (income)	2,517	(473)	376

Total Other, net	$27,216	$(473)	$376

6. Capital Structure

(a)   Stockholders' Equity

        The Company has securities listed for quotation in the form of CHESS Depository Interests (CDIs) on the Australian Securities Exchange ("ASX") that trade under the symbol "CRN."

        Each share of common stock (share) is equivalent to 10 CDIs.

Authorized capital stock

        The Company's Articles of Incorporation, as amended, authorize the Company to issue 1,100,000,000 shares of $.01 par value capital stock consisting of 1,000,000,000 shares of common stock and 100,000,000 shares of preferred stock.

Common Stock / CDIs

        As each CDI represents one tenth of a share, holders of CDIs will be entitled to one vote for every 10 CDIs they hold. CDI holders are to receive entitlements which attach to underlying shares such as participation in rights issues, bonus issues, capital reductions and liquidation preferences.

        The CDIs entitle holders to dividends, if any, and other rights economically equivalent to shares of common stock, including the right to attend stockholders' meetings. CDN, as the stockholder of record, will vote the underlying shares in accordance with the directions of the CDI holders.

Preferred Stock

        The Series A Preferred Share provides the holder with Board designation rights which are tied to the level of beneficial ownership of common shares in the Company. The Series A Preferred Share is not entitled to dividends and is non-transferable. The Series A Preferred Share has a liquidation preference of $1.00.

Restrictions

        Voluntary escrow: Following the completion of the IPO, Coronado Group LLC entered into a voluntary escrow agreement whereby 77,308,103.6 shares of common stock (773,081,036 CDIs) were subject to voluntary escrow for a restriction period until the first business day after the release of the Company's 2019 results.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Capital Structure (Continued)

        Foreign Ownership Restriction: the Company's CDIs and shares are considered 'restricted securities' under Rule 144 under the US Securities Act, and offers and sales of the CDIs and underlying shares will be subject to an initial one year distribution compliance period whereby holders of CDIs are unable to sell the CDIs into the US or to a US person unless the re-sale of the CDIs is registered under the Securities Act or an exemption is available.

Issued Stock

        Following the Reorganization Transaction, 80,000,000 common shares and one Series A preferred Share were issued by the Company and held by Coronado Group LLC. All common shares and preferred shares have a par value of $0.01.

        On October 23, 2018, in connection with the IPO on the ASX, the Company issued 16,651,692 new shares (166,516,920 CDIs), raising cash proceeds of $473.4 million, prior to issuance costs of $30.6 million. Coronado Group LLC sold 2,691,896.4 shares of common stock (26,918,964 CDIs) and the Company did not receive any proceeds from the sale of these securities.

        As of December 31, 2018, 966,516,920 CDIs (96,651,692 shares of common stock) were outstanding.

        The following options to purchase common stock are issued and outstanding:

  •
  1,336,454 CDIs issuable upon the exercise of stock options outstanding at a weighted average exercise price of $2.84 per CDI.

  •
  1,001,914 CDIs issuable upon settlement of outstanding PSU awards

  •
  54,687 CDIs issuable upon settlement of outstanding RSU awards.

Dividends

        The dividend policy and the payment of future cash dividends are subject to the discretion of the Company's Board of Directors.

(b)   Earnings per Share

        Basic earnings per share of common stock is computed by dividing net income attributable to the Company for the period from October 24, 2018 through December 31, 2018, the period following the IPO, by the weighted-average number of shares of common stock outstanding during the same period. Diluted earnings per share of common stock is computed by dividing net income attributable to the Company by the weighted-average number of shares of common stock outstanding adjusted to give effect to potentially dilutive securities. There were no traded shares of common stock outstanding prior to October 23, 2018, therefore no earnings per share information has been presented for any period prior to that date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Capital Structure (Continued)

        Basic and diluted earnings per share was calculated as follows (in thousands, except per share data):

(US$ thousands, except share data)	2018
Numerator:
Net Income	$20,746
Less: Net income attributable to Non-controlling interest	(17)

Net Income attributable to Company stockholders (post IPO)	$20,763

Net Income	$114,681
Pro forma income tax expense	(21,190)

Pro forma net Income attributable to Company stockholders	$93,491

Denominator
Weighted-average shares of common stock outstanding	96,651,692
Effects of dilutive shares	4,375
Weighted average diluted shares of common stock outstanding	96,656,067
Earnings Per Share (US$):
Basic	$0.21
Dilutive	$0.21
Pro forma Earnings Per Share (US$):
Basic	$0.97
Dilutive	$0.97

7. Inventories

        Inventories consist of the following at December 31, 2018 and 2017:

(US$ thousands, except share data)	2018	2017
Raw coal	$20,106	2,695
Saleable coal	26,374	4,411

Total coal inventories	46,480	7,106

Supplies inventory	48,623	10,974

Total inventories	$95,103	18,080

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Property, Plant and Equipment

        Property, plant, and equipment consist of the following at December 31, 2018 and 2017:

(US$ thousands, except share data)	2018	2017
Land	$26,845	9,431
Buildings and improvements	89,027	9,707
Plant, machinery, mining equipment and transportation vehicles	765,432	398,548
Mineral rights and reserves	464,680	462,098
Office and computer equipment	3,700	1,238
Mine development	479,152	33,868
Asset retirement obligation asset	80,993	14,649
Construction in process	43,691	20,980

	1,953,520	950,519
Less accumulated depreciation, depletion and amortization	334,962	189,479

Net property, plant and equipment	$1,618,558	761,040

        The amount of depreciation and depletion expense for property, plant and equipment for the years ended December 31, 2018, 2017 and 2016 was $152.7 million, $76.9 million and $58.9 million, respectively. The depreciation and depletion expense included a credit of $0.2 million, $6.4 million and $0.3 million for the years ended December 31, 2018, 2017 and 2016, respectively, relating to a change in estimate of the ARO.

9. Goodwill and Other Intangible Assets

(a)   Acquired Intangible Assets

	December 31, 2018
(US$ thousands)	Weighted average amortization period (years)	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets:
Amortizing intangible assets:
Mining permits—Greenbrier	14	$1,500	760	740
Mining permits—Logan	15	1,642	638	1,004
Mining permits—Buchanan	28	4,000	342	3,658
Total intangible assets		$7,142	1,740	5,402

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Goodwill and Other Intangible Assets (Continued)

	December 31, 2017
(US$ thousands)	Weighted average amortization period (years)	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets:
Amortizing intangible assets:
Mining permits—Greenbrier	14	$1,500	679	821
Mining permits—Logan	15	1,642	513	1,129
Mining permits—Buchanan	28	4,000	217	3,783
Total intangible assets		$7,142	1,409	5,733

        Amortization expense is charged using the straight-line method over the useful lives of the respective intangible asset. The aggregate amount of amortization expense for amortizing intangible assets for the years ended December 31, 2018, 2017 and 2016 was $0.3 million, $0.3 million and $0.3 million, respectively. Estimated amortization expense for the next five years is $0.3 million in 2019, $0.2 million in 2020 and $0.2 million in 2021, $0.2 million in 2022, and $0.2 million in 2023.

(b)   Goodwill

        In connection with the Buchanan acquisition on March 31, 2016, the Company recorded goodwill in the amount of $28.0 million. The Company performed a qualitative assessment to determine if impairment was required at December 31, 2018 or 2017. Based upon the Company's qualitative assessment, it is more likely than not that the fair value of the reporting unit is greater than their carrying value at December 31, 2018 and 2017. The Company has not noted any indicators of impairment since the acquisition date. As a result, no impairment was recorded, and the balance of goodwill at both December 31, 2018 and 2017 was $28.0 million.

10. Other Assets

	December 31, 2018
(US$ thousands)	Gross carrying amount	Accumulated amortization	Net carrying amount
Other assets:
Favorable mineral leases	$4,800	(660)	4,140
Deferred debt issue costs	13,773	(774)	12,999
Long service leave receivable	1,216	—	1,216

Total other assets	$19,789	(1,434)	18,355

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Other Assets (Continued)

	December 31, 2017
(US$ thousands)	Gross carrying amount	Accumulated amortization	Net carrying amount
Other assets:
Favorable mineral leases	$4,800	(322)	4,478
Deferred debt issue costs	1,832	(209)	1,623

Total other assets	$6,632	(531)	6,101

        The Company has other assets consisting of favorable mineral leases, deferred debt issue costs, and long service leave receivable. The favorable mineral leases are amortized based on the coal tonnage removed from the lease property relative to the total estimated reserves on that property. The deferred debt issue costs were incurred to establish the revolver and are accordingly amortized over the life of the revolver on a straight-line basis. Long service leave is paid when leave is taken, with a subsequent reimbursement received from the coal mining industries Long Service Leave Trust Fund (Trust Fund) in Australia. The reimbursement is recognized in other assets and is measured as the present value of expected future reimbursements to be received.

11. Investments in Variable Interest Entity—Consolidated

        JEP Mining LLC ("JEP") was formed in 2013 between Greenbrier and SYR Energy Partners LP ("SYR"). Greenbrier contributed $0.07 million for 50% ownership and SYR contributed $0.07 million for 50% ownership in JEP (collectively the Membership Interests). JEP is governed by three Managers, two of which are appointed by Greenbrier and one is appointed by SYR.

        JEP was created to hold a mine development lease for an approximate 650-acre tract of land and the associated coal reserve and mining rights. Having no operations at inception that would generate profits, additional funding of $0.2 million was provided to JEP in the form of a loan from Greenbrier. At inception of the entity, the expectation was that further capital contributions would be required as JEP continued mine development and paid prepaid lease royalties.

        The Company consolidates the financial statements of JEP as it is the primary beneficiary of the variable interest entity. The Company is responsible for determining the mine plan and for mine development. The approval of the mine plan and any permitting decisions do not require unanimous consent of all three Managers but rather majority approval, and, as such, the Company has control and would be the primary beneficiary. The amounts presented for JEP in the table below exclude

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Investments in Variable Interest Entity—Consolidated (Continued)

intercompany balances eliminated in consolidation and include the non-controlling interest at redemption value as reported in the consolidated balance sheets.

(US$ thousands)	2018	2017
Asset
Current assets:
Prepaid expenses and other current assets	$250	125

Total current assets	250	125

Property, plant, and equipment, net	637	613

Total assets	887	738

Members' Capital
Total Company equity/Coronado Group LLC members capital	605	501
Noncontrolling interests	282	237

Stockholders' equity/Members' capital	$887	738

12. Accrued Expenses and Other Current Liabilities

        Accrued expenses and other current liabilities consist of the following at December 31, 2018 and 2017:

(US$ thousands)	2018	2017
Wages and employee benefits	$50,819	23,403
Taxes other than income taxes	6,512	5,202
Accrued royalties	49,129	5,993
Accrued freight costs	26,509	451
Accrued mining fees	45,615	3,316
Cash flow hedge derivative liability	5,311	—
Acquisition related accruals	30,349	—
Other liabilities	29,252	2,649

Total accrued expenses and other current liabilities	$243,496	41,014

13. Asset Retirement Obligations

        Reclamation of areas disturbed by mining operations must be performed by the Company in accordance with approved reclamation plans and in compliance with state and federal laws. For areas disturbed, a significant amount of the reclamation will take place in the future when operations cease. There were no assets that were legally restricted for purposes of settling asset retirement obligations as of December 31, 2018 and 2017. All mines are bonded for reclamation and mine plans are approved by the states of West Virginia, Virginia, and Queensland Australia. In addition, state agencies monitor compliance with the mine plans, including reclamation.

        The Company records the fair value of its asset retirement obligations using the present value of projected future cash flows, with an equivalent amount recorded as basis in the related long lived asset or a change to the statements of operations if the related permit is closed. An accretion cost,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Asset Retirement Obligations (Continued)

representing the increase over time in the present value of the liability, is recorded each period and the capitalized cost is depreciated over the useful life of the related asset. As reclamation work is performed or liabilities otherwise settled, the recorded amount of the liability is reduced.

        Changes in the asset retirement obligations for the year ended December 31, 2018 were as follows:

(US$ thousands)
Total asset retirement obligations at January 1, 2018	$56,429
ARO liability acquired	104,305
ARO liability additions	8,776
Accretion	9,376
Reclamation performed in 2018	(4,743)
Gain on settlement of ARO	(854)
Change in estimate recorded to operations	(234)
Change in estimate recorded to assets	(39,677)
Foreign currency translation adjustment	(7,587)

Total asset retirement obligations at December 31, 2018	125,791
Less current portion	(7,719)

$118,072

        Changes in the asset retirement obligations for the year ended December 31, 2017 were as follows:

(US$ thousands)
Total asset retirement obligations at January 1, 2017	$51,849
ARO liability additions	4,804
Accretion	2,541
Reclamation performed in 2017	(1,180)
Gain on settlement of ARO	(917)
Change in estimate recorded to assets	(668)

Total asset retirement obligations at December 31, 2017	56,429
Less current portion	(3,463)

$52,966

14. Interest bearing liabilities

        On June 6, 2017, the Company and certain of its subsidiaries entered a six-year $175.0 million term loan with Bank of America ("Bank of America Term Loan"), as administrative agent, and lenders party thereto. Pursuant to the credit agreement, dated as of June 6, 2017, the Bank of America Loan matured on June 6, 2023 and accrued interest at a variable interest rate based on certain financial ratios. The Bank of America Term Loan was a primary obligation of the Company. The Bank of America Loan was extinguished on March 29, 2018.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Interest bearing liabilities (Continued)

        On June 6, 2017, the Company and certain of its subsidiaries also entered a five-year Asset Backed Loan ("ABL") with Bank of America, as administrative agent, and lenders party thereto. The ABL provided the Company with a revolving credit facility with a capacity of up to $100.0 million that could be used to borrow funds or obtain letters of credit, secured against the receivables of the Company. As of December 31, 2018, no amounts were drawn and no letters of credit were outstanding. As at December 31, 2017 one letter of credit was outstanding for an amount of $9.5 million. The ABL was amended on January 16, 2018 and terminated on October 23, 2018.

        On March 29, 2018, the Company and certain of its subsidiaries also entered into a seven-year $700.0 million Term Loan B with Deutsche Bank AG ("TLB"), as administrative agent, and lenders party thereto. Pursuant to the credit agreement, dated as of March 29, 2018, the TLB matured on March 29, 2025 and accrued interest at a variable interest rate based on certain financial ratios. The TLB was terminated on October 24, 2018.

        On September 15, 2018, the Company entered into a fully underwritten Multi-Currency Revolving Syndicated Facility Agreement with Westpac Banking Corporation and National Australia Bank Limited ("SFA"). The SFA incorporates two facilities:

  •
  $350.0 million facility for general working capital and general corporate purposes (Facility A); and

  •
  A$370.0 million bank guarantee facility (Facility B).

        As at December 31, 2018 Facility A remains undrawn and a significant portion of Facility B has been utilized to cover bank guarantees issued on behalf of the Company (Refer to Note 24—Contingencies).

        The Company's lending arrangements contain, among other terms, events of default and various affirmative, negative, and reporting covenants and cross-default provisions that are typical for a facility of this nature. Should the Company be unable to comply with any future debt-related covenant (and where the non-compliance is not remedied within the permitted timeframe), the Company will be required to seek a waiver of such covenant to avoid an event of default.

        The following is a summary of interest bearing liabilities at December 31, 2018:

(US$ thousands)	Principal		Unamortized discount and debt issuance costs
Revolving credit facility with a capacity of up to $350,000. Variable interest rate with variable monthly payments		—		*
Interest bearing liabilities, excluding current instalments

$

*
See Note 10, Other assets, for debt issuance costs related to the revolving credit facility.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Interest bearing liabilities (Continued)

        The following is a summary of interest bearing liabilities at December 31, 2017:

(US$ thousands)	Principal	Unamortized discount and debt issuance costs
Term Loan maturing on June 6, 2023, payable in variable monthly payments with a variable interest rate.	$140,354	(10,088)
Revolving credit facility with a capacity of up to $100,000. Variable interest rate with variable monthly payments	—	*

Total interest bearing liabilities	140,354	(10,088)
Less current instalments	1,750

Interest bearing liabilities, excluding current instalments	$138,604	(10,088)

*
See Note 10, Other assets, for debt issuance costs related to the revolving credit facility.

15. Other financial liabilities

        The following is a summary of other financial liabilities at December 31, 2018:

(US$ thousands)	Principal
Collateralized notes payable to equipment financing companies, payable in aggregate monthly instalments ranging from $1 to $124 through September 19, 2021. Interest is payable at fixed rates ranging up to 5.5% per annum.	$7,297
Unsecured notes payable to insurance premium finance company, payable in aggregate monthly instalments ranging from $478 to $584 with a fixed rate ranging up to 3.30% per annum.	4,504

Total other financial liabilities	11,801
Less current instalments	7,728

Other financial liabilities, excluding current instalments	$4,073

        The following table presents remaining aggregate contractual maturities for the above:

(US$ thousands)	December 31, 2018
2019	7,728
2020	2,526
2021	1,547
Thereafter	0

Total debt	11,801

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Other financial liabilities (Continued)

        The following is a summary of other financial liabilities at December 31, 2017:

(US$ thousands)	Principal
Collateralized notes payable to equipment financing companies, payable in aggregate monthly instalments ranging from $1 to $234 through March 31,2021. Interest is payable at fixed rates ranging up to 8.0% per annum.	11,002
Unsecured notes payable to insurance premium finance company, payable in aggregate monthly instalments of $478 with a fixed rate ranging up to 2.95% per annum.	1,429

Total other financial liabilities	12,431
Less current instalments	5,281

Other financial liabilities, excluding current instalments	$7,150

*
See Note 10, Other assets, for debt issuance costs related to the revolving credit facility.

        The other financial liabilities to equipment financing companies are collateralized by the equipment being financed plus certain other equipment owned by the Company.

16. Contract Obligations

        In connection with the acquisition of the Logan assets, the Company assumed certain non-market contracts related to an export terminal services agreement and various coal leases. The terminal services agreement expires on March 31, 2024 and requires the Company to pay for one million tons of trans loading services each year at a fixed price regardless of whether the Company utilizes the terminal services or not. The Company recorded $25.0 million related to this obligation and is amortizing it ratably over the trans loading commitment for the contract term. The non-market coal leases require royalty payments based on a percentage of the realization from the sale of the respective coal under lease. The Company recorded $27.3 million related to the non-market portion of the coal leases and is amortizing it ratably over the respective estimated coal reserves as they are mined and sold.

        In connection with the acquisition of Buchanan, the Company assumed certain sales contracts with a fixed pricing component that was effectively below the market price at the date of acquisition. The Company recorded $10.0 million related to the unfavorable pricing of these sales contracts and is amortizing it ratably based on the tons sold through the contract.

        In connection with the acquisition of Curragh, the Company assumed the Stanwell non-market coal supply agreement (CSA) with a fixed pricing component that was effectively below the market price at the date of acquisition. The Company recorded $307.0 million related to the unfavorable pricing of the Stanwell CSA and is amortizing it ratably based on the tons sold through the contract. For the year ended December 31, 2018 the amortization of this liability was $28.3 million and was recorded as other revenues in the statement of comprehensive income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Contract Obligations (Continued)

        The following is a summary of the contract obligations as of December 31, 2018:

(US$ thousands)	Short-term	Long-term	Total
Terminal services contract liability	$2,717	11,549	14,266
Coal leases contract liability	844	22,354	23,198
Stanwell below market coal supply agreement	35,555	219,675	255,230

	$39,116	253,578	292,694

        The following is a summary of the contract obligations as of December 31, 2017:

(US$ thousands)	Short-term	Long-term	Total
Terminal services contract liability	$2,718	14,266	16,984
Coal leases contract liability	843	23,526	24,369
Sales contract liability	2,421	—	2,421

	$5,982	37,792	43,774

17. Deferred consideration liability

        On August 14, 2018 the Company completed the purchase of the Stanwell Reserved Area ("SRA") adjacent to the current Curragh mining tenements. This area was acquired on a deferred consideration basis and on acquisition the Company recognized a 'Right-to-mine-asset' and a corresponding deferred consideration liability of $155.2 million, calculated using a pre-tax discount rate of 13% representing fair value of the arrangements and the date of acquisition. The deferred consideration liability will reflect passage of time changes by way of an annual accretion at the pre-tax discount rate of 13% while the liability will decrease as domestic coal is supplied to Stanwell from the SRA.

(US$ thousands)	2018	2017
Stanwell Reserved Area deferred consideration	155,332	—

	$155,332	—

18. Workers' Compensation and Pneumoconiosis ("Black Lung") Obligations

        In the United States, coal mine operations generate traumatic workers compensation claims, as well as workers' compensation occupational disease claims for black lung disease. Injured workers generally file claims for traumatic injury under the governing state workers compensation act. Workers may file claims due to black lung under the governing state workers compensation act or under a series of federal laws that include the Federal Coal Mine Health and Safety Act of 1969, as amended, the Black Lung Benefits Act of 1973, and the Black Lung Benefits Reform Act of 1977. The Company provides for both traumatic workers compensation claims and occupational disease claims through an insurance policy.

        On June 1, 2018, the Company obtained workers' compensation insurance for work related injuries, including black lung, through a third party commercial insurance company for claims that exceed $0.5 million per occurrence or aggregate claims in excess of $18.0 million for policy year ending May 31, 2019. On June 1, 2017, the Company obtained workers' compensation insurance for work related injuries, including black lung, through a third party commercial insurance company for claims

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Workers' Compensation and Pneumoconiosis ("Black Lung") Obligations (Continued)

that exceed $0.5 million per occurrence or aggregate claims in excess of $11.5 million as amended for the policy year ending May 31, 2018. Per the contractual agreements, the Company was required to provide a collateral deposit of $16.6 million for policy years ending May 31, 2019 and May 31, 2018, which was accomplished through posting surety bonds totaling $7.9 million and $8.8 million of cash collateral in an escrow account.

        Effective June 1, 2016, the Company purchased coverage from a commercial insurance company for all claims and is no longer subject to an aggregate claim limitation for the policy year ended May 31, 2017.

        For the years ended December 31, 2018, 2017 and 2016, the consolidated statements of operations included Company incurred claims, premium expenses and administrative fees related to worker's compensation benefits of $18.7 million, $18.0 million and $10.9 million, respectively. As of December 31, 2018, and December 31, 2017, the estimated workers' compensation liability was $16.4 million and $11.1 million, respectively, representing claims incurred but not paid based on the estimate of the outstanding claims under the coverage limits and the actuarially determined retained liability under the aggregate claim amount. For December 31, 2017, the liability includes $3.0 million due to AIG related to a previous policy year. The Company's estimated workers' compensation liabilities are recorded within accrued expenses and other current liabilities in the consolidated balance sheets.

19. Employee Benefit Plans

        The Company has a 401(k)-defined contribution plan in which all US full time employees are eligible to participate upon their date of hire. Employees generally may contribute up to 100% of their qualifying compensation subject to statutory limitations. Effective January 1, 2014, the Company matches up to 100% up to the first 4% of the participant's annual compensation for all employees except for those employed at Buchanan. For employees at Buchanan, the Company matches up to 100% of the first 6% of the participant's annual compensation. The Company's contributions immediately vest. Total Company contributions for the years ended December 31, 2018, 2017 and 2016 amounted to $3.6 million, $3.0 million and $1.7 million, respectively.

        In the United States, the Company is self-insured for employee health care claims up to the lesser of $0.2 million per covered person or an aggregate amount depending on the various coverages provided to employees throughout the plan year for all employees. The Company has purchased coverage from a commercial insurance carrier to provide for any claims in excess of these amounts. At December 31, 2018 and 2017, the Company had provided accruals of $1.8 million and $3.3 million, respectively, for claims incurred but not paid based on management's estimate of the Company's self-insured liability. For the years ended December 31, 2018, 2017 and 2016, the Company incurred claims, premium expenses and administrative fees related to this plan totaling $23.7 million, $19.3 million and $17.1 million respectively.

20. Share-Based Compensation

(a)   2018 Equity Incentive Plan

        In connection with the completion of the Company's initial public offering of common stock, the Company implemented the Coronado Global Resources Inc. 2018 Equity Incentive Plan (the "2018

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Share-Based Compensation (Continued)

Plan") which is designed to align compensation for certain key executives with the performance of the Company.

        The 2018 Plan provides for the grant of awards including stock options ("Options"); stock appreciation rights; restricted stock units ("RSUs"); and restricted stock, valued in whole or in part with reference to shares of the Company's CDIs or common stock, as well as performance-based awards, including performance stock units ("PSUs") denominated in CDIs or shares of common stock. In 2018, the Company granted Options, RSUs and PSUs, all in CDIs with 10 CDIs representing 1 share of common stock.

        Relative TSR Awards: For 25% of Options and PSUs granted in 2018 (the "Relative TSR Options" and the "Relative TSR PSUs"), the Company includes a relative total shareowner return ("TSR") modifier to determine the number of shares which will vest at the end of the performance period. For these awards determined based on the Company's total shareowner return over the 3-year performance period relative to a predefined comparator group of companies.

        Scorecard Awards: For the remaining 75% of Options and PSUs granted in 2018 (the "Scorecard Options" and the "Scorecard PSUs"), the number of awards that will ultimately vest is based on the certified achievement of the predefined scorecard performance metrics related to safety, production volumes and production costs which are tested at the end of the defined 3-year performance period.

        The Company measures the cost of all stock-based compensation, including stock options, at fair value on the grant date and recognizes such costs within the consolidated statements of operations. The Company recognizes compensation expense related to Options and PSUs that cliff vest using the straight-line method. For stock-based awards where vesting is dependent upon achieving certain operating performance goals, the Company estimates the likelihood of achieving the performance goals during the 3-year performance period. Stock-based compensation expense is recognized net of an estimated forfeiture rate and compensation expense is only recognized for awards that are expected to vest. Forfeiture estimates are trued-up through the vesting date or settlement date, to ensure that total compensation expense is recognized only for those awards that ultimately vest.

        All 2018 Awards require the grantee to be employed by the Company at either the vesting date or settlement date except for grantees who meet certain retirement criteria under the 2018 Plan.

        On October 23, 2018, 1,336,454 Options and 1,001,914 PSUs were granted under the 2018 Plan (the "2018 Awards").

        Total stock-based compensation expense was $0.5 million, $0 and $0 for the years ended December 31, 2018, 2017 and 2016 respectively, and was included as a component of selling, general, and administrative expenses in the Company's consolidated statements of operations. This includes compensation expense which has been recognized in full at the grant date for employees that meet certain retirement eligibility criteria per the 2018 Plan.

        As of December 31, 2018, the Company had $0.4 million (2017: $0) of total unrecognized compensation cost related to nonvested stock-based compensation awards granted under the plans. This cost is expected to be recognized over a weighted-average period of 4.25 years as stock-based compensation expense. This expected cost does not include the impact of any future stock-based compensation awards.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Share-Based Compensation (Continued)

Stock Option Awards

        The Company's 2018 stock option awards were granted on the date of the IPO with an exercise price of $2.84 per CDI (A$4.00 per CDI) which was equal to the Company's IPO Price.

        75% of the Company's 2018 stock option awards are subject to "Scorecard" criteria and vest based on service and performance conditions. The fair value of the Scorecard Options is estimated on the grant date using a Black-Scholes-Merton option-pricing model, which considers factors such as estimating the expected term of stock options and the expected volatility of our stock. The assumptions used in the Black-Sholes-Merton option-pricing model for such grants are as follows:

December 31, 2018
Expected term of the stock options(i)	7.22 years
Dividend yield(ii)	10%
Expected volatility(iii)	35%
Risk-free interest rate(iv)	2.46%

(i)
Expected term represents the period that the Company's stock-based awards are expected to be outstanding and is determined using the simplified method, which equates to a weighted average of the vesting period and total contractual term of the award. All awards cliff vest at the end of the requisite service period

(ii)
Dividend yield is the expected average yield of dividends expected over the vesting period. The Company has never paid dividends.

(iii)
Expected volatility is estimated using comparable public company's volatility for similar terms as the Company does not have a long enough operating period as a public company to estimate its own volatility. Over time as the Company develops its own volatility history it will begin to incorporate that history into its expected volatility estimates.

(iv)
Risk-free interest rate is based on an interpolated Australian Government Bond Rate at the time of the grant for periods corresponding with the expected term of the option.

        25% of the Company's 2018 stock option awards are subject to TSR criteria and vest based on service and market conditions. The fair value of Relative TSR Options was estimated using a Monte Carlo simulation model.

        The Company's Stock Option activity is summarized below:

Stock Option Plan Activity	Number of Options	Weighted-Average Exercise Price per CDI	Weighted-Average Remaining Contractual Term (in Years)
Outstanding at December 31, 2017	—	$—	—
Granted	1,336,454
Forfeited	—
Exercised	—
Outstanding at December 31, 2018	1,336,454	$2.84	4.25
Exercisable at December 31, 2018	—	$—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Share-Based Compensation (Continued)

        As of December 31, 2018, the weighted average grant date fair value of all Option Awards granted was $0.27. There were no options forfeited or vested during the period.

Performance Stock Unit Awards

        The Company's 2018 PSU awards were granted on the date of the IPO.

        75% of the Company's 2018 PSU awards are subject to "Scorecard" criteria and vest based on service and performance conditions. The fair value of the Scorecard PSUs is the market value of the Company's CDIs on the grant date less the present value of the expected dividends not received during the relevant period. Holders of Scorecard PSUs are entitled to dividends only from the end of the performance period until the settlement date. Dividends are forfeitable under the same conditions as the PSU awards.

        25% of the Company's 2018 PSU awards are subject to TSR criteria and vest based on service and market conditions. The grant date fair value of Relative TSR PSUs is estimated using a Monte Carlo simulation model.

        Activity of the Company's performance stock units (PSUs) that are ultimately payable in the Company's CDIs or the equivalent number of shares of common stock granted under the 2018 Equity Incentive Plan is summarized below:

Performance Stock Units Plan Activity	Number of PSUs	Weighted-Average Grant Date Fair Value (per CDI)
Nonvested at December 31, 2017	—	$—
Granted	1,001,914
Forfeited	—
Vested	—
Nonvested at December 31, 2018	1,001,914	$1.83

        As of December 31, 2018, the weighted average grant date fair value of all PSU Awards granted was $1.83 (A$2.58). There were no PSUs forfeited or vested during the period.

(b)   Non-Executive Director Equity Incentive Plan

Restricted Stock Units

        During the year ended December 31, 2018, the Company granted 54,687 restricted stock units ("RSUs") in lieu of a salary to a non-executive director. The RSU's are granted for nil consideration, as they form part of the participant's remuneration package.

        Each RSU represents the right to receive one CDI. The fair value of such awards was determined using the weighted average closing CDI price on the grant date and compensation expense is recorded over the requisite service period. Awards vest in full on the grant date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Share-Based Compensation (Continued)

        Activity of the Company's restricted stock units (RSUs) that are ultimately payable in CDIs stock granted under the 2018 Non-Executive Director Equity Incentive Plan is summarized below:

Restricted Stock Units Plan Activity	Number of RSUs	Weighted-Average Grant Date Fair Value (per CDI)
Nonvested at December 31, 2017	—	$—
Granted	54,687
Forfeited	—
Vested	(10,937.4)
Nonvested at December 31, 2018	43,749.6	$2.84

(c)   Short Term Incentive Plan

        The amount of the STI award that each participant becomes entitled to each year (if any) will be determined by the Board and Compensation and Nominating Committee based on the achievement of set financial and non-financial performance targets. 50% of the award is to be delivered in cash after the release of the Companies audited full-year financial results and then 50% will be deferred for 12 months. The deferred component of the STI will be delivered as Restricted Stock Units ("RSUs") that will vest after the release of the Company's audited full year results following the year of the award.

        Each RSU is an entitlement to receive one CDI (or, if the Board determines, the equivalent value in cash of common shares), plus additional CDIs (or the equivalent value in cash or common shares) equal to any distributions made until the RSU is settled. The RSU's are granted for nil consideration, as they form part of the participant's remuneration package.

        The CEO is the only Director who is entitled to participate in the grant of RSUs under deferral arrangements in the STI Plan.

21. Income Taxes

        Prior to August 13, 2018, the Company and its related entities were treated as partnerships for U.S. income tax purposes and therefore provided no income taxes within the financial statements. On August 13, 2018, the Company converted to a c-corporation and began to provide U.S. income taxes on the earnings of the Curragh operations. The Curragh entities are treated as a branch for U.S. tax purposes and all income flows through to the ultimate parent (the Company). On September 19, 2018, the legacy U.S. businesses were contributed to the Company and became taxable under the ownership of the Company at that time.

        On December 22, 2017, the Tax Cuts and Jobs Act ("Tax Act") was enacted and revised the U.S. corporate income tax system. Among other changes, the Tax Act reduced the corporate income tax rates from 35% to 21%, implemented a territorial tax system, and imposed a repatriation tax on deemed repatriated earnings of foreign subsidiaries. The law change had no immediate impact on the Company due to the partnership tax status prior to the Tax Act enactment. The Company is currently recording its income taxes in accordance with the new law.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. Income Taxes (Continued)

        Income (loss) from continuing operations before income taxes for the periods presented below consisted of the following:

(US$ thousands)	December 31, 2018	December 31, 2017	December 31, 2016
U.S.	$133,120	$—	$—
Non-U.S.	56,681	—	—
Total	$189,801	$—	$—

        Total income tax expense for the periods presented below consisted of the following:

(US$ thousands)	December 31, 2018	December 31, 2017	December 31, 2016
Current:
U.S. federal	$12,613	$—	—
Non—U.S.	7,493	—	—
State	1,885	—
Total current	21,991	—
Deferred:		—	—
U.S. federal	33,190	—	—
Non—U.S.	11,728	—	—
State	8,303	—	—
Total deferred	53,221	—	—
Total income tax expense	$75,212	$—

        The following is a reconciliation of the expected statutory federal income tax expense (benefit) to the Company's income tax benefit for the periods presented below:

(US$ thousands)	December 31, 2018	December 31, 2017	December 31, 2016
Current:
Expected income tax expense (benefit) at U.S. federal statutory rate	$39,858	—	—
Non-taxable income	(21,777)	—	—
Non- Permanent differences taxable Income	147	—	—
Initial recognition of deferred taxes	40,557	—	—
Australian branch impact on US taxes	13,236	—	—
State income taxes, net of federal benefit	3,191	—	—
Total income tax expense	$75,212	—	—
Effective tax rate	39.63%	—	—

        The Company is recording pre-tax book income for a full year of activity. As the Company was only subject to entity-level taxation in the U.S. for the Australian operations after August 13, 2018, and for the U.S. operations after September 19, 2018, the earnings prior to these dates, for the respective operations, were included as a permanent tax difference on the effective tax rate reconciliation.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. Income Taxes (Continued)

purposes using the enacted tax rates and laws currently in effect. Significant components of the Company's deferred income tax assets and liabilities as of December 31, 2018 were as follows:

(US$ thousands)	December 31, 2018	December 31, 2017
Deferred income tax assets:
Accruals and provisions	$27,632	—
Contract obligations	171,790	—
Asset retirement obligations	23,776	—
Interest limitation carried forward	7,561	—

Total deferred income tax assets	230,759	—

Deferred income tax liabilities:
Property, plant, equipment and mine development, principally due to differences in depreciation, depletion and asset impairments	(238,342)	—
Warehouse stock	(12,219)	—
U.S. liability on foreign deferred taxes	(7,188)	—
Total deferred income tax liabilities	(257,749)	—
Net deferred income tax asset (liability)	(26,990)	—

Unrecognized Tax Benefits

        The Company utilizes the "more likely than not" standard in recognizing a tax benefit in the financial statements. The Company concluded that they do not have any unrecognized tax benefits for the year ended December 31, 2018. If accrual for interest or penalties is required, it is the Company's policy to include these as a component of income tax expense.

Tax Returns Subject to Examination

        The Company will file its initial U.S. federal income tax return, various state returns, and foreign income tax returns during 2019. The Company and its wholly-owned subsidiary, Coronado Australia Holdings Pty Ltd, will also file its first initial return in Australia during 2019. As this is the Company's first filing in all jurisdictions, it is currently not subject to any open tax audits for periods before the year-ended December 31, 2018.

22. Derivatives and Fair Value Measurement

(a)   Derivatives

        During the year the Company entered into forward contracts to reduce its exposure to the variability of diesel fuel prices used in the operations at Curragh. The forward diesel fuel contracts are designated as cash flow hedges.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Derivatives and Fair Value Measurement (Continued)

        Activity related to the Company's derivative instruments designated as cash flow hedges consisted of the following:

	Amount of loss recognized from derivatives
(US$ thousands) Derivatives designated as hedging instruments	2018	2017	2016	Location of loss recognized from derivatives
Designated forward fuel contracts	3,782	—	—	Other comprehensive income (loss), net of tax

        During the year the Company entered into a foreign exchange swap contract to hedge against the exposure fluctuations in the Australian Dollar against the US Dollar on the purchase price of Curragh between the Agreement date and the completion date. The Company elected not to formally designate the swaps as cash flow hedges. As such, the Company accounted for the foreign exchange swaps as an economic hedge and recorded at fair value at the end of each reporting period. Pursuant with ASC 815, the foreign exchange swaps were initially recorded at fair value and all subsequent changes were recorded to Other, net within the Consolidated Statements of Operations. As of December 31, 2018, the Company did not have any foreign exchange swaps outstanding.

	Amount of loss recognized from derivatives
(US$ thousands) Derivatives not designated as hedging instruments	2018	2017	2016	Location of loss recognized from derivatives
Undesignated portion of foreign exchange swaps	15,695	—	—	Other, net

(b)   Fair Value of Financial Instruments

        The fair value of a financial instrument is the amount that will be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair values of financial instruments involve uncertainty and cannot be determined with precision.

        The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

          Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

          Level 2 Inputs: Other than quoted prices that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

          Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Derivatives and Fair Value Measurement (Continued)

Financial Instruments Measured on a Recurring Basis

        As of December 31, 2018, the Company has the following liabilities that are required to be measured at fair value on a recurring basis:

  •
  Forward commodity Contracts: valued based on a valuation that is corroborated by the use of market-based pricing (Level 2)

  •
  Contingent royalty: fair value is determined using the Black-Scholes option pricing formula (Level 3)

  •
  VSM: fair value is determined using the Monte Carlo pricing simulation (Level 3)

        The following tables set forth the hierarchy of the Company's net financial liabilities positions for which fair value is measured on a recurring basis as of December 31, 2018:

(US$ thousands)	Level 1	Level 2	Level 3	Total
Forward commodity contracts	$—	5,402	—	5,402
Contingent royalty	—	—	17,216	17,216
VSM	—	—	12,987	12,987

	$—	5,402	30,203	35,605

        The Company's net financial liability positions for which fair value is measured on a recurring basis as of December 31, 2017 was as follows:

(US$ thousands)	Level 1	Level 2	Level 3	Total
Contingent royalty	—	—	8,019	8,019

	—	—	8,019	8,019

Contingent Royalty Consideration

        The Company recorded a liability in relation to the five year contingent royalty consideration when it acquired Buchanan on March 31, 2016. The liability was initially valued at $900 on acquisition of Buchanan.

        The fair value of the liability at December 31, 2018 and December 31, 2017 was $17,216 and $8,019, respectively. As a result of the valuation on December 31, 2018 a $9,197 increase in expense was recorded as part of royalties in the consolidated statements of operations to mark the liability to market for the year-ended December 31, 2018. As a result of the valuation on December 31, 2017 a $1,588 decrease in expense was recorded as part of royalties in the consolidated statements of operations to mark the liability to market for the year-ended December 31, 2017. As a result of the valuation on December 31, 2016, a $8,707 increase in expense was recorded as part of Royalties in the Consolidated Statements of Operations to mark the liability to market for the year-ended December 31, 2016. The Company developed a fair value of the royalty using the Black-Scholes option pricing formula for call options in a risk-neutral framework. Key assumptions in the valuation include

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Derivatives and Fair Value Measurement (Continued)

the gross sales price forecast, export volume forecast, volatility, the risk-free rate, and credit-spread of the Company.

	Quantitative Information about Level 3 Fair Value Measurements
(US$ thousands)	Fair value at December 31, 2018	Valuation technique	Unobservable input	Range (Weighted Avg.)
Contingent Royalty Liability	17,216	Option model	Gross sales price forecast per tonne	$91.03 to $120.34 ($99.27)
			Export volume forecast (000's)	8,412 tonnes over 2 years and 3 months
			Volatility	13.80%
			Risk-free rate	2.43% to 2.61% (2.52%)
			Company credit spread	0.0348

	Quantitative Information about Level 3 Fair Value Measurements
(US$ thousands)	Fair value at December 31, 2017	Valuation technique	Unobservable input	Range (Weighted Avg.)
Contingent Royalty Liability	8,019	Option model	Gross sales price forecast per tonne	$61.40 to $88.89 ($78.69)
			Export volume forecast (000's)	12,222 tons over 3 years and 3 months
			Volatility	23.0%
			Risk-free rate	1.15% to 2.03% (1.77%)
			Company credit spread	1.74%

Value Share Mechanism

        The Company recorded a liability in relation to contingent consideration, specifically the VSM, when it acquired Curragh on 29 March 2018. On the date of acquisition, the VSM liability represented the fair value of a two-year 25% royalty on sales from met coal mined at Curragh. The royalty only applies to the realized price on metallurgical coal sales above $145 per metric tonne. This liability is marked-to-market at each reporting date, with any fluctuations included as an operating expense in the statement of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Derivatives and Fair Value Measurement (Continued)

        The fair value of the liability at December 31, 2018 and 2017 is $13.0 million and $0, respectively. The liability was initially valued at $26.6 million on March 29, 2018, the date of the acquisition of Curragh. As a result of the valuation on December 31, 2018, a $13.6 million decrease in expense was recorded as part of Other royalties in the consolidated statements of operations to mark the liability to market as at December 31, 2018. The Company developed a fair value of the royalty using the Monte Carlo pricing simulation. The Monte Carlo simulation performs risk analysis by building models of possible results by substituting a range of values for any factor that has inherent uncertainty (in this case the future coal prices). It then calculates results over and over, each time using a different set of random values from the probability functions. Key assumptions in the valuation include the risk-free rate, the tax rate, distribution, price volatility, and Foreign Exchange ("FX") rate.

	Quantitative Information about Level 3 Fair Value Measurements
(US$ thousands)	Fair value at December 31, 2018	Valuation technique	Unobservable input	Range (Weighted Avg.)
Value Share Mechanism (VSM)	12,987	Monte Carlo simulation	Gross sales price forecast per tonne	$160.0 to $195.8 (176.16)
			Volatility	22.50%
			Risk-free rate	2.85%
			Tax rate	30.00%
			FX rate	0.7048

        The following is a summary of all the activity related to the contingent royalty liability and value share mechanism:

	2018 activity
(US$ thousands)	Account classification	Contingent Royalty Liability		VSM	Incurred royalties	Total
Beginning balance at January 1, 2018:			$8,019		1,652	9,671
Beginning balance at March 29, 2018:		$		26,552		26,552
Statement of Operation activity:
Contingent liability / VSM expense incurred	Other royalties	$			$34,752	34,752
Decrease in VSM Liability value	Other royalties	$		(13,565)		(13,565)
Increase in Contingent Royalty Liability value	Other royalties		$9,197			9,197
Total Statement of Operations activity:			$9,197	(13,565)	34,752	30,384

Cash paid to CONSOL/Wesfarmers		$			(28,109)	(28,109)
Balance sheet:
Royalties payable to CONSOL/Wesfarmers	Accrued expenses and other liabilities	$			8,295	8,295
VSM Liability	Contingent royalty consideration—current	$		12,987		12,987
Contingent Royalty Liability	Contingent royalty consideration		$17,216			17,216

Total liabilities			$17,216	12,987	8,295	38,498

(1)
$13.845 million of this amount is classified as a current liability with the remainder of $3.371 million being classified as a non-current liability.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Derivatives and Fair Value Measurement (Continued)

	2017 activity
(US$ thousands)	Account classification	Contingent Royalty Liability		Incurred royalties	Total
Beginning balance at January 1, 2017:			$9,607	5,316	14,923
Statement of Operation activity:
Contingent liability expense incurred	Other royalties	$		11,049	11,049
Decrease in Contingent Royalty Liability value	Other royalties		$(1,588)		(1,588)
Total Statement of Operations activity:			$(1,588)	11,049	9,461
Cash paid to CONSOL		$		(14,713)	(14,713)
Balance sheet:
Royalties payable to CONSOL	Accrued expenses and other liabilities	$		1,652	1,652
Contingent Royalty Liability	Contingent royalty consideration		$8,019	—	8,019
Total liabilities related to the Contingent Royalty Liability			$8,019	1,652	9,671

        Other than the estimated fair values of the assets acquired, and liabilities assumed in connection with the acquisitions described in Note 3 and Note 17, which are level 3 fair value measurements, there are no other fair value measurements of assets and liabilities that are measured at fair value on a nonrecurring basis as of December 31, 2018 and December 31, 2017.

        Assets acquired, and liabilities assumed in connection with acquisitions (refer to Note 3)—The total cost of the acquisitions is allocated to the underlying identifiable net tangible and intangible assets based on their respective estimated fair value. Determining the fair value of assets acquired and liabilities assumed requires management's judgment, the utilization of independent valuation experts, and often involves the use of significant estimates and assumptions with respect to the timing and amounts of future cash inflows and outflows, discount rates, market prices and asset lives, among other things.

        The valuation techniques used for measuring the fair value of material assets acquired were as follows:

  •
  Working capital, excluding inventory, were recorded at the carrying value of the seller, which is representative of the fair value on the date of acquisition. Inventory was valued at its net realizable value.

  •
  Mine development assets and mineral rights and reserves was recorded at fair value utilizing the income approach. The income approach utilized the Company's operating projections as of the valuation date. Under the income approach, fair value was estimated based upon the present value of future cash flows. A number of assumptions and estimates were involved in forecasting the future cash flows including sales volumes and prices, costs to produce (including costs for labor, commodity supplies and contractors), transportation costs, capital spending, working capital changes and a risk adjusted, after-tax cost of capital (all of which generally constitute unobservable Level 3 inputs under the fair value hierarchy).

  •
  Plant and equipment, and other assets were recorded at fair values based on the cost and market approaches. The cost approach utilized trending and direct costing techniques to develop

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Derivatives and Fair Value Measurement (Continued)

    replacement costs. The market approach is based on independent secondary market data (which generally constitute Level 2 inputs under the fair value hierarchy).

Other Financial Instruments

        The following methods and assumptions are used to estimate the fair value of other financial instruments as of December 31, 2018 and 2017:

  •
  Cash and restricted cash, accounts receivable, accounts payable, and accrued expenses and other current liabilities: The carrying amounts reported in the consolidated balance sheets approximate fair value due to the short maturity of these instruments.

  •
  Deposits and reclamation bonds, current instalments of other financial liabilities, current instalments of interest bearing liabilities, current instalments of capital lease obligations, other financial liabilities, excluding current instalments, interest bearing liabilities, excluding current instalments and capital leases, excluding current instalments: The fair values approximate the carrying values reported in the consolidated balance sheets.

23. Commitments

(a)   Mineral and Operating Leases

        The Company leases mineral interest and surface rights from land owners under various terms and royalty rates. The Company also has operating lease commitments for certain buildings and mining equipment. The future minimum royalties and payments under these leases as of December 31, 2018 are as follows:

(US$ thousands)	Amount
Year ending December 31,
2019	19,917
2020	18,110
2021	13,751
2022	12,237
2023	12,231
Thereafter	16,861

Total	$93,107

        The above table includes amounts due under noncancelable leases with initial or remaining lease terms in excess of one year. Certain leases in the above table terminate when all mineable coal is mined; these leases are assumed to expire in 2026.

        Rent expense amounted to $22.8 million, $8.9 million and $5.6 million, respectively, for the years ended December 31, 2018, 2017 and 2016.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. Commitments (Continued)

(b)   Capital Leases

        The Company is obligated under capital leases for certain equipment that expire in 2020. Future minimum capital lease payments as of December 31, 2018 and 2017 are:

(US$ thousands)	Short-term	Long-term	Total
Balance January 1, 2017	$329	438	767
New capital lease obligations	2,153	4,072	6,225
Repayments	(1,402)	—	(1,402)
Reclass to short-term	746	(746)	—
Balance December 31, 2017	1,826	3,764	5,590
New capital lease obligations
Repayments	(1,801)	—	(1,801)
Reclass to short-term	1,283	(1,283)	—
Balance December 31, 2018	$1,308	2,481	3,789

        The gross book value of property, plant, and equipment under capital leases was $7.1 million and $7.1 million as of December 31, 2018 and 2017, respectively, related primarily to mining equipment. The accumulated depreciation for these items was $2.9 million and $0.9 million at December 31, 2018 and 2017, respectively, and changes thereto have been included in "Depreciation, depletion and amortization" in the consolidated statements of operations.

        Future principal payments on capital leases as of December 31, 2018 are as follows:

(US$ thousands)	Amount
Year ending December 31,
2019	$1,505
2020	2,569
Total minimum lease payments	4,074
Less: Amount representing interest (6.25% interest)	285
Present value of net minimum lease payments	$3,789

(c)   Other commitments

        As of December 31, 2018, purchase commitments for capital expenditures were $8.5 million, all of which is obligated within the next year.

        The company has entered into fix price contracts to purchase fuel for the US operations. As of December 31, 2018, the commitment for fuel purchases were $11.3 million, all of which is obligated within the next year.

        In Australia, the Company has generally secured the ability to transport coal through rail contracts and coal export terminal contracts that are primarily funded through take-or-pay arrangements with terms ranging up to 11 years. In the U.S., the Company typically negotiates its rail and coal terminal on an annual basis. As of December 31, 2018, these Australian and U.S. commitments under take-or-pay arrangements totaled $1.13 billion, of which approximately $111.3 million is obligated within the next year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24. Contingencies

        In the normal course of business, the Company is a party to certain guarantees and financial instruments with off balance sheets risk, such as bank letters of credit and performance or surety bonds. No liabilities related to these arrangements are reflected in the Company's consolidated balance sheets. Management does not expect any material losses to result from these guarantees or off balance sheets financial instruments.

        As at December 31, 2018 Facility B of the SFA, as described in Note 14, has been utilized to issue A$343.2 million of bank guarantees on behalf of the Company. A significant portion of these bank guarantees have been issued in respect of the Company's asset retirement obligations.

        Curragh is a co-defendant to proceedings in the Queensland Supreme Court brought by Aurizon. Aurizon's claim relates to costs relating to the co-defendants' use of the WICET rail links—in particular, whether the 'First Milestone Target Date', which triggers certain 'WIRP Fee' payments under the WIRP Deed, has been achieved. the Company intends to continue to strongly contest the matter together with the other WICET users who are joint defendants in the proceedings. The proceedings include a claim for damages for breach of contract against Curragh. While it is not possible to precisely quantify the Company's potential exposure as a result of this litigation, it is currently expected that, were Aurizon successful in proving the relevant elements of its claim, Coronado Curragh Pty would be required to pay approximately $2.3 million (Australian dollars) per annum for the term of the WIRP Deed (which is 233 months). Resolution of this dispute would also result in the Company's below rail access to WICET (of 1.5 Mtpa) becoming a firm contractual capacity entitlement (and the subject of a 20-year take-or pay access agreement) instead of an ad hoc entitlement only. The Company's consolidated balance sheet includes a liability to cover our potential exposure from the date of the WIRP Deed to December 31, 2018 of $3.5 million.

        The Company is involved in various other legal proceedings from time to time in the normal course of business including proceedings related to employment matters. At December 31, 2018 and 2017, the Company's consolidated balance sheets include liabilities for these legal actions of $0.2 million and $0.5 million, respectively.

        The liabilities recorded in relation to the above litigations do not include costs associated with legal representation. In management's opinion, the Company is not currently involved in any legal proceedings, which individually or in the aggregate could have a material effect on the financial condition, results of operations and/or liquidity of the Company.

25. Related Party Transactions

Imagin Minerals, Inc.

        The Company has entered into an office sharing arrangement with Imagin Minerals, Inc. (Imagin) whereby it has the right to utilize Imagin's premises and to jointly utilize office resources including office personnel. Imagin is wholly-owned by Mr. Garold Spindler, CEO of the Company. 50% of the expenses incurred by Imagin under this arrangement are expensed to the Company. Such expenses in the amount of $0.1 million, $0.1 million and $0, respectively, are recorded as selling, general and administrative expenses on the consolidated statements of operations for the years ended December 31, 2018, 2017 and 2016. Accrued expenses due to Imagin of $0.02 million and $0.03 million, respectively, are recorded on the December 31, 2018 and 2017 consolidated balance sheets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. Related Party Transactions (Continued)

JEP

        Additionally, in connection with the JEP Variable Interest Entity, the Company issued a note receivable to their partner in JEP, SYR in 2013. The note provides additional capital to SYR to aid them in funding JEP. At December 31, 2018, the note had a balance of $0.6 million with related interest receivable of $0.2 million. As of December 31, 2017, the note had a balance of $0.5 million with related interest receivable of $0.1 million. These balances are included in related party receivables.

X-Coal

        During the year the company sold coal to Xcoal Energy and Resources ("Xcoal"), an entity associated with Non-Executive director, Mr. Ernie Thrasher. Revenue from Xcoal of $444.9 million, $371.7 million and $217.2 million, respectively, are recorded as coal revenues on the consolidated statement of operations for the years ended December 31, 2018, 2017 and 2016. At December 31, 2018 amounts due from Xcoal in respect of coal sales are $36.0 million. As of December 31, 2017, amounts due from Xcoal in respect of coal sales were $42.9 million. These balances are included in related party receivables.

Wiggins Island Coal Export Terminal Pty Ltd

        Wiggins Island Coal Export Terminal Pty Ltd (WICET) became a related party when Garold Spindler, a director of the company, became a Curragh representative director on the WICET board of directors in May 2018. WICET is one of the two providers of port services to the Company's Australian operations. Port services cost incurred for the WICET terminal during the period from when WICET become a related party to December 31, 2018 was $16.4 million. Accrued expenses due to WICET of $6.8 million are recorded on the December 31, 2018 consolidated balance sheets.

Coronado Group LLC

        Under Coronado Group LLC agreement (as amended, effective October 23, 2018), 2,900 management incentive units were designated and authorized for issuance to certain members of management to motivate and retain senior management. The plan is designated to allow key members of management to share in the profits of the Company after certain returns are achieved by the equity investors. The incentive units constitute "profit interests" for the benefit of senior management in consideration of services rendered and to be rendered. At December 31, 2018, 2,900 management incentive units were outstanding.

        As described in Note 1, Coronado Coal LLC and Coronado II LLC merged to form Coronado Group LLC in July 2015. Coronado IV LLC was merged into Coronado Group LLC on June 30, 2016. Under the updated formation agreement dated June 30, 2016, the 2,500 designated and authorized units under the initial formation of Coronado Group LLC were replaced by these new units. At December 31, 2017, 2,680 management incentive units were outstanding.

        The new incentive units are comprised of three tiers, which entitle the holders to receive distributions from Coronado Group LLC subordinate to the distributions to be received by Members. As of December 31, 2017, a portion of the authorized units have been allocated to various members of the Company's management including Mr. Garold Spindler, CEO, and Mr. James Campbell, President and COO, both of whom are also members of Coronado Group LLC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. Related Party Transactions (Continued)

Stockholder's Agreement and Registration Rights and Sell-Down Agreement

        Following the IPO, Coronado Group LLC has beneficial ownership in the aggregate of 80% of the Company's Shares. On September 24, 2018, Coronado Group LLC and the Company entered into a Stockholder's Agreement and a Registration Rights and Sell-Down Agreement which governs the relationship between Coronado Group LLC and the Company while the EMG Group beneficially owns in the aggregate at least 50% of our outstanding shares of common stock (including shares of common stock underlying CDIs), including certain governance matters relating to the Company. Under this Agreement, Coronado Group LLC has the ability to require the Company to register its shares under the US Securities Exchange Act of 1934 and to provide assistance to Coronado Group LLC in selling some or all of its shares (including in the form of CDIs).

        The Stockholder's Agreement provides for the following:

  •
  consent rights: Coronado Group LLC (or its successors or permitted assigns) will have certain consent rights, whereby pre-agreed actions require approval by Coronado Group LLC prior to these actions being undertaken;

  •
  provision of information to Coronado Group LLC: There will be ongoing information sharing arrangements relating to the provision of financial and other information by the Company and its subsidiaries to Coronado Group LLC Group Entities and cooperation and assistance between the parties in connection with any financing (or refinancing) undertaken by the Company;

  •
  pro rata issuances: While Coronado Group LLC Group Entities beneficially own in the aggregate at least 10% of the outstanding Shares, unless Coronado Group LLC (or its successors or permitted assigns) agrees otherwise, issuances of equity securities must have been offered to Coronado Group LLC in respect of its pro rata shares and any equity securities to be allocated by the Company under a share incentive plan will be sourced by purchasing them in the market rather than by issuing them; and

  •
  Board rights: Certain rights regarding the board including the right, but not the obligation, to designate the Directors to be included in the membership of any board committee, except to the extent that such membership would violate applicable securities laws or stock exchange or stock market rules.

Relationship Deed

        On 24 September 2018, the Company and Coronado Group LLC entered into a Relationship Deed under which the Company provides a number of indemnities in favor of Coronado Group LLC, including in relation to certain Offer-related matters and also certain guarantees that have in the past been provided or arranged by Coronado Group LLC and its Affiliates in support of Company obligations. Under the Relationship Deed, Coronado Group LLC also agrees to indemnify the Company in relation to certain Offer-related matters and reimburse certain costs

26. Subsequent Events

        In the period between the end of the financial year and the date of this report there has not arisen any item, transaction or event of a material and unusual nature likely, in the opinion of the directors of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

26. Subsequent Events (Continued)

the Company, to affect significantly the operations of the Group, the results of those operations, or the state of affairs of the Group, in future financial years, other than the following:

        Subsequent to the end of the financial period, the Directors have declared a dividend of $0.31 per CDI which is made up of an ordinary dividend of $0.06 per CDI and a special dividend of $0.25 per CDI. The dividend will have a record date of 5 March 2019 and be payable on 29 March 2019. CDI's will be quoted "ex" dividend on 4 March 2019.

Coronado Curragh Pty Ltd
and its controlled entities

(formerly Wesfarmers Curragh Pty Ltd)

Directors' Declaration

        In accordance with a resolution of the directors of Coronado Curragh Pty Ltd, the directors are of the opinion that:

  (a)
  The financial statements and notes of Coronado Curragh Pty Ltd for the 12 month periods ended 31 December 2017, 31 December 2016 and 31 December 2015:

  (i)
  present fairly the company's financial position as at 31 December 2017, 31 December 2016 and 31 December 2015 and of its performance and cash flows for the years ended on those dates; and

  (ii)
  comply with Australian Accounting Standards; and

  (iii)
  comply with International Financial Reporting Standards.

  (b)
  there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable.

On behalf of the board
/s/ A SARIDAS A Saridas Director Brisbane 18 April 2019

REPORT OF INDEPENDENT AUDITORS

To the members of Coronado Curragh Pty Ltd

        We have audited the accompanying consolidated financial statements of Coronado Curragh Pty Ltd and controlled entities (the Company), which comprise the consolidated statements of financial position as of 31 December 2015, 2016 and 2017, and the related consolidated statements of profit and loss and other comprehensive income, changes in equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board and in conformity with Australian Accounting Standards as issued by the Australian Accounting Standards Board; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coronado Curragh Pty Ltd and its controlled entities at 31 December 2015, 2016 and 2017, and the consolidated results of their operations and their cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board and in conformity with Australian Accounting Standards as issued by the Australian Accounting Standards Board.

/s/ Ernst & Young
Brisbane, Australia
18 April 2019

Consolidated statement of profit or loss and other comprehensive income for the 12 month periods ended 31 December 2017, 2016 and 2015

					(Unaudited)
	Note	2017 $'000	2016 $'000	2015 $'000	2014 $'000
Revenue
Sale of goods	6	1,792,509	1,009,441	1,133,533	1,192,134

Cost of sales		(829,673)	(752,274)	(871,711)	(834,885)

Gross profit		962,836	257,167	261,822	357,249
Other operating income/(expense)	6	2,372	(1,899)	(129,810)	(99,878)
Selling and distribution expense		(200,340)	(153,376)	(152,104)	(168,927)
Royalty expenses	6	(363,945)	(131,345)	(182,347)	(159,853)
Impairment expense	6	—	(800,000)	—	—

		(561,913)	(1,086,620)	(464,261)	(428,658)
Finance costs	6	(243,605)	(5,007)	(5,621)	(8,175)

Profit/(Loss) before income tax		157,318	(834,460)	(208,060)	(79,584)
Income tax (expense)/benefit	7	(120,041)	249,439	62,546	(60,090)

Profit/(Loss) for the year		37,277	(585,021)	(145,514)	(139,674)
Other comprehensive income		—	—	—	—
Total comprehensive income/(loss) for the year, net of tax		37,277	(585,021)	(145,514)	(139,674)

Earnings per share:
Basic and diluted, profit/(loss) for the year attributable to ordinary equity holders ($'000)	20	18,639	(292,511)	(72,757)	(69,837)

Consolidated statement of financial position

As at 31 December 2017, 2016 and 2015

					(Unaudited)
	Note	2017 $'000	2016 $'000	2015 $'000	2014 $'000
ASSETS
Current assets
Cash and cash equivalents	8	11,072	6,192	7,004	51,705
Related party receivable	15	77,264	—	—	—
Trade and other receivables	9	206,479	237,928	100,320	122,857
Income tax receivable—from parent		—	95,915	22,939	24,479
Inventories	10	101,306	100,311	116,093	126,442
Other current assets		3,702	6,561	7,712	8,409

Total current assets		399,823	446,907	254,068	333,892

Non-current assets
Property, plant and equipment	11	546,289	532,121	1,287,613	1,305,673
Deferred tax assets	7	154,782	184,127	17,763	—
Other non-current assets		2,446	3,074	2,753	3,104
Other non-current receivable	9	—	—	19,555	19,555

Total non-current assets		703,517	719,322	1,327,684	1,328,332

Total assets		1,103,340	1,166,229	1,581,752	1,662,224

LIABILITIES
Current liabilities
Trade and other payables	12	176,188	134,101	105,976	115,476
Borrowings	13	—	1,490,184	1,320,819	1,216,601
Provisions	14	29,530	25,527	23,640	29,279
Derivatives	17	13,650	47,780	80,887	45,354
Income tax payable—to parent		55,173	—	—	—

Total current liabilities		274,541	1,697,592	1,531,322	1,406,710

Non-current liabilities
Borrowings	13	404,441	—	—	—
Non-current provisions	14	241,771	229,358	181,604	190,939
Deferred tax liabilities	7	—	—	—	55,225
Derivatives	17	2,329	15,672	60,153	49,815
Other non-current liabilities		687	1,062	1,107	455

Total non-current liabilities		649,228	246,092	242,864	296,434

Total liabilities		923,769	1,943,684	1,774,186	1,703,144

Net assets/(liabilities)		179,571	(777,455)	(192,434)	(40,920)

EQUITY / (SHAREHOLDERS' DEFICIT)
Equity attributable to equity holders of the parent
Contributed equity	22	919,749	—	—	—
Accumulated losses		(740,178)	(777,455)	(192,434)	(40,920)

Total equity / (shareholders' deficit)		179,571	(777,455)	(192,434)	(40,920)

Consolidated statement of changes in equity

for the 12 month periods ended 31 December 2017, 2016 and 2015

	Note	Contributed equity $'000	(Accumulated losses)/ retained earnings $'000	Total equity $'000
Balance at 1 January 2014 (Unaudited)		—	118,754	118,754
Net loss for the year (Unaudited)		—	(139,674)	(139,674)
Other comprehensive loss for the year (Unaudited)		—	—	—

Total comprehensive loss for the year (Unaudited)		—	(139,674)	(139,674)

Transactions with equity holders in their capacity as equity holders:
Equity dividends (Unaudited)	21	—	(20,000)	(20,000)

Balance at 31 December 2014 (Unaudited)		—	(40,920)	(40,920)

Balance at 1 January 2015		—	(40,920)	(40,920)
Net loss for the year		—	(145,514)	(145,514)
Other comprehensive loss for the year		—	—	—

Total comprehensive loss for the year		—	(145,514)	(145,514)

Transactions with equity holders in their capacity as equity holders:
Equity dividends	21	—	(6,000)	(6,000)
Balance at 31 December 2015		—	(192,434)	(192,434)
Balance at 1 January 2016		—	(192,434)	(192,434)
Net loss for the year		—	(585,021)	(585,021)
Other comprehensive loss for the year		—	—	—

Total comprehensive loss for the year		—	(585,021)	(585,021)

Balance at 31 December 2016		—	(777,455)	(777,455)

Balance at 1 January 2017		—	(777,455)	(777,455)
Net profit for the year		—	37,277	37,277
Other comprehensive loss for the year		—	—	—

Total comprehensive income for the year		—	37,277	37,277

Transactions with equity holders in their capacity as equity holders:
Contribution from ultimate parent	22	919,749	—	919,749

Balance at 31 December 2017		919,749	(740,178)	179,571

Consolidated statement of cash flows

for the 12 month periods ended 31 December 2017, 2016 and 2015

					(Unaudited)
	Note	2017 $'000	2016 $'000	2015 $'000	2014 $'000
Receipts from customers		1,795,648	823,586	1,084,467	1,257,454
Payments to suppliers and employees		(1,313,103)	(917,469)	(1,077,599)	(1,086,571)
Interest received		268	1,146	—	—

Net cash flows from/(used in) operating activities	8	482,813	(92,737)	6,868	170,883

Cash flows from investing activities
Payments for property, plant and equipment		(59,280)	(87,712)	(140,887)	(179,652)
Proceeds from sale of property, plant and equipment		1,763	174	—	—

Net cash flows used in investing activities		(57,517)	(87,538)	(140,887)	(179,652)

Cash flows from financing activities
Proceeds from borrowings		—	169,365	104,218	50,364
Repayment of borrowings		(403,545)	—	—	—
Receipts/(payments) under the tax funding arrangement		60,393	10,098	(8,900)	(14,383)
Related party transfers		(77,264)	—	—	—
Equity dividends paid		—	—	(6,000)	(20,000)

Net cash flows (used in)/ from financing activities		(420,416)	179,463	89,318	15,981

Net increase/(decrease) in cash and cash equivalents		4,880	(812)	(44,701)	7,212
Cash and cash equivalents at beginning of year		6,192	7,004	51,705	44,493

Cash and cash equivalents at end of year	8	11,072	6,192	7,004	51,705

NOTES TO THE FINANCIAL STATEMENTS

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

1. Corporate information

        The consolidated financial statements of Coronado Curragh Pty Ltd (the "Company" or "Curragh") and its controlled entities (collectively referred to as the "Group') for the 12 month periods ended 31 December 2017, 31 December 2016 and 31 December 2015 were authorized by a resolution of directors for issue on 18 April 2019. As at that date Curragh is a wholly owned subsidiary of Coronado Global Resources Inc.

        Curragh is a for-profit company limited by shares incorporated and domiciled in Australia. The nature of the operations and principal activities of the Group are described in the segment information (refer to Note 4).

2. Basis of preparation and summary of significant accounting policies

a)    Basis of preparation

        The consolidated financial statements are general purpose financial statements which:

  •
  have been prepared in accordance with the requirements of the Australian Accounting Standards and other authoritative pronouncements of the Australian Accounting Standards Board. The financial statements also comply with International Financial Reporting Standards ("IFRS") as issued by International Accounting Standards Board.

  •
  these consolidated financial statements have been prepared specifically for inclusion in the regulatory Securities and Exchange Commission ("SEC") filings for the planned registration statement and other periodic filings pursuant to the Securities Exchange Act of 1934 and the Securities Act of 1933. The Company's statutory year end is 30 June each year which was synchronised with the year end of its parent entity, Wesfarmers Limited ("Wesfarmers"). Wesfarmers disposed of Curragh on 29 March 2018 to Coronado Group LLC and the company anticipates that it will change its year end to 31 December to align with that of its new parent. As at disposal date the registered name of the Company was changed from Wesfarmers Curragh Pty Ltd to Coronado Curragh Pty Ltd. These financial statements have been prepared for a 12 month period ended 31 December to align with that of its parent Coronado Global Resources Inc.

        The consolidated financial statements:

  •
  are prepared on a historical cost basis except for certain financial liabilities and financial instruments which are measured at fair value; and are

  •
  presented in Australian dollars ("$") and have been rounded to the nearest thousand, where rounding is applicable, unless otherwise stated.

        The consolidated financial statements for the 12 month period 31 December 2015 are the first consolidated general purpose financial statements prepared by the Group. In prior years, to meet the needs of the Parent Entity for consolidation purposes, the Group prepared an internal reporting package in accordance with the recognition and measurement principles of Australian Accounting Standards ("AAS") without preparing or presenting a complete set of financial statements as defined by AASB 101 Presentation of Financial Statements (as revised in 2007).

        In preparing the consolidated financial statements for the 12 month period ended 31 December 2015, the Group applied AASB 1 First-time Adoption of Australian Accounting Standards ("AASB 1")

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

2. Basis of preparation and summary of significant accounting policies (Continued)

which is the Australian equivalent of IFRS 1 First-time Adoption of International Financial Reporting Standards ("IFRS 1"). In this regard the Group considered the transitional exceptions and exemptions in AASB 1 and has elected not to apply:-

  •
  AASB 3 Business Combinations to business combinations that occurred prior the date of transition being 1 January 2014;

  •
  AASB 2 Share-based Payments to any share-based payments that were granted by its parent entity to employees on or before 7 November 2002, or awards granted after 7 November 2002 that had vested before 1 January 2005.

        In addition, in preparing the first set of consolidated financial statements for the 12 month period ended 31 December 2015, the Group early adopted AASB 9 Financial Instruments as issued in July 2014. In accordance with the transitional provisions in AASB 1, the assessment of the classification and measurement of financial assets was based on the facts and circumstances that existed at the date of transition to AAS, 1 January 2014. Furthermore, at the date of transition, the directors concluded that it would require undue cost and effort to determine the credit risk of financial assets at the date they were initially recognised. Accordingly, for the purposes of impairment, the Group recognises lifetime expected credit losses on those financial assets held at the date of transition to AAS until such time as those individual financial asset are derecognised.

        In each of the 12 month periods ended 31 December 2016 and 2017 the Group adopted all new and amended Accounting Standards and Interpretations that were effective for that reporting period. The adoption of these new and amended Standards and Interpretations had no impact on the Group's accounting policies. Accordingly, the significant accounting policies of the Group have been consistently applied across all periods presented.

Going concern

        Having regard to the Group's financial position and its cash flow forecasts, the directors are of the opinion that the Group will be able to pay its debts as and when they fall due. Accordingly, the consolidated financial statements have been prepared on a going concern basis.

Consolidation

        Subsidiaries are entities controlled by the Group. Control exists when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if, and only if, the Group has all of the following:

  •
  Power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee)

  •
  Exposure, or rights, to variable returns from its involvement with the investee

  •
  The ability to use its power over the investee to affect its returns

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

2. Basis of preparation and summary of significant accounting policies (Continued)

        Generally, there is a presumption that a majority of voting rights results in control. When the Group has less than a majority of the voting, or similar, rights of an investee, it considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

  •
  The contractual arrangement(s) with the other vote holders of the investee

  •
  Rights arising from other contractual arrangements

  •
  The Group's voting rights and potential voting rights

        The relevant activities are those which significantly affect the subsidiary's returns. The ability to approve the operating and capital budget of a subsidiary and the ability to appoint key management personnel are decisions that demonstrate that the Group has the existing rights to direct the relevant activities of a subsidiary.

        The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary.

        Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the statement of profit or loss and other comprehensive income from the date the Group gains control until the date the Group ceases to control the subsidiary.

        When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group's accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

b)    Foreign currency

        Items included in the financial statements of each entity within the Group are measured using the currency of the primary economic environment in which the entity operates ("the functional currency"). The financial statements are presented in Australian Dollars, which is also the parent company's functional currency. Foreign currency transactions are translated into the functional currency using the exchange rates at the date of transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at year end exchange rates are recognised in profit or loss.

c)     Significant accounting judgements, estimates and assumptions

        The carrying amounts of certain assets and liabilities are often determined based on estimates and assumptions of future events. The key estimates and assumptions that have a significant risk of causing

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

2. Basis of preparation and summary of significant accounting policies (Continued)

a material adjustment to the carrying amounts of certain assets and liabilities within the next annual reporting period are set out as follows:

Key Judgements

Onerous contracts

        The Group assesses whether the economic benefits to be received under a contract exceed the expected costs of fulfilling its obligations in relation to the contracts. In relation to the Group's domestic coal supply commitments to Stanwell Corporation ("Stanwell") under the Stanwell Coal Supply Agreement ("Stanwell CSA") the Group incorporates in its assessment all benefits under the Stanwell CSA, including the right to mine export coking coal over the defined term of the agreement.

Stripping (waste removal) costs

        As part of its mining operations, the Group incurs stripping costs both during the development phase and production phase of its operations. Stripping costs incurred in the development phase of a mine, before the production phase commences ("development stripping"), are capitalised as part of the cost of constructing the mine and subsequently amortised over its useful life. The capitalisation of development stripping costs ceases when the mine is commissioned and ready for use as intended by management. Stripping activities undertaken during the production phase of a surface mine ("production stripping") are generally considered to create two benefits, being either the production of inventory or improved access to a component of the ore to be mined in the future. Significant judgement is required to distinguish between development stripping and production stripping and to distinguish between the production stripping that relates to the extraction of inventory and that which relates to the creation of a stripping activity asset.

        For the purposes of applying its accounting policy on stripping costs, the Group identifies the separate components of its mining operations based on information available in the mine plan in consultation with the mining operations personnel. Judgement is also required to allocate production stripping costs between inventory and any stripping activity asset for each component. The Group considers that the ratio of the expected volume of waste to be stripped for an expected volume of ore to be mined for a specific component of the ore body, to be the most suitable production measure. Given the nature of the Groups operations, a stripping activity asset is generally recognised in advance of production.

Key Estimates

Mineral reserves and resources

        The Group estimates its mineral reserves and resources in accordance with the Australian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (the 'JORC code').

        Estimates of the quantities of proven and probable coal reserves and resources form the basis for the life of mine ("LOM") plans, which are used for a number of important business and accounting purposes, including:

  •
  the calculations of depreciation expense;

  •
  the capitalisation of production phase stripping costs; and

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

2. Basis of preparation and summary of significant accounting policies (Continued)

  •
  forecasting the timing of payments related to environmental rehabilitation provision.

        In addition, the underlying LOM plans are used in the impairment assessment for non-current assets.

        Coal reserve and resource estimates are imprecise and depend partly on statistical inferences drawn from drilling and other data, which may prove to be unreliable. Future production could differ from reserve estimates for the following reasons:

  •
  formations could be different from that predicted by drilling, sampling and similar examinations;

  •
  declines in the market price of coal may render the mining of some or all of the Group's reserves uneconomic;

  •
  increases in mining costs and processing costs could adversely affect the economics of mineral reserves; and

  •
  the grade of mineral reserves may vary significantly from time to time and there can be no assurance that any particular amount of coal may be recovered from the reserve.

        Any of these factors may require the Group to reduce coal reserve and resource estimates.

Impairment of non-current assets

        The Group determines whether assets are impaired or previous impairments need to be reversed at least on an annual basis having due regard to impairment triggers. If a trigger exists, the recoverable amount of a cash generating unit ("CGU") is determined using fair value less costs of disposal ("FVLCOD") which considers both JORC reserves and JORC resources. Expected future cash flows used to determine FVLCOD of non-current assets are inherently uncertain and could materially change over time.

        These projections are discounted based on a weighted average cost of capital determined by the prevailing or benchmark market inputs, risk adjusted where necessary.

        Key assumptions include long term coal prices, AUD/USD exchanges rates and mine cash costs escalations and are determined with reference to external and internal sources of information. It is reasonably possible that these assumptions may change which may then impact the estimated LOM which could result in a material adjustment to the carrying value of non-current assets.

Estimation of useful lives and residual value of assets

        Useful lives and residual values of plant and equipment are reviewed annually. Judgement is applied in determining the useful lives and residual value of property, plant and equipment. These judgements are determined in consultation with internal technical experts and with reference to any technical specifications as obtained from the supplier of the specific asset or its component. Any reassessment of useful lives and residual value in a particular period will affect depreciation and amortisation expense (either increasing or decreasing) from the date of reassessment through to the end of the reassessed useful life for both the current and future periods.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

2. Basis of preparation and summary of significant accounting policies (Continued)

Rehabilitation provision

        The provision for future rehabilitation costs is the best estimate of the present value of the expenditure required to settle the legal and constructive obligations at the reporting date. These costs are estimated internally based on engineering and feasibility studies to determine the extent of rehabilitation activity based on activity to date. Costs of site rehabilitation are discounted using a risk free rate taking into account an estimation of the timing of rehabilitation based on the expected life of the related assets.

        Future rehabilitation costs are reviewed annually and any changes in the estimate are reflected in the present value of the rehabilitation provision provided at each reporting date. Significant estimates and assumptions are made in determining the provision for mine rehabilitation, including estimates of the extent and costs of rehabilitation activities, technological changes, regulatory changes, cost increases as compared to the inflation rates and changes in discount rates that may affect the ultimate liability payable. These uncertainties may result in future actual expenditure differing from the amounts currently provided. The provisions at balance date represent management's best estimate of the present value of the future rehabilitation costs required.

d)    Revenue

        Revenue is recognised and measured at the fair value of the consideration received or receivable to the extent that it is probable that the economic benefits will flow to the Group and the revenue can be reliably measured. The following specific recognition criteria must also be met before revenue is recognised:

Sale of goods

        Revenue is recognised when the significant risks and rewards of ownership of the goods have passed to the buyer and can be measured reliably. Curragh's export contracts operate on a 'free on board' basis and therefore risks and rewards have passed to the buyer when the goods pass over the ship's rail. Certain sales are subject to quotational period price adjustment post-delivery.

Interest

        Revenue is recognised as the interest accrues (using the effective interest method, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial instrument) to the net carrying amount of the financial asset.

e)     Borrowing costs

        Borrowing costs are recognised as an expense when they are incurred, except for interest charges attributable to major projects with substantial development and construction phases which are capitalised as part of the cost of the asset. Provisions and other payables are discounted to their present value when the effect of the time value of money is significant. The impact of the unwinding of these discounts and any changes to the discounting is shown as unwind of discount rate in finance costs.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

2. Basis of preparation and summary of significant accounting policies (Continued)

f)     Leases—operating leases

        Operating lease payments are recognised as an expense in the statement of profit or loss and other comprehensive income on a straight line basis for the period in which the costs relate. Operating lease incentives are recognised as a liability when received and released to earnings on a straight line basis over the lease term.

        Fixed rate increases to lease payments, excluding contingent or index based rental increases, such as Consumer Price Index and other similar increases, are recognised on a straight line basis over the term of the lease. An asset or liability is recognised for the difference between the amount paid and the lease expense released to earnings on a straight line basis.

g)     Cash and cash equivalents

        Cash and short-term deposits in the balance sheet comprise cash at bank and on hand and short-term deposits with an original maturity of three months or less.

h)    Trade and other receivables

        Trade receivables are initially recognised at their transaction price and other receivables at fair value. Receivables that are held to collect contractual cash flows and are expected to give rise to cash flows representing solely payments of principal and interest are classified and subsequently measured at amortised cost. Receivables that do not meet the criteria for amortised cost are measured at fair value through profit or loss. This category includes trade receivables relating to sales that are subject to quotational period pricing adjustment post shipment.

        The group assesses on a forward looking basis the expected credit losses associated with its debt instruments carried at amortised cost. The amount of expected credit losses is updated at each reporting date to reflect changes in credit risk since initial recognition of the respective financial instrument. The Group always recognises the lifetime expected credit loss for trade receivables carried at amortised cost. The expected credit losses on these financial assets are estimated based on the Group's historic credit loss experience, adjusted for factors that are specific to the debtors, general economic conditions and an assessment of both the current as well as forecast conditions at the reporting date.

        For all other receivables measured at amortised cost, the Group recognised lifetime expected credit losses when there has been a significant increase in credit risk since initial recognition. If on the other hand the credit risk on the financial instrument has not increased significantly since initial recognition, the Group measures the loss allowance for that financial instrument at an amount equal to expected credit losses within the next 12 months ("12m ECL").

        The Group considers an event of default has occurred when a financial asset is more than 180 days past due or external sources indicate that the debtor is unlikely to pay its creditors, including the Group. A financial asset is credit impaired when there is evidence that the counterparty is in significant financial difficulty or a breach of contract, such as a default or past due event has occurred. The Group writes off a financial asset when there is information indicating the counterparty is in severe financial difficulty and there is no realistic prospect of recovery. The amount of the impairment loss is recognised in the consolidated statement of profit or loss and other comprehensive income within other

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

2. Basis of preparation and summary of significant accounting policies (Continued)

expenses. Subsequent recoveries of amounts previously written-off are credited against other expenses in the consolidated statement of profit or loss and other comprehensive income.

i)     Reimbursement right—long service leave

        Long service leave is paid when leave is taken, with a subsequent reimbursement received from the Coal Mining Industry Long Services Leave Trust Fund ("Trust Fund"). The reimbursement asset for long service leave is recognised in current receivables and is measured at the amount of the long service leave obligation recognised at reporting date recoverable from the Trust Fund.

j)     Inventories

        Inventories are measured at the lower of cost and net realisable value. Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

        The cost of coal inventories is determined using a weighted average basis. Cost includes direct material, overburden removal, mining, processing, labour, depreciation, mine rehabilitation costs incurred in the extraction process and other fixed and variable overhead costs directly related to mining activities. Stockpiles are measured by estimating the number of tonnes added and removed from the stockpile, the tonnes of contained coal are based on assay data, and the estimated recovery percentage is based on the expected processing method.

        Stockpile tonnages are verified by periodic surveys.

        Materials and supplies are valued at the lower of cost and net realisable value. Any provision for obsolescence is determined by reference to specific items of stock. A regular review is undertaken to determine the extent of any provision for obsolescence.

k)    Income tax

        All entities within the Group are part of the Wesfarmers' tax consolidated group up until transfer of ownership, effective 29 March 2018. Wesfarmers Limited is the head entity of the tax consolidated group. Members of the group have entered into a tax sharing agreement, which provides for the allocation of income tax liabilities between the entities should the head entity default on its tax payment obligations. At the balance date, the possibility of default is considered remote.

        Current tax, deferred tax liabilities and deferred tax assets arising from temporary differences are allocated to members of the tax consolidated group using a 'group allocation approach". In this regard temporary differences are measured with reference to the carrying amount of assets and liabilities and the tax values within the tax consolidated group. Temporary differences are not recognised for transactions that do not give rise to a tax consequence for the tax consolidated Group. Any current tax liabilities or assets and unused tax losses of the member entity are assumed by the head entity of the tax consolidated group and are recognised as amounts payable to/(receivable from) the Parent Entity in accordance with the tax funding arrangement in place. Any difference in these amounts is recognised by the member entity as an equity contribution from or distribution to the head entity. Deferred tax assets, other than for tax losses, are recognised in the Group to the extent they are recoverable within the Wesfarmers tax consolidated group.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

2. Basis of preparation and summary of significant accounting policies (Continued)

l)     Other taxes

        Revenues, expenses and assets are recognised net of the amount of goods and services tax ('GST'), except:

  •
  where the GST incurred on a purchase of goods and services is not recoverable from the taxation authority, in which case the GST is recognised as part of the cost of acquisition of the asset or as part of the expense item as applicable; and

  •
  receivables and payables which are stated with the amount of GST included.

        The net amount of GST recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the balance sheet.

        Cash flows are included in the cash flow statement on a gross basis and the GST component of cash flows arising from investing and financing activities, which is recoverable from, or payable to, the taxation authority, is classified as operating cash flows.

        Commitments and contingencies are disclosed net of the amount of GST recoverable from, or payable to, the taxation authority.

m)   Property, plant and equipment

Initial recognition and depreciation / amortisation

Freehold land

  •
  Land is measure at cost and not depreciated.

Leasehold improvements

  •
  Leasehold improvements are measured at cost less accumulated depreciation. The estimated useful life of leasehold improvements are between 20 and 40 years.

Mineral lease and development costs (Mine property)

  •
  Mineral lease and development costs are measured at cost and include all costs incurred to bring the asset into operation including development stripping. These assets are amortised on a units of production ("UOP") basis over the economically recoverable coal reserves that the costs were incurred to develop. Where recoverable coal reserves in an area of interest are revised (other than through the mining of coal), the rate at which the development costs are amortised is revised so that the costs are written-off over the remaining reserves. Changes in depreciation estimates resulting from the revision of reserves are accounted for in the consolidated statement of profit or loss and other comprehensive income prospectively.

  •
  The mine infrastructure (including civil works, buildings, water and electricity supply, hard standing areas, etc.) is depreciated over the individual expected useful life of each asset (between 3 to 20 years) but not to exceed the life of the mine.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

2. Basis of preparation and summary of significant accounting policies (Continued)

Plant, vehicles and equipment

  •
  Mobile equipment is measured at cost and generally depreciated over the estimated life of the equipment, expressed in operating hours. Where appropriate, consideration is given to the application of a UOP depreciation method to best reflect the expected pattern of consumption on the smaller items (for example, light vehicles, lighting plant, and pumps). The useful life in years is between 3 to 20 years.

  •
  Other fixed assets (for example tooling, furniture and miscellaneous equipment) are carried at cost and depreciated via the straight line method over their respective estimated life in years (between 3 to 20 years), but not to exceed the life of the mine.

        Useful lives and estimated residual value of property, plant and equipment are reviewed annually.

        An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the item) is included in consolidated statement of profit or loss and other comprehensive income in the period the item is derecognised.

Production stripping

        Production stripping is generally considered to create two benefits, being either the production of inventory or improved access to a component of the ore to be mined in the future. Where the benefits are realised in the form of inventory produced in the period, the production stripping costs are accounted for as part of the cost of producing those inventories. Where the benefits are realised in the form of improved access to ore to be mined in the future, the costs are recognised as a non-current asset, if the following criteria are met:

  •
  future economic benefits (being improved access to the ore body) are probable;

  •
  the component of the ore body for which access will be improved can be accurately identified; and

  •
  the costs associated with the improved access can be reliably measured.

        The stripping activity asset is initially measured at cost, which is the accumulation of costs directly incurred to perform the stripping activity that improves access to the identified component of ore, plus an allocation of directly attributable overhead costs. If incidental operations are occurring at the same time as the production stripping activity, but are not necessary for the production stripping activity to continue as planned, these costs are not included in the cost of the stripping activity asset.

        If the costs of the inventory produced and the stripping activity asset are not separately identifiable, a waste to ore strip ratio is used to allocate the production stripping costs between the inventory produced and the stripping activity asset. This production measure is calculated for the identified component of the ore body and is used as a benchmark to identify the extent to which the additional activity of creating a future benefit has taken place.

        The stripping activity asset is accounted for as an addition to mine property. The stripping activity asset is subsequently depreciated using the UOP method over the life of the identified component of the ore body that became more assessable as a result of the stripping activity.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

2. Basis of preparation and summary of significant accounting policies (Continued)

Impairment of non-current assets

        The Group assesses at each reporting date whether there is an indication that an asset may be impaired or previous impairments reversed. If any such indication exists, the Group makes an estimate of the asset's recoverable amount.

        An asset's recoverable amount is the higher of its fair value less costs of disposal and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets and the asset's value in use cannot be estimated to be close to its fair value. In such cases, the asset is tested for impairment as part of the cash generating unit to which it belongs. When the carrying amount of an asset or cash generating unit exceeds its recoverable amount, the asset or cash generating unit is considered impaired and is written down to its recoverable amount.

        In determining fair value less costs of disposal, a discounted cash flow model is used. These calculations are compared to valuation multiples, or other fair value indicators where available, to ensure reasonableness. Impairment losses relating to continuing operations are recognised in those expense categories consistent with the function of the impaired asset.

        An assessment is also made at each reporting date as to whether there is any indication that previously recognised impairment losses may no longer exist or may have decreased. If such indication exists, the recoverable amount is estimated. Where the recoverable amount is sensitive to changes in key variables, these sensitivities are considered in estimating the possible recoverable amount outcomes. A previously recognised impairment loss is reversed only if there has been a change in the asset's recoverable amount since the last impairment loss was recognised. If that is the case, the carrying amount of the asset is increased to its recoverable amount. That increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in profit or loss. After such a reversal, the depreciation charge is adjusted in future periods to allocate the asset's revised carrying amount, less any residual value, on a systematic basis over its remaining useful life.

n)    Trade and other payables

        Trade and other payables are carried at amortised cost and represent liabilities for goods and services provided to the Group prior to the end of the period that are unpaid and arise when the Group becomes obliged to make future payments in respect of the purchase of these goods and services. Trade payables are non-interest bearing and are normally settled on terms up to 60 days.

o)    Borrowings

        Borrowings are initially recognised at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortised cost. Any difference between the proceeds (net of transactions costs) and the redemption amount is recognised in profit or loss over the period of the borrowings using the effective interest method.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

2. Basis of preparation and summary of significant accounting policies (Continued)

        Fees paid on the establishment of loan facilities are recognised as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fee is deferred until the draw down occurs. To the extent there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalised as a prepayment for liquidity services and amortised over the period of the facility to which it relates.

        Borrowings are removed from the balance sheet when the obligation specified in the contract is discharged, cancelled or expired. The difference between the carrying amount of a financial liability that has been extinguished or transferred to another party and the consideration paid, including any non-cash assets transferred or liabilities assumed, is recognised in profit or loss as other income or finance costs.

        Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the reporting date.

p)    Provisions

        Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

        If the effect of the time value of money is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability, to the extent they are not already reflected in the cash flows.

        Where discounting is used, the increase in the provision due to the passage of time is recognised as a finance cost.

Mine and plant rehabilitation

        Mine rehabilitation costs will be incurred by the Group either while operating, or at the end of the operating life of, the Group's facilities and mine properties. The Group assesses its mine rehabilitation provision at each reporting date. The Group recognises a rehabilitation provision where it has a legal and constructive obligation as a result of past events, and it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount of obligation can be made. The nature of these restoration activities includes: dismantling and removing structures; rehabilitating mines and tailings dams; dismantling operating facilities; closing plant and waste sites; and restoring, reclaiming and revegetating affected areas.

        The obligation generally arises when the asset is installed or the ground/environment is disturbed at the mining operation's location. When the liability is initially recognised, the present value of the estimated costs is capitalised by increasing the carrying amount of the related mining assets to the extent that it was incurred as a result of the development/construction of the mine. Any rehabilitation obligations that arise through the production of inventory are recognised as part of the related inventory item. Additional disturbances which arise due to further development/construction at the mine are recognised as additions or charges to the corresponding assets and rehabilitation liability when they occur. Costs related to restoration of site damage (subsequent to start of commercial production) that is created on an ongoing basis during production are provided for at their net present values and

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

2. Basis of preparation and summary of significant accounting policies (Continued)

recognised in profit or loss as extraction progresses. Changes in the estimated timing of rehabilitation or changes to the estimated future costs are dealt with prospectively by recognising an adjustment to the rehabilitation liability and a corresponding adjustment to the asset to which it relates, if the initial estimate was originally recognised as part of an asset recognised.

        Any reduction in the rehabilitation liability and, therefore, any deduction from the asset to which it relates, may not exceed the carrying amount of that asset. If it does, any excess over the carrying value is taken immediately to the consolidated statement of profit or loss and other comprehensive income.

        If the change in estimate results in an increase in the rehabilitation liability and an addition to the carrying value of the asset, the Group considers whether this is an indication of impairment of the asset as a whole, and if so, tests for impairment.

        Over time, the discounted liability is increased for the change in present value based on the discount rates that reflect current market assessments and the risks specific to the liability. The periodic unwinding of the discount is recognised in the consolidated statement of profit or loss and other comprehensive income as part of finance costs. For closed sites, changes to estimated costs are recognised immediately in the consolidated statement of profit or loss and other comprehensive income.

q)    Employee benefits

Wages and salaries

        Liabilities for wages and salaries, including non-monetary benefits expected to be settled within 12 months of the reporting date, are recognised in provisions and other payables in respect of employees' services up to the reporting date. They are measured at the amounts expected to be paid when the liabilities are settled.

Long service leave and annual leave

        The Group does not expect its long service leave or annual leave benefits to be settled wholly within 12 months of each reporting date. The Group recognises a liability for long service leave and annual leave measured as the present value of expected future payments to be made in respect of services provided by employees up to the reporting date using the projected unit credit method. Consideration is given to expected future wage and salary levels, experience of employee departures, and periods of service. Expected future payments are discounted using market yields at the reporting date on high quality corporate bonds with terms to maturity and currencies that match, as closely as possible, the estimated future cash outflows.

Sick leave

        The liability for vesting sick leave is recognised in the provision for employee benefits.

        Consideration is given to the entitlement under the Collective Agreement and expected future wage levels. Expected future payments are discounted using market yields at the reporting date on national government bonds.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

2. Basis of preparation and summary of significant accounting policies (Continued)

r)     Derivatives

        Derivatives are initially recognised at fair value on the date on which the derivative contract is entered into with its parent entity and are subsequently measured at fair value through profit or loss. Derivatives are carried as financial assets when their value is positive and as financial liability when their value is negative.

s)     Financial guarantee contracts

        Financial guarantee contracts are initially measured at their fair value and are subsequently measured at the higher of:

  •
  the amount of the loss allowance determined in accordance with IFRS 9; and

  •
  the amount initially recognised less, where appropriate, the cumulative amount of income recognised in accordance with the revenue recognition policies.

3. Subsidiaries

        The consolidated financial statements of the Group include the following subsidiaries:

	Equity holding
				(Unaudited)

Name of entity	2017	2016	2015	2014
	%	%	%	%
Curragh Coal Sales Co Pty Ltd	100	100	100	100
Curragh Queensland Mining Pty Ltd	100	100	100	100

        All entities listed above are incorporated in Australia and utilise the Australian dollar as their functional currency.

4. Segment information

        The Group operates a metallurgical and steaming coalmine in Queensland's Bowen Basin for the purpose of supplying to export and domestic markets. For management purposes, the Group is organised into one operating segment in Australia.

        All of the Group's activities are interrelated, and discrete financial information is reported to the Chief Executive Officer (Chief Operating Decision Maker) as a single segment. Accordingly, all significant operating decisions are based upon analysis of the Group as one segment.

        As the Group has only one reportable segment, the profit for the segment includes all income and expense items of the Group and the assets of the segment include all of the Group's assets as at balance date.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

4. Segment information (Continued)

        The table below provides information on the geographical location of revenue. Revenue from external customers is allocated to a geography based on the final shipping destination.

				(Unaudited)
	2017 $'000	2016 $'000	2015 $'000	2014 $'000
Japan	569,114	316,697	412,822	394,359
India	464,230	312,316	302,603	316,061
Korea	288,440	130,362	128,686	143,553
Germany	156,619	84,342	67,569	63,799
Australia	127,146	107,381	103,000	116,122
Taiwan	91,540	45,508	46,193	62,956
China	80,492	—	21,655	28,586
Brazil	10,223	8,974	29,175	15,372
Singapore	4,591	—	—	—
France	—	—	7,221	30,528
Pakistan	—	—	14,609	19,596
Switzerland	—	3,591	—	637
Other	114	270	—	565

	1,792,509	1,009,441	1,133,533	1,192,134

        Included within revenue for the segment are customers each year that represent more than 10% of the Group's total revenue annually. The breakdown of revenues generated from these customers, in periods where their turnover was greater than 10%, were as follows:

				(Unaudited)
	2017 $'000	2016 $'000	2015 $'000	2014 $'000
Customer A	391,859	219,743	233,892	233,776
Customer B	n/a	148,862	175,550	161,858
Customer C	n/a	107,381	94,258	n/a
Customer D	201,779	n/a	n/a	124,383

	593,638	475,986	503,700	520,017

5. Capital Management

        The Board of Wesfarmers Limited (Group's ultimate parent entity, during the periods which these financial statements relate), as part of its group capital management objective, reviews the Group's capital structure on an ongoing basis. The Group's objective is to maintain an optimal capital structure which minimises its cost of capital whilst ensuring sustainable future development of the business. In order to adjust the capital structure, the Group may adjust the level of distributions it pays to equity holders.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

6. Revenue and Expenses

				(Unaudited)
	2017 $'000	2016 $'000	2015 $'000	2014 $'000
Revenue from sale of goods
Export coal sales	1,688,020	902,060	1,046,961	1,094,075
Domestic coal sales	104,489	107,381	86,572	98,059

	1,792,509	1,009,441	1,133,533	1,192,134

Royalty expenses
Government mining royalties	(172,151)	(72,190)	(80,006)	(86,611)
Stanwell rebate expense	(191,794)	(59,155)	(102,341)	(73,242)

	(363,945)	(131,345)	(182,347)	(159,853)

        The Stanwell rebate relates to a contractual arrangement entered into by the Group with Stanwell Corporation Limited, a State of Queensland owned electricity generator, which requires payment of a rebate for export coal sold from some of the Group's mining tenements. The rebate obligation is accounted for as an executory contract. Accordingly, the expense is recognised as incurred.

        In November 2016 the Group settled a long standing dispute with Stanwell regarding calculation of the rebates payable. The financial impact of the settlement has been recorded in 2015 financial year, being the year the claim arose.

Other operating income/expense
Unrealised derivative gains/(losses)	47,472	81,770	(50,054)	(106,574)
Realised derivative (losses)/gains	(48,073)	(89,905)	(83,905)	13,198
Gains/(loss) on disposal of property, plant and equipment	(1,031)	174	(1,540)	(11,916)
Rental income	1,441	2,094	3,637	2,947
Other	2,563	3,968	2,052	2,467

	2,372	(1,899)	(129,810)	(99,878)

Employee benefits expense
Wages and salaries	(71,101)	(64,398)	(71,259)	(96,292)
Post-employment benefits expense	(4,798)	(4,452)	(5,246)	(6,766)
Other	(50)	(302)	(180)	(525)

	(75,949)	(69,152)	(76,685)	(103,583)

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

6. Revenue and Expenses (Continued)

Finance costs
Interest expense on borrowings	(46,039)	—	—	—
Loss on measurement of loan carried at amortised cost (refer to note 13)	(191,512)	—	—	—
Interest income	268	1,146	—	—
Unwind of discount rate	(6,322)	(6,153)	(5,621)	(8,175)

	(243,605)	(5,007)	(5,621)	(8,175)

Depreciation and amortisation expense
Depreciation and amortisation expense	(42,198)	(90,107)	(150,191)	(132,233)

	(42,198)	(90,107)	(150,191)	(132,233)

Impairment expense
Impairment of property, plant, equipment (refer to note 18).	—	(780,445)	—	—
Loss allowance recognised on WICET preference security receivable (refer note 9)	—	(19,555)	—	—

	—	(800,000)	—	—

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

7. Tax

				(Unaudited)
	2017 $'000	2016 $'000	2015 $'000	2014 $'000
The major components of tax expense are:
Income tax expense
Current income tax expense
Current income tax charge	101,102	(69,995)	10,878	935
Adjustment relating to prior periods	(10,407)	(13,079)	(438)	2,101
Deferred tax expense
Originating and reversing temporary differences	17,358	(180,343)	(73,296)	59,066
Adjustments relating to prior periods	11,988	13,978	310	(2,012)

Income tax reported in profit and loss	120,041	(249,439)	(62,546)	60,090
Reconciliation of tax expense
Profit/(loss) before tax	157,318	(834,460)	(208,060)	(79,584)

Income tax expense/(benefit) at 30 percent	47,195	(250,338)	(62,418)	(23,875)
Adjustments relating to prior periods	1,584	1,158	(128)	90
Derecognition of deferred tax asset relating to Minerals Resource Rent Tax	—	—	—	83,875
Other non-deductible items	71,262	(259)	—	—

Income tax expense/(benefit) on profit before tax	120,041	(249,439)	(62,546)	60,090
Deferred income tax in balance sheet
Provisions	78,078	74,891	54,157	56,402
Employee benefits	6,121	5,279	4,908	6,031
Accruals and other payables	9,531	5,307	4,018	3,029
Fixed assets	71,413	99,671	(75,531)	(129,053)
Derivatives	4,794	19,035	50,249	28,550
Warehouse stock	(16,203)	(18,019)	(20,665)	(20,358)
Other	1,048	(2,037)	627	174

Net deferred tax assets/(liabilities)	154,782	184,127	17,763	(55,225)

        Deferred income tax, excluding adjustments for prior periods, recognised in the profit and loss relates to the following:

Depreciation, amortisation and impairment	16,273	(189,181)	(53,830)	12,523
Provisions	(4,029)	(21,104)	3,368	(10,356)
Derivatives	14,242	31,213	(15,016)	(31,972)
Derecognition of deferred tax asset relating to Minerals Resource Rent Tax	—	—	—	83,875
Other individually insignificant balances	(9,128)	(1,271)	(7,818)	4,996

Deferred tax expense	17,358	(180,343)	(73,296)	59,066

        For all periods presented the Group formed part of the Wesfarmers tax consolidated Group. As such, the recoverability of the deferred tax assets was assessed at each reporting date in the context of the tax consolidated group (see policy note 2 k). Following the disposal of the Group on 29 March

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

7. Tax (Continued)

2018 by Wesfarmers, the Group left the Wesfarmers Tax Consolidated Group and joined a new tax consolidated group formed by its new parent entity, Coronado Australia Holdings Pty Ltd. In entering a new tax consolidated group, the Group was subject to an allocable cost amount process in order to set the tax cost base of the assets acquired by its new parent entity. This resulted in a net reduction of $22,650,000 to the tax base of assets recognised by the group at acquisition date, subsequent to the date of these financial statements, and as such the impact has not been recognised in these financial statements.

8. Cash and cash equivalents

				(Unaudited)
	2017 $'000	2016 $'000	2015 $'000	2014 $'000
For the purposes of the cash flow statement, cash and cash equivalents comprise the following:
Cash on hand and in transit	—	1	1	1
Cash at bank and on deposit	11,072	6,191	7,003	51,704

	11,072	6,192	7,004	51,705

Reconciliation of net profit/(loss) after tax to net cash flows from operations

Profit /(loss)for the year	37,277	(585,021)	(145,514)	(139,674)
Adjustments for:
Depreciation and amortisation	42,198	90,107	150,191	132,233
Impairment of property, plant and equipment	—	780,445	—	—
Net loss/(gain) on disposal of property, plant and equipment	1,031	(174)	1,540	11,916
Finance costs	237,551	—	—	—
Unwind of discount rate	6,322	6,153	5,621	8,175
Income tax expense/(benefit)	120,041	(249,439)	(62,546)	60,090
(Increase)/decrease in assets
Trade and other receivables	31,448	(137,607)	22,536	35,736
Inventories	(994)	15,782	10,349	(7,752)
Prepayments and other assets	3,606	(6,963)	8,264	(22,612)
Increase/(decrease) in liabilities
Trade and other payables	42,087	28,125	(9,500)	(27,374)
Provisions	10,096	43,489	(20,595)	13,888
Derivatives	(47,472)	(77,588)	45,871	106,574
Other liabilities	(378)	(46)	651	(317)

Net cash from operating activities	482,813	(92,737)	6,868	170,883

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

9. Trade and other receivables

Current
Trade receivables—at amortised cost	102,301	201,989	64,894	100,094
Trade receivables—at fair value through profit or loss	81,281	1,587	10,033	2,178
Reimbursement right and other statutory receivables	22,897	34,352	25,393	20,585

	206,479	237,928	100,320	122,857
Non-current
Receivable	—	—	19,555	19,555

	—	—	19,555	19,555

Ageing of trade receivables past due but not impaired
Past due 0 - 30 days	12,337	21,621	6,258	3,923
More than 30 days	—	—	—	—

	12,337	21,621	6,258	3,923

        Trade receivables generally have terms of up to 60 days. Customers who trade on credit terms are subject to extensive credit verification procedures. For trade receivables carried at amortised cost, the Group determines expected credit losses using a provision matrix approach, based on historical credit loss experience for the debtor's past due status, adjusted as appropriate to reflect current conditions and estimates of future economic conditions. For all periods presented the expected credit loss rate for trade debtors not past due is less than 0.5% and 3% for trade debtors past due. Accordingly, the exposure to credit risk on trade debtors is not significant. With respect to trade receivables that are neither impaired nor past due, there is no indication as of reporting date that the debtors will not meet their payment obligations.

        The table below shows the movement in the loss allowance account for non-current receivables:

				(Unaudited)
	2017 $'000	2016 $'000	2015 $'000	2014 $'000
Opening balance	19,555	—	—	—
Net remeasurement of loss allowance	—	19,555	—	—

Closing balance	19,555	19,555	—	—

10. Inventories

Raw materials and stores	52,508	58,655	67,379	67,081
Work in progress—cost	28,413	19,427	9,219	13,346
Work in progress—NRV	4,170	4,929	2,883	2,855
Finished goods—cost	14,571	16,192	34,644	42,227
Finished goods—NRV	1,644	1,108	1,968	933

Total inventories at the lower of cost and net realisable value	101,306	100,311	116,093	126,442

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

11. Property, plant and equipment

	Leasehold improvements	Freehold land	Plant, vehicles and equipment	Mineral lease and development costs	Total
31 Dec 2017	$'000	$'000	$'000	$'000	$'000
Gross carrying amount at cost	221,034	8,191	1,334,224	869,969	2,433,418
Accumulated depreciation and impairment	(162,390)	—	(1,113,444)	(611,295)	(1,887,129)

Net carrying amount	58,644	8,191	220,780	258,674	546,289

Movement
Opening carrying amount—at cost	56,672	8,191	192,375	274,883	532,121
Additions	6,999	—	43,661	8,501	59,161
Disposals and write-offs	—	—	(2,795)	—	(2,795)
Depreciation and amortisation	(5,027)	—	(12,461)	(24,710)	(42,198)

Net carrying amount at end of year	58,644	8,191	220,780	258,674	546,289

31 Dec 2016
Gross carrying amount at cost	214,035	8,191	1,293,997	861,468	2,377,691
Accumulated depreciation and impairment	(157,363)	—	(1,101,622)	(586,585)	(1,845,570)

Net carrying amount	56,672	8,191	192,375	274,883	532,121

Movement
Opening carrying amount—at cost	143,200	8,191	619,165	517,057	1,287,613
Additions	89	—	33,355	81,438	114,882
Disposals and write-offs	—	—	(717)	—	(717)
Impairment	(77,051)	—	(411,362)	(292,032)	(780,445)
Depreciation and amortisation	(9,566)	—	(48,066)	(31,580)	(89,212)

Net carrying amount at end of year	56,672	8,191	192,375	274,883	532,121

31 Dec 2015
Gross carrying amount at cost	213,946	8,191	1,261,359	780,030	2,263,526
Accumulated depreciation and impairment	(70,746)	—	(642,194)	(262,973)	(975,913)

Net carrying amount	143,200	8,191	619,165	517,057	1,287,613

Movement
Opening carrying amount—at cost	157,468	8,191	661,626	478,388	1,305,673
Additions	232	—	38,871	93,599	132,702
Disposals and write-offs	—	—	(1,542)	—	(1,542)
Depreciation and amortisation	(14,500)	—	(79,790)	(54,930)	(149,220)

Net carrying amount at end of year	143,200	8,191	619,165	517,057	1,287,613

31 Dec 2014 (Unaudited)
Gross carrying amount at cost	213,714	8,191	1,224,030	686,431	2,132,366
Accumulated depreciation and impairment	(56,246)	—	(562,404)	(208,043)	(826,693)

Net carrying amount	157,468	8,191	661,626	478,388	1,305,673

Movement
Opening carrying amount—at cost	164,710	8,191	718,990	345,506	1,237,397
Additions	4,406	—	40,521	168,399	213,326
Disposals and write-offs	(45)	—	(12,772)	—	(12,817)
Depreciation and amortisation	(11,603)	—	(85,113)	(35,517)	(132,233)

Net carrying amount at end of year	157,468	8,191	661,626	478,388	1,305,673

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

11. Property, plant and equipment (Continued)

        Fixed assets are encumbered to the extent set out in note 13.

12. Trade and Other Payables

	2017 $'000	2016 $'000	2015 $'000	(Unaudited) 2014 $'000
Current
Trade payables	18,348	14,222	8,906	8,903
Accruals	156,286	117,101	71,805	105,445
Other payables	1,554	2,778	25,265	1,128

	176,188	134,101	105,976	115,476

13. Borrowings

Current
Related party borrowing—on demand	—	1,490,184	1,320,819	1,216,601

	—	1,490,184	1,320,819	1,216,601

Non-current
Related party borrowing—long term loan	404,441	—	—	—

	404,441	—	—	—

	Interest rate	Facility Limit ($'000)	2017 $'000
Non-current:
Related party AUD facilities	11.5%	AUD 1,995,277	404,441
Related party USD facility	—	USD 220,000	—

Total			404,441

	2017 $'000	2016 $'000	2015 $'000	(Unaudited) 2014 $'000
Current:
Wesfarmers Intercompany loan	—	1,490,184	1,320,819	1,216,601

Total	—	1,490,184	1,320,819	1,216,601

        On 25 January 2017, the Group established borrowing facilities, as shown in the table above, with Wesfarmers. Prior to this, the Group had an intercompany non-interest bearing loan with Wesfarmers which was repayable on-demand. This loan was replaced with a number of finance facilities, which are non-interest bearing and have various maturity dates from January 2020 to January 2027.

        The finance facilities are secured by a fixed and floating charge over the Group's assets.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

13. Borrowings (Continued)

        As at 31 December 2017, the Group had drawn down $1,086,639,000 of the AUD facility used to settle the on demand intercompany loan, and $317,662,000 of the facility was used to cover bank guarantees issued by Wesfarmers on behalf of the Group.

        At 31 December 2017 $590,976,000 of the AUD facility and all of the USD facility remained undrawn and available to be utilised by the Group.

        The above facilities were provided for working capital and other purposes, such as to cover bank guarantees issued on behalf of the Group, primarily to the State Government of Queensland in respect of the Group's rehabilitation obligations.

        Since the above facilities are non-interest bearing and repayable at maturity, the fair value on initial recognition of the amount drawn down under the facility was measured based on the present value of the future cash out flow on maturity, discounted using a market interest rate of 11.5%. The rate of interest applied was determined through an independent quantitative and qualitative assessment of the Group operating on a standalone basis.

        As the financing facilities were provided by the ultimate parent entity at the time, the resulting difference between the fair value of the loan recognised and the face value of loan drawn down was recognised as an equity contribution (refer note 22).

        On 25 August 2017, Curragh repaid $300,000,000 of the term loan facility from the excess cash it had accumulated to that date. The carrying value of the loan (measured at amortised cost) was remeasured on the repayment date using the original effective interest rate and the revised face value. This resulting in a measurement adjustment of $191,512,000 recognised in the consolidated statement of profit or loss and other comprehensive income.

        The fair value of the long term loan at 31 December 2017 was $486,444 compared to its carrying value of $404,441.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

14. Provisions

				(Unaudited)
	2017 $'000	2016 $'000	2015 $'000	2014 $'000
Current
Employee benefits	29,530	25,527	23,640	29,279

	29,530	25,527	23,640	29,279

Non-current
Employee benefits	2,533	2,685	2,583	3,711
Mine and plant rehabilitation	239,238	226,673	179,021	187,228

	241,771	229,358	181,604	190,939

Total provisions	271,301	254,885	205,244	220,218

Mine and plant rehabilitation provision
Carrying amount at beginning of year	226,673	179,021	187,228	153,010
Arising and acquired during the year	7,250	10,323	2,189	(2,775)
Utilised	(274)	(5,434)	(1,503)	(3,612)
Unwind of discount	6,305	5,605	5,256	7,053
Adjustments	(716)	37,158	(14,149)	33,552

Carrying amount at the end of the year	239,238	226,673	179,021	187,228

        Provisions have been calculated using discount rates between two per cent and four per cent (31 December 2016, 2015 and 2014 (Unaudited): between two per cent and four per cent).

Mine and plant rehabilitation

        In accordance with mining lease agreements and Group policies, obligations exist to remediate areas where mining activity has taken place. Work is ongoing at various sites and in some cases will extend over a number of years. Provisions have generally been calculated assuming current technologies. As part of the measurement methodology, the risks are incorporated in the cash flows rather than the discount rates to aid with comparability.

15. Related Party Transactions

        The immediate and ultimate parent of the Group, Wesfarmers Limited, is incorporated in Australia.

        All receivables and payables to and from related parties, except for related party borrowings are made on terms equivalent to those that prevail in arm's length transactions. There have been no guarantees provided to any related party with the exception of the deed of cross guarantee as disclosed in note 19. For the year ended 31 December 2017, 31 December 2016 and 31 December 2015, the

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

15. Related Party Transactions (Continued)

Group has not recorded any impairment of receivables relating to amounts owed by related parties (2014 (Unaudited): nil).

	Sales to related parties				Purchases of goods and services from related parties				Amounts owed by related parties					Amounts owed to related parties
				(Unaudited)				(Unaudited)					(Unaudited)				(Unaudited)
	2017 $'000	2016 $'000	2015 $'000	2014 $'000	2017 $'000	2016 $'000	2015 $'000	2014 $'000	2017 $'000		2016 $'000	2015 $'000	2014 $'000	2017 $'000	2016 $'000	2015 $'000	2014 $'000
Ultimate Parent:
Wesfarmers Limited*	—	—	—	—	1,556	4,780	5,613	19,305	77,264	**	—	—	—	14	—	740	—
Affiliates:
Bullivants	—	—	—	—	355	352	240	268	—		—	—	—	21	35	—	5
Bunnings	—	—	—	—	2	—	—	—	—		—	—	—	—	—	—	—
Blackwoods	—	—	—	—	2,273	1,571	2,224	2,483	—		—	—	—	219	98	—	74
Officeworks	—	—	—	—	22	4	6	9	—		—	—	—	—	2	—	—
Protectory Alsafe	—	—	—	—	—	30	278	617	—		—	—	—	—	—	—	—
QNP	—	—	—	—	41,447	40,274	47,926	44,005	—		—	—	—	3,267	4,004	2,887	2,712
Wesfarmers Federation Insurance	—	—	—	—	17	17	20	23	—		—	—	—	—	—	—	—
Kleenheat Gas	—	—	—	—	—	—	—	8	—		—	—	—	—	—	—	—
Wesfarmers Resources Limited	—	—	—	—	12,114	10,718	13,494	16,098	—		—	—	—	—	—	—	—

	—	—	—	—	57,786	57,746	69,801	82,816	77,264		—	—	—	3,521	4,139	3,627	2,791

*
The balances exclude borrowings and equity transactions with related parties (note 15), derivatives (note 17) and tax funding/sharing arrangements with related parties (note 2k) which are disclosed in the notes to the financial statements.

**
This balance relates to cash held with Wesfarmers within its Internal Funds Management System ("IFMS").

Compensation of key management personnel of the Group

				(Unaudited)
	2017 $	2016 $	2015 $	2014 $
Short-term benefits	3,263,096	4,627,533	4,865,417	4,869,020
Post-employment benefits	87,263	147,910	129,198	134,773
Long-term benefits	1,307,792	793,649	1,905,586	1,917,066
Termination benefits	31,635	542,235	15,343	—

Total compensation paid to key management personnel	4,689,786	6,111,327	6,915,543	6,920,859

        For key management personnel who are not directly employed by the Group but by other related parties, an allocation of compensation is made based on an estimate of time spent working within the Group.

16. Financial Risk Management

        The Group holds financial instruments for the following purposes:

        Financing:    to raise finance for the Group's operations or to invest surplus funds. The principal types of instruments used include: term loans, intercompany loans, bank guarantees, cash and short-term deposits.

        Operational:    The Group's activities generate financial instruments, including cash, trade receivables and trade payables.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

16. Financial Risk Management (Continued)

        Risk management:    to reduce risks arising from the financial instruments described above, the Group enters into derivative financial instruments, including forward exchange contracts.

				(Unaudited)
	2017 $'000	2016 $'000	2015 $'000	2014 $'000
The Group holds the following financial assets and liabilities at reporting date:
Financial assets not measured at fair value
—Cash and cash equivalents	11,072	6,192	7,004	51,705
—Related party receivables	77,264	—	—	—
—Trade and other receivables	102,301	201,989	64,894	100,094
Financial assets at fair value through profit or loss
—Trade receivables	81,281	1,587	10,033	2,178

Financial assets	271,918	209,768	81,931	153,977

Liabilities at amortised cost
—Trade and other payables	176,188	134,101	105,976	115,476
—Borrowings	404,441	1,490,184	1,320,819	1,216,601
Liabilities at fair value through profit and loss
—Foreign exchange derivative liabilities	15,979	63,452	141,040	95,169

Financial liabilities	596,608	1,687,737	1,567,835	1,427,246

        Loans, receivables and cash deposits are initially recognised on the date that they are originated. All other financial assets are recognised initially on the date at which the Group becomes a party to the contractual provisions of the instrument.

        Financial assets and liabilities are offset and the net amount presented in the combined statement of financial position when, and only when, there is a legal right to offset the amounts and intends to either settle on a net basis or to realise the asset and settle the liability simultaneously. There are no offsetting financial positions for the periods presented (2014 (Unaudited): $ 894,000 asset offset).

        All financial liabilities are recognised initially when the contractual provisions of the instrument apply. A financial liability is derecognised when its contractual obligations are discharged, cancelled or expire.

Financial risks

        The Group's activities expose it to a variety of financial risks, including market risk, liquidity risk and credit risk. There have been no changes to the Group's exposure to financial risks or the manner in which these are managed or measured.

Liquidity risk

        Responsibility for managing liquidity risk lies with senior management and the board of directors, who assess the Group's short, medium and long term funding and liquidity requirements. The Group's strategy is to ensure it will have sufficient liquidity to meet its liabilities when due by managing its cash flows and having access to adequate finance facilities.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

16. Financial Risk Management (Continued)

        The Group manages liquidity risk by maintaining its IFMS borrowing and financing facilities provided by Wesfarmers, which is assessed through monitoring the Group's forecast and actual cash flows.

        The following tables analyse the Group's financial liabilities, including net settled derivatives, into relevant maturity periods based on the remaining period at the reporting date to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows and hence will not necessarily reconcile with the amounts disclosed in the balance sheet. This maturity analysis does not include the deed of cross guarantee disclosed in note 19.

	<3 months	3 - 6 months	6 - 12 months	>12 months	Total liability/ (asset)
	$'000	$'000	$'000	$'000	$'000
31 December 2017
Third party trade and other payables	176,188	—	—	—	176,188
Borrowings	—	—	—	1,086,639	1,086,639

Total non-derivatives	176,188	—	—	1,086,639	1,262,827

Net foreign exchange derivative liabilities	5,784	5,752	2,115	2,328	15,979

Total	181,972	5,752	2,115	1,088,967	1,278,806

31 December 2016
Third party trade and other payables	134,101	—	—	—	134,101
Borrowings	1,490,184	—	—	—	1,490,184

Total non-derivatives	1,624,285	—	—	—	1,624,285

Net foreign exchange derivative liabilities	17,520	18,172	12,088	15,672	63,452

Total	1,641,805	18,172	12,088	15,672	1,687,737

31 December 2015
Third party trade and other payables	105,976	—	—	—	105,976
Borrowings	1,320,819	—	—	—	1,320,819

Total non-derivatives	1,426,795	—	—	—	1,426,795

Net foreign exchange derivative liabilities	19,532	27,961	33,394	60,153	141,040

Total	1,446,327	27,961	33,394	60,153	1,567,835

31 December 2014 (Unaudited)
Third party trade and other payables	115,476	—	—	—	115,476
Borrowings	1,216,601	—	—	—	1,216,601

Total non-derivatives	1,332,077	—	—	—	1,332,077

Net foreign exchange derivative liabilities	10,503	12,157	22,694	49,815	95,169

Total	1,342,580	12,157	22,694	49,815	1,427,246

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

16. Financial Risk Management (Continued)

Market risk—Foreign exchange risk

        The Group only operates within Australia, however it is exposed to foreign currency risk from transactions in currencies other than the Australian dollar, predominately the US dollar.

        The Group's exposure to the US dollar at the reporting date was as follows:

				(Unaudited)
	2017 $'000	2016 $'000	2015 $'000	2014 $'000
Financial assets
Cash and cash equivalents	11,072	6,191	7,003	51,704
Receivables	173,869	192,722	64,413	94,385
Financial liabilities
Foreign exchange derivative liabilities	15,979	63,452	141,040	95,169

Foreign currency risk management

        The Group uses different methods to measure and manage different types of risks to which it is exposed. The objective of the Group's policy on foreign exchange risk management is to protect the Group from adverse currency fluctuations. Strategies include monitoring levels of exposure to foreign exchange to ensure exposure is kept to an acceptable level and hedging the risk.

        The Group's foreign currency exposure arises from sales or purchases by an operating entity in currencies other than its functional currency. The Group's export sales are denominated in currencies other than the functional currency of the operating entity making the sale.

Sensitivity to foreign exchange movements

        The sensitivity analysis below shows the impact that a reasonably possible change in foreign exchange rates would have on profit after tax and equity, based solely on the Group's foreign exchange risk exposures existing at the balance sheet date. The Group has used the observed range of actual historical rates for the preceding five-year period, with a heavier weighting placed on recently observed market data, in determining reasonably possible exchange movements to be used for the current year's sensitivity analysis. Past movements are not necessarily indicative of future movements.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

16. Financial Risk Management (Continued)

        The following exchange rates have been used in performing the sensitivity analysis:

Actual 2017	0.78
+10%	0.86
–10%	0.70
Actual 2016	0.72
+10%	0.80
–10%	0.65
Actual 2015	0.73
+10%	0.80
–10%	0.66
Actual 2014 (Unaudited)	0.82
+10%	0.90
–10%	0.74

        The impact on profit and equity is estimated by relating the hypothetical changes in the US dollar exchange rate to the balance of financial instruments at the reporting date. Foreign currency risks arise on account of financial instruments being denominated in a currency that is not the functional currency of the entity holding the financial instrument.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

16. Financial Risk Management (Continued)

        Had the Australian dollar moved against the US dollar, as illustrated in the table above, with all other variables held constant, the Group's profit after tax and other equity would have been affected by the change in value of its financial assets and financial liabilities as shown in the table below.

		AUD/USD +10%		AUD/USD –10%
	USD exposure	Impact on profit / (loss)	Impact on equity	Impact on profit / (loss)	Impact on equity
	$'000	$'000	$'000	$'000	$'000
Year ended 31 December 2017
Financial assets
Cash and cash equivalents	11,072	(704)	—	861	—
Third party trade and other receivables	173,869	(11,065)	—	13,523	—

Net impact		(11,769)	—	14,384	—

Financial liability
Foreign exchange derivative liabilities	15,979	—	—	—	—

Net impact		—	—	—	—

Year ended 31 December 2016
Financial assets
Cash and cash equivalents	6,191	(394)	—	481	—
Third party trade and other receivables	192,722	(12,264)	—	14,990	—

Net impact		(12,658)	—	15,471	—

Financial liability
Foreign exchange derivative liabilities	63,452	—	—	—	—

Net impact		—	—	—	—

Year ended 31 December 2015
Financial assets
Cash and cash equivalents	7,003	(446)	—	545	—
Third party trade and other receivables	64,413	(4,099)	—	5,010	—

Net impact		(4,545)	—	5,555	—

Financial liability
Foreign exchange derivative liabilities	141,040	36,037	—	(55,624)	—

Net impact		36,037	—	(55,624)	—

Year ended 31 December 2014 (Unaudited)
Financial assets
Cash and cash equivalents	51,704	(3,290)	—	4,021	—
Third party trade and other receivables	94,385	(6,006)	—	7,341	—

Net impact		(9,296)	—	11,362	—

Financial liability
Foreign exchange derivative liabilities	95,169	114,877		(156,920)	—

Net impact		114,877		(156,920)	—

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

16. Financial Risk Management (Continued)

Market risk—Commodity price risk

        The Group's exposure to commodity price risk is largely operational and arises largely from coal price fluctuations, which impact its mining operations. The Group's strategy is to not enter into any financial instruments that vary with movements in coal prices. Excluding the foreign exchange risk component, which is managed as part of the Group's overall foreign exchange risk management policies and procedures referred to previously, these exposures are not hedged. A ten per cent increase or decrease in the provisional price applied in the measurement of trade receivables at fair value through profit or loss will impact the fair value, and profit after tax, by the same proportion as noted below:

				(Unaudited)
	2017 $'000	2016 $'000	2015 $'000	2014 $'000
Trade and receivables—at fair value through profit or loss	81,281	1,587	10,033	2,178

10% increase in price	8,128	159	1,003	218
10% decrease in price	(8,128)	(159)	(1,003)	(218)

Market risk—Interest rate risk

        The Group is not exposed to material interest rate risk exposure.

Credit risk

        The Group aims to mitigate the risk that its counterparties will default on their obligations, resulting in a financial loss to the Group, by dealing with creditworthy counterparties. The Group is exposed to credit risk primarily through its receivables balances with customers, cash at bank and intercompany receivables.

        Customers who wish to trade on credit terms are subject to credit verification procedures, including an assessment of their independent credit rating, financial position, past experience and industry reputation. In addition, receivable balances are monitored on an ongoing basis with the result that the Group's exposure to bad debts is not significant. An ageing of trade receivables past due is included in note 9.

        The carrying amount of financial assets recorded in the financial statements, net of any allowance for impairment, represents the Group's maximum exposure to credit risk. This does not include the credit risk exposure on the deed of cross guarantee as disclosed in note 19. Apart of cash held within the IFMS with Wesfarmers, there are no significant concentration of credit risks within the Group.

Fair values of financial instruments

        Management has assessed that the fair values of its cash and cash equivalents; trade and other receivables; and trade and other payables to approximate their carrying amounts largely due to the short-term maturities of these instruments. The intercompany loan as at 31 December 2016, 2015 and 2014 was on demand and therefore the fair value of the loan was equivalent to its carrying value.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

16. Financial Risk Management (Continued)

        The fair values of forward contracts are calculated by reference to forward exchange market rates at reporting date for contracts with similar maturity profiles. The inputs into the valuation include foreign exchange forward rates and interest rate curves.

Valuation of financial instruments

        For all fair value measurements and disclosures, the Group uses the following to categories the method used:

  •
  Level 1: Quoted (unadjusted) market prices in active markets for identical assets or liabilities.

  •
  Level 2: Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.

  •
  Level 3: Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

        The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data is available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs. In determining the fair value of trade receivables and borrowings the Group has used a discounted cash flow model valuation technique.

        All of the Group's financial instruments carried at fair value were valued using market observable inputs (Level 2). The fair value of the long term borrowings disclosed in note 13, was determined using a discounted cash flow model (Level 3 in the fair value hierarchy). The significant unobservable input was the interest rate of 11.5 per cent applied.

17. Derivatives

				(Unaudited)
	2017 $'000	2016 $'000	2015 $'000	2014 $'000
Current
Foreign currency forward contracts	13,650	47,780	80,887	45,354

	13,650	47,780	80,887	45,354

Non-current
Foreign currency forward contracts	2,329	15,672	60,153	49,815

	2,329	15,672	60,153	49,815

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

17. Derivatives (Continued)

	Notional amount	Weighted average forward rate	Asset	Liability
	$'000	$'000	$'000	$'000
Year ended 31 December 2017
Foreign exchange contracts
Sale of USD	USD 126,000	0.78	—	99
Purchases of USD	USD 126,000	0.71	—	15,880

Total derivative liability			—	15,979
Year ended 31 December 2016
Foreign exchange contracts
Sale of USD	USD 387,000	0.81	—	55,328
Purchase of USD	USD 387,000	0.71	—	8,124

Total derivative liability			—	63,452
Year ended 31 December 2015
Foreign exchange contracts
Sale of USD	USD 872,000	0.82	—	130,888
Purchase of USD	USD 427,000	0.71	—	10,152

Total derivative liability			—	141,040
Year ended 31 December 2014 (Unaudited)
Foreign exchange contracts
Sale of USD	USD 1,092,000	0.87	—	96,063
Purchase of USD	USD 15,000	0.86	894	—

Total derivative liability			894	96,063

18. Impairment of non-current assets

Recognised impairment

        The Group represents one CGU for impairment purposes. A $780,445,000 pre-tax impairment was recognised in 2016 in respect of plant, vehicles and equipment. The reduction in the recoverable value of Curragh was the result of a continued deterioration in export coal price forecasts and long-term exchange rate assumptions. The recoverable amount was determined using the life of mine (LOM) discounted cash flow valuation methodology and considers both JORC reserves and JORC resources.

        Refer to note 11 for the class of property, plant and equipment impacted by the impairment.

        Curragh's recoverable value at 31 December 2017, 31 December 2016 and 31 December 2015 approximates its carrying value.

Inputs to impairment calculations

        In determining FVLCOD, the valuation model incorporates the cash flows projected over the LOM. These projections are discounted using a risk-adjusted discount rate commensurate with a typical market participant's assessment of the risk associated with the projected cash flows.

        Discount rates used are based on the weighted average cost of capital determined by prevailing or benchmarked market inputs, risk adjusted where necessary. Other assumptions are determined with

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

18. Impairment of non-current assets (Continued)

reference to external sources of information and use consistent assumptions. Increases in discount rates or changes in other key assumptions, such as operating conditions or financial performance, may cause the recoverable amounts to fall below carrying values.

Key assumptions

        The key assumptions used for assessing the recoverable amount of the Curragh CGU were as follows:

  •
  remaining mine life of approximately 2017: 17 years, 2016: 20 years and 2015: 19 years (2014 (Unaudited): 20 years);

  •
  long-term export coal price estimates sourced from Wood Mackenzie, a global provider of market intelligence to the energy, metals and mining industries;

  •
  AUD/USD exchange rates based on the December forward curve of the spot rate for 2017: 0.77, 2016: 0.72 and 2015: 0.77 (2014 (Unaudited): 0.77);

  •
  mine cash cost escalations of approximately 2017:2.5 per cent, 2016: 2.2 per cent and 2015: 2.5 per cent (2014 (Unaudited): 2.5 per cent) per annum; and

  •
  post-tax discount rate of 2017: 9.9 per cent, 2016: 10.0 per cent and 2015: 11.0 per cent (2014 (Unaudited): 11.0 per cent).

        Any reasonable possible changes in key assumptions may lead to an impairment pre 31 December 2016 and a further impairment or reversal of previous impairment at 31 December 2017.

19. Deed of Cross Guarantee

        The head entity of the Group, Coronado Curragh Pty Ltd, was a party to the Wesfarmers Limited Deed of Cross Guarantee and a member of the Wesfarmers Limited Closed Group up until and including 31 July 2017. With effect from 1 August 2017, Curragh ceased to be a party to the Wesfarmers Limited Deed of Cross Guarantee.

        Each year, the loss allowance for this guarantee was measured at an amount equal to the 12 month ECL as there was no significant increase in the risk of default. Due to the net asset deficiency of the Group for each of the 12 month periods ended 31 December 2016, 2015 and 2014, the 12 month ECL was considered to be insignificant.

20. Earnings per share

				(Unaudited)
	2017	2016	2015	2014
Profit/(loss) attributable to ordinary equity holders ($'000)	37,277	(585,021)	(145,514)	(139,674)
WANOS* used in the calculation of basic EPS (shares)	2	2	2	2
WANOS* used in the calculation of diluted EPS (shares)	2	2	2	2
Basic EPS and diluted EPS ($'000 dollars per share)	18,639	(292,511)	(72,757)	(69,837)

*
Weighted average number of ordinary shares

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

21. Dividends

				(Unaudited)
	2017 $'000	2016 $'000	2015 $'000	2014 $'000
To equity holders	—	—	6,000	20,000
Dividends paid per share	—	—	3,000	10,000

22. Contributed equity

				(Unaudited)
	2017 $'000	2016 $'000	2015 $'000	2014 $'000
Issued and fully paid—2 ordinary shares (par value of $1 each)	—	—	—	—
Equity contribution by Ultimate parent	919,749	—	—	—

Total contributed equity	919,749	—	—	—

        There has been no movement in the Group's shares on issue. The movement in contributed equity relates to an equity contribution from Wesfarmers Limited (ultimate parent entity) as a result of putting in place formal borrowing facilities that are interest free and were drawn down during 2017 (refer note 14).

23. Commitments and contingencies

Operating lease commitments

        The Group has entered into commercial leases on office buildings and equipment. The group has also entered into mining service contracts that include the use of specified equipment which are considered operating leases.

        Future minimum rentals payable under non-cancellable operating leases not included within this financial report were as follows:

				(Unaudited)
	2017 $'000	2016 $'000	2015 $'000	2014 $'000
Within one year	12,276	12,681	13,254	10,897
Greater than one year but not more than five years	34,626	44,679	47,721	42,504
Greater than five years	5,591	8,105	16,500	25,526

	52,493	65,465	77,475	78,927

Capital commitments

        Commitments arising from contracts for capital expenditure contracted for at balance date not included in this financial report were as follows:

Within one year	4,343	3,708	1,800	1,455
Greater than one year but not more than five years	—	—	—	—

	4,343	3,708	1,800	1,455

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

24. Auditors remuneration

				(Unaudited)
	2017 $'000	2016 $'000	2015 $'000	2014 $'000
Ernst & Young- Australia:
Audit of financial report	342	278	285	235
Other services	45	11	11	11

	387	289	296	246

25. Events after balance sheet date

Sale of Curragh

        On 22 December 2017, Wesfarmers Limited announced it had agreed to sell the Group to Coronado Coal Group (the Purchaser") under an agreement which also includes a value share mechanism linked to future metallurgical coal prices (the "Transaction"). The sale was subject to a number of conditions precedent which were all satisfied subsequent to period end, and the sale was completed on 29 March 2018 once the conditions precedent were satisfied.

        As a result of the Transaction, the value of Curragh's net assets (excluding related party loans) was realised of $700,000,000. This constitutes a trigger for the reversal of the previous impairment recognised in 2016 based on an arm's length market value for the entity. During the period ended 29 March 2018 $263,097,000 ($184,167,900 net of tax) was recognised as an impairment reversal in the consolidated statement of profit or loss and other comprehensive income to write up the property plant and equipment to equal the value of the Transaction.

New Stanwell coal supply contract and commitment

        Curragh has a Coal Supply Agreement ("CSA") with Stanwell Corporation Limited ("Stanwell") to supply thermal coal to the Stanwell Power Station. The CSA also provides Curragh with mining rights to the Curragh North Mining Lease. A proportion of the Curragh North Mining Lease, the Stanwell Reserved Area ("SRA"), was reserved for the benefit of Stanwell and could not be mined without Stanwell's consent. Under the CSA, Curragh pays certain rebates to Stanwell on metallurgical coal exported from the Curragh East Mining Area and the Curragh North Mining Area.

        On 14 August 2018, Curragh entered into the Curragh Mine New Coal Supply Deed ("Supply Deed") with Stanwell.

        The Supply Deed grants Curragh the right to mine the coal reserves contained in the SRA and in exchange for these rights Curragh has agreed certain amendments to the CSA and has agreed to enter into a further coal supply agreement, the New Coal Supply Agreement ("NCSA") that will commence on or around the expiry of the CSA (currently expected to expire in 2027).

        The consideration for the access to additional reserves and access to the SRA will be deferred and payable as a discount to thermal coal market value over the term of the NCSA. No export rebates are payable during the term of the NCSA. The net present value of the deferred consideration is approximately $210,000,000.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

25. Events after balance sheet date (Continued)

WICET

        Curragh has an equity interest and user agreement with WICET Holdings Pty Ltd ("WICET") as part of its overall port arrangements. On 11 September 2018 the Supreme Court of New South Wales approved a scheme of arrangement ("Debt Scheme") for WICET's senior secured debt facilities to be amended and its repayment, previously 30 September 2018, to be extended for a further term of 8 years.

Extension of repayment terms—AUD Facility 1

        As part of the sale of Curragh from Wesfarmers Limited to Coronado Group LLC (the "Transaction"), on 29 March 2018 (completion date), Curragh repaid $700,000,000 of the term loan facility from funds provided by Coronado Australia Holdings Pty Ltd (parent entity following the Transaction) and the remaining $386,000,00 of the term loan facility was assigned to Coronado Group LLC by Wesfarmers. All other facilities provided by Wesfarmers were withdrawn on completion date.

        At the same time on the date of completion, Curragh entered into a new cash advance facility loan agreement with Coronado Australia Holdings Pty Ltd for $700,000,000 with a repayment date of 29 March 2028 at a market interest rate of 8.95 per cent.

        On 31 August 2018 the repayment date for AUD facility 1 was extended to 25 January 2068.

        No other matters or circumstances have arisen since the end of the financial year, which are not otherwise dealt with in the financial statements, that have significantly affected or may significantly affect the operations of the Group, the results of those operations or the state of affairs of the Group in subsequent financial years.

26. New and amended Accounting standards and interpretations issued but not yet effective

        The following new and amended accounting standards and interpretations issued but not yet effective are relevant to current operations. They are available for early adoption but have not been applied by the Group in this financial report.

  •
  AASB Interpretation 22—Foreign Currency Transactions and Advance Consideration. This interpretation clarifies the determination of the spot exchange rate on initial recognition of related assets, expenses or income on the derecognition of a non-monetary asset or nonmonetary liability arising from the payment or receipt of advance considerations. The Interpretation is effective for financial years beginning on or after 1 January 2018. The Group is in the process of assessing the potential impact of this interpretation.

  •
  AASB Interpretation Uncertainty over Income Tax Treatments. This interpretation clarifies the application of the recognition and measurement criteria in IAS Income Taxes when there is uncertainty over income tax treatments. The interpretation addresses whether an entity considers uncertain tax treatments separately and how an entity determines taxable profit or loss, tax bases, unused tax losses or tax credits and tax rates. The Interpretation is effective for financial years beginning on or after 1 January 2018. The Group is in the process of assessing the potential impact of this interpretation.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

FOR THE 12 MONTHS ENDED 31 DECEMBER 2017, 2016 AND 2015

26. New and amended Accounting standards and interpretations issued but not yet effective (Continued)

  •
  AASB 15 Revenue from Contracts with Customers (AASB 15). This Standard establishes new principles for reporting information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity's contracts with customers and supersedes a number of current Revenue Standards. The core principle of the Standard is that an entity recognises revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Standard is effective for financial years beginning on or after 1 January 2018. Based on the work performed to date, the Group does not expect the application of AASB 15 to have a material effect on the consolidated net income, balance sheet or cash flows of the Group. The Group is planning to adopt this standard using the modified retrospective approach.

  •
  AASB 16 Leases (AASB 16). This Standard introduces a single lessee accounting model and requires a lessee to recognise assets and liabilities for all leases with a term of more than 12 months, unless underlying asset is of low value. A lessee is required to recognise a right-of-use asset representing its right to use the underlying leased asset and a lease liability representing its obligations to make lease payments. The Standard is effective for financial years beginning on or after 1 January 2019. The Group is currently evaluating the implications of AASB 16. Information on the undiscounted amount of the Group's operating lease commitments under the current leases standard, is disclosed in note 23. Under AASB 16, the present value of these commitments would be shown as a liability on the balance sheet together with an asset representing the right-of-use. The ongoing income statement classification of what is currently predominantly presented as occupancy-related expenses will be split between amortisation and interest expense.

Unaudited Pro Forma Combined Financial Information

        The following unaudited consolidated pro forma statements of operations present the combination of the historical financial statements of Coronado and Curragh, adjusted to give effect to: (1) the Reorganization Transaction (see definition in Note 1 to the unaudited consolidated pro forma statements of operations) and (2) the acquisition of Wesfarmers Curragh Pty Ltd by Coronado (the "Transaction").

        The unaudited consolidated pro forma statement of operations for the year ended December 31, 2018 combine the historical consolidated statement of operations of Coronado and the historical combined statement of operations for Curragh, giving effect to the Reorganization Transaction and the acquisition of Wesfarmers Curragh Pty Ltd by Coronado as if they had been consummated on January 1, 2018. The unaudited consolidated pro forma statement of operations for the year ended December 31, 2017 combine the historical consolidated statement of operations of Coronado and the historical combined statement of operations for Curragh, giving effect to the Reorganization Transaction and the acquisition of Wesfarmers Curragh Pty Ltd by Coronado as if they had been consummated on January 1, 2017. The unaudited consolidated pro forma statement of operations for the year ended December 31, 2017 has been included as a supplementary item. This will facilitate a pro forma comparison between the year ended December 31, 2018 and December 31, 2017 in Management's Discussion and Analysis of Financial Condition and Results of Operations. We believe a discussion of these two periods is more meaningful as it is on a comparable basis.

        The unaudited consolidated pro forma statements of operations do not reflect the costs of any integration activities or benefits. The unaudited pro forma adjustments are based upon current available information and assumptions that Coronado believes to be reasonable. The pro forma adjustments and related assumptions are described in the accompanying notes presented on the following pages.

        The unaudited consolidated pro forma statements of operations are for informational purposes only and are not intended to represent or to be indicative of the actual results of operations or financial position that the combined Coronado and Curragh group would have reported had the transactions been completed as of the dates set forth in the unaudited consolidated pro forma statements of operations and should not be taken as being indicative of Coronado's future consolidated results of operation. The actual results may differ significantly from those reflected in the unaudited consolidated pro forma statements of operations for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited consolidated pro forma statements of operations and actual amounts. As a result, the pro forma consolidated information does not purport to be indicative of what the results of operations would have been had the transaction been completed on the applicable dates of the unaudited consolidated pro forma statements of operations.

        Unaudited consolidated pro forma statement of operations for the year ended December 31, 2018

Unaudited Consolidated pro forma statement of operations

For the year-ended December 31, 2018

(U.S. dollars and AUD in thousands)

				Historical 1 January 2018 to 29 March 2018
		Pro Forma Adjustment Note 2(a) Income tax expense adjustment							Pro Forma adjustments
			Tax effected Pro Forma Coronado Global Resources Inc.			Note 2(c)		Note 2(d)
	Historical Coronado Global Resources Inc.				Note 2(b)
						IFRS to US GAAP Adjustments	Curragh in US GAAP	Curragh in USD and US GAAP	Pro forma adjustments			Consolidated pro forma
				Curragh	Reclassification					Note 2
	USD			AUD	AUD	AUD	AUD	USD	USD			USD
Revenues:
Coal revenues	$1,500,730	—	1,500,730	406,696	—	—	406,696	313,494	—			$1,814,224
Coal revenues from related parties	444,870	—	444,870	—	—	—	—	—	—			444,870
Other Revenues	34,904	—	34,904	—	—	—	—	—	3,006	(e	)	37,910

Total Revenues	1,980,504	—	1,980,504	406,696	—	—	406,696	313,494	3,006			2,297,004
Cost and expenses:
Cost of coal revenues (exclusive of items shown separately below)	991,994	—	991,994	204,132	(15,367)	—	188,765	145,506	—			1,137,500
Depreciation, depletion and amortization	162,117	—	162,117	—	16,971	1,525	18,496	14,257	7,977	(f	)	184,352
Freight expense	117,699	—	117,699	—	47,769	—	47,769	36,822	—			154,521
Stanwell rebate	127,692	—	127,692	—	55,949	—	55,949	43,127	—			170,819
Other royalty expenses	181,715	—	181,715	93,886	(55,949)	—	37,937	29,243	—			210,958
Impairment	—	—	—	(263,097)	—	263,097	—	—	—			—
Selling, general, and administrative expenses	66,207	—	66,207	50,098	(47,769)	—	2,329	1,795	(38,101)	(g	)	29,901

Total costs and expenses	1,647,424	—	1,647,424	85,019	1,604	264,622	351,245	270,750	(30,124)			1,888,051

Operating income	333,080	—	333,080	321,677	(1,604)	(264,622)	55,451	42,744	33,130			408,953

Other income (expenses):
Interest income	2,029	—	2,029	—	—	—	—	—	—			2,029
Interest expense	(60,007)	—	(60,007)	(444,895)	1,604	—	(443,291)	(341,703)	336,058	(h	)	(65,652)
Loss on debt extinguishment	(58,085)	—	(58,085)	—	—	—	—	—	3,905	(i	)	(54,180)
Other, net	(27,216)	—	(27,216)	10,098	—	—	10,098	7,784	15,695	(j	)	(3,737)

Total other income (loss), net	(143,279)	—	(143,279)	(434,797)	1,604	—	(433,193)	(333,919)	355,658			(121,540)

Income before tax	189,801	—	189,801	(113,120)	—	(264,622)	(377,742)	(291,175)	388,788			287,413
Income tax expense	(75,212)	(21,190)	(96,402)	(102,443)	—	79,387	(23,056)	(17,772)	(4,314)	(k	)	(118,488)

Net income	114,589	(21,190)	93,399	(215,563)	—	(185,235)	(400,798)	(308,947)	384,474			168,925

Less: Net loss attributable to noncontrolling interest	(92)	—	(92)	—	—	—	—	—	—			(92)

Net income (loss) attributable to Coronado Global Resources Inc.	114,681	(21,190)	93,491	(215,563)	—	(185,235)	(400,798)	(308,947)	384,474			169,017

Earnings per share of common stock
Basic	$0.21	—	0.97	—	—	—	—	—	—			$1.75
Diluted	$0.21	—	0.97	—	—	—	—	—	—			$1.75
Average common shares outstanding
Basic	$96,651,692	—	96,651,692	—	—	—	—	—	—			96,651,692
Diluted	$96,656,067	—	96,656,067	—	—	—	—	—	—			96,656,067

See accompanying notes to the unaudited consolidated statement of operations.

Note 1. Basis of Preparation

        The accompanying unaudited consolidated pro forma statement of operations was prepared in accordance with Article 11 of Regulation S-X and present the pro forma combined results of operations of Coronado based upon the historical financial statements of each of Coronado and Curragh, after giving effect to the Transaction and change in tax status, and are intended to reflect the impact of the Transaction and change in tax status on Coronado's statement of operations. The accompanying unaudited consolidated pro forma statement of operations has been prepared using, and should be read in conjunction with the audited consolidated financial statements of Coronado for the year ended December 31, 2018. Assumptions and estimates underlying the pro forma adjustments are described in these notes.

        The accompanying unaudited consolidated pro forma statement of operations is presented for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by Coronado if the Transaction had been consummated as of the beginning of the periods presented or that will be achieved in the future. The unaudited consolidated pro forma statement of operations does not reflect the costs of any integration activities or benefits that may result from realization of synergies expected to result from the Transaction. In addition, throughout the period presented in the unaudited consolidated pro forma statement of operations until the date of acquisition on March 29, 2018, the operations of Curragh were conducted and accounted for as part of the former shareholder. Curragh's unaudited combined financial information has been derived from the former shareholder's historical accounting records and reflect certain allocations of direct costs and expenses. All of the allocations and estimates in such financial information are based on assumptions that the management of the former shareholder believes are reasonable. In the opinion of management, the unaudited consolidated pro forma statement of operations includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the period presented. Curragh's financial information does not necessarily represent the financial position of Curragh had it been operated as a stand-alone company during the period.

        The unaudited consolidated pro forma statement of operations combines the historical consolidated statement of operations of Coronado for the year ended December 31, 2018 and the unaudited combined financial information of Wesfarmer's Curragh Pty Ltd for the 3 months ended March 29, 2018, giving effect to the Transaction and change in tax status as if both had been consummated on January 1, 2018.

Note 2. Income Statement Adjustments

        The unaudited consolidated pro forma statement of operations reflects the following adjustments ($ in thousands):

(A)
Income tax expense adjustment

        Coronado Global Resources Inc. was formed on August 13, 2018 by conversion of Coronado Group HoldCo LLC, from a limited liability company to a corporation. Coronado Group HoldCo LLC was a wholly-owned subsidiary of Coronado Group LLC ("Coronado LLC"), a Delaware limited liability company.

Note 2. Income Statement Adjustments (Continued)

        During the year ended December 31, 2018, Coronado LLC and Coronado Global Resources Inc. completed a common control reorganization of their legal entity structure (the "Reorganization Transaction"). In connection with the Reorganization Transaction:

        Coronado Group HoldCo LLC was converted into Coronado Global Resources Inc., a Delaware corporation to consolidate Coronado Coal Corporation and Coronado Australia Holdings Pty Ltd under common ownership.

        Coronado LLC contributed all membership interest in the US LLC's to Coronado Coal Corporation, a wholly-owned subsidiary of Coronado Global Resources Inc.

        Immediately following the Reorganization Transaction, Coronado Global Resources Inc. held all the interests of Coronado Australia Holdings Pty Ltd and Coronado Coal Corporation and remained a subsidiary of Coronado LLC, owned by funds managed by The Energy & Minerals Group ("EMG") and members of Coronado management. Due to the Reorganization Transaction, the US-based business of the Company effectively became a taxable on September 19, 2018, the day Coronado LLC contributed all membership interests in the US LLC's to Coronado Coal Corporation.

        This adjustment reflects the Reorganization Transaction as if it occurred on January 1, 2018, making the entire entity taxable at that point in time. See Note 6 of the December 31, 2018 audited financial statements of Coronado for further details on this pro forma adjustment.

(B)
Reclassifications

        These adjustments represent reclassifications to conform the accounting presentation of Curragh's financial statements to Coronado's financial statements.

(C)
IFRS to US GAAP adjustments (in AUD)

        Impairment was adjusted as follows:

December 31, 2018
Elimination of Curragh's impairment reversal(1)	263,097

Total IFRS to US GAAP adjustment to impairment expense	263,097

(1)
Represents the removal of the IFRS impairment reversal consistent with pushing back the US GAAP acquisition fair values to January 1, 2018 and the prohibition under US GAAP of the reversal of impairment expense.

        Depreciation, depletion and amortization was adjusted as follows:

December 31, 2018
Adjustment to accretion of Curragh asset retirement obligation(1)	1,525

Total IFRS to US GAAP adjustment to depreciation, depletion and amortization expense	1,525

(1)
Under US GAAP, a company-specific risk adjusted discount rate is used which is higher than the discount rate required by IFRS. The higher discount rate under US GAAP reduces the ARO booked initially and results in a higher accretion expense each period as the discounted ARO balance increases.

Note 2. Income Statement Adjustments (Continued)

        See Note K for discussion of the calculation of the income tax expense.

(D)
USD translation rate

        In order to translate the Curragh AUD results into USD, an exchange rate of .7708 was utilized. This represents the average exchange rate for the period from January 1, 2018 to June 30, 2018.

(E)
Other revenues

        Other revenues were adjusted as follows:

December 31, 2018
Amortization of the Stanwell below market CSA(1)	3,006

Total pro forma adjustment to other revenues	3,006

(1)
Relates to the amortization of the Stanwell below market CSA. The Stanwell below market CSA represents the fair value attributable to the Australian coal supply obligation arising from the Coronado Curragh business combination.
(F)
Depreciation, depletion and amortization

        Depreciation, depletion and amortization were adjusted as follows:

December 31, 2018
Adjustment to depreciation of Curragh assets acquired(1)	7,977

Total pro forma adjustment to depreciation, depletion and amortization	7,977

(1)
Represents the adjustment to Curragh's historical depreciation and amortization as a result of preliminary fair value adjustments to the acquired depreciable assets, mineral reserves and amortizable intangible assets.
(G)
Selling, general and administrative

        Selling, general and administrative expenses were adjusted as follows:

December 31, 2018
Transaction costs(1)	(38,101)

Total pro forma adjustment to selling, general and administrative expenses	(38,101)

(1)
Relates to advisory and legal fees incurred in the year ended December 31, 2018, which are directly attributable to the Transaction, but which are not expected to have a continuing impact on results following the consummation of the Transaction.

Note 2. Income Statement Adjustments (Continued)

(H)
Interest expense

        Interest expense was adjusted as follows:

December 31, 2018
Eliminate intercompany interest expense(1)	341,702
Reversal of Bank of American Term Loan(2)	3,828
Recognition of DB Term Loan interest expense(3)(4)	(8,117)
Amortization of DB Term Loan debt issuance costs and discount(5)	(1,355)

Total pro forma adjustment to interest expense	336,058

(1)
Represents the removal of the historical interest charge in relation to an intercompany loan Curragh had with its previous shareholder which was assigned to Coronado upon acquisitions and is therefore eliminated in consolidation.

(2)
Represents the reversal of interest expense related to the Bank of America Term Loan on Coronado's Statement of Operations. This loan was extinguished on March 29, 2018 in conjunction with the acquisition of Curragh. In order to represent the financing in-place as if the acquisition occurred on January 1, 2018, the effects of this note have been removed.

(3)
Represents additional interest expense related to the DB Term Loan. This $700 million loan, established on March 29, 2018, was used to partially finance the acquisition of Curragh and the additional interest charge reflects this loan as if it were in existence on January 1, 2018. The assumed interest rate for the three months to March 29, 2018 was 8.802%, representing LIBOR plus a 6.5% spread. This is the actual interest rate of the loan at origination. Due to the proximity of the assumed origination (January 1, 2018) and the actual origination (March 29, 2018) as well as the fact the loan was extinguished on October 24, 2018, the interest rate at March 29, 2018 was determined to be representative and more meaningful for the pro forma adjustment than utilizing the current rate.

(4)
For each one-eighth of 1% change in estimated interest rate associated with the $700 million DB Term Loan, interest expense would increase or decrease by $.4 million for the year ended December 31, 2018.

(5)
Represents the additional amortization of debt issuance costs and the debt discount associated with the DB Term Loan.

Note 2. Income Statement Adjustments (Continued)

(I)
Loss on debt extinguishment

        Loss on debt extinguishment was adjusted as follows:

December 31, 2018
Reversal of debt extinguishment related to the Bank of America Term Loan(1)	3,905

Total pro forma adjustment to loss on debt extinguishment expense	3,905

(1)
Represents the reversal of the debt extinguishment expense related to the Bank of America Term Loan on Coronado's Statement of Operations. This loan was extinguished on March 29, 2018 in conjunction with the acquisition of Curragh. In order to represent the financing in-place as if the acquisition occurred on January 1, 2018, the effects of this note have been removed.
(J)
Other, net

        Other, net was adjusted as follows:

December 31, 2018
Transaction costs(1)	15,695

Total pro forma adjustment to selling, general and administrative expenses	15,695

(1)
Relates to the loss on Fx swap incurred in the year ended December 31, 2018, which is directly attributable to the Transaction as it locked in the USD exchange rate in advance of the purchase of Curragh. This loss on Fx swap is not expected to have a continuing impact on results following the consummation of the Transaction.
(K)
Income tax expense

        For purposes of the unaudited pro forma condensed combined financial statements, an Australian statutory tax rate of approximately 30% has been used for pro forma adjustments related to Curragh. A US blended statutory tax rate (Federal and State) of approximately 27% has been used for pro forma adjustments related to the US LLC's. This does not reflect Coronado's effective tax rate, which will include other tax items such as state and foreign taxes as well as other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact Coronado following the consummation of the Transaction.

        Unaudited consolidated pro forma statement of operations for the year ended December 31, 2017

Unaudited Consolidated pro forma statement of operations

For the year-ended December 31, 2017

(U.S. dollars and AUD in thousands)

				Historical
								Note 2(d)
		Pro Forma Adjustment Note 2(a) Income tax expense adjustment				Note 2(c)			Pro Forma adjustments
			Tax effected Pro Forma Coronado Global Resources Inc.					Curragh in USD and US GAAP
	Historical Coronado Global Resources Inc.				Note 2(b)	IFRS to US GAAP Adjustments
							Curragh in US GAAP		Pro forma adjustments		Consolidated pro forma
				Curragh	Reclassification					Note 2
	USD			AUD	AUD	AUD	AUD	USD	USD		USD
Revenues:
Coal revenues	$384,722	—	384,722	1,792,509	—	—	1,792,509	1,373,824	—		$1,758,546
Coal revenues from related parties	371,663	—	371,663	—	—	—	—	—	—		371,663
Other Revenues	11,859	—	11,859	—	—	—	—	—	31,443	(e)	43,302

Total Revenues	768,244	—	768,244	1,792,509	—	—	1,792,509	1,373,824	31,443		2,173,511
Cost and expenses:
Cost of coal revenues (exclusive of items shown separately below)	463,638	—	463,638	829,674	(34,790)	—	794,884	609,219	—		1,072,857
Depreciation, depletion and amortization	75,503	—	75,503	—	48,520	7,398	55,918	42,857	47,219	(f)	165,579
Freight expense	15,880	—	15,880	—	189,170	—	189,170	144,985	—		160,865
Stanwell rebate	—	—	—	—	191,794	—	191,794	146,996	—		146,996
Other royalty expenses	39,665	—	39,665	363,946	(191,794)	—	172,152	131,942	—		171,607
Impairment	—	—	—	—	—	—	—	—	—		—
Selling, general, and administrative expenses	21,793	—	21,793	200,340	(196,578)	—	3,762	2,883	—		24,676

Total costs and expenses	616,479	—	616,479	1,393,960	6,322	7,398	1,407,680	1,078,882	47,219		1,742,580

Operating income	151,765	—	151,765	398,549	(6,322)	(7,398)	384,829	294,942	(15,776)		430,931

Other income (expenses):
Interest income	168	—	168	268	—	—	268	205	—		373
Interest expense	(10,123)	—	(10,123)	(243,872)	6,322	—	(237,550)	(182,064)	123,946	(g)	(68,241)
Loss on debt extinguishment	—	—	—	—	—	—	—	—	—		—
Other, net	473	—	473	2,372	—	—	2,372	1,818	—		2,291

Total other income (loss), net	(9,482)	—	(9,482)	(241,232)	6,322	—	(234,910)	(180,041)	123,946		(65,577)

Income before tax	142,283	—	142,283	157,317	—	(7,398)	149,919	114,901	108,170		365,354
Income tax expense	—	(58,336)	(58,336)	(120,040)	—	2,219	(117,821)	(90,301)	21,142	(h)	(127,495)

Net income	142,283	(58,336)	83,947	37,277	—	(5,179)	32,098	24,600	129,312		237,859

Less: Net loss attributable to noncontrolling interest	(70)	—	(70)	—	—	—	—	—	—		(70)

Net income (loss) attributable to Coronado Global Resources Inc.	$142,353	(58,336)	84,017	37,277	—	(5,179)	32,098	24,600	129,312		237,929

See accompanying notes to the unaudited consolidated statement of operations.

Note 1. Basis of Preparation

        We are providing the following information on a supplemental basis. The accompanying unaudited consolidated pro forma statement of operations was prepared in accordance with Article 11 of Regulation S-X and presents the pro forma combined results of operations of Coronado based upon the historical financial statements of each of Coronado and Curragh, after giving effect to the Transaction and change in tax status, and are intended to reflect the impact of the Transaction and change in tax status on Coronado's statement of operations. The accompanying unaudited consolidated pro forma statement of operations has been prepared using, and should be read in conjunction with the audited consolidated financial statements of Coronado for the year ended December 31, 2017 and the audited consolidated financial statements of Wesfarmer's Curragh Pty Ltd for the year ended December 31, 2017 included elsewhere in this registration statement. Assumptions and estimates underlying the pro forma adjustments are described in these notes.

        The accompanying unaudited consolidated pro forma statement of operations is presented for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by Coronado if the Transaction had been consummated as of the beginning of the periods presented or that will be achieved in the future. The unaudited consolidated pro forma statement of operations does not reflect the costs of any integration activities or benefits that may result from realization of synergies expected to result from the Transaction. In addition, throughout the period presented in the unaudited consolidated pro forma statement of operations, the operations of Curragh were conducted and accounted for as part of the former shareholder. Curragh's audited consolidated financial statements have been derived from the former shareholder's historical accounting records and reflect certain allocations of direct costs and expenses. All of the allocations and estimates in such financial statements are based on assumptions that the management of the former shareholder believes are reasonable. In the opinion of management, the unaudited consolidated pro forma statement of operations includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the period presented. Curragh's financial statements do not necessarily represent the financial position of Curragh had it been operated as a stand-alone company during the period.

        The unaudited consolidated pro forma statement of operations combines the historical consolidated statement of operations of Coronado for the year ended December 31, 2017 and the audited consolidated financial statements of Wesfarmer's Curragh Pty Ltd for the year ended December 31, 2017, giving effect to the Transaction and change in tax status as if it had been consummated on January 1, 2017.

        We believe that a comparison of the Coronado's pro forma results for the year ended December 31, 2018, included elsewhere in this Registration Statement, to the Coronado pro forma results for the year ended December 31, 2017 provides useful information because it reflects the business operations on a more comparable basis.

Note 2. Income Statement Adjustments

        The unaudited consolidated pro forma statement of operations reflects the following adjustments ($ in thousands):

(A)
Income tax expense adjustment

        Coronado Global Resources Inc. was formed on August 13, 2018 by conversion of Coronado Group HoldCo LLC, from a limited liability company to a corporation. Coronado Group HoldCo LLC was a wholly-owned subsidiary of Coronado Group LLC ("Coronado LLC"), a Delaware limited liability company.

Note 2. Income Statement Adjustments (Continued)

        During the year ended December 31, 2018, Coronado LLC and Coronado Global Resources Inc. completed a common control reorganization of their legal entity structure (the "Reorganization Transaction"). In connection with the Reorganization Transaction:

        Coronado Group HoldCo LLC was converted into Coronado Global Resources Inc., a Delaware corporation to consolidate Coronado Coal Corporation and Coronado Australia Holdings Pty Ltd under common ownership.

        Coronado LLC contributed all membership interest in the US LLC's to Coronado Coal Corporation, a wholly-owned subsidiary of Coronado Global Resources Inc.

        Immediately following the Reorganization Transaction, Coronado Global Resources Inc. held all the interests of Coronado Australia Holdings Pty Ltd and Coronado Coal Corporation and remained a subsidiary of Coronado LLC, owned by funds managed by The Energy & Minerals Group ("EMG") and members of Coronado management. Due to the Reorganization Transaction, the US-based business of the Company effectively became a taxable on September 19, 2018, the day Coronado LLC contributed all membership interests in the US LLC's to Coronado Coal Corporation.

        This adjustment reflects the Reorganization Transaction as if it occurred on January 1, 2017, making the entire entity taxable at that point in time. For the purposes of calculating the pro forma income tax adjustment, a US blended statutory rate (Federal and State) of 41% was utilized. This does not reflect Coronado's effective tax rate, which will include other tax items such as state and foreign taxes as well as other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact Coronado following the consummation of the Transaction.

(B)
Reclassifications

        These adjustments represent reclassifications to conform the accounting presentation of Curragh's financial statements to Coronado's financial statements.

(C)
IFRS to US GAAP adjustments (in AUD)

        Depreciation, depletion and amortization was adjusted as follows:

December 31, 2017
Adjustment to accretion of Curragh asset retirement obligation(1)	7,398

Total IFRS to US GAAP adjustment to depreciation, depletion and amortization expense	7,398

        Under US GAAP, a company-specific risk adjusted discount rate is used which is higher than the discount rate required by IFRS. The higher discount rate under US GAAP reduces the ARO booked initially and results in a higher accretion expense each period as the discounted ARO balance increases.

        See Note H for discussion of the calculation of the income tax expense.

(D)
USD translation rate

        In order to translate the Curragh AUD results into USD, an exchange rate of .7664 was utilized. This represents the average exchange rate for the period from January 1, 2017 to December 31, 2017.

Note 2. Income Statement Adjustments (Continued)

(E)
Other revenues

        Other revenues were adjusted as follows:

December 31, 2017
Amortization of the Stanwell below market CSA(1)	31,443

Total pro forma adjustment to other revenues	31,443

(1)
Relates to the amortization of the Stanwell below market CSA. The Stanwell below market CSA represents the fair value attributable to the Australian coal supply obligation arising from the Coronado Curragh business combination.
(F)
Depreciation, depletion and amortization

        Depreciation, depletion and amortization were adjusted as follows:

December 31, 2017
Adjustment to depreciation of Curragh assets acquired(1)	47,219

Total pro forma adjustment to depreciation, depletion and amortization	47,219

(1)
Represents the adjustment to Curragh's historical depreciation and amortization as a result of preliminary fair value adjustments to the acquired depreciable assets, mineral reserves and amortizable intangible assets.
(G)
Interest expense

        Interest expense was adjusted as follows:

December 31, 2017
Eliminate intercompany interest expense(1)	182,064
Reversal of Bank of American Term Loan(2)	9,333
Recognition of DB Term Loan interest expense(3)(4)	(62,284)
Amortization of DB Term Loan debt issuance costs and discount(5)	(5,167)

Total pro forma adjustment to interest expense	123,946

(1)
Represents the removal of the historical interest charge in relation to an intercompany loan Curragh had with its previous shareholder which was assigned to Coronado upon acquisitions and is therefore eliminated in consolidation.

(2)
Represents the reversal of interest expense related to the Bank of America Term Loan on Coronado's Statement of Operations. This loan was extinguished on March 29, 2018 in conjunction with the acquisition of Curragh. In order to represent the financing in-place as if the acquisition occurred on January 1, 2017, the effects of this note have been removed.

(3)
Represents additional interest expense related to the DB Term Loan. This $700 million loan, established on March 29, 2018, was used to partially finance the acquisition of

Note 2. Income Statement Adjustments (Continued)

  Curragh and the additional interest charge reflects this loan as if it were in existence on January 1, 2017. The assumed interest rate for the year-ended December 31, 2017 was 8.802%, representing LIBOR plus a 6.5% spread. This is the actual interest rate of the loan at origination. Due to the fact that this loan was extinguished on October 24, 2018 this rate was determined to be representative and consistent for the pro forma adjustment and more meaningful than utilizing the current rate.

(4)
For each one-eighth of 1% change in estimated interest rate associated with the $700 million DB Term Loan, interest expense would increase or decrease by $.8 million for the year ended December 31, 2017.

(5)
Represents the additional amortization of debt issuance costs and the debt discount associated with the DB Term Loan.
(H)
Income tax expense

        For purposes of the unaudited pro forma condensed combined financial statements, an Australian statutory tax rate of approximately 30% has been used for pro forma adjustments related to Curragh. A US blended statutory tax rate (Federal and State) of approximately 41% has been used for pro forma adjustments related to the US LLC's. This does not reflect Coronado's effective tax rate, which will include other tax items such as state and foreign taxes as well as other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact Coronado following the consummation of the Transaction.